Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261512

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Zendesk Stockholders and Momentive Stockholders:

On October 28, 2021, Zendesk, Inc., which is referred to as “Zendesk,” Milky Way Acquisition Corp., a wholly owned subsidiary of Zendesk, which is referred to as “Merger Sub,” and Momentive Global Inc., which is referred to as “Momentive,” entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the “merger agreement,” that provides for the acquisition of Momentive by Zendesk. Upon the terms and subject to the conditions set forth in the merger agreement, Zendesk will acquire Momentive through a merger of Merger Sub with and into Momentive, which is referred to as the “merger,” with Momentive continuing as the surviving corporation and as a wholly owned subsidiary of Zendesk.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each outstanding share of common stock, par value $0.00001 per share, of Momentive, which is referred to as “Momentive common stock,” (subject to certain exceptions set forth in the merger agreement) will be converted into the right to receive 0.225, which number is referred to as the “exchange ratio,” of a share of common stock, par value $0.01 per share, of Zendesk, which is referred to as “Zendesk common stock,” with a cash payment (without interest and less any applicable withholding taxes) for any fractional shares of Zendesk common stock resulting from the calculation. Zendesk stockholders will continue to own their existing shares of Zendesk common stock.

The exchange ratio is fixed and will not be adjusted for changes in the market price of either Zendesk common stock or Momentive common stock prior to the effective time of the merger. As a result, the number of shares of Zendesk common stock that Momentive stockholders will receive as consideration in the merger is fixed and will not change. However, the market value of the consideration payable to Momentive stockholders in the merger will fluctuate with the market price of Zendesk common stock. Zendesk common stock is traded on the New York Stock Exchange, which is referred to as “NYSE,” under the symbol “ZEN.” Momentive common stock is traded on the Nasdaq Global Select Market under the symbol “MNTV.” Based on the closing price of Zendesk common stock on NYSE of $103.53 on January 3, 2022, the latest practicable trading day prior to the date of the accompanying joint proxy statement/prospectus, the implied value of the consideration payable to Momentive stockholders in the merger was approximately $23.29 per share of Momentive common stock.

Based on the number of shares of Zendesk common stock and Momentive common stock outstanding on January 3, 2022, the latest practicable date prior to the date of the accompanying joint proxy statement/prospectus, it is expected that Zendesk will issue approximately 33.8 million shares of Zendesk common stock in the merger and, upon completion of the merger, the current Zendesk stockholders are expected to own approximately 78% of the outstanding shares of Zendesk common stock and former Momentive stockholders are expected to own approximately 22% of the outstanding shares of Zendesk common stock.

Zendesk and Momentive will each hold a special meeting of their respective stockholders to vote on the proposals necessary to complete the merger. Such special meetings are referred to as the “Zendesk special meeting” and the “Momentive special meeting,” respectively. We encourage you to obtain current quotes for both Zendesk common stock and Momentive common stock before voting at the Zendesk special meeting or the Momentive special meeting.

At the Zendesk special meeting, Zendesk stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of shares of Zendesk common stock to Momentive stockholders in connection with the merger, which proposal is referred to as the “Zendesk share issuance proposal,” and (ii) a proposal to approve the adjournment of the Zendesk special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Zendesk special meeting to approve the Zendesk share issuance proposal. The Zendesk board of directors unanimously recommends that Zendesk stockholders vote “FOR” each of the proposals to be considered at the Zendesk special meeting.

At the Momentive special meeting, Momentive stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which proposal is referred to as the “Momentive merger proposal,” (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Momentive named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, and (iii) a proposal to approve the adjournment of the Momentive special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Momentive special meeting to approve the Momentive merger proposal. The Momentive board of directors unanimously recommends that Momentive stockholders vote “FOR” each of the proposals to be considered at the Momentive special meeting.

We cannot complete the merger unless the Zendesk share issuance proposal is approved by Zendesk stockholders and the Momentive merger proposal is approved by Momentive stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to virtually attend your company’s respective special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares at the applicable special meeting.

The accompanying joint proxy statement/prospectus provides you with important information about Zendesk, Momentive, the merger, the merger agreement and the special meetings. We encourage you to read the entire document carefully, in particular the information under “Risk Factors” beginning on page 34 for a discussion of material risks relevant to the merger.

We look forward to the successful completion of the merger.

Sincerely,

Mikkel Svane Chair of the Board of Directors and Chief Executive Officer Zendesk, Inc.	Zander Lurie Chief Executive Officer and Director Momentive Global Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Zendesk common stock to be issued in connection with the merger or passed upon the adequacy or accuracy of the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated January 7, 2022 and is first being mailed to Zendesk stockholders and Momentive stockholders on or about January 10, 2022.

Zendesk, Inc.

989 Market Street

San Francisco, California 94103

(415) 418-7506

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 25, 2022

Notice is hereby given that Zendesk, Inc., which is referred to as “Zendesk,” will hold a special meeting of its stockholders, which is referred to as the “Zendesk special meeting,” virtually via live webcast on February 25, 2022, beginning at 10:00 a.m. Pacific Time.

Zendesk stockholders will be able to virtually attend and vote at the Zendesk special meeting by visiting www.cesonlineservices.com/zen22_vm, which is referred to as the “Zendesk special meeting website.” To attend the Zendesk special meeting, you must pre-register at www.cesonlineservices.com/zen22_vm by 10:00 a.m. Pacific Time on February 24, 2022.

The Zendesk special meeting will be held for the purpose of Zendesk stockholders considering and voting on the following proposals:

1.

to approve the issuance of shares of Zendesk common stock to the stockholders of Momentive Global Inc., which is referred to as “Momentive,” in connection with the merger contemplated by the Agreement and Plan of Merger, dated October 28, 2021, as it may be amended from time to time, which is referred to as the “merger agreement,” by and among Zendesk, Milky Way Acquisition Corp., a wholly owned subsidiary of Zendesk, and Momentive, which issuance is referred to as the “share issuance” and which proposal is referred to as the “Zendesk share issuance proposal”; and

2.

to approve the adjournment of the Zendesk special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Zendesk special meeting to approve the Zendesk share issuance proposal, which proposal is referred to as the “Zendesk adjournment proposal.”

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

Only Zendesk stockholders of record at the close of business on January 3, 2022, the record date for the Zendesk special meeting, which is referred to as the “Zendesk record date,” are entitled to notice of and to vote at the Zendesk special meeting and any adjournments or postponements thereof.

The Zendesk board of directors has unanimously determined that the merger and the share issuance, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Zendesk and its stockholders, and has approved the merger agreement and the transactions contemplated thereby, including the merger and the share issuance. Accordingly, the Zendesk board of directors unanimously recommends that Zendesk stockholders vote:

•	“FOR” the Zendesk share issuance proposal; and

•	“FOR” the Zendesk adjournment proposal.

Your vote is very important, regardless of the number of shares of Zendesk common stock you own. The parties cannot complete the merger unless the Zendesk share issuance proposal is approved by Zendesk stockholders. Assuming a quorum is present at the Zendesk special meeting, approval of the Zendesk share issuance proposal requires the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal.

Whether or not you plan to virtually attend the Zendesk special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares of Zendesk common stock at the Zendesk special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Zendesk stockholders entitled to vote at the Zendesk special meeting will be available at Zendesk’s headquarters during regular business hours for examination by any Zendesk stockholder for any purpose germane to the Zendesk special meeting for a period of at least ten days prior to the Zendesk special meeting. The stockholder list will also be available for examination during the Zendesk special meeting via the Zendesk special meeting website.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ZENDESK SPECIAL MEETING VIA THE ZENDESK SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, THE MERGER AGREEMENT, THE MERGER, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

Mikkel Svane

Chair of the Board of Directors and Chief Executive Officer

Zendesk, Inc.

San Francisco, California

Momentive Global Inc.

One Curiosity Way

San Mateo, California 94403

(650) 543-8400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 25, 2022

Notice is hereby given that Momentive Global Inc., which is referred to as “Momentive,” will hold a special meeting of its stockholders, which is referred to as the “Momentive special meeting,” virtually via live webcast on February 25, 2022, beginning at 10:00 a.m. Pacific Time.

You will be able to virtually attend and vote at the Momentive special meeting by visiting www.cesonlineservices.com/mntv22_vm, which is referred to as the “Momentive special meeting website.” To attend the Momentive special meeting, you must pre-register at www.cesonlineservices.com/mntv22_vm by 10:00 a.m. Pacific Time on February 24, 2022.

The Momentive special meeting will be held for the purpose of Momentive stockholders considering and voting on the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated October 28, 2021, as it may be amended from time to time, which is referred to as the “merger agreement,” among Zendesk, Inc., which is referred to as “Zendesk,” Milky Way Acquisition Corp., a wholly owned subsidiary of Zendesk, which is referred to as “Merger Sub,” and Momentive, which proposal is referred to as the “Momentive merger proposal”;

2.

to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Momentive named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the “Momentive compensation proposal”; and

3.

to approve the adjournment of the Momentive special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Momentive special meeting to approve the Momentive merger proposal, which proposal is referred to as the “Momentive adjournment proposal.”

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

Only Momentive stockholders of record at the close of business on January 3, 2022, the record date for the Momentive special meeting, which is referred to as the “Momentive record date,” are entitled to notice of and to vote at the Momentive special meeting and any adjournments or postponements thereof.

The Momentive board of directors has unanimously determined and believes that the merger agreement and the merger of Merger Sub with and into Momentive, which is referred to as the “merger,” are advisable and fair to, and in the best interests of, Momentive and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger in accordance with the requirements of the General Corporation Law of the State of Delaware. Accordingly, the Momentive board of directors unanimously recommends that Momentive stockholders vote:

•	“FOR” the Momentive merger proposal;

•	“FOR” the Momentive compensation proposal; and

•	“FOR” the Momentive adjournment proposal.

Your vote is very important, regardless of the number of shares of Momentive common stock you own. The parties cannot complete the transactions contemplated by the merger agreement, including the merger, without approval of the Momentive merger proposal. Approval of the Momentive merger proposal requires the affirmative vote of the holders of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date.

Whether or not you plan to virtually attend the Momentive special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares of Momentive common stock at the Momentive special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Momentive stockholders entitled to vote at the Momentive special meeting will be available at Momentive’s headquarters during ordinary business hours for examination by any Momentive stockholder for any purpose germane to the Momentive special meeting for a period of at least ten days prior to the Momentive special meeting. The stockholder list will also be available for examination during the Momentive special meeting via the Momentive special meeting website.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MOMENTIVE SPECIAL MEETING VIA THE MOMENTIVE SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, THE MERGER AGREEMENT, THE MERGER, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

David. A. Ebersman	Zander Lurie
Chair of the Board of Directors	Chief Executive Officer and Director
Momentive Global Inc.	Momentive Global Inc.

San Mateo, California

REFERENCES TO ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Zendesk, Inc. (“Zendesk”) and Momentive Global Inc. (“Momentive”) from other documents that Zendesk and Momentive have filed with the U.S. Securities and Exchange Commission (“SEC”) and that are not contained in and are instead incorporated by reference in the accompanying joint proxy statement/prospectus. For a list of documents incorporated by reference in the accompanying joint proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.

You may request a copy of the accompanying joint proxy statement/prospectus, any of the documents incorporated by reference in the accompanying joint proxy statement/prospectus or other information filed with the SEC by Zendesk or Momentive, without charge, by written or telephonic request directed to the appropriate company at the following contacts:

For Zendesk stockholders:	For Momentive stockholders:

Zendesk, Inc. Attention: Shanti Ariker, Corporate Secretary secretary@zendesk.com (415) 418-7506	Momentive Global Inc. Attention: Secretary One Curiosity Way San Mateo, California 94403 (650) 543-8400

In order for you to receive timely delivery of the documents in advance of the special meeting of Zendesk stockholders to be held on February 25, 2022, which is referred to as the “Zendesk special meeting,” or the special meeting of Momentive stockholders to be held on February 25, 2022, which is referred to as the “Momentive special meeting,” as applicable, you must request the information no later than February 17, 2022.

If you have any questions about the Zendesk special meeting or the Momentive special meeting, or need to obtain proxy cards or other information, please contact the applicable company’s proxy solicitor at the following contacts:

For Zendesk stockholders:	For Momentive stockholders:
MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 (800) 322-2885 proxy@mackenziepartners.com	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Shareholders may call toll free: (877) 825-8772 Banks and Brokers may call collect: (212) 750-5833

The contents of the websites of the SEC, Zendesk, Momentive or any other entity are not incorporated in the accompanying joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in the accompanying joint proxy statement/prospectus at these websites is being provided only for your convenience.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Zendesk (Registration No. 333-261512), constitutes a prospectus of Zendesk under Section 5 of the Securities Act with respect to the shares of Zendesk common stock to be issued to Momentive stockholders pursuant to the Agreement and Plan of Merger, dated October 28, 2021, as it may be amended from time to time, by and among Zendesk, Milky Way Acquisition Corp., a wholly owned subsidiary of Zendesk (“Merger Sub”), and Momentive, which is referred to as the “merger agreement.” This document also constitutes a proxy statement of each of Zendesk and Momentive under Section 14(a) of the Exchange Act. This joint proxy statement/prospectus also constitutes a notice of meeting with respect to each of the Zendesk special meeting and the Momentive special meeting.

Zendesk has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Zendesk and Merger Sub, and Momentive has supplied all such information relating to Momentive. Zendesk and Momentive have both contributed to such information relating to the merger.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Zendesk and Momentive have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January 7, 2022, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Zendesk stockholders or Momentive stockholders nor the issuance by Zendesk of shares of Zendesk common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:

•	“Allen & Company” refers to Allen & Company LLC, a financial advisor to Momentive in connection with the merger;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“combined company” refers to Zendesk immediately following the completion of the merger and the other transactions contemplated by the merger agreement;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•

“effective time” refers to the date and time when the merger becomes effective under the DGCL, which will be the date and time at which the certificate of merger with respect to the merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be mutually agreed to by Zendesk and Momentive and specified in the certificate of merger;

•

“end date” refers to July 28, 2022, the date on which, subject to certain limitations in the merger agreement, the merger agreement may be terminated and the merger abandoned by either Zendesk or Momentive;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“exchange ratio” refers to 0.225, which reflects the number of shares of Zendesk common stock that Momentive stockholders will be entitled to receive in the merger for each share of Momentive common stock held immediately prior to the effective time pursuant to, and in accordance with, the terms of the merger agreement;

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“Goldman Sachs” refers to Goldman Sachs & Co. LLC, financial advisor to Zendesk in connection with the merger;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“J.P. Morgan” refers to J.P. Morgan Securities LLC, a financial advisor to Momentive in connection with the merger;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of October 28, 2021, as it may be amended from time to time, by and among Zendesk, Merger Sub and Momentive;

•

“merger consideration” refers to (a) 0.225 of a share of Zendesk common stock, (b) any cash in lieu of fractional shares of Zendesk common stock that a holder of Momentive common stock is entitled to receive pursuant to the merger agreement, and (c) any dividends or other distributions that a holder of Momentive common stock is entitled to receive pursuant to the merger agreement, collectively, which each share of Momentive common stock that is outstanding immediately prior to the effective time (other than shares of Momentive common stock held, directly or indirectly, by Momentive or Zendesk, any of their respective wholly owned subsidiaries, or held in Momentive’s treasury) will be converted into the right to receive pursuant to, and in accordance with, the terms of the merger agreement;

•

“Merger Sub” refers to Milky Way Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Zendesk, formed for the purpose of effecting the merger as described in this joint proxy statement/prospectus;

•	“merger” refers to the merger of Merger Sub with and into Momentive;

•	“Momentive” refers to Momentive Global Inc., a Delaware corporation;

•

“Momentive adjournment proposal” refers to the proposal for Momentive stockholders to approve the adjournment of the Momentive special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Momentive special meeting to approve the Momentive merger proposal;

•	“Momentive board of directors” refers to the board of directors of Momentive;

•	“Momentive bylaws” refers to the Fourth Amended and Restated Bylaws of Momentive adopted on June 15, 2021;

•

“Momentive charter” refers to the Fourth Amended and Restated Certificate of Incorporation of SVMK Inc., dated as of September 28, 2018, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of SVMK Inc., dated as of June 14, 2021.

•	“Momentive common stock” refers to the common stock, par value $0.00001 per share, of Momentive;

•

“Momentive compensation proposal” refers to the proposal for Momentive stockholders to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Momentive named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement;

•	“Momentive merger proposal” refers to the proposal for Momentive stockholders to adopt the merger agreement;

•	“Momentive record date” refers to January 3, 2022;

•

“Momentive special meeting” refers to the special meeting of Momentive stockholders to consider and vote upon the Momentive merger proposal, the Momentive compensation proposal and the Momentive adjournment proposal;

•	“Momentive stockholders” refers to holders of Momentive common stock;

•	“Nasdaq” refers to the Nasdaq Global Select Market;

•	“NYSE” refers to the New York Stock Exchange;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“share issuance” refers to the issuance of shares of Zendesk common stock to Momentive stockholders in connection with the merger;

•	“Zendesk” refers to Zendesk, Inc., a Delaware corporation;

•

“Zendesk adjournment proposal” refers to the proposal for Zendesk stockholders to approve the adjournment of the Zendesk special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Zendesk special meeting to approve the Zendesk share issuance proposal;

•	“Zendesk board of directors” refers to the board of directors of Zendesk;

•	“Zendesk bylaws” refers to the Second Amended and Restated Bylaws of Zendesk adopted on July 27, 2021;

•	“Zendesk charter” refers to the Amended and Restated Certificate of Incorporation of Zendesk, dated as of May 20, 2014;

•	“Zendesk common stock” refers to the common stock, par value $0.01 per share, of Zendesk;

•	“Zendesk record date” refers to January 3, 2022;

•	“Zendesk share issuance proposal” refers to the proposal for Zendesk stockholders to approve the issuance of shares of Zendesk common stock to Momentive stockholders in connection with the merger;

•	“Zendesk special meeting” refers to the special meeting of Zendesk stockholders to consider and vote upon the Zendesk share issuance proposal and the Zendesk adjournment proposal; and

•	“Zendesk stockholders” refers to holders of Zendesk common stock.

v

QUESTIONS AND ANSWERS

The following questions and answers briefly address some questions that you, as a Zendesk stockholder or Momentive stockholder, may have regarding the merger and the other matters being considered at the Zendesk special meeting or the Momentive special meeting, as applicable. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Summary” for a summary of important information regarding the merger agreement, the merger and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions in the section titled “Where You Can Find More Information.”

Why am I receiving this joint proxy statement/prospectus?

You are receiving this joint proxy statement/prospectus because Zendesk and Momentive have entered into the merger agreement, which provides for the acquisition of Momentive by Zendesk through a merger of Merger Sub with and into Momentive, with Momentive continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Zendesk. The merger agreement, which governs the terms and conditions of the merger, is attached as Annex A hereto.

Your vote is required in connection with the merger. Zendesk and Momentive are sending these materials to their respective stockholders to help them decide how to vote their shares with respect to the share issuance, in the case of Zendesk, the adoption of the merger agreement, in the case of Momentive, and other important matters.

What matters am I being asked to vote on?

In order to complete the merger, among other things:

•	Zendesk stockholders must approve the Zendesk share issuance proposal; and

•	Momentive stockholders must approve the Momentive merger proposal.

Zendesk: Zendesk is holding the Zendesk special meeting to obtain approval of the Zendesk share issuance proposal. At the Zendesk special meeting, Zendesk stockholders will also be asked to consider and vote on the Zendesk adjournment proposal.

Momentive: Momentive is holding the Momentive special meeting to obtain approval of the Momentive merger proposal. At the Momentive special meeting, Momentive stockholders will also be asked to consider and vote on the Momentive compensation proposal and the Momentive adjournment proposal.

Does my vote matter?

Yes, your vote is very important, regardless of the number of shares that you own. The merger cannot be completed unless the Zendesk share issuance proposal is approved by Zendesk stockholders and the Momentive merger proposal is approved by Momentive stockholders.

The approval of the Zendesk adjournment proposal, the Momentive compensation proposal and the Momentive adjournment proposal are not required to complete the merger.

When and where will each of the special meetings take place?

Zendesk: The Zendesk special meeting will be held virtually via live webcast on February 25, 2022, beginning at 10:00 a.m. Pacific Time. There will not be a physical meeting location. In light of continuing public health and travel concerns arising from the coronavirus (COVID-19) outbreak, Zendesk believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Zendesk board of directors and Zendesk management. Additionally, the virtual nature of the Zendesk special meeting is generally designed to enable participation of and access by more of Zendesk stockholders while decreasing the cost of conducting the Zendesk special meeting. Zendesk stockholders will be able to virtually attend and vote at the Zendesk special meeting by visiting www.cesonlineservices.com/zen22_vm, which is referred to as the “Zendesk special meeting website.” To attend the Zendesk special meeting, you must pre-register at www.cesonlineservices.com/zen22_vm by 10:00 a.m. Pacific Time on February 24, 2022. For additional information on how to pre-register for the Zendesk special meeting, see the section titled “The Zendesk Special Meeting—Pre-Registering for the Zendesk Special Meeting.”

Momentive: The Momentive special meeting will be held virtually via live webcast on February 25, 2022, beginning at 10:00 a.m. Pacific Time. There will not be a physical meeting location. In light of continuing public health and travel concerns arising from the coronavirus (COVID-19) outbreak, Momentive believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Momentive board of directors and Momentive management. Momentive stockholders will be able to virtually attend and vote at the Momentive special meeting by visiting www.cesonlineservices.com/mntv22_vm, which is referred to as the “Momentive special meeting website.” To attend the Momentive special meeting, you must pre-register at www.cesonlineservices.com/mntv22_vm by 10:00 a.m. Pacific Time on February 24, 2022. For additional information on how to pre-register for the Momentive special meeting see the section titled “The Momentive Special Meeting—Pre-Registering for the Momentive Special Meeting.”

Even if you plan to virtually attend your respective company’s special meeting, Zendesk and Momentive recommend that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the applicable special meeting.

What will Momentive stockholders receive for their shares of Momentive common stock if the merger is completed?

If the merger is completed, each share of Momentive common stock outstanding as of immediately prior to the effective time will be converted into the right to receive 0.225 of a share of Zendesk common stock and a cash payment (without interest and less any applicable withholding taxes) for any fractional shares of Zendesk common stock resulting from such calculation.

Because Zendesk will issue a fixed number of shares of Zendesk common stock in exchange for each share of Momentive common stock, the value of the merger consideration that Momentive stockholders will receive in the merger will depend on the market price of shares of Zendesk common stock at the time the merger is completed. The market price of shares of Zendesk common stock that Momentive stockholders receive at the time the merger is completed could be greater than, less than or the same as the market price of shares of Zendesk common stock on the date of this joint proxy statement/prospectus or on the date of the Zendesk special meeting and the Momentive special meeting. Accordingly, you should obtain current market quotations for Zendesk common stock and Momentive common stock before deciding how to vote on the Zendesk share issuance proposal and the Momentive merger proposal, as applicable. Zendesk common stock is traded on the NYSE and Momentive common stock is traded on Nasdaq, under the symbols “ZEN” and “MNTV,” respectively. Shares of Zendesk common stock will continue trading on the NYSE under the symbol “ZEN” after completion of the merger. For more information regarding the merger consideration to be received by Momentive stockholders if the merger is completed, see the section titled “The Merger Agreement—Merger Consideration.”

How does the Zendesk board of directors recommend that I vote at the Zendesk special meeting?

The Zendesk board of directors unanimously recommends that you vote “FOR” the Zendesk share issuance proposal and “FOR” the Zendesk adjournment proposal.

Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Zendesk directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other Zendesk stockholders generally. See the section titled “Interests of Zendesk Directors and Executive Officers in the Merger.”

How does the Momentive board of directors recommend that I vote at the Momentive special meeting?

The Momentive board of directors unanimously recommends that you vote “FOR” the Momentive merger proposal, “FOR” the Momentive compensation proposal and “FOR” the Momentive adjournment proposal.

In considering the recommendations of the Momentive board of directors, Momentive stockholders should be aware that Momentive directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Momentive stockholders generally. These interests may include, among others, the payment of severance benefits and acceleration of outstanding Momentive equity awards upon certain terminations of employment or service, and the combined company’s agreement to indemnify Momentive directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see the section titled “Interests of Momentive Directors and Executive Officers in the Merger.”

Who is entitled to vote at each special meeting?

Zendesk

All holders of record of shares of Zendesk common stock who held shares at the close of business on January 3, 2022, the Zendesk record date, are entitled to receive notice of, and to vote at, the Zendesk special meeting. Virtual attendance at the Zendesk special meeting via the Zendesk special meeting website is not required to vote. See below and the section titled “The Zendesk Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Zendesk special meeting.

Momentive

All holders of record of shares of Momentive common stock who held shares at the close of business on January 3, 2022, the Momentive record date, are entitled to receive notice of, and to vote at, the Momentive special meeting. Virtual attendance at the Momentive special meeting via the Momentive special meeting website is not required to vote. See below and the section titled “The Momentive Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Momentive special meeting.

What is a proxy?

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. If you are a stockholder of record, you can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

How many votes do I have at each special meeting?

Zendesk

Each Zendesk stockholder is entitled to one vote on each proposal for each share of Zendesk common stock held of record at the close of business on the Zendesk record date. At the close of business on the Zendesk record date, there were 121,595,601 shares of Zendesk common stock outstanding.

Momentive

Each Momentive stockholder is entitled to one vote on each proposal for each share of Momentive common stock held of record at the close of business on the Momentive record date. At the close of business on the Momentive record date, there were 150,398,525 shares of Momentive common stock outstanding.

What constitutes a quorum for each special meeting?

A quorum is the minimum number of shares required to be represented, either through virtual attendance or through representation by proxy, to hold a valid meeting.

Zendesk

The holders of a majority of the issued and outstanding shares of Zendesk common stock entitled to vote at the Zendesk special meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Zendesk special meeting. Virtual attendance at the Zendesk special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Zendesk special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Zendesk special meeting. Since all of the proposals currently expected to be voted on at the Zendesk special meeting are considered non-routine matters, shares held in “street name” through a bank, broker or other nominee will not be counted as present for the purpose of determining the existence of a quorum if such bank, broker or nominee does not have instructions to vote on any such proposals.

Momentive

The holders of a majority of the issued and outstanding shares of Momentive common stock entitled to vote at the Momentive special meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Momentive special meeting. Virtual attendance at the Momentive special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Momentive special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Momentive special meeting. Since all of the proposals currently expected to be voted on at the Momentive special meeting are considered non-routine matters, shares held in “street name” through a bank, broker or other nominee will not be counted as present for the purpose of determining the existence of a quorum if such bank, broker or nominee does not have instructions to vote on any such proposals.

What happens if the merger is not completed?

If the Zendesk share issuance proposal is not approved by Zendesk stockholders, if the Momentive merger proposal is not approved by Momentive stockholders or if the merger is not completed for any other reason, Momentive stockholders will not receive the merger consideration or any other consideration in connection with the merger, and their shares of Momentive common stock will remain outstanding.

If the merger is not completed, Momentive will remain an independent public company, the Momentive common stock will continue to be listed and traded on Nasdaq under the symbol “MNTV” and Zendesk will not complete the share issuance contemplated by the merger agreement, regardless of whether the Zendesk share issuance proposal has been approved by Zendesk stockholders.

If the merger agreement is terminated under specified circumstances, Zendesk or Momentive may be required to pay the other a termination fee of $150 million. See the section titled “The Merger Agreement—Termination Fees.”

How can I vote my shares at my respective special meeting?

Zendesk

To vote your shares at the Zendesk special meeting, you must pre-register for the Zendesk special meeting at www.cesonlineservices.com/zen22_vm by 10:00 a.m. Pacific Time on February 24, 2022. For additional information on how to pre-register for the Zendesk special meeting, see the section titled “The Zendesk Special Meeting—Pre-Registering for the Zendesk Special Meeting.”

Shares held directly in your name as a Zendesk stockholder of record may be voted at the Zendesk special meeting via the Zendesk special meeting website at www.cesonlineservices.com/zen22_vm, provided you have pre-registered for the Zendesk special meeting. See the section titled “The Zendesk Special Meeting—Virtually Attending the Zendesk Special Meeting.”

Shares held in “street name” may be voted at the Zendesk special meeting via the Zendesk special meeting website at www.cesonlineservices.com/zen22_vm only if you obtain a legal proxy from your bank, broker or other nominee, and provided you have pre-registered for the Zendesk special meeting. See the section titled “The Zendesk Special Meeting—Virtually Attending the Zendesk Special Meeting.”

Momentive

To vote your shares at the Momentive special meeting, you must pre-register for the Momentive special meeting at www.cesonlineservices.com/mntv22_vm by 10:00 a.m. Pacific Time on February 24, 2022. For additional information on how to pre-register for the Momentive special meeting, see the section titled “The Momentive Special Meeting—Pre-Registering for the Momentive Special Meeting.”

Shares held directly in your name as a Momentive stockholder of record may be voted at the Momentive special meeting via the Momentive special meeting website at www.cesonlineservices.com/mntv22_vm, provided you have pre-registered for the Momentive special meeting. See the section titled “The Momentive Special Meeting—Virtually Attending the Momentive Special Meeting.”

Shares held in “street name” may be voted at the Momentive special meeting via the Momentive special meeting website at www.cesonlineservices.com/mntv22_vm only if you obtain a legal proxy from your bank, broker or other nominee, and provided you have pre-registered for the Momentive special meeting. See the section titled “The Momentive Special Meeting—Virtually Attending the Momentive Special Meeting.”

Even if you plan to virtually attend your respective company’s special meeting via the applicable special meeting website, Zendesk and Momentive recommend that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the respective special meeting.

For additional information on virtually attending the special meetings, see the sections titled “The Zendesk Special Meeting” and “The Momentive Special Meeting.”

How can I vote my shares without virtually attending my company’s special meeting?

Whether you hold your shares directly as a stockholder of record of Zendesk or Momentive or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Zendesk or Momentive special meeting, as applicable.

Zendesk

If you are a stockholder of record, you can vote by proxy:

•

by Internet 24 hours a day, seven days a week, until 8:00 a.m. Pacific Time on February 25, 2022 by accessing the website indicated on the enclosed proxy card and following the instructions (have your proxy card in hand when you visit the website);

•

by telephone until 8:00 a.m. Pacific Time on February 25, 2022 by using the telephone number indicated on the enclosed proxy card and following the instructions (have your proxy card in hand when you call); or

•	by completing and mailing your proxy card in accordance with the instructions provided on the proxy card.

If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

For additional information on voting procedures, see the section titled “The Zendesk Special Meeting.”

Momentive

If you are a stockholder of record, you can vote by proxy:

•	by Internet 24 hours a day, seven days a week, by accessing the website indicated on the enclosed proxy card and following the instructions (have your proxy card in hand when you visit the website);

•	by telephone by using the telephone number indicated on the enclosed proxy card and following the instructions (have your proxy card in hand when you call); or

•	by completing and mailing your proxy card in accordance with the instructions provided on the proxy card.

If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

For additional information on voting procedures, see the section titled “The Momentive Special Meeting.”

What is a “broker non-vote”?

Under NYSE and Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be voted on at the Zendesk special meeting and Momentive special meeting are “non-routine” matters.

A “broker non-vote” occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Zendesk special meeting and Momentive special meeting are non-routine matters for which brokers do not have discretionary authority to vote, Zendesk and Momentive do not expect there to be any broker non-votes at the Zendesk or Momentive special meetings.

What stockholder vote is required for the approval of each proposal at the Zendesk special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Zendesk special meeting?

Zendesk Proposal 1: Zendesk Share Issuance Proposal

Assuming a quorum is present at the Zendesk special meeting, approval of the Zendesk share issuance proposal requires the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal. If you are a Zendesk stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote, or abstain from voting, it will have no effect on the result of the vote on the Zendesk share issuance proposal, provided that a quorum is otherwise present at the Zendesk special meeting.

Zendesk Proposal 2: Zendesk Adjournment Proposal

Assuming a quorum is present at the Zendesk special meeting, approval of the Zendesk adjournment proposal requires the affirmative vote of a majority of the votes cast on the Zendesk adjournment proposal. If you are a Zendesk stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote, or abstain from voting, it will have no effect on the result of the vote on the Zendesk adjournment proposal, provided that a quorum is otherwise present at the Zendesk special meeting.

What stockholder vote is required for the approval of each proposal at the Momentive special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Momentive special meeting?

Momentive Proposal 1: Momentive Merger Proposal

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive merger proposal requires the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date. If you are a Momentive stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the Momentive merger proposal.

Momentive Proposal 2: Momentive Compensation Proposal

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive compensation proposal requires the affirmative vote of a majority of the shares of Momentive common stock present in person or by proxy at the Momentive special meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Momentive special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Momentive compensation proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Momentive compensation proposal will have the same effect as a vote “AGAINST” the Momentive compensation proposal. In addition, if a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Momentive compensation proposal, it will have the same effect as a vote “AGAINST” the Momentive compensation proposal.

Momentive Proposal 3: Momentive Adjournment Proposal

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive adjournment proposal requires the affirmative vote of a majority of the shares of Momentive common stock present in person or by proxy at the Momentive special meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Momentive special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Momentive adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Momentive adjournment proposal will have the same effect as a vote “AGAINST” the Momentive adjournment proposal. In addition, if a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Momentive adjournment proposal, it will have the same effect as a vote “AGAINST” the Momentive adjournment proposal.

Why am I being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the merger-related compensation for Momentive named executive officers, which is referred to as the Momentive compensation proposal? What happens if Momentive stockholders do not approve, by non-binding advisory vote, the Momentive compensation proposal?

Under SEC rules, Momentive is required to seek a non-binding advisory vote of its stockholders relating to the compensation that may be paid or become payable to Momentive named executive officers that is based on or otherwise relates to the merger (also known as “golden parachute” compensation).

Because the vote on the proposal to approve the Momentive compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Momentive or the combined company. Accordingly, the merger-

related compensation, which is described in the section titled “Interests of Momentive Directors and Executive Officers in the Merger,” may be paid to Momentive’s named executive officers even if Momentive stockholders do not approve the Momentive compensation proposal.

What if I hold shares of both Zendesk and Momentive common stock?

If you are both a Zendesk stockholder and a Momentive stockholder, you will receive two separate packages of proxy materials. A vote cast as a Zendesk stockholder will not count as a vote cast as a Momentive stockholder, and a vote cast as a Momentive stockholder will not count as a vote cast as a Zendesk stockholder. Therefore, please follow the instructions received with each set of materials you receive in order to submit separate proxies for your shares of Zendesk common stock and your shares of Momentive common stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

If your shares of Zendesk common stock or Momentive common stock are registered directly in your name with the transfer agent of Zendesk or Momentive, respectively, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the applicable special meeting. You may also grant a proxy directly to Zendesk or Momentive, as applicable, or to a third party to vote your shares at the applicable special meeting.

If your shares of Zendesk common stock or Momentive common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by your bank, broker or other nominee to vote your shares. In order to virtually attend and vote at the Zendesk special meeting via the Zendesk special meeting website or at the Momentive special meeting via the Momentive special meeting website, you will need to obtain a legal proxy from your bank, broker or other nominee.

If my shares of Zendesk common stock or Momentive common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

No. Your bank, broker or other nominee will only be permitted to vote your shares of Zendesk common stock or Momentive common stock, as applicable, at the applicable special meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Banks, brokers and other nominees who hold shares of Zendesk common stock or Momentive common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all of the proposals currently expected to be voted on at the Zendesk special meeting and Momentive special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

What should I do if I receive more than one set of voting materials for the same special meeting?

If you hold shares of Zendesk common stock or Momentive common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Zendesk common stock or Momentive common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to ensure that all of your shares of Zendesk common stock or Momentive common stock are voted.

Shares Held in “Street Name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to submit a proxy or vote your shares.

If a stockholder gives a proxy, how are the shares of Zendesk common stock or Momentive common stock voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Zendesk common stock or Momentive common stock, as applicable, in the way that you indicate. For each item before the Zendesk or Momentive special meeting, as applicable, you may specify whether your shares of Zendesk common stock or Momentive common stock, as applicable, should be voted “for” or “against,” or abstain from voting.

For more information regarding how your shares will be voted if you properly sign, date and return a proxy card, but do not indicate how your Zendesk common stock or Momentive common stock, as applicable, should be voted, see “How will my shares be voted if I return a blank proxy?”

How will my shares be voted if I return a blank proxy?

Zendesk

If you sign, date and return your proxy and do not indicate how you want your shares of Zendesk common stock to be voted, then your shares of Zendesk common stock will be voted in accordance with the recommendation of the Zendesk board of directors: “FOR” the Zendesk share issuance proposal and “FOR” the Zendesk adjournment proposal.

Momentive

If you sign, date and return your proxy and do not indicate how you want your shares of Momentive common stock to be voted, then your shares of Momentive common stock will be voted in accordance with the recommendation of the Momentive board of directors: “FOR” the Momentive merger proposal, “FOR” the Momentive compensation proposal and “FOR” the Momentive adjournment proposal.

Can I change my vote after I have submitted my proxy?

Any Zendesk stockholder or Momentive stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the applicable special meeting by doing any of the following:

•	subsequently submitting a new proxy (including over the internet or telephone) for the applicable special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Zendesk’s Corporate Secretary or Momentive’s Corporate Secretary, as applicable; or

•

virtually attending and voting at the applicable special meeting via the applicable special meeting website. Note that a proxy will not be revoked if you attend, but do not vote at, the applicable special meeting.

Execution or revocation of a proxy will not in any way affect your right to virtually attend and vote at the applicable special meeting via the applicable special meeting website. See the sections titled “The Zendesk Special Meeting—Revocability of Proxies” and “The Momentive Special Meeting—Revocability of Proxies.”

If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Where can I find the voting results of the special meetings?

The preliminary voting results for each special meeting are expected to be announced at that special meeting. In addition, within four business days following certification of the final voting results, each of Zendesk and Momentive will file the final voting results of its respective special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Do Momentive stockholders have dissenters’ or appraisal rights?

Momentive stockholders are not entitled to appraisal or dissenters’ rights under the DGCL in connection with the merger. If Momentive stockholders are not in favor of the merger, they may vote against or choose to abstain from voting on the Momentive merger proposal. See the section titled “No Appraisal Rights.” Information about how Momentive stockholders may vote on the proposals being considered in connection with the merger can be found in the section titled “The Momentive Special Meeting.”

Are there any risks that I should consider in deciding whether to vote for the approval of the Zendesk share issuance proposal or the Momentive merger proposal?

Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors.” You also should read and carefully consider the risk factors relating to Zendesk and Momentive that are contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

What happens if I sell my shares of Zendesk common stock or Momentive common stock after the respective record date but before the respective special meeting?

The Zendesk record date is earlier than the date of the Zendesk special meeting, and the Momentive record date is earlier than the date of the Momentive special meeting. If you sell or otherwise transfer your shares of Zendesk common stock or Momentive common stock after the applicable record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.

Who will solicit and pay the cost of soliciting proxies?

Zendesk has engaged MacKenzie Partners, Inc., which is referred to as “MacKenzie Partners,” to assist in the solicitation of proxies for the Zendesk special meeting. Zendesk estimates that it will pay MacKenzie Partners a fee of approximately $150,000, plus reimbursement for certain out-of-pocket fees and expenses. Zendesk has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Momentive has engaged Innisfree M&A Incorporated, which is referred to as “Innisfree,” to assist in the solicitation of proxies for the Momentive special meeting. Momentive estimates that it will pay Innisfree a fee of approximately $100,000, plus reimbursement for certain out-of-pocket fees and expenses. Momentive has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Zendesk and Momentive also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Zendesk and

Momentive common stock, respectively. Zendesk and Momentive directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

When is the merger expected to be completed?

Subject to the satisfaction or waiver of the closing conditions described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger,” including approval of the Zendesk share issuance proposal by Zendesk stockholders and approval of the Momentive merger proposal by Momentive stockholders, the merger is currently expected to be completed in the first half of 2022. However, neither Zendesk nor Momentive can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors beyond the control of both companies. Zendesk and Momentive hope to complete the merger as soon as reasonably practicable. Also see the section titled “The Merger—Conditions to the Completion of the Merger.”

What respective equity stakes will Zendesk stockholders and Momentive stockholders hold in the combined company immediately following the merger?

Based on the number of shares of Zendesk and Momentive common stock outstanding on January 3, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the merger, the current Zendesk stockholders are expected to own approximately 78% of the outstanding shares of Zendesk common stock and former Momentive stockholders are expected to own approximately 22% of the outstanding shares of Zendesk common stock. The relative ownership interests of Zendesk stockholders and former Momentive stockholders in the combined company immediately following the merger will depend on the number of shares of Zendesk common stock and Momentive common stock issued and outstanding immediately prior to the merger.

If I am a Momentive stockholder, how will I receive the merger consideration to which I am entitled?

If, at the effective time, you hold your shares of Momentive common stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares of Momentive common stock for shares of Zendesk common stock . Such shares will, following the effective time, be automatically exchanged for shares of Zendesk common stock (in book-entry form) and cash in lieu of any fractional shares of Zendesk common stock to which you are entitled. If, at the effective time, you instead hold your shares of Momentive common stock in certificated form, then, after receiving the proper documentation from you following the effective time, the exchange agent will deliver to you the shares of Zendesk common stock (in book-entry form) and cash in lieu of any fractional shares of Zendesk common stock to which you are entitled. See the section titled “The Merger Agreement—Exchange of Shares.”

What should I do now?

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes. Then, you may vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, so that your shares will be voted in accordance with your instructions.

How can I find more information about Zendesk and Momentive?

You can find more information about Zendesk and Momentive from various sources described in the section titled “Where You Can Find More Information.”

Whom do I call if I have questions about the special meetings or the merger?

If you have questions about the special meetings or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact your company’s proxy solicitor:

If you are a Zendesk stockholder: MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 (800) 322-2885 proxy@mackenziepartners.com

If you are a Momentive stockholder:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (877) 825-8772

Banks and Brokers may call collect: (212) 750-5833

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Zendesk stockholder or Momentive stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

The Parties to the Merger (Page 49)

Zendesk, Inc.

Founded in 2007, Zendesk is a service-first customer relationship management company, built to give organizations of all sizes, in every industry, the ability to deliver a transparent, responsive, and empowering customer experience. With solutions designed to address an increasingly broad set of customer interactions, Zendesk allows organizations to deliver omnichannel customer service and customize and build apps across the customer journey. Zendesk has evolved its offerings over time to product and platform solutions that work together to help organizations understand the broader customer journey, improve communications across all channels, and engage where and when it’s needed most. Zendesk’s principal executive offices are located at 989 Market Street, San Francisco, California 94103, and its telephone number is (415) 418-7506.

Momentive Global Inc.

Founded under the name “SurveyMonkey” in 1999, Momentive is an agile experience management company focused on helping customers shape what’s next. Momentive’s platform empowers users to collect, analyze, and act on feedback from customers, employees, website and app users, and market research audiences. Its products enable more than 345,000 organizations to deliver better customer experiences, increase employee retention, and unlock growth and innovation. Momentive offers SaaS feedback solutions across three major product categories—Surveys, Customer Experience, and Market Research. Momentive’s principal executive offices are located at One Curiosity Way, San Mateo, California 94403, and its telephone number is (650) 543-8400.

Milky Way Acquisition Corp.

Merger Sub was formed by Zendesk solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Merger Sub will be merged with and into Momentive, with Momentive continuing as the surviving corporation and as a wholly owned subsidiary of Zendesk. Merger Sub’s principal executive offices are located at 989 Market Street, San Francisco, California 94103, and its telephone number is (415) 418-7506.

The Merger and the Merger Agreement (Pages 70 and 133)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A hereto. Zendesk and Momentive encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Momentive, with Momentive continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Zendesk.

Merger Consideration (Page 134)

At the effective time, each share of Momentive common stock that is outstanding immediately prior to the effective time (other than shares of Momentive common stock held, directly or indirectly, by Momentive or Zendesk, any of their respective wholly owned subsidiaries, or held in Momentive’s treasury) will be converted into the right to receive (a) 0.225 of a share of Zendesk common stock, (b) any cash in lieu of fractional shares of Zendesk common stock that such holder of Momentive common stock is entitled to receive pursuant to the merger agreement, and (c) any dividends or other distributions that such holder of Momentive common stock is entitled to receive pursuant to the merger agreement.

The exchange ratio is fixed, which means that it will not change between now and the date the merger is completed, regardless of whether the market price of Zendesk common stock or Momentive common stock changes.

Treatment of Momentive Equity Awards (Page 136)

With respect to Momentive’s equity awards, the merger agreement provides that, at the effective time:

•

each Momentive option held by a continuing employee or continuing service provider (each as defined in the section titled “The Merger Agreement—Treatment of Momentive Equity Awards”) will be assumed and converted into an option to acquire a number of shares of Zendesk common stock determined based on the exchange ratio (with the exercise price with respect to such option being adjusted based on the exchange ratio);

•

each vested Momentive option (a) with an exercise price that is less than the amount in cash equal to the equity award cash consideration amount (as defined in the section titled “The Merger Agreement—Treatment of Momentive Equity Awards”) and (b) that is held by a person who is not a continuing employee or continuing service provider will be canceled and the holder will receive an amount in cash equal to the product of (i) the total number of shares of Momentive common stock subject to such Momentive option, multiplied by (ii) the excess of (A) the equity award cash consideration amount over (B) the per share exercise price for such Momentive option;

•

each Momentive option that is unvested and each Momentive option that is vested and with an exercise price that is greater than or equal to the equity award cash consideration amount that, in each such case, is held by a person who is not a continuing employee or a continuing service provider will be cancelled for no consideration;

•

each Momentive restricted stock unit, which is referred to as a “Momentive RSU,” that is unvested immediately prior to the effective time and held by a continuing employee or continuing service provider will be automatically converted into a Zendesk restricted stock unit denominated in shares of Zendesk common stock based on the exchange ratio;

•	each Momentive RSU that is unvested immediately prior to the effective time and held by a person who is not a continuing employee or continuing service provider will be cancelled for no consideration;

•

each share of Momentive restricted stock that is unvested immediately prior to the effective time and held by a continuing employee or continuing service provider will be converted into a number of shares of Zendesk restricted stock based on the exchange ratio, provided that, any holder of such awards who would otherwise be entitled to receive a fraction of a share of Zendesk common stock will, in lieu of such fraction of a share, be paid the equivalent dollar amount in cash in accordance with the terms of the merger agreement;

•

each share of Momentive restricted stock that is unvested immediately prior to the effective time and held by a person who is not a continuing employee or continuing service provider will be cancelled for no consideration; and

•

each Momentive RSU and each share of Momentive restricted stock that is outstanding and vested (including those Momentive RSUs and shares of Momentive restricted stock that will become vested immediately prior to or as of the effective time) will be cancelled and the holder will be entitled to receive a number of shares of Zendesk common stock based on the exchange ratio; provided that, any holder of such awards who would otherwise be entitled to receive a fraction of a share of Zendesk common stock will, in lieu of such fraction of a share, be paid the equivalent dollar amount in cash in accordance with the terms of the merger agreement.

For more information, see the section titled “The Merger Agreement—Treatment of Momentive Equity Awards.”

Zendesk’s Reasons for the Merger and Recommendation of the Zendesk Board of Directors (Page 88)

The Zendesk board of directors unanimously recommends that you vote “FOR” the Zendesk share issuance proposal and “FOR” the Zendesk adjournment proposal. For a description of factors considered by the Zendesk board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, and additional information on the recommendation of the Zendesk board of directors, see the section titled “The Merger—Zendesk’s Reasons for the Merger and Recommendation of the Zendesk Board of Directors.”

Momentive’s Reasons for the Merger and Recommendation of the Momentive Board of Directors (Page 93)

The Momentive board of directors unanimously recommends that you vote “FOR” the Momentive merger proposal, “FOR” the Momentive compensation proposal and “FOR” the Momentive adjournment proposal. For a description of factors considered by the Momentive board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and additional information on the recommendation of the Momentive board of directors, see the section titled “The Merger—Momentive’s Reasons for the Merger and Recommendation of the Momentive Board of Directors.”

Opinion of Zendesk’s Financial Advisor

Opinion of Goldman Sachs & Co. LLC (Page 97; Annex B)

Goldman Sachs delivered its opinion to the Zendesk board of directors that, as of October 28, 2021 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Zendesk.

The full text of the written opinion of Goldman Sachs, dated October 28, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Zendesk board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Zendesk common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter.

For additional information, see the section titled “The Merger—Opinion of Zendesk’s Financial Advisor—Opinion of Goldman Sachs & Co LLC” and the full text of the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

Opinions of Momentive’s Financial Advisors

Opinion of Allen & Company LLC (Page 107; Annex C)

Momentive has engaged Allen & Company as a financial advisor to Momentive in connection with the merger. In connection with this engagement, Allen & Company delivered a written opinion, dated October 28, 2021, to the Momentive board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio provided for in the merger agreement. The full text of Allen & Company’s written opinion, dated October 28, 2021, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the Momentive board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Momentive (or the Momentive board of directors or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Momentive to engage in the merger, including in comparison to other strategies or transactions that might be available to Momentive or which Momentive might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the merger or otherwise.

For additional information, see the section titled “The Merger—Opinions of Momentive’s Financial Advisors—Opinion of Allen & Company LLC” and the full text of the written opinion of Allen & Company attached as Annex C to this joint proxy statement/prospectus.

Opinion of J.P. Morgan Securities LLC (Page 115; Annex D)

Pursuant to an engagement letter, Momentive retained J.P. Morgan as a financial advisor in connection with the merger.

At the meeting of the Momentive board of directors on October 28, 2021, J.P. Morgan rendered its oral opinion to the Momentive board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Momentive common stockholders. J.P. Morgan confirmed its October 28, 2021 oral opinion by delivering its written opinion to the Momentive board of directors, dated October 28, 2021, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated October 28, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Momentive stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Momentive board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any other class of securities, creditors or other constituencies of Momentive or as to the underlying decision by Momentive to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of Momentive as to how such stockholder should vote with respect to the merger or any other matter.

For additional information, see the section titled “The Merger—Opinions of Momentive’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” and the full text of the written opinion of J.P. Morgan attached as Annex D to this joint proxy statement/prospectus.

The Zendesk Special Meeting (Page 50)

The Zendesk special meeting will be held in a virtual meeting format via live webcast on February 25, 2022, beginning at 10:00 a.m. Pacific Time. Zendesk stockholders will be able to virtually attend and vote at the Zendesk special meeting by visiting the Zendesk special meeting website at www.cesonlineservices.com/zen22_vm. To attend the Zendesk special meeting, you must pre-register at www.cesonlineservices.com/zen22_vm by 10:00 a.m. Pacific Time on February 24, 2022.

The purposes of the Zendesk special meeting are as follows:

•	Zendesk Proposal 1: Approval of the Share Issuance. To consider and vote on the Zendesk share issuance proposal; and

•	Zendesk Proposal 2: Adjournment of the Zendesk Special Meeting. To consider and vote on the Zendesk adjournment proposal.

Approval of the Zendesk share issuance proposal by Zendesk stockholders is a condition to the merger.

Only holders of record of shares of Zendesk common stock outstanding at the close of business on January 3, 2022, the Zendesk record date, are entitled to notice of, and to vote at, the Zendesk special meeting or any adjournment or postponement thereof. Each Zendesk stockholder is entitled to one vote on each proposal for each share of Zendesk common stock held of record at the close of business on the Zendesk record date.

A quorum of Zendesk stockholders is necessary to conduct business at the Zendesk special meeting. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Zendesk common stock entitled to vote at the Zendesk special meeting will constitute a quorum. Virtual attendance at the Zendesk special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Zendesk special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Zendesk special meeting. Since all of the proposals for consideration at the Zendesk special meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Zendesk stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Zendesk special meeting.

Assuming a quorum is present at the Zendesk special meeting, approval of the Zendesk share issuance proposal requires the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal. The failure to vote, failure to instruct your bank, broker or other nominee to vote, or abstention from voting will have no effect on the result of the vote on the Zendesk share issuance proposal.

Assuming a quorum is present at the Zendesk special meeting, approval of the Zendesk adjournment proposal requires the affirmative vote of a majority of the votes cast on the Zendesk adjournment proposal. The failure to vote, failure to instruct your bank, broker or other nominee to vote, or abstention from voting will have no effect on the result of the vote on the Zendesk adjournment proposal.

The Momentive Special Meeting (Page 59)

The Momentive special meeting will be held virtually via live webcast on February 25, 2022, beginning at 10:00 a.m. Pacific Time. Momentive stockholders will be able to virtually attend and vote at the Momentive special meeting by visiting the Momentive special meeting website at www.cesonlineservices.com/mntv22_vm. To attend the Momentive special meeting, you must pre-register at www.cesonlineservices.com/mntv22_vm by 10:00 a.m. Pacific Time on February 24, 2022.

The purposes of the Momentive special meeting are as follows:

•	Momentive Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Momentive merger proposal;

•

Momentive Proposal 2: Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with Momentive Named Executive Officers. To consider and vote on the Momentive compensation proposal; and

•	Momentive Proposal 3: Adjournment of the Momentive Special Meeting. To consider and vote on the Momentive adjournment proposal.

Approval of the Momentive merger proposal by Momentive stockholders is a condition to the merger. Approval of the advisory Momentive compensation proposal is not a condition to the obligation of either Zendesk or Momentive to complete the merger.

Only holders of record of shares of Momentive common stock outstanding at the close of business on January 3, 2022, the Momentive record date, are entitled to notice of, and to vote at, the Momentive special meeting or any adjournment or postponement thereof. Each Momentive stockholder is entitled to one vote on each proposal for each share of Momentive common stock held of record at the close of business on the Momentive record date.

A quorum of Momentive stockholders is necessary to conduct business at the Momentive special meeting. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Momentive common stock entitled to vote at the Momentive special meeting will constitute a quorum. Virtual attendance at the Momentive special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Momentive special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Momentive special meeting. Since all of the proposals for consideration at the Momentive special meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Momentive stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Momentive special meeting.

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive merger proposal requires the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date. The failure to vote, the failure to instruct your bank, broker or other nominee to vote or an abstention from voting will have the same effect as a vote “AGAINST” the Momentive merger proposal.

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive compensation proposal requires the affirmative vote of a majority of the shares of Momentive common stock that are present in person or by proxy at the Momentive special meeting and entitled to vote on the Momentive compensation proposal. Any shares not present or represented by proxy (including due to the failure of a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Momentive special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Momentive compensation proposal. An abstention or other failure of any shares present or represented by proxy to vote on the Momentive compensation proposal will have the same effect as a vote “AGAINST” the Momentive compensation proposal. In addition, if a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Momentive compensation proposal, it will have the same effect as a vote “AGAINST” the Momentive compensation proposal.

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive adjournment proposal requires the affirmative vote of a majority of the shares of Momentive common stock that are present in person or by proxy at the Momentive special meeting and entitled to vote on the Momentive adjournment proposal. Any shares not present or represented by proxy (including due to the failure of a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Momentive special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Momentive adjournment proposal. An abstention or other failure of any shares present or represented by proxy to vote on the Momentive adjournment proposal will have the same effect as a vote “AGAINST” the Momentive adjournment proposal. In addition, if a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Momentive adjournment proposal, it will have the same effect as a vote “AGAINST” the Momentive adjournment proposal.

Interests of Zendesk Directors and Executive Officers in the Merger (Page 184)

Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Zendesk directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other Zendesk stockholders generally. See the section titled “Interests of Zendesk Directors and Executive Officers in the Merger.”

Interests of Momentive Directors and Executive Officers in the Merger (Page 185)

In considering the recommendations of the Momentive board of directors, Momentive stockholders should be aware that Momentive directors and executive officers may have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of Momentive stockholders generally. The Momentive board of directors was aware of and considered these interests, among other matters, in reaching its determination that the merger is fair to and in the best interests of Momentive and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommending that Momentive stockholders approve the Momentive merger proposal. These interests are discussed in more detail in the section titled “Interests of Momentive Directors and Executive Officers in the Merger.”

The benefits and financial interests that Momentive’s directors and executive officers may become eligible to receive as a result of their interests in the merger include:

•

Momentive equity awards, including Momentive options, Momentive RSUs and shares of Momentive restricted stock, held by Momentive executive officers that are continuing employees or service providers, will be assumed by Zendesk and converted into Zendesk equity awards, the number and estimated value of which are provided in the section titled “Interests of Momentive Directors and Executive Officers in the Merger”;

•	the vesting of any Momentive equity awards, including Momentive options and Momentive RSUs, held by non-employee members of the Momentive board of directors, will accelerate in full and, in the case of Momentive RSUs, become settled, the number and estimated value of which are provided in the section titled “Interests of Momentive Directors and Executive Officers in the Merger”;

•

the merger agreement provides that the directors and executive officers of Momentive and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the merger; and

•

each of Momentive’s current executive officers has entered into a change in control and severance agreement with Momentive, which, among other things, provides for severance payments and benefits upon certain qualifying terminations of employment in connection with a change in control of Momentive.

For an estimate of the value of the benefits and financial interests that Momentive’s named executive officers may become eligible to receive as a result of their interests in the merger, assuming, among other things, that the merger was completed on December 1, 2021 and each such named executive officer experienced a qualifying termination of employment immediately thereafter, see the section titled “Interests of Momentive Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Momentive Named Executive Officers—Golden Parachute Compensation.”

Certain Beneficial Owners of Zendesk Common Stock (Page 209)

At the close of business on January 3, 2022, the record date for the Zendesk special meeting, Zendesk directors and executive officers and their affiliates, as a group, owned and were entitled to vote approximately 1.01% of the shares of Zendesk common stock outstanding on such date. Although none of them has entered into any agreement obligating them to do so, Zendesk currently expects that all Zendesk directors and executive officers will vote their shares “FOR” the Zendesk share issuance proposal and “FOR” the Zendesk adjournment proposal. For more information regarding the security ownership of Zendesk directors and executive officers, see the section titled “Certain Beneficial Owners of Zendesk Common Stock—Security Ownership of Zendesk Directors and Executive Officers.”

Certain Beneficial Owners of Momentive Common Stock (Page 212)

At the close of business on January 3, 2022, the record date for the Momentive special meeting, Momentive directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 12.53% of the total outstanding shares of Momentive common stock, including the shares covered by voting agreements described below entered into by Zander Lurie, the Chief Executive Officer and a director of Momentive, and certain of his affiliates, Ryan Finley, a director of Momentive, and certain of his affiliates, and a stockholder of Momentive affiliated with Sheryl Sandberg, a director of Momentive. For more information regarding the voting agreements, see the section titled “Voting Agreements.”

Momentive currently expects that all Momentive directors and Momentive officers will vote their shares “FOR” the Momentive merger proposal, “FOR” the Momentive compensation proposal and “FOR” the Momentive adjournment proposal. For more information regarding the security ownership of Momentive directors and executive officers, see the section titled “Certain Beneficial Owners of Momentive Common Stock.”

Regulatory Approvals and Related Matters (Page 130)

The obligations of Zendesk and Momentive to consummate the merger are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act. Zendesk and Momentive filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on November 12, 2021. Effective as of 11:59 p.m. Eastern Time on December 13, 2021, the waiting period under the HSR Act expired with respect to the merger.

Under the merger agreement, each of Zendesk and Momentive has agreed to use their respective reasonable best efforts, subject to certain limitations, to take, or cause to be taken, all actions necessary to complete the merger and make effective the other contemplated transactions on a timely basis (and in any event prior to the end date), including to receive all required regulatory approvals as soon as practicable after the date of the merger agreement. For more information, see the section titled “The Merger Agreement—Regulatory Approvals and Related Matters.”

Litigation Relating to the Merger (Page 131)

As of January 3, 2022, two complaints have been filed by purported Momentive stockholders and two complaints have been filed by purported Zendesk stockholders, each of which seeks to enjoin the merger and other relief. The complaints assert claims against certain defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in this joint proxy statement/prospectus and against certain defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements. Zendesk and Momentive believe the allegations in the complaints are without merit. See the section titled “The Merger Agreement—Litigation Relating to the Merger.”

No Appraisal Rights (Page 207)

Neither Zendesk nor Momentive stockholders are entitled to appraisal of their shares or dissenters’ rights with respect to the merger. For more information, see the section titled “No Appraisal Rights.”

Conditions to the Completion of the Merger (Page 160)

The obligations of each of Zendesk and Momentive to complete the merger are subject to the satisfaction or waiver (to the extent permitted by applicable legal requirements), at or prior to the completion of the merger, of each of the following conditions:

•

the registration statement of which this joint proxy statement/prospectus is a part being declared effective in accordance with the provisions of the Securities Act, no stop order suspending its effectiveness being issued by the SEC and in effect and there being no proceedings for that purpose having been initiated or threatened in writing by the SEC that have not been withdrawn;

•	shares of Zendesk common stock to be issued in the merger having been approved for listing (subject to official notice of issuance) on the NYSE;

•	the merger agreement being duly adopted by the required Momentive stockholder vote (as defined in “The Merger Agreement—Conditions to the Completion of the Merger”);

•	the Zendesk share issuance proposal being duly approved by the required Zendesk stockholder vote (as defined in the section titled “The Merger Agreement—Conditions to the Completion of the Merger”);

•	the expiration or earlier termination of any applicable waiting period (and any extension thereof) under the HSR Act; and

•	the absence of any temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the merger.

In addition, each party’s obligation to complete the merger is subject to, among other things, the accuracy of certain representations and warranties of the other party and the compliance by such other party with certain of its covenants, in each case, subject to the materiality standards set forth in the merger agreement, and the absence of the occurrence of any material adverse effect.

Neither Zendesk nor Momentive can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation or Discussions By Momentive (Page 144)

Under the merger agreement, subject to the exceptions summarized below, Momentive has agreed that it will not, and will cause each of its subsidiaries and its and their respective directors (other than directors of any subsidiary of Momentive that are not employees of Momentive or any of its subsidiaries), officers and financial advisors not to, and will not permit any of the other representatives of Momentive or any of its subsidiaries to:

•

solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any Momentive acquisition proposal (as defined under “The Merger Agreement—No Solicitation or Discussions by Momentive”) or Momentive acquisition inquiry (as defined under “The Merger Agreement—No Solicitation or Discussions by Momentive”);

•

furnish or otherwise provide access to any non-public information regarding Momentive or any of its subsidiaries to any person or entity in response to a Momentive acquisition proposal or Momentive acquisition inquiry;

•

engage in discussions (other than discussions solely between or among representatives of Momentive and its subsidiaries) or negotiations with any person or entity with respect to any Momentive acquisition proposal or Momentive acquisition inquiry (other than informing such person or entity of the provisions prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions pursuant to the merger agreement);

•	approve, endorse or recommend any Momentive acquisition proposal;

•	enter into any Momentive acquisition contract (as defined under “The Merger Agreement—No Solicitation or Discussions by Momentive”); or

•	resolve or publicly propose to take any of the foregoing actions.

In addition, under the merger agreement, Momentive has agreed that it will, and will cause each of its subsidiaries and its and their respective directors, officers and financial advisors to, and will use its reasonable best efforts to cause the other representatives of Momentive and its subsidiaries to, immediately cease and cause to be terminated any existing solicitations or assistance of, or discussions or negotiations with, any person or entity relating to any Momentive acquisition proposal or Momentive acquisition inquiry.

Under the merger agreement, however, prior to the approval of the Momentive merger proposal, under certain specified circumstances and subject to certain conditions, Momentive may furnish non-public information regarding Momentive and its subsidiaries to, and may enter into discussions or negotiations with, any person or entity (and its representatives) in response to a bona fide, written Momentive acquisition proposal that is made to Momentive after the date of the merger agreement by such person or entity (and not withdrawn).

Under the merger agreement, Momentive has also agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Zendesk in writing if Momentive or any of its directors or officers receives a Momentive acquisition proposal or a Momentive acquisition inquiry at any time during the period from the date of the merger agreement and the earlier to occur of (i) the effective time and (ii) the valid termination of the merger agreement pursuant to its terms.

No Solicitation or Discussions By Zendesk (Page 148)

Under the merger agreement, subject to the exceptions summarized below, Zendesk has agreed that it will not, and will cause each of its subsidiaries and its and their respective directors (other than directors of any subsidiary of Zendesk that are not employees of Zendesk or any of its subsidiaries), officers and financial advisors not to, and will not permit any of the other representatives of Zendesk or any of its subsidiaries to:

•

solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any disruptive Zendesk acquisition proposal (as defined under “The Merger Agreement—No Solicitation or Discussions by Zendesk”);

•

furnish or otherwise provide access to any non-public information regarding Zendesk or any of its subsidiaries to any person in connection with or in response to a disruptive Zendesk acquisition proposal (as defined under “The Merger Agreement—No Solicitation or Discussions by Zendesk”);

•

engage in discussions (other than discussions solely between or among representatives of Zendesk and its subsidiaries) or negotiations with any person or entity with respect to any disruptive Zendesk acquisition proposal (other than informing such person or entity of the provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, disruptive Zendesk acquisition proposals);

•	approve, endorse or recommend any disruptive Zendesk acquisition proposal;

•	enter into any disruptive Zendesk acquisition contract (as defined under “The Merger Agreement—No Solicitation or Discussions by Zendesk”); or

•	resolve or publicly propose to take any of the foregoing actions.

Under the merger agreement, however, prior to the approval of the Zendesk share issuance proposal, under certain specified circumstances and subject to certain conditions, Zendesk may furnish non-public information regarding Zendesk and its subsidiaries to, and may enter into discussions or negotiations with, any person or entity (and its representatives) in response to a bona fide, written disruptive Zendesk acquisition proposal that is made to Zendesk after the date of the merger agreement by such person or entity (and not withdrawn).

Under the merger agreement, Zendesk has also agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Momentive in writing if Zendesk or any of its directors or officers receives a disruptive Zendesk acquisition proposal or any other proposal to engage in any other Zendesk acquisition proposal (as defined under “The Merger Agreement—No Solicitation or Discussions by Zendesk”) at any time during the period from the date of the merger agreement and the earlier to occur of (i) the effective time and (ii) the valid termination of the merger agreement pursuant to its terms.

Momentive Recommendation Change (Page 152)

The merger agreement provides that, subject to certain exceptions, the Momentive board of directors (including any committee thereof) may not:

•

withdraw or modify in a manner adverse to Zendesk, or permit the withdrawal or the modification in a manner adverse to Zendesk of, the Momentive board of directors’ recommendation that Momentive’s stockholders vote to adopt the merger agreement;

•

recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Momentive acquisition proposal (as defined under “The Merger Agreement—No Solicitation or Discussions by Momentive”);

•

resolve, agree or publicly propose to take any of the actions contemplated in any of the two preceding bullets, which actions, together with the actions described in the two preceding bullets, are referred to as a “Momentive recommendation change”; or

•	cause or permit Momentive or any of its subsidiaries to execute or enter into any Momentive acquisition contract (as defined under “The Merger Agreement—No Solicitation or Discussions by Momentive”).

Notwithstanding the restrictions described above, the merger agreement provides that, prior to the adoption of the merger agreement by the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date, the Momentive board of directors may, subject to compliance with certain obligations set forth in the merger agreement (including providing Zendesk with prior written notice and during such notice period, engaging (to the extent requested by Zendesk) in good faith negotiations with Zendesk to amend the terms of the merger agreement) make a Momentive recommendation change if it receives a bona fide, written Momentive acquisition proposal that the Momentive board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Momentive’s outside legal counsel, that such Momentive acquisition proposal constitutes a Momentive superior offer (as defined under “The Merger Agreement—No Solicitation or Discussions by Momentive”) and that the failure to make such a Momentive recommendation change would be inconsistent with the fiduciary obligations of the Momentive board of directors under applicable legal requirements in light of such Momentive superior offer.

In addition, the Momentive board of directors is permitted, under certain circumstances, prior to the adoption of the merger agreement by the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date, subject to compliance with certain obligations set forth in the merger agreement (including providing Zendesk with prior written notice and during such notice period, engaging (to the extent requested by Zendesk) in good faith negotiations with Zendesk to amend the terms of the merger agreement) to make a Momentive recommendation change in response to a material change in circumstances (unrelated to a Momentive acquisition proposal) and if the Momentive board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Momentive’s outside legal counsel, that the failure to withdraw or modify the Momentive board recommendation would be inconsistent with the fiduciary obligations of the Momentive board of directors under applicable legal requirements in light of such a material change in circumstances.

Zendesk Recommendation Change (Page 155)

The merger agreement provides that, subject to certain exceptions, the Zendesk board of directors (including any committee thereof) may not:

•	withdraw or modify in a manner adverse to Momentive, the Zendesk board of directors’ recommendation that Zendesk’s stockholders vote to approve the Zendesk share issuance proposal;

•

recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any disruptive Zendesk acquisition proposal (as defined under “The Merger Agreement—No Solicitation or Discussions by Zendesk”);

•

resolve, agree or publicly propose to take any of the actions contemplated in any of the two preceding bullets, which actions, together with the actions described in the two preceding bullets, are referred to as a “Zendesk recommendation change”; or

•

cause or permit Zendesk or any of its subsidiaries to execute or enter into any disruptive Zendesk acquisition contract (as defined under “The Merger Agreement—No Solicitation or Discussions by Zendesk”).

Notwithstanding the restrictions described above, the merger agreement provides that, prior to the approval of the Zendesk share issuance proposal by the affirmative vote of a majority of the votes cast on the Zendesk share issuance proposal, the Zendesk board of directors may, subject to compliance with certain obligations set forth in the merger agreement (including providing Momentive with prior written notice and during such notice period, engaging (to the extent requested by Momentive) in good faith negotiations with Momentive to amend the terms of the merger agreement) make a Zendesk recommendation change if it receives a bona fide, written disruptive

Zendesk acquisition proposal that the Zendesk board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Momentive’s outside legal counsel, that such disruptive Zendesk acquisition proposal constitutes a disruptive Zendesk superior offer (as defined under “The Merger Agreement—No Solicitation or Discussions by Zendesk”) and that the failure to make such a Momentive recommendation change would be inconsistent with the fiduciary obligations of the Zendesk board of directors under applicable legal requirements in light of such disruptive Zendesk superior offer.

In addition, the Zendesk board of directors is permitted, under certain circumstances, prior to the approval of the Zendesk share issuance proposal by the affirmative vote of a majority of the votes cast on the Zendesk share issuance proposal, subject to compliance with certain obligations set forth in the merger agreement (including providing Momentive with prior written notice and during such notice period, engaging (to the extent requested by Momentive) in good faith negotiations with Momentive to amend the terms of the merger agreement) to make a Zendesk recommendation change in response to a material change in circumstances (unrelated to a disruptive Zendesk acquisition proposal) and if the Zendesk board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Zendesk’s outside legal counsel, that the failure to withdraw or modify the Zendesk board recommendation would be inconsistent with the fiduciary obligations of the Zendesk board of directors under applicable legal requirements in light of such a material change in circumstances.

Termination of the Merger Agreement (Page 163)

The merger agreement may be terminated prior to the effective time (whether before or after the adoption of the merger agreement by the required Momentive stockholder vote and whether before or after the approval of the Zendesk share issuance proposal by the required Zendesk stockholder vote) in accordance with its terms as follows:

•	by the mutual written consent of Zendesk and Momentive;

•

by either Zendesk or Momentive if the merger has not been completed by the end date (however, a party may not terminate the merger agreement on such basis if the failure to complete the merger by the end date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to effective time);

•	by either Zendesk or Momentive if a specified governmental body has issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•

by either Zendesk or Momentive if the Momentive merger proposal or the Zendesk share issuance proposal is not approved at the Momentive special meeting or the Zendesk special meeting, respectively, including any adjournment or postponement thereof (however, a party may not terminate the merger agreement on such basis if the failure to have the merger agreement adopted by the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date or to have the Zendesk share issuance proposal approved by the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal, as applicable, is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to the effective time);

•

by Zendesk (at any time prior to the adoption of the merger agreement by the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date) if a Momentive triggering event (as defined under “The Merger Agreement—Termination of the Merger Agreement”) has occurred;

•

by Momentive (at any time prior to the approval of the Zendesk share issuance proposal by the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal) if a Zendesk triggering event (as defined under “The Merger Agreement—Termination of the Merger Agreement”) has occurred; or

•

by either Zendesk or Momentive if, subject to certain exceptions, (a) any of the other party’s representations or warranties contained in the merger agreement were inaccurate as of the date of the merger agreement or became inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date) such that the closing condition relating to the accuracy of such other party’s representations and warranties would not be satisfied; or (b) any of the other party’s covenants or obligations contained in the merger agreement was breached such that the closing condition relating to the performance by such other party of its covenants would not be satisfied.

Termination Fees (Page 166)

The merger agreement provides that in certain circumstances in connection with the termination of the merger agreement, Zendesk or Momentive will be required to pay the other a termination fee of $150 million, which is referred to as the “termination fee.”

Under the merger agreement, Momentive will be required to pay to Zendesk the termination fee if:

•

(i) the merger agreement is terminated by Zendesk or Momentive because the merger has not been completed on or prior to the end date, (ii) the failure to complete the merger was primarily due to a material failure on the part of Momentive to perform its covenants or obligations under the merger agreement, (iii) at or prior to the time of the termination of the merger agreement, a Momentive acquisition proposal (as defined under “The Merger Agreement—No Solicitation or Discussions by Momentive”) has been made known to Momentive or been publicly disclosed, announced, commenced, submitted or made, and (iv) within 12 months after the date of such termination of the merger agreement, Momentive has completed a transaction with a third party or has entered into a definitive agreement with a third party providing for a transaction (and such transaction is ultimately completed), in each case, for an acquisition of Momentive;

•

(i) the merger agreement is terminated by Zendesk or Momentive because Momentive has failed to obtain the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date approving the Momentive merger proposal, (ii) at or prior to such termination, a Momentive acquisition proposal has been made known publicly and has not been publicly withdrawn at least 10 business days prior to the Momentive special meeting, and (iii) within 12 months after the date of such termination of the merger agreement, Momentive has consummated a transaction with a third party or has entered into a definitive agreement with a third party providing for a transaction (and such transaction is ultimately consummated), in each case, for an acquisition of Momentive; and

•

the merger agreement is terminated by (i) Zendesk upon the occurrence of a Momentive triggering event (as defined under “The Merger Agreement—Termination of the Merger Agreement”) or (ii) by Zendesk or Momentive because Momentive has failed to obtain the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date to approve the Momentive merger proposal after the occurrence of a Momentive triggering event.

Under the merger agreement, Zendesk will be required to pay to Momentive the termination fee if:

•

(i) the merger agreement is terminated by Zendesk or Momentive because the merger has not been completed on or prior to the end date, (ii) the failure to complete the merger was primarily due to a material failure on the part of Zendesk to perform its covenants or obligations under the merger agreement, (iii) at or prior to the time of the termination of the merger agreement, a disruptive Zendesk acquisition proposal (as defined under “The Merger Agreement—No Solicitation or Discussions by Zendesk”) has been made known to Zendesk or been publicly disclosed, announced, commenced, submitted or made, and (iv) within 12 months after the date of such termination of the merger agreement, Zendesk has completed a transaction with a third party or has entered into a definitive agreement with a third party providing for a transaction (and such transaction is ultimately completed), in each case, for an acquisition of Zendesk;

•

(i) the merger agreement is terminated by Zendesk or Momentive because Zendesk has failed to obtain the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal approving the Zendesk share issuance proposal, (ii) at or prior to such termination, a disruptive Zendesk acquisition proposal has been made known publicly and has not been publicly withdrawn at least 10 business days prior to the Zendesk special meeting, and (iii) within 12 months after the date of such termination of the merger agreement, Zendesk has consummated a transaction with a third party or has entered into a definitive agreement with a third party providing for a transaction (and such transaction is ultimately consummated), in each case, for an acquisition of Zendesk; and

•

the merger agreement is terminated by (i) Momentive upon the occurrence of a Zendesk triggering event (as defined under “The Merger Agreement—Termination of the Merger Agreement”) or (ii) by Zendesk or Momentive because Zendesk has failed to obtain the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal to approve the Zendesk share issuance proposal after the occurrence of a Zendesk triggering event.

Voting Agreements (Page 170)

Concurrently with the execution of the merger agreement, on October 28, 2021, Zendesk and Momentive entered into voting agreements, each of which is referred to as a “voting agreement,” with Zander Lurie, Ryan Finley, certain of Mr. Lurie’s and Mr. Finley’s affiliates, and a stockholder of Momentive affiliated with Sheryl Sandberg, solely in their capacity as stockholders of Momentive, each of which is referred to as a “supporting stockholder.” Each supporting stockholder agreed that from the date of the voting agreement until the date that the voting agreement terminates, such supporting stockholder will vote or cause to be voted all shares of Momentive common stock that he, she or it beneficially owns, among other things:

•	in favor of: (i) the adoption of the merger agreement; and (ii) any action in furtherance of the adoption of the merger agreement;

•	against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of Momentive in the merger agreement; and

•

against any proposal involving Momentive or any of its subsidiaries that would reasonably be expected to have a material adverse effect (as defined under “The Merger Agreement—Representations and Warranties”) on Momentive or materially impede, interfere with, delay, postpone or adversely affect the completion of the merger or any of the other transactions contemplated by the merger agreement.

The voting agreement with the supporting stockholder affiliated with Ms. Sandberg also provides that if the Momentive board of directors makes a Momentive recommendation change (as defined under “The Merger Agreement—Momentive Recommendation Change”), then such supporting stockholder will instead cause the shares of Momentive common stock beneficially owned by such supporting stockholder to be voted in the same proportion (for, against or abstain) as the votes that are collectively cast by all of the other holders of Momentive common stock who are present and voting with respect to each such matter.

As of October 25, 2021, the supporting stockholders subject to the voting agreements beneficially owned in the aggregate approximately 12% of the outstanding shares of Momentive common stock. For more information, see the section titled “Voting Agreements” and Annexes E-1 through E-7 to this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Merger (Page 194)

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, a U.S. Holder (as defined under “U.S. Federal Income Tax Consequences of the Merger”) of Momentive common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Momentive common stock for Zendesk common stock in the merger, except with respect to cash received by Momentive stockholders in lieu of fractional shares of Zendesk common stock.

See the section titled “U.S. Federal Income Tax Consequences of the Merger” for a more complete description of certain U.S. federal income tax consequences of the merger. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Comparison of Stockholders’ Rights (Page 198)

Upon completion of the merger, Zendesk stockholders receiving shares of Zendesk common stock will become Zendesk stockholders. The rights of Zendesk stockholders will be governed by the DGCL and the Zendesk charter and Zendesk bylaws in effect at the effective time. As Zendesk and Momentive are both Delaware corporations, the rights of Zendesk stockholders and Momentive stockholders are not materially different. However, there are certain differences in the rights of Zendesk stockholders under the Zendesk charter and Zendesk bylaws and of Momentive stockholders under the Momentive charter and Momentive bylaws. See the section titled “Comparison of Stockholders’ Rights.”

Listing of Zendesk Common Stock; Delisting and Deregistration of Momentive Common Stock (Page 28)

It is a condition to the merger that the shares of Zendesk common stock to be issued to Momentive stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, Momentive common stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which Momentive will no longer be required to file periodic reports with the SEC with respect to Momentive common stock.

Momentive has agreed to cooperate with Zendesk prior to the closing to cause the Momentive common stock to be delisted from Nasdaq and be deregistered under the Exchange Act as soon as practicable after the effective time.

Risk Factors (Page 34)

In evaluating the merger agreement, the merger and the share issuance, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section titled “Risk Factors.”

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined balance sheet data as of September 30, 2021 gives effect to the merger as if it had occurred on September 30, 2021, and the following selected unaudited pro forma condensed combined statements of operations data for the fiscal year ended December 31, 2020 and for the nine months ended September 30, 2021 is presented as if the merger had occurred on January 1, 2020. The unaudited pro forma condensed combined financial statements from which the selected data are derived have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements from which the selected data are derived do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in section titled “Risk Factors.” The selected unaudited pro forma condensed combined financial information should be read together with information in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma condensed combined financial statements from which the following selected data is derived are based on and have been derived from the historical financial statements of Zendesk and Momentive, including Zendesk’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 and audited consolidated statement of operations for the fiscal year ended December 31, 2020, and Momentive’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 and audited condensed consolidated statement of operations for the fiscal year ended December 31, 2020.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

(in thousands, except per share amounts)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Revenue	$1,289,682	$1,405,174
Operating loss	$(254,882)	$(399,250)
Net loss	$(299,716)	$(264,497)
Net loss per share, basic and diluted	$(1.96)	$(1.78)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

(in thousands)	As of September 30, 2021
Total assets	$6,475,898
Total liabilities	$2,251,587
Total stockholders’ equity	$4,224,311

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table summarizes selected per share data for (i) Zendesk and Momentive for the fiscal year ended December 31, 2020, on an audited historical basis, and unaudited historical financial information of Zendesk and Momentive for the nine months ended September 30, 2021, (ii) Zendesk for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021 on an unaudited pro forma combined basis giving effect to the merger using the acquisition method of accounting and (iii) Momentive for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021 on an unaudited pro forma equivalent basis based on the exchange ratio of 0.225 of a share of Zendesk common stock per share for Momentive common stock.

The following table reflects historical information about basic and diluted net income per share attributable to common stockholders for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021, and the book value per common share as of September 30, 2021, on a historical basis, and for the combined company on an unaudited pro forma condensed combined basis after giving effect to the merger. The pro forma data of the combined company assumes the merger was completed on January 1, 2020 and was derived by combining the historical consolidated financial information of Zendesk and Momentive.

The historical per share data should be read together with the historical consolidated financial statements and related notes of Zendesk and Momentive incorporated by reference in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.” The unaudited pro forma condensed combined per share data are derived from, and should be read together with the information in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.” The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position of the combined company following the merger.

	Zendesk		Momentive
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(1)
Net loss per share
Basic and Diluted
Nine Months Ended September 30, 2021	$(1.36)	$(1.96)	$(0.56)	$(0.44)
Year Ended December 31, 2020	$(1.89)	$(1.78)	$(0.65)	$(0.40)
Book Value per Share
As of September 30, 2021	$3.89	$27.43	$2.43	$6.17

(1)	Calculated by multiplying the “Pro Forma Combined” amounts by the exchange ratio of 0.225.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Zendesk common stock is listed on the NYSE under the symbol “ZEN” and Momentive common stock is listed on Nasdaq under the symbol “MNTV.”

The following table sets forth the closing sale price per share of Zendesk common stock and Momentive common stock reported on the NYSE and Nasdaq, respectively, as of (1) October 27, 2021, the trading day before the public announcement of the execution of the merger agreement and (2) January 3, 2022, the latest practicable trading date before the date of this joint proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Momentive common stock as of the same two days. This implied per share value was calculated by multiplying the closing prices per share of Zendesk common stock on those dates by an exchange ratio of 0.225.

	Zendesk Common Stock	Momentive Common Stock	Implied Per Share Value of Merger Consideration
October 27, 2021	$122.66	$24.56	$27.60
January 3, 2022	$103.53	$21.24	$23.29

The market prices of Zendesk common stock and Momentive common stock have fluctuated since the date of the announcement of the merger and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Momentive special meeting and the date the merger is completed and thereafter (in the case of Zendesk common stock). The value of the merger consideration to be received in exchange for each share of Momentive common stock will fluctuate with changes in the market value of Zendesk common stock until the last trading day before the merger is complete.

The value of the merger consideration to be received in exchange for each share of Momentive common stock when received by Momentive stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Zendesk stockholders and Momentive stockholders are advised to obtain current market quotations for Zendesk common stock and Momentive common stock in determining whether to vote in favor of the Zendesk share issuance proposal, in the case of Zendesk stockholders, or the Momentive merger proposal, in the case of Momentive stockholders.

Dividends

Zendesk has never declared or paid any cash dividends on its common stock. Zendesk anticipates retaining future earnings for the development, operation, and expansion of its business, and does not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, Zendesk’s ability to pay cash dividends on Zendesk common stock may be prohibited or limited by the terms of future debt financing arrangements.

Momentive has never declared nor paid any cash dividends on Momentive common stock. Under the terms of the merger agreement, Momentive is not permitted to declare, accrue, set aside, establish a record date for or pay any dividend or other distribution during the pre-closing period without the prior written consent of Zendesk.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the documents that Zendesk and Momentive refer you to in the registration statement and oral statements made or to be made by Zendesk and Momentive include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the “safe harbor provisions.” Statements contained or incorporated by reference in the registration statement of which this joint proxy statement/prospectus forms a part that are not historical facts are forward-looking statements, including statements regarding the anticipated benefits of the merger, the anticipated impact of the merger on the combined company’s business and future financial and operating results, the expected amount and timing of anticipated synergies from the merger, the anticipated timing of closing of the merger and other aspects of Zendesk’s or Momentive’s operations or operating results. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectations or intent regarding the combined company’s financial results, operations, and other matters are intended to identify forward-looking statements that are intended to be covered by the safe harbor provisions. Investors are cautioned not to rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause future events to differ materially from the forward-looking statements in this report, including:

•

the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Zendesk to pay a termination fee to Momentive or require Momentive to pay a termination fee to Zendesk;

•

the inability to complete the merger due to the failure of Zendesk stockholders to approve the share issuance or of Momentive stockholders to adopt the merger agreement, or the failure to satisfy any of the other conditions to the completion of the merger, including regulatory approvals, in a timely manner or otherwise;

•

risks relating to fluctuations of the market value of Zendesk and Momentive’s common stock before the completion of the merger, including as a result of uncertainty as to the long-term value of the common stock of the combined company or as a result of broader stock market movements;

•	delays in closing, or the failure to close, the merger for any reason, could negatively impact Zendesk, Momentive or the combined company;

•

the risk that disruptions from the pendency of the merger will disrupt Zendesk’s or Momentive’s business, including current plans and operations, which may adversely impact Zendesk’s or Momentive’s respective businesses;

•

difficulties or delays in integrating the businesses of Zendesk and Momentive following completion of the merger or fully realizing the anticipated synergies or other benefits expected from the merger;

•	certain restrictions during the pendency of the merger that may impact the ability of Zendesk or Momentive to pursue certain business opportunities or strategic transactions;

•	the risk of legal proceedings that have been or may be instituted against Zendesk, Momentive, their directors and/or others relating to the merger;

•	the diversion of the attention of the respective management teams of Zendesk and Momentive from their respective ongoing business operations;

•	the risk that the merger or any announcement relating to the merger could have an adverse effect on the ability of Zendesk or Momentive to retain and hire key personnel;

•	the risk that uncertainty about the merger may adversely affect relationships with Zendesk and Momentive’s customers, partners, suppliers, and employees, whether or not the merger is completed;

•	the potentially significant amount of any costs, fees, expenses, impairments or charges related to the merger;

•

the potential dilution of Zendesk stockholders’ and Momentive stockholders’ ownership percentage of the combined company as compared to their ownership percentage of Zendesk or Momentive, as applicable, prior to the merger;

•	the business, economic, political and other conditions in the countries in which Zendesk or Momentive operate;

•

the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Zendesk’s or Momentive’s respective business, operations, revenue, cash flow, operating expenses, hiring, demand for their respective solutions, sales cycles, customer retention, and their respective customers’ businesses and industries;

•

the effect of uncertainties related to the actions of activist stockholders, which could make it more difficult to obtain the approval of the Zendesk share issuance proposal and of the Momentive merger proposal and result in Zendesk and Momentive incurring significant fees and other expenses, including for third-party advisors;

•	Momentive directors and executive officers having interests in the merger that are different from, or in addition to, the interests of Momentive stockholders generally; and

•

the possibility that the combined company’s results of operations, cash flows and financial position after the merger may differ materially from the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus.

The forward-looking statements contained in this joint proxy statement/prospectus are also subject to additional risks, uncertainties, and factors, including those described in Zendesk’s and Momentive’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. See the section titled “Where You Can Find More Information.”

The forward-looking statements included in this report are made only as of the date hereof. Zendesk and Momentive do not undertake to update, alter or revise any forward-looking statements made in this report to reflect events or circumstances after the date of this report or to reflect new information or the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In considering how to vote on the proposals to be considered and voted on at the Zendesk special meeting or the Momentive special meeting, you are urged to carefully consider all of the information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of Zendesk and Momentive because those risks will affect the combined company. The risks associated with the business of Zendesk can be found in Zendesk’s Exchange Act reports, including Zendesk’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Zendesk’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are incorporated by reference into this joint proxy statement/prospectus. The risks associated with the business of Momentive can be found in Momentive’s Exchange Act reports, including Momentive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Momentive’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the merger and the businesses of Zendesk, Momentive and the combined company.

Risks Relating to the Merger

Because the exchange ratio is fixed and will not be adjusted in the event of any change in the price of either Zendesk common stock or Momentive common stock, the value of the consideration that Momentive stockholders will receive in the merger is uncertain.

At the effective time, each share of Momentive common stock that is outstanding immediately prior to the effective time (other than shares of Momentive common stock held, directly or indirectly, by Momentive or Zendesk, any of their respective wholly owned subsidiaries, or held in Momentive’s treasury), will be converted into the right to receive 0.225 of a share of Zendesk common stock, a cash payment (without interest and less any applicable withholding taxes) for any fractional shares of Zendesk common stock resulting from the calculation and dividends or other distributions that such holder of Momentive common stock is entitled to receive pursuant to the merger agreement. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Zendesk common stock or Momentive common stock prior to the completion of the merger. The market prices of Zendesk common stock and Momentive common stock have fluctuated prior to and after the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Zendesk special meeting and the Momentive special meeting, and through the date the merger is completed.

Because the value of the merger consideration will depend on the market price of Zendesk common stock at the time the merger is completed, Momentive stockholders will not know or be able to determine at the time of the Momentive special meeting the market value of the merger consideration they would receive upon completion of the merger. Similarly, Zendesk stockholders will not know or be able to determine at the time of the Zendesk special meeting the market value of the shares of Zendesk common stock to be issued pursuant to the merger agreement compared to the market value of the shares of Momentive common stock that are being exchanged in the merger.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Zendesk’s or Momentive’s respective businesses, operations and prospects, the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Zendesk’s or Momentive’s respective business, operations, revenue, cash flow, operating expenses, hiring, demand for their respective solutions, sales cycles, customer retention and their respective customers’ business and industries, market assessments of the likelihood that the merger will be completed, interest rates and other factors generally affecting the respective prices of Zendesk common stock and Momentive common stock, and the timing of the merger and receipt of required regulatory approvals.

Many of these factors are beyond the control of Zendesk and Momentive, and neither Zendesk nor Momentive is permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for Zendesk common stock and Momentive common stock in determining whether to vote in favor of the Zendesk share issuance proposal, in the case of Zendesk stockholders, or the Momentive merger proposal, in the case of Momentive stockholders.

The market price of Zendesk common stock will continue to fluctuate after the merger.

Upon completion of the merger, Momentive stockholders will become holders of Zendesk common stock. The market price of the common stock of the combined company will continue to fluctuate, potentially significantly, following completion of the merger, including for the reasons described above. As a result, former Momentive stockholders could lose some or all of the value of their investment in Zendesk common stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Zendesk common stock received in the merger, regardless of the combined company’s actual operating performance.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms.

The merger is subject to a number of conditions that must be satisfied, including the approval by Zendesk stockholders of the Zendesk share issuance proposal and approval by Momentive stockholders of the Momentive merger proposal, or waived (to the extent permitted), in each case prior to the completion of the merger. These conditions are described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger.” These conditions to the completion of the merger, some of which are beyond the control of Zendesk and Momentive, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or not completed.

Additionally, either Zendesk or Momentive may terminate the merger agreement under certain circumstances, including, among others, if the merger is not completed by the end date. In addition, if the merger agreement is terminated under specified circumstances, including because the Momentive board of directors changes its recommendation, Momentive may be required to pay Zendesk a termination fee of $150 million. If the merger agreement is terminated under other specified circumstances, including because the Zendesk board of directors changes its recommendation, Zendesk may be required to pay Momentive a termination fee of $150 million. See the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Transaction Expenses and Termination Fees—Termination Fees” for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by Zendesk or Momentive.

Failure to complete the merger could negatively impact the future business and financial results of Zendesk and Momentive and the trading prices of the Zendesk common stock or Momentive common stock.

If the merger is not completed for any reason, including because Zendesk stockholders fail to approve the Zendesk share issuance proposal or because Momentive stockholders fail to approve the Momentive merger proposal, the ongoing businesses of Zendesk and Momentive may be adversely affected and, without realizing any of the expected benefits of having completed the merger, Zendesk and Momentive would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its customers, partners, suppliers and employees;

•

each company will be required to pay its respective costs relating to the merger, such as financial advisory, legal, accounting costs and associated fees and expenses, whether or not the merger is completed;

•

there may be disruptions to each company’s respective business resulting from the announcement and pendency of the merger, and any adverse changes in their relationships with their respective customers, partners, suppliers, other business partners and employees may continue or intensify; and

•

each company will have committed substantial time and resources to matters relating to the merger (including integration planning) which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either company as an independent company.

The market price for shares of Zendesk common stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market price of shares of Momentive common stock.

Upon completion of the merger, Momentive stockholders will receive shares of Zendesk common stock and will accordingly become Zendesk stockholders. Zendesk’s business differs from that of Momentive, and Zendesk’s results of operations and stock price may be adversely affected by factors different from those that historically have affected or currently affect Momentive’s results of operations and stock price. Following the completion of the mergers, Momentive will be part of a larger company, so decisions affecting Momentive may be made in respect of the larger combined business as a whole rather than the Momentive business individually. For a discussion of the businesses of each of Zendesk and Momentive and some important factors to consider in connection with those businesses, see the section titled “The Parties to the Merger” and the other information contained or incorporated in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”

The share issuance may cause the market price of Zendesk common stock to decline.

Based on 150,398,525 shares of Momentive common stock issued and outstanding as of January 3, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, and the exchange ratio of 0.225, it is expected that Zendesk will issue approximately 33.8 million shares of Zendesk common stock in the merger. Former Momentive stockholders may decide not to hold the shares of Zendesk common stock that they will receive in the merger, and Zendesk stockholders may decide to reduce their investment in Zendesk as a result of the changes to Zendesk’s investment profile as a result of the merger. Both the issuance of this amount of new shares in the merger and any subsequent sales of these shares may cause the market price of Zendesk common stock to decline.

Momentive stockholders who receive shares of Zendesk common stock in the merger will have rights as Zendesk stockholders that differ from their current rights as Momentive stockholders.

Upon completion of the merger, Momentive stockholders will no longer be stockholders of Momentive and will instead become stockholders of Zendesk. As Zendesk and Momentive are both Delaware corporations, the rights of Zendesk stockholders and Momentive stockholders are not materially different. However, there are certain differences in the rights of Zendesk stockholders under the Zendesk charter and Zendesk bylaws, and of Momentive stockholders under the Momentive charter and the Momentive bylaws. See the section titled “Comparison of Stockholders’ Rights” for a discussion of these rights.

After the merger, Momentive stockholders will have a significantly lower ownership and voting interest in Zendesk than they currently have in Momentive and will exercise less influence over management and policies of the combined company.

Based on the number of shares of Zendesk common stock and Momentive common stock outstanding on January 3, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the merger, former Momentive stockholders are expected to own approximately 22% of the outstanding shares of Zendesk common stock and the current Zendesk stockholders are expected to own approximately 78% of the outstanding shares of Zendesk common stock. Consequently, former Momentive stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Momentive.

Until the completion of the merger or the termination of the merger agreement pursuant to its terms, Zendesk and Momentive are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Zendesk, Momentive and/or their respective stockholders.

From and after the date of the merger agreement and prior to the completion of the merger or the termination of the merger agreement pursuant to its terms, the merger agreement restricts Zendesk and Momentive from taking specified actions without the consent of the other party and requires that the business of Momentive and its subsidiaries be conducted in the ordinary course. These restrictions may prevent Zendesk or Momentive, as applicable, from taking actions during the pendency of the merger that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the merger could be exacerbated by any delays in the completion of the merger or termination of the merger agreement. See the section titled “The Merger Agreement—Interim Operations of Zendesk and Momentive.”

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the merger.

The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part registering the issuance of shares of Zendesk common stock to Momentive stockholders in connection with the merger and the absence of any stop order or proceedings by the SEC with respect thereto, the expiration or earlier termination of any applicable waiting period (and any extension thereof) under the HSR Act, approval for listing on the NYSE of the shares of Zendesk common stock to be issued in connection with the merger, and the absence of governmental restraints or prohibitions preventing the consummation of the merger. The obligation of each of Zendesk and Momentive to complete the merger is also conditioned on, among other things, the accuracy of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality and material adverse effect qualifiers), and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required stockholder approvals and governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Zendesk and Momentive expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section titled “The Merger Agreement—Conditions to the Completion of the Merger.”

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by Zendesk and Momentive. It is possible that these employees may decide not to remain with Zendesk or Momentive, as applicable, while the merger is pending, or with the combined company. If key employees of either company terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Zendesk and Momentive to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Zendesk and Momentive may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. Moreover, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of Zendesk and Momentive to the same extent that those companies have been able to attract or retain their own employees in the past.

The merger, and uncertainty regarding the merger, may cause customers, partners, or suppliers to delay or defer decisions concerning Zendesk or Momentive and adversely affect each company’s ability to effectively manage its respective business, which could adversely affect each company’s business, operating results and financial position and, following the completion of the merger, the combined company’s.

The merger will happen only if the stated conditions are met, including the approval of the Zendesk share issuance proposal, the approval of the Momentive merger proposal and the receipt of required regulatory approvals, among other conditions. Many of the conditions are beyond the control of Zendesk and Momentive, and both parties also have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause existing or prospective customers, partners, or suppliers to:

•	delay, defer, or cease purchasing products or services from, providing products or services to, Zendesk, Momentive or the combined company;

•

delay or defer other decisions concerning Zendesk, Momentive or the combined company, including entering into contracts with Zendesk or Momentive or making other decisions concerning Zendesk or Momentive or seek to change or cancel existing business relationships with Zendesk or Momentive; or

•	otherwise seek to change the terms on which they do business with Zendesk, Momentive or the combined company.

Any such disruptions such as delays or deferrals of those decisions or changes in existing agreements could adversely affect the respective business, operating results and financial position of Zendesk and Momentive, whether the merger is ultimately completed, and following the completion of the merger, the combined company, including an adverse effect on the combined company’s ability to realize the anticipated synergies and other benefits of the merger. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Zendesk and Momentive, which could have an adverse effect on their respective businesses and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Zendesk and Momentive, including by diverting the attention of Zendesk and Momentive’s respective management and employee teams, such as those involved in day-to-day operations and sales, toward the completion of the merger. In addition, Zendesk and Momentive have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the merger is not completed, Zendesk and Momentive will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

Momentive directors and executive officers have interests and arrangements that may be different from, or in addition to, those of Momentive stockholders generally.

When considering the recommendations of the Momentive board of directors on how to vote on the proposals described in this joint proxy statement/prospectus, Momentive stockholders should be aware that Momentive directors and executive officers may have interests in the merger that are different from, or in addition to, those of Momentive stockholders generally. These interests include the treatment in the merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements, and the right to continued indemnification of former Momentive directors and officers by the combined company. The Momentive board of directors was aware of and considered these interests when it determined that the merger was fair to, and in the best interests of, Momentive and its stockholders, approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommended that Momentive stockholders adopt the merger agreement. The interests of Momentive directors and executive officers are described in more detail in the section titled “The Merger Agreement—Interests of Momentive Directors and Executive Officers in the Merger.”

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Zendesk or Momentive.

The merger agreement contains “no shop” provisions that restrict the ability of Zendesk and Momentive to, among other things (each as described in the sections titled “The Merger Agreement—No Solicitation or Discussions by Momentive” and “The Merger Agreement—No Solicitation or Discussions by Zendesk”):

•

in the case of Momentive: (i) solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of, any acquisition proposal or any acquisition inquiry; (ii) furnish or otherwise provide access to any non-public information regarding Momentive or its respective subsidiaries to any person in connection with or in response to an acquisition proposal or an acquisition inquiry; (iii) engage in discussions or negotiations with any person with respect to acquisition proposal or any acquisition inquiry; (iv) approve, endorse or recommend any acquisition proposal; (v) enter into any contract that relates to, contemplates, is intended or would reasonably be expected to result in, an acquisition; or (vi) resolve or publicly propose to do any of the foregoing actions; and

•

in the case of Zendesk: (i) solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any acquisition proposal that is conditioned on the termination of the merger agreement; (ii) furnish or otherwise provide access to any non-public information, regarding Zendesk in connection with or in response to an acquisition proposal that is conditioned on the termination of the merger agreement; (iii) engage in discussions or negotiations with any person with respect to any acquisition proposal that is conditioned on the termination of the merger agreement; (iv) approve, endorse or recommend any acquisition proposal that is conditioned on the termination of the merger agreement; (v) enter into any contract that an acquisition that is conditioned on the termination of the merger agreement; or (vi) resolve or publicly propose to do any of the foregoing actions.

Furthermore, there are only limited exceptions to the requirement under the merger agreement that neither the Zendesk board of directors nor the Momentive board of directors withdraw or modify the Zendesk board recommendation or the Momentive board recommendation, as applicable (each as defined in the section titled “The Merger Agreement—Stockholder Meetings; Board Recommendations”). Although the Zendesk board of directors or Momentive board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the merger agreement, in response to certain superior offers or to certain intervening events (if the applicable board of directors determines in good faith, after having taken into account the advice of outside legal counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law), such change of recommendation would entitle the other party to terminate the merger agreement and receive a termination fee from the party making a change of recommendation. See the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Transaction Expenses and Termination Fees—Termination Fees.”

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the exchange ratio in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

The merger will involve substantial costs.

Zendesk and Momentive have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. Such costs include, among others, filing and registration fees with the SEC, printing and mailing costs associated with this joint proxy/registration statement, and legal, accounting, investment banking, consulting, public relations and proxy solicitation fees. Some of these costs are payable by Zendesk or Momentive regardless of whether the merger is completed.

The combined company will also incur restructuring and integration costs in connection with the merger. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of Momentive’s business. Although Zendesk expects that the elimination of duplicative costs, strategic benefits and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by Zendesk even if the merger is not completed. While Zendesk has assumed that certain expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond Zendesk’s control that could affect the total amount or the timing of the integration and implementation expenses.

Zendesk and Momentive stockholders will not be entitled to appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the merger is of Merger Sub with and into Momentive and holders of Zendesk common stock will continue to hold their shares following completion of the merger, holders of Zendesk common stock are not entitled to appraisal rights in connection with the merger.

Because Zendesk common stock is listed on the NYSE and because Momentive stockholders are not required by the terms of the merger agreement to accept for their shares of Momentive common stock anything other than shares of Zendesk common stock and cash in lieu of fractional shares, holders of Momentive common stock are not entitled to appraisal rights in connection with the merger. See the section titled “No Appraisal Rights.”

Lawsuits filed against Zendesk, Momentive, and members of their respective boards of directors challenging the merger, and an adverse ruling in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected time frame.

Transactions such as the merger are frequently subject to litigation or other legal proceedings, including actions alleging that the Zendesk board of directors or Momentive board of directors breached their respective fiduciary duties to their stockholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. Neither Zendesk nor Momentive can provide assurance that such litigation or other legal proceedings will not be brought. Zendesk, Momentive and members of the Zendesk and Momentive boards of directors currently are and may in the future be parties, among others, to various claims and litigation related to the merger. See the section titled “The Merger Agreement – Litigation Relating to the Merger.” Zendesk and Momentive will defend against the lawsuits filed, but might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Zendesk, Momentive or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel.

Furthermore, one of the conditions to the completion of the merger is that no injunction by any governmental body of competent jurisdiction will be in effect that prevents the consummation of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the merger, that injunction may prevent the merger from becoming effective or from becoming effective within the expected time frame.

If the merger does not qualify as a reorganization there may be adverse tax consequences.

The parties intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; however, the merger is not conditioned on the receipt of an opinion from counsel that the merger will so qualify. If the merger were to fail to qualify as a reorganization, U.S. holders of Momentive common stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the Zendesk common stock and cash in lieu of fractional shares received by such holder in merger; and (ii) such holder’s adjusted tax basis in its Momentive common stock. See the section titled “U.S. Federal Income Tax Considerations.”

Risks Relating to the Combined Company

Combining the businesses of Zendesk and Momentive may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.

The success of the merger will depend on, among other things, Zendesk’s ability to realize the anticipated benefits and operational scale efficiencies from combining the businesses of Zendesk and Momentive. This success will depend largely on Zendesk’s ability to successfully integrate the business of Momentive. If Zendesk is not able to successfully integrate Momentive’s business within the anticipated time frame, or at all, the anticipated operational scale efficiencies and other benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company.

Zendesk and Momentive have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Zendesk or Momentive employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. The challenges involved in this integration, which will be complex and time-consuming, include the following:

•	combining the companies’ operations and corporate functions;

•

combining the businesses of Zendesk and Momentive and meeting the capital requirements of the combined company in a manner that permits the combined company to achieve any revenue synergies or operational scale efficiencies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	integrating and retaining personnel from the two companies, especially in the COVID-19 environment which has required employees to work remotely in most locations;

•	integrating the companies’ technologies and technologies licensed from third parties;

•	integrating and unifying the offerings and services available to customers;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•

maintaining existing agreements with customers, partners, suppliers and vendors, avoiding delays in entering into new agreements with prospective customers, partners, suppliers and vendors, and leveraging relationships with such third parties for the benefit of the combined company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating sales motions and go-to-market efforts;

•	coordinating geographically dispersed organizations; and

•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The combined company faces a number of risks in targeting larger organizations for sales of its solutions and, if the combined company does not manage these efforts effectively, its business and results of operations could be adversely affected.

As both Zendesk and Momentive have targeted a portion of their respective sales efforts to larger organizations, the combined company will have a larger base of, and be subject to the risks associated with sales to, enterprise customers, including the higher costs in connection with such sales, long sales cycles and less predictability in the completion of such sales. In this market segment, the decision to subscribe to one or more of the combined company’s product and platform solutions may require the approval of a greater number of technical personnel and management levels within a potential customer’s organization than either Zendesk or Momentive may have historically encountered, and if so, these types of sales would require the combined company to invest more time educating these potential customers on the benefits of the combined company’s solutions.

Following completion of the merger, the success of the broader market acceptance of the combined company’s product and platform solutions will depend on its offering solutions designed to give organizations of all sizes the ability to deliver powerful customer experiences with a focus on solutions that have the broadest market appeal across those organizations. Larger organizations may demand more features and integration services than small to midsized organizations. The combined company may not be able to devote sufficient resources to developing those features and functionality in its solutions that are exclusively in demand by large organizations, which may negatively affect the combined company’s potential sales to those organizations. Further, as the combined company grows its operations to focus on self-serve capabilities and simplicity in buying the combined company’s solutions, many of those efforts may not be effective in selling and marketing to larger organizations as those organizations may require greater customer-specific investment, which may additionally impact potential sales to those organizations. To the extent the combined company invests in a customer-specific investment, such investment may be a disproportionately large focus of internal resources on a small number of customers, negatively impacting the efficient use of those resources.

Both Zendesk and Momentive had limited experience in developing and managing sales channels and distribution arrangements for larger organizations; therefore, the combined company may face the risks related to such management and distribution for larger organizations as well. The combined company may experience difficulty hiring employees with qualifications appropriate for selling to larger organizations, which could adversely affect its ability to meet expected sales targets. Further, given their generally broader international presence, selling to larger organizations also may require the combined company to divert resources to international regions in which it may not have sufficient personnel, affecting its results of operations. Sales opportunities to larger organizations may require the combined company to devote greater research and development, sales, marketing events, product support, and professional services resources to individual customers, resulting in increased costs and reduced profitability, and would likely lengthen the sales cycle, which could strain resources. Moreover, these transactions may require the combined company to delay recognizing portions of the associated revenue derived from these customers until any technical or implementation requirements have been met, and larger customers may demand discounts to the subscription prices they pay for the combined company’s solutions. Furthermore, because of the combined company’s limited experience selling to larger organizations, its investment in marketing our solutions to these potential customers may not be successful, which could harm its results of operations and the combined company’s overall ability to grow its customer base. Following sales to larger organizations, the combined company may not fully understand the opportunities to expand usage of its solutions or to sell additional functionality within such organizations, and it may not be able to effectively predict subscription terminations, any of which could harm the results of operations of the combined company.

The combined company may be unable to realize the anticipated synergies and expects to incur substantial expenses related to the merger, which could adversely affect the combined company’s business, financial condition and results of operations.

According to the Zendesk projections (as defined in the section titled “The Merger—Zendesk Unaudited Financial Projections”), the merger is expected to generate revenue synergies beginning in fiscal year 2022, taking into account, among other things, the combined company’s ability to cross-sell Momentive’s products to Zendesk’s customer base, the combined company’s ability to cross-sell Zendesk’s products to Momentive’s customers, and the combined company’s ability to leverage Zendesk’s assets, global presence and operating model to increase Momentive’s penetration of larger accounts and international customers. However, the combined company is expected to incur non-recurring costs associated with combining the operations of the two companies and achieving the desired revenue synergies, which will offset a portion of such revenue synergies. The combined company’s ability to achieve such estimated revenue synergies in the timeframe described, or at all, is subject to various assumptions, which may or may not prove to be accurate. As a consequence, the combined company may not be able to realize all of these revenue synergies within the timeframe expected or at all. In addition, the combined company may incur additional or unexpected costs in order to realize these revenue synergies. Failure to achieve the expected revenue growth and other synergies could significantly reduce the expected benefits associated with the merger.

The combined company may not be able to retain customers, partners or suppliers, or customers, partners or suppliers may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations.

As a result of the merger, the combined company may experience impacts on relationships with customers, partners or suppliers that may harm the combined company’s business and results of operations. Certain customers, partners or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers, partners or suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any customers, partners or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed.

Completion of the transaction may trigger change in control, assignment or other provisions in certain agreements to which Momentive is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the merger may trigger change in control, assignment and other provisions in certain agreements to which Momentive is a party. If Momentive is unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Momentive is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company. Any of the foregoing or similar developments may have an adverse impact on the business, financial condition and results of operations of the combined company, or the ability of Zendesk to successfully integrate Momentive’s business.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, partners, suppliers, consumers and other third parties due to the combination of Zendesk’s and Momentive’s businesses following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the merger.

The unaudited pro forma condensed combined financial information and comparative historical unaudited pro forma per share data included in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual consideration transferred and the fair value of the assets and liabilities of Momentive as of the date of the completion of the merger. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this joint proxy statement/prospectus. For more information, see the section titled “Comparative Historical Unaudited Pro Forma Per Share Data” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

While presented with numeric specificity, the unaudited pro forma condensed combined financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, the software and related industries, and economic, market and financial conditions and additional matters specific to Zendesk’s or Momentive’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Zendesk and Momentive. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information. Important factors that may affect actual results include, but are not limited to, risks and uncertainties relating to Zendesk’s or Momentive’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The combined company’s ability to use net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2020, due to prior period losses, Zendesk had federal and state net operating loss carryforwards, which are referred to as “NOLs,” of $1,230 million and $491 million, respectively, and Momentive had $292 million of federal and $188 million of state NOLs. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Certain of Momentive’s NOLs are already subject to limitation as a result of previous transactions and it is expected that the remainder will become subject to limitations as a result of the merger. Zendesk’s NOLs may also be subject to limitations arising from ownership changes, including in connection with Zendesk’s initial public offering, follow-on public offering or the share issuance in connection with the merger.

Future changes in Zendesk’s stock ownership, some of which are outside of Zendesk’s control, also could result in an ownership change under Section 382 of the Code, which could further limit the ability to utilize Zendesk’s and Momentive’s NOLs. NOLs generated before fiscal year 2018 generally are subject to a 20-year carryover limitation and may expire if unused within that period. There is also a risk that due to legislative changes, such as suspensions on the use of NOLs, or other unforeseen reasons, existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. In addition, under the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act, the amount of NOLs that can be deducted in any taxable year generally is limited to 80% of the company’s (or in some cases the relevant group of companies’) taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. For these reasons, Zendesk and Momentive may not be able to realize a tax benefit from the use of their NOLs, whether or not they attain profitability.

The combined company’s debt may limit its financial flexibility.

Zendesk and Momentive may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate their existing indebtedness prior to, in connection with or following the completion of the merger. If either Zendesk or Momentive seeks to refinance its existing indebtedness, there can be no guarantee that it will be able to execute the refinancing on favorable terms or at all. Alternatively, Zendesk and Momentive may seek to leave all or a portion of their existing indebtedness outstanding as the primary obligation of the combined company or to incur additional indebtedness or refinancing indebtedness prior to, in connection with or following the completion of the merger.

Zendesk’s or Momentive’s substantial indebtedness could have adverse effects on such company’s and/or the combined company’s financial condition and results of operations, including:

•	increasing its vulnerability to changing economic, regulatory and industry conditions;

•	limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;

•	limiting its ability to pay dividends to its stockholders;

•	limiting its ability to borrow additional funds; and

•

increasing its interest expense and requiring it to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, and share repurchases, dividends and other purposes.

The companies’ ability to arrange any additional financing for the purposes described above or otherwise will depend on, among other factors, the companies’ respective financial positions and performance, as well as prevailing market conditions and other factors beyond their control. The level and quality of the combined company’s earnings, operations, business and management, among other things, will impact the determination of the combined company’s credit ratings. A decrease in the ratings assigned to the combined company by the ratings agencies may negatively impact the combined company’s access to the debt capital markets and increase the combined company’s cost of borrowing. There can be no assurance that the combined company will be able to obtain financing on acceptable terms or at all. In addition, there can be no assurance that the combined company will be able to maintain the current creditworthiness or prospective credit ratings of Zendesk or Momentive, and any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of the combined company.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.

Zendesk does not currently pay dividends and does not currently intend to pay dividends following the merger. The Zendesk board of directors will have the discretion to determine the dividend policy of the combined company, including the amount and timing of dividends, if any, that the combined company may declare from time to time, which may be impacted by a number of factors, including the combined company’s financial condition, operations, cash flow, debt financing arrangements, general business conditions, and other factors that the Zendesk board of directors may deem relevant. Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The COVID-19 pandemic may cause harm to the business, results of operations, and financial condition of the combined company.

The COVID-19 pandemic has caused adverse public health developments, including orders to shelter-in-place, travel restrictions, and mandated business closures, which have adversely affected workforces, organizations, customers, economies, and financial markets globally. In light of the uncertain and evolving situation relating to COVID-19, Zendesk and Momentive have taken precautionary measures, including imposing travel restrictions for their employees and instituting work from home policies. Although Zendesk and Momentive continue to monitor the situation and may adjust their current policies as more information and public health guidance become available, precautionary measures that have been adopted by Zendesk and Momentive or may be adopted by the combined company could negatively affect the combined company’s customer success efforts, customer retention, sales and marketing efforts, delay and lengthen its sales cycles, affect its revenue growth rate, or create operational or other challenges, any of which could harm its business and results of operations. Additionally, customers and potential customers of the combined company may be exposed to similar operational considerations, resulting in significant pressures on their expenditures, and subsequently resulting in a decreased demand for the combined company’s business.

In addition, the COVID-19 pandemic may disrupt the operations of the combined company’s customers and partners for an indefinite period of time, including as a result of travel restrictions and/or business shutdowns, all of which could negatively impact its business and results of operations, including cash flows. More generally, the COVID-19 pandemic has adversely affected economies and financial markets globally, potentially leading to prolonged and disproportionate impacts to certain industries, which could decrease technology spending and adversely affect demand for the combined company’s offerings and harm its business and results of operations.

Further, as companies adapt to the changing economic environment, they may have purchasing behavior which does not match historical trends, which will negatively impact the combined company’s ability to forecast its results.

It is not possible to estimate the duration or magnitude of the adverse results of the COVID-19 pandemic and its effects on the combined company’s business, results of operations, or financial condition at this time as the impact will depend on future developments, which are highly uncertain and cannot be predicted.

Zendesk’s charter documents designate specific courts as the exclusive forum for certain litigation that may be initiated by Zendesk’s stockholders, which could limit the ability of stockholders of the combined company to obtain a favorable judicial forum for disputes with the combined company.

Zendesk’s certificate of incorporation and bylaws provide that, unless Zendesk consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (A) any derivative action or proceeding brought on Zendesk’s behalf; (B) any action asserting a claim of breach of a fiduciary duty owed by any of Zendesk’s directors, officers, or other employees to Zendesk or its stockholders; (C) any action asserting a claim arising pursuant to any provision of the DGCL or the Zendesk certificate of incorporation or Zendesk bylaws (including the interpretation, validity or enforceability thereof); or (D) any action asserting a claim governed by the internal affairs doctrine, which is referred to as the “Delaware forum provision.” The Delaware forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. The Zendesk bylaws further provide that unless Zendesk consents in writing to the selection of an alternative forum, the district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which is referred to as the “federal forum provision.” In addition, the Zendesk bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of Zendesk’s capital stock is deemed to have notice of and consented to the Delaware forum provision and the federal forum provision; provided, however, that stockholders cannot and will not be deemed to have waived Zendesk’s compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware forum provision and the federal forum provision in the Zendesk bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses may limit Zendesk stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Zendesk or its directors, officers or employees, which may discourage the filing of lawsuits against Zendesk and its directors, officers and employees, even though an action, if successful, might benefit Zendesk stockholders. In addition, Section 22 of the Securities Act creates a concurrent jurisdiction for state and federal courts over all suits brought concerning a duty or liability created by the securities laws, rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce its federal forum provision. If the federal forum provision is found to be unenforceable, Zendesk may incur additional costs associated with resolving such matters. The federal forum provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to Zendesk than its stockholders.

Other Risk Factors Related to Zendesk and Momentive

Zendesk’s and Momentive’s businesses are and will be subject to the risks described above. In addition, Zendesk and Momentive are, and will continue to be, subject to the risks described in, as applicable, Zendesk’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Momentive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”

THE PARTIES TO THE MERGER

Zendesk, Inc.

Founded in 2007, Zendesk is a service-first customer relationship management company, built to give organizations of all sizes, in every industry, the ability to deliver a transparent, responsive, and empowering customer experience. With solutions designed to address an increasingly broad set of customer interactions, Zendesk allows organizations to deliver omnichannel customer service, customize and build apps across the customer journey. Zendesk has evolved its offerings over time to product and platform solutions that work together to help organizations understand the broader customer journey, improve communications across all channels, and engage where and when it’s needed most. Zendesk’s principal executive offices are located at 989 Market Street, San Francisco, California 94103, and its telephone number is (415) 418-7506.

Momentive Global Inc.

Founded under the name “SurveyMonkey” in 1999, Momentive is an agile experience management company focused on helping customers shape what’s next. Momentive’s platform empowers users to collect, analyze, and act on feedback from customers, employees, website and app users, and market research audiences. Our products enable more than 345,000 organizations to deliver better customer experiences, increase employee retention, and unlock growth and innovation. Momentive offers SaaS feedback solutions across three major product categories—Surveys, Customer Experience, and Market Research. Momentive’s principal executive offices are located at One Curiosity Way, San Mateo, California 94403, and its telephone number is (650) 543-8400.

Milky Way Acquisition Corp.

Merger Sub was formed by Zendesk solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Merger Sub will be merged with and into Momentive, with Momentive continuing as the surviving corporation and as a wholly owned subsidiary of Zendesk. Merger Sub’s principal executive offices are located at 989 Market Street, San Francisco, California 94103.

THE ZENDESK SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Zendesk stockholders in connection with the solicitation of proxies by the Zendesk board of directors for use at the Zendesk special meeting and at any adjournments or postponements thereof. Zendesk stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the merger agreement and the transactions contemplated thereby.

Date, Time and Place of the Zendesk Special Meeting

The Zendesk special meeting is scheduled to be held virtually via live webcast on February 25, 2022, beginning at 10:00 a.m. Pacific Time.

The Zendesk special meeting will be held by means of remote communication via live webcast. There will not be a physical location. In light of continuing public health and travel concerns arising from the coronavirus (COVID-19) outbreak, Zendesk believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Zendesk board of directors and Zendesk management. Zendesk stockholders will be able to virtually attend and vote at the Zendesk special meeting by visiting www.cesonlineservices.com/zen22_vm, which is referred to as the “Zendesk special meeting website.”

Pre-Registering for the Zendesk Special Meeting

In order to attend the Zendesk special meeting, you must pre-register at www.cesonlineservices.com/zen22_vm by 10:00 a.m. Pacific Time on February 24, 2022. To pre-register for the meeting, please follow these instructions:

Stockholders of Record

Zendesk stockholders of record as of January 3, 2022, the Zendesk record date, may register to participate in the Zendesk special meeting remotely by visiting the website www.cesonlineservices.com/zen22_vm. Please have your proxy card, or notice, containing your control number available and follow the instructions to complete your registration request. After registering, Zendesk stockholders will receive a confirmation email with a link and instructions for accessing the virtual Zendesk special meeting. Requests to register to participate in the Zendesk special meeting remotely must be received no later than 10:00 a.m. Pacific Time on February 24, 2022.

Beneficial (Street Name) Stockholders

Zendesk stockholders whose shares are held through a bank, broker or other nominee as of January 3, 2022, the Zendesk record date, may register to participate in the Zendesk special meeting remotely by visiting the website www.cesonlineservices.com/zen22_vm. Please have your voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, Zendesk stockholders will receive a confirmation email with a link and instructions for accessing the virtual Zendesk special meeting. Requests to register to participate in the Zendesk special meeting remotely must be received no later than 10:00 a.m. Pacific Time on February 24, 2022.

Questions on How to Pre-Register

If you have any questions or require any assistance with pre-registering, please email the support team at the email address indicated on the Zendesk special meeting website or contact MacKenzie Partners, Zendesk’s proxy solicitor for the Zendesk special meeting, at (800) 322-2885.

Matters to Be Considered at the Zendesk Special Meeting

The purpose of the Zendesk special meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

•

Zendesk Proposal 1—Zendesk Share Issuance Proposal: To approve the issuance of shares of Zendesk common stock to Momentive stockholders in connection with the merger contemplated by the merger agreement; and

•

Zendesk Proposal 2—Zendesk Adjournment Proposal: To approve the adjournment of the Zendesk special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Zendesk special meeting to approve the Zendesk share issuance proposal.

Only business within the purposes described in the Zendesk special meeting notice may be conducted at the Zendesk special meeting.

Recommendation of the Zendesk Board of Directors

After careful consideration, the Zendesk board of directors unanimously: (i) determined that the merger and the share issuance, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Zendesk and its stockholders; (ii) approved the merger agreement and the transactions contemplated thereby, including the merger and the share issuance; and (iii) recommended that Zendesk stockholders vote to approve the Zendesk share issuance proposal. See the section titled “The Merger—Zendesk’s Reasons for the Merger and Recommendation of the Zendesk Board of Directors.”

The Zendesk board of directors unanimously recommends that Zendesk stockholders vote:

•	Zendesk Proposal 1: “FOR” the Zendesk share issuance proposal; and

•	Zendesk Proposal 2: “FOR” the Zendesk adjournment proposal.

Record Date for the Zendesk Special Meeting and Voting Rights

The record date to determine Zendesk stockholders who are entitled to receive notice of and to vote at the Zendesk special meeting or any adjournments or postponements thereof is January 3, 2022. At the close of business on the Zendesk record date, there were 121,595,601 shares of Zendesk common stock issued and outstanding and entitled to vote at the Zendesk special meeting.

Each Zendesk stockholder is entitled to one vote on each proposal for each share of Zendesk common stock held of record at the close of business on the Zendesk record date. Only Zendesk stockholders of record at the close of business on the Zendesk record date are entitled to receive notice of and to vote at the Zendesk special meeting and any and all adjournments or postponements thereof.

A complete list of Zendesk stockholders entitled to vote at the Zendesk special meeting will be available for inspection at Zendesk’s headquarters during regular business hours for a period of no less than 10 days before the Zendesk special meeting at 989 Market Street, San Francisco, California 94103. If Zendesk’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of Zendesk’s stockholders will be made available for inspection upon request to Zendesk’s corporate secretary at 989 Market Street, San Francisco, California 94103, subject to the satisfactory verification of stockholder status. The list of Zendesk stockholders entitled to vote at the Zendesk special meeting will also be made available for inspection during the Zendesk special meeting via the Zendesk special meeting website.

Quorum; Abstentions and Broker Non-Votes

A quorum of Zendesk stockholders is necessary to conduct business at the Zendesk special meeting. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Zendesk common stock entitled to vote at the Zendesk special meeting will constitute a quorum. Shares of Zendesk common stock present at the Zendesk special meeting by virtual attendance via the Zendesk special meeting website or represented by proxy and entitled to vote, including shares for which a Zendesk stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Zendesk special meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Zendesk stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Zendesk special meeting. If a quorum is not present, the Zendesk special meeting will be adjourned or postponed until the holders of the number of shares of Zendesk common stock required to constitute a quorum attend.

Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed under NYSE rules to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Zendesk special meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Zendesk special meeting. As a result, Zendesk does not expect any broker non-votes at the Zendesk special meeting and if you hold your shares of Zendesk common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Zendesk special meeting unless they have received voting instructions from the beneficial owners.

Required Votes

The vote required to approve each of the proposals listed below assumes the presence of a quorum at the Zendesk special meeting. As described above, Zendesk does not expect there to be any broker non-votes at the Zendesk special meeting.

Proposal	Required Vote	Effects of Certain Actions
Zendesk Proposal 1: Zendesk share issuance proposal	Approval requires the affirmative vote of a majority of votes cast on the proposal.	The failure to vote, failure to instruct your bank, broker or other nominee to vote shares held in “street name”, or abstention from voting will have no effect on the result of the vote on the Zendesk share issuance proposal, provided that a quorum is otherwise present at the Zendesk special meeting.

Zendesk Proposal 2: Zendesk adjournment proposal	Approval requires the affirmative vote of a majority of the votes cast on the proposal.	The failure to vote, failure to instruct your bank, broker or other nominee to vote shares held in “street name”, or abstention from voting will have no effect on the result of the vote on the Zendesk adjournment proposal, provided that a quorum is otherwise present at the Zendesk special meeting.

Vote of Zendesk Directors and Executive Officers

As of January 3, 2022, the Zendesk record date, Zendesk directors and executive officers beneficially owned and were entitled to vote in the aggregate 1,232,287 shares of Zendesk common stock, which represented 1.01% of the Zendesk common stock issued and outstanding on the Zendesk record date. Although none of them has entered into any agreement obligating them to do so, Zendesk currently expects that all Zendesk directors and executive officers will vote their shares “FOR” the Zendesk share issuance proposal and “FOR” the Zendesk adjournment proposal. See the section titled “Interests of Zendesk Directors and Executive Officers in the Merger” in this joint proxy statement/prospectus and the arrangements described in Zendesk’s Definitive Proxy Statement on Schedule 14A for Zendesk’s 2021 annual meeting of stockholders, filed with the SEC on April 2, 2021, which is incorporated by reference in this joint proxy statement/prospectus.

Methods of Voting

Stockholders of Record

If you are a Zendesk stockholder of record, you may vote at the Zendesk special meeting by proxy over the internet or telephone or by mail, or by virtually attending and voting at the Zendesk special meeting via the Zendesk special meeting website, as described below.

•

By Internet: To vote via the Internet, go to the website indicated on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 8:00 a.m. Pacific Time on February 25, 2022 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

•

By Telephone: To vote by telephone, dial the telephone number indicated on the enclosed proxy card and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 8:00 a.m. Pacific Time on February 25, 2022 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

•

By Mail: To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the enclosed proxy card and return it promptly by mail in the envelope provided so that it is received no later than February 24, 2022. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

•

Virtually via the Zendesk Special Meeting Website: To vote at the Zendesk special meeting, visit www.cesonlineservices.com/zen22_vm, where you can virtually attend and vote at the Zendesk special meeting. To attend the Zendesk special meeting, you must pre-register at www.cesonlineservices.com/zen22_vm by 10:00 a.m. Pacific Time on February 24, 2022.

Unless revoked, all duly executed proxies representing shares of Zendesk common stock entitled to vote at the Zendesk special meeting will be voted at the Zendesk special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Zendesk share issuance proposal and “FOR” the Zendesk adjournment proposal.

Beneficial (Street Name) Stockholders

If you hold your shares of Zendesk common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of Zendesk common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Zendesk special meeting. See the section titled “—Quorum; Abstentions and Broker Non-Votes.”

If you hold your shares of Zendesk common stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a legal proxy from your bank, broker or other nominee in order to vote at the Zendesk special meeting via the Zendesk special meeting website. See the section titled “—Virtually Attending the Zendesk Special Meeting.”

Virtually Attending the Zendesk Special Meeting

If you wish to virtually attend the Zendesk special meeting via the Zendesk special meeting website, you must (i) be a Zendesk stockholder of record at the close of business on January 3, 2022, the Zendesk record date, (ii) hold your shares of Zendesk common stock beneficially in the name of a broker, bank or other nominee as of the Zendesk record date or (iii) hold a valid proxy for the Zendesk special meeting.

To enter the Zendesk special meeting website and virtually attend the Zendesk special meeting, you must pre-register at www.cesonlineservices.com/zen22_vm by 10:00 a.m. Pacific Time on February 24, 2022.

If you plan to virtually attend and vote at the Zendesk special meeting via the Zendesk special meeting website, Zendesk still encourages you to vote in advance by the internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Zendesk special meeting via the Zendesk special meeting website. Voting your proxy by the internet, telephone or mail will not limit your right to virtually attend and vote at the Zendesk special meeting via the Zendesk special meeting website if you later decide to do so.

Revocability of Proxies

Any Zendesk stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Zendesk special meeting. If you are a Zendesk stockholder of record, you may revoke your proxy by any one of the following actions:

•	by sending a signed written notice of revocation to Zendesk’s Corporate Secretary, provided such notice is received no later than the close of business on February 24, 2022;

•	by voting again over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at 8:00 a.m. Pacific Time on February 25, 2022;

•	by submitting a properly signed and dated proxy card with a later date that is received by Zendesk’s Corporate Secretary no later than the close of business on February 24, 2022; or

•

by virtually attending the Zendesk special meeting via the Zendesk special meeting website and requesting that your proxy be revoked, or virtually voting via the Zendesk special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a Zendesk stockholder’s right to virtually attend and vote at the Zendesk special meeting via the Zendesk special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

Zendesk, Inc.

Attn: Shanti Ariker, Corporate Secretary

secretary@zendesk.com

989 Market Street

San Francisco, California 94103

If your shares of Zendesk common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining a legal proxy from your bank, broker or other nominee and voting your shares at the Zendesk special meeting via the Zendesk special meeting website.

Proxy Solicitation Costs

Zendesk is soliciting proxies on behalf of the Zendesk board of directors. Zendesk will bear the entire cost of soliciting proxies from Zendesk stockholders. Proxies may be solicited on behalf of Zendesk or by Zendesk directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Zendesk directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Zendesk will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Zendesk common stock and secure their voting instructions, if necessary. Zendesk may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Zendesk has also retained MacKenzie Partners to assist in soliciting proxies and in communicating with Zendesk stockholders and estimates that it will pay MacKenzie Partners a fee of approximately $150,000, plus reimbursement for certain out-of-pocket fees and expenses. Zendesk also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Zendesk has previously adopted householding for Zendesk stockholders of record. As a result, Zendesk stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Registered Zendesk stockholders (those who hold shares of Zendesk common stock directly in their name with Zendesk’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Zendesk at the address below.

Some brokers household proxy materials, delivering a single proxy statement or notice to multiple Zendesk stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Zendesk will promptly deliver a copy of this joint proxy statement/prospectus to any Zendesk stockholder who only received one copy of these materials due to householding upon request in writing to: Zendesk, Inc., Attn: Shanti Ariker, Corporate Secretary, secretary@zendesk.com, 989 Market Street, San Francisco, California 94103 or by calling (415) 418-7506.

Adjournments

If a quorum is present at the Zendesk special meeting but there are insufficient votes at the time of the Zendesk special meeting to approve the Zendesk share issuance proposal, then Zendesk stockholders may be asked to vote on the Zendesk adjournment proposal. If a quorum is not present, the presiding officer may adjourn the special meeting, from time to time, without notice other than announcement at the meeting of the hour, date and place, if any, to which the meeting is adjourned, and the means of remote communications, if any, by which Zendesk stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting. The presiding officer may also adjourn the meeting to another hour, date or place, even if a quorum is present.

At any subsequent reconvening of the Zendesk special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Zendesk special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Zendesk special meeting, please contact MacKenzie Partners, Zendesk’s proxy solicitor for the Zendesk special meeting, at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(800) 322-2885

proxy@mackenziepartners.com

ZENDESK STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, ZENDESK STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

ZENDESK PROPOSAL 1: APPROVAL OF THE SHARE ISSUANCE

This joint proxy statement/prospectus is being furnished to you as a Zendesk stockholder in connection with the solicitation of proxies by the Zendesk board of directors for use at the Zendesk special meeting. At the Zendesk special meeting, Zendesk is asking Zendesk stockholders to consider and vote upon a proposal to approve the issuance of shares of Zendesk common stock to Momentive stockholders in connection with the merger. Based on the number of shares of Momentive common stock outstanding as of January 3, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, Zendesk expects to issue approximately 33.8 million shares of Zendesk common stock to Momentive stockholders in connection with the merger. The actual number of shares of Zendesk common stock to be issued in connection with the merger will be determined at the effective time based on the exchange ratio of 0.225 of a share of Zendesk common stock for each share of Momentive common stock and the number of shares of Momentive common stock outstanding at such time. Based on the number of shares of Zendesk common stock and Momentive common stock outstanding as of January 3, 2022, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the merger, the current Zendesk stockholders are expected to own approximately 78% of the outstanding shares of Zendesk common stock and former Momentive stockholders are expected to own approximately 22% of the outstanding shares of Zendesk common stock.

The Zendesk board of directors, after careful consideration, unanimously determined that the merger and the share issuance, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Zendesk and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger and the share issuance.

The Zendesk board of directors unanimously recommends that Zendesk stockholders vote “FOR” the Zendesk share issuance proposal.

Assuming a quorum is present at the Zendesk special meeting, approval of the Zendesk share issuance proposal requires the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal. If a Zendesk stockholder fails to vote, fails to instruct its bank, broker or other nominee to vote, or abstains from voting, it will have no effect on the result of the vote on the Zendesk share issuance proposal, provided that a quorum is otherwise present at the Zendesk special meeting.

THE ZENDESK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZENDESK STOCKHOLDERS VOTE “FOR” THE ZENDESK SHARE ISSUANCE PROPOSAL

ZENDESK PROPOSAL 2: ADJOURNMENT OF THE ZENDESK SPECIAL MEETING

The Zendesk special meeting may be adjourned to another time and place if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the Zendesk special meeting to approve the Zendesk share issuance proposal.

Zendesk is asking Zendesk stockholders to authorize the holder of any proxy solicited by the Zendesk board of directors to vote in favor of any adjournment of the Zendesk special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Zendesk share issuance proposal.

The Zendesk board of directors unanimously recommends that Zendesk stockholders vote “FOR” the Zendesk adjournment proposal.

Assuming a quorum is present at the Zendesk special meeting, approval of the Zendesk adjournment proposal requires the affirmative vote of a majority of the votes cast on the Zendesk adjournment proposal. If a Zendesk stockholder fails to vote, fails to instruct its bank, broker or other nominee to vote, or abstains from voting, it will have no effect on the result of the vote on the Zendesk adjournment proposal, provided that a quorum is otherwise present at the Zendesk special meeting.

THE ZENDESK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ZENDESK STOCKHOLDERS VOTE “FOR” THE ZENDESK ADJOURNMENT PROPOSAL

THE MOMENTIVE SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Momentive stockholders in connection with the solicitation of proxies by the Momentive board of directors for use at the Momentive special meeting and at any adjournments or postponements thereof. Momentive stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the merger agreement and the transactions contemplated thereby.

Date, Time and Place of the Momentive Special Meeting

The Momentive special meeting is scheduled to be held virtually via live webcast on February 25, 2022, beginning at 10:00 a.m. Pacific Time.

The Momentive special meeting will be held solely by means of remote communication via live webcast. There will not be a physical location. In light of continuing public health and travel concerns arising from the coronavirus (COVID-19) outbreak, Momentive believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Momentive board of directors and Momentive management. Momentive stockholders will be able to virtually attend and vote at the Momentive special meeting by visiting www.cesonlineservices.com/mntv22_vm, which is referred to as the “Momentive special meeting website.”

Pre-Registering for the Momentive Special Meeting

In order to attend the Momentive special meeting, you must pre-register at www.cesonlineservices.com/mntv22_vm by 10:00 a.m. Pacific Time on February 24, 2022. To pre-register for the meeting, please follow these instructions:

Stockholders of Record

Momentive stockholders of record as of January 3, 2022, the Momentive record date, may register to participate in the Momentive special meeting remotely by visiting the website www.cesonlineservices.com/mntv22_vm. Please have your proxy card, or notice, containing your control number available and follow the instructions to complete your registration request. After registering, Momentive stockholders will receive a confirmation email with a link and instructions for accessing the virtual Momentive special meeting. Requests to register to participate in the Momentive special meeting remotely must be received no later than 10:00 a.m. Pacific Time on February 24, 2022.

Beneficial (Street Name) Stockholders

Momentive stockholders whose shares are held through a bank, broker or other nominee as of January 3, 2022, the Momentive record date, may register to participate in the Momentive special meeting remotely by visiting the website www.cesonlineservices.com/mntv22_vm. Please have your voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, Momentive stockholders will receive a confirmation email with a link and instructions for accessing the virtual Momentive special meeting. Requests to register to participate in the Momentive special meeting remotely must be received no later than 10:00 a.m. Pacific Time on February 24, 2022.

Questions on How to Pre-Register

If you have any questions or require any assistance with pre-registering, please email the support team at the email address indicated on the Momentive special meeting website.

Matters to Be Considered at the Momentive Special Meeting

The purpose of the Momentive special meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

•	Momentive Proposal 1—Adoption of the Merger Agreement: To adopt the merger agreement;

•

Momentive Proposal 2—Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with Momentive’s Named Executive Officers: To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Momentive named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement; and

•

Momentive Proposal 3—Adjournment of the Momentive Special Meeting: To approve the adjournment of the Momentive special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Momentive special meeting to approve the Momentive merger proposal.

Only business within the purposes described in the Momentive special meeting notice may be conducted at the Momentive special meeting.

Recommendation of the Momentive Board of Directors

After careful consideration, the Momentive board of directors unanimously: (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Momentive and its stockholders; (ii) declared advisable, approved and authorized in all respects the merger agreement, the performance of Momentive of its obligations thereunder and the consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that Momentive stockholders adopt the merger agreement. See the section titled “The Merger—Momentive’s Reasons for the Merger and Recommendation of the Momentive Board of Directors.”

The Momentive board of directors unanimously recommends that Momentive stockholders vote:

•	Momentive Proposal 1: “FOR” the Momentive merger proposal;

•	Momentive Proposal 2: “FOR” the Momentive compensation proposal; and

•	Momentive Proposal 3: “FOR” the Momentive adjournment proposal.

Record Date for the Momentive Special Meeting and Voting Rights

The record date to determine Momentive stockholders who are entitled to receive notice of and to vote at the Momentive special meeting or any adjournments or postponements thereof is January 3, 2022. At the close of business on the Momentive record date, there were 150,398,525 shares of Momentive common stock issued and outstanding and entitled to vote at the Momentive special meeting.

Each Momentive stockholder is entitled to one vote on each proposal for each share of Momentive common stock held of record at the close of business on the Momentive record date. Only Momentive stockholders of record at the close of business on the Momentive record date are entitled to receive notice of and to vote at the Momentive special meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of Momentive stockholders is necessary to conduct business at the Momentive special meeting. The presence, in person or by proxy of the holders of a majority of the issued and outstanding shares of Momentive common stock entitled to vote at the Momentive special meeting will constitute a quorum. Shares of Momentive common stock present at the Momentive special meeting by virtual attendance via the Momentive special meeting website or represented by proxy and entitled to vote, including shares for which a Momentive stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Momentive special meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Momentive stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Momentive special meeting. If a quorum is not present, the Momentive special meeting will be adjourned or postponed until the holders of the number of shares of Momentive common stock required to constitute a quorum attend.

Under Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed under Nasdaq rules to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Momentive special meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Momentive special meeting. As a result, Momentive does not expect any broker non-votes at the Momentive special meeting and if you hold your shares of Momentive common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Momentive special meeting unless they have received voting instructions from the beneficial owners.

Required Votes

The vote required to approve each of the proposals listed below assumes the presence of a quorum at the Momentive special meeting. As described above, Momentive does not expect there to be any broker non-votes at the Momentive special meeting.

Proposal	Required Vote	Effects of Certain Actions
Momentive Proposal 1: Momentive merger proposal	Approval requires the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date.	The failure to vote, the failure to instruct your bank, broker or other nominee to vote shares held in “street name” or an abstention from voting will have the same effect as a vote “AGAINST” the Momentive merger proposal.

Momentive Proposal 2: Momentive compensation proposal	Approval requires the affirmative vote of a majority of the shares of Momentive common stock present in person or by proxy and entitled to vote thereon.	Any shares not present or represented by proxy (including due to the failure of a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Momentive special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Momentive compensation proposal, provided that a quorum is otherwise present.

Proposal	Required Vote	Effects of Certain Actions
An abstention or other failure of any shares present or represented by proxy to vote on the Momentive compensation proposal will have the same effect as a vote “AGAINST” the Momentive compensation proposal. In addition, if a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Momentive compensation proposal, it will have the same effect as a vote “AGAINST” the Momentive compensation proposal.

Momentive Proposal 3: Momentive adjournment proposal	Approval requires the affirmative vote of a majority of the shares of Momentive common stock present in person or by proxy and entitled to vote thereon.	Any shares not present or represented by proxy (including due to the failure of a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Momentive special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Momentive adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Momentive adjournment proposal will have the same effect as a vote “AGAINST” the Momentive adjournment proposal. In addition, if a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Momentive adjournment proposal, it will have the same effect as a vote “AGAINST” the Momentive adjournment proposal.

Vote of Momentive Directors and Executive Officers

As of January 3, 2022, the Momentive record date, Momentive directors and executive officers beneficially owned and were entitled to vote in the aggregate 18,848,082 shares of Momentive common stock, including 17,886,540 shares of Momentive common stock covered by the voting agreements described in the section titled “Voting Agreements,” which represented 12.53% of the Momentive common stock issued and outstanding on the Momentive record date.

Momentive currently expects that all Momentive directors and Momentive officers will vote their shares “FOR” the Momentive merger proposal, “FOR” the Momentive compensation proposal and “FOR” the Momentive adjournment proposal. See the section titled “Interests of Momentive Directors and Executive Officers In The Merger” in this joint proxy statement/prospectus and the arrangements described in Momentive’s Definitive Proxy Statement on Schedule 14A for Momentive’s 2021 annual meeting of stockholders, filed with the SEC on April, 20 2021, which is incorporated by reference in this joint proxy statement/prospectus.

Methods of Voting

Stockholders of Record

If you are a Momentive stockholder of record, you may vote at the Momentive special meeting by proxy through the internet, by telephone or by mail, or by virtually attending and voting at the Momentive special meeting via the Momentive special meeting website, as described below.

•

By Internet: To vote via the Internet, go to the website indicated on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. If you vote via the Internet, you do not need to return a proxy card by mail.

•

By Telephone: To vote by telephone, dial the telephone number indicated on the enclosed proxy card and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. If you vote by telephone, you do not need to return a proxy card by mail.

•

By Mail: To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the enclosed proxy card and return it promptly by mail in the envelope provided so that it is received no later than February 24, 2022. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

•

Virtually via the Momentive Special Meeting Website: To vote at the Momentive special meeting, visit www.cesonlineservices.com/mntv22_vm, where you can virtually attend and vote at the Momentive special meeting. To attend the Momentive special meeting, you must pre-register at www.cesonlineservices.com/mntv22_vm by 10:00 a.m. Pacific Time on February 24, 2022.

Unless revoked, all duly executed proxies representing shares of Momentive common stock entitled to vote at the Momentive special meeting will be voted at the Momentive special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Momentive merger proposal, “FOR” the Momentive compensation proposal and “FOR” the Momentive adjournment proposal. Momentive does not expect that any matter other than the proposals listed above will be brought before the Momentive special meeting.

Beneficial (Street Name) Stockholders

If you hold your shares of Momentive common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of Momentive common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Momentive special meeting. See the section titled “—Quorum; Abstentions and Broker Non-Votes.”

If you hold your shares of Momentive common stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a legal proxy from your bank, broker or other nominee in order to vote at the Momentive special meeting via the Momentive special meeting website. See the section titled “—Virtually Attending the Momentive Special Meeting.”

Virtually Attending the Momentive Special Meeting

If you wish to virtually attend the Momentive special meeting via the Momentive special meeting website, you must (i) be a Momentive stockholder of record at the close of business on January 3, 2022, which is referred to as the “Momentive record date,” (ii) hold your shares of Momentive common stock beneficially in the name of a broker, bank or other nominee as of the Momentive record date or (iii) hold a valid proxy for the Momentive special meeting.

To enter the Momentive special meeting website and virtually attend the Momentive special meeting, you must pre-register at www.cesonlineservices.com/mntv22_vm by 10:00 a.m. Pacific Time on February 24, 2022.

If you plan to virtually attend and vote at the Momentive special meeting via the Momentive special meeting website, Momentive still encourages you to vote in advance by the internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Momentive special meeting via the Momentive special meeting website. Voting your proxy by the internet, telephone or mail will not limit your right to virtually attend and vote at the Momentive special meeting via the Momentive special meeting website if you later decide to do so.

Revocability of Proxies

Any Momentive stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Momentive special meeting. If you are a Momentive stockholder of record, you may revoke your proxy by any of the following actions:

•	by sending a signed written notice of revocation to Momentive’s Corporate Secretary, provided such notice is received no later than the close of business on February 24, 2022;

•	by voting again over the internet or telephone as instructed on your proxy card before the closing of the voting facilities;

•	by submitting a properly signed and dated proxy card with a later date that is received by Momentive’s Corporate Secretary no later than the close of business on February 24, 2022; or

•

by virtually attending the Momentive special meeting via the Momentive special meeting website and requesting that your proxy be revoked, or by virtually attending and voting at the Momentive special meeting via the Momentive special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a Momentive stockholder’s right to virtually attend and vote at the Momentive special meeting via the Momentive special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

Momentive Global Inc.

Attention: Secretary

One Curiosity Way

San Mateo, California 94403

(650) 543-8400

If your shares of Momentive common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining a legal proxy from your bank, broker or other nominee and voting your shares at the Momentive special meeting via the Momentive special meeting website.

Proxy Solicitation Costs

Momentive is soliciting proxies on behalf of the Momentive board of directors. Momentive will bear the entire cost of soliciting proxies from Momentive stockholders. Proxies may be solicited on behalf of Momentive or Momentive directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Momentive directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Momentive will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Momentive common stock and secure their voting instructions, if necessary. Momentive may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Momentive has also retained Innisfree to assist in soliciting proxies and in communicating with Momentive stockholders and estimates that it will pay Innisfree a fee of approximately $100,000, plus reimbursement for certain out-of-pocket fees and expenses. Momentive also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Momentive has previously adopted householding for Momentive stockholders of record. As a result, Momentive stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Registered Momentive stockholders (those who hold shares of Momentive common stock directly in their name with Momentive’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Momentive at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple Momentive stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Momentive will promptly deliver a copy of this joint proxy statement/prospectus to any Momentive stockholder who received only one copy of these materials due to householding upon request in writing to: Momentive Global Inc., Attention: Secretary, One Curiosity Way, San Mateo, California 94403 or by calling (650) 543-8400.

Adjournments

If a quorum is present at the Momentive special meeting but there are insufficient votes at the time of the Momentive special meeting to approve the Momentive merger proposal, then Momentive stockholders may be asked to vote on the Momentive adjournment proposal. If a quorum is not present, the chairperson of the special meeting or the stockholders entitled to vote at the special meeting, present in person or represented by proxy, may adjourn the special meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, if any, date or time, even if a quorum is present.

At any subsequent reconvening of the Momentive special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Momentive special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Momentive special meeting, please contact Innisfree, Momentive’s proxy solicitor for the Momentive special meeting, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call toll free: (877) 825-8772

Banks and Brokers may call collect: (212) 750-5833

MOMENTIVE STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, MOMENTIVE STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

MOMENTIVE PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This joint proxy statement/prospectus is being furnished to you as a Momentive stockholder in connection with the solicitation of proxies by the Momentive board of directors for use at the Momentive special meeting. At the Momentive special meeting, Momentive is asking Momentive stockholders to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Momentive, with Momentive continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Zendesk. Upon completion of the merger, each share of Momentive common stock outstanding as of immediately prior to the effective time will be converted into the right to receive 0.225 of a share of Zendesk common stock and a cash payment (without interest and less any applicable withholding taxes) for any fractional shares resulting from such calculation.

The Momentive board of directors, after careful consideration, unanimously determined that the merger is fair to and in the best interests of Momentive and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger.

The Momentive board of directors accordingly unanimously recommends that Momentive stockholders vote “FOR” the Momentive merger proposal.

The merger and a summary of the terms of the merger agreement are described in more detail under “The Merger” and “The Merger Agreement,” and Momentive stockholders are encouraged to read the full text of the merger agreement, which is attached as Annex A hereto.

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive merger proposal requires the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date. If a Momentive stockholder fails to vote, fails to instruct its bank, broker or other nominee to vote or abstains from voting, it will have the same effect as a vote “AGAINST” the Momentive merger proposal.

It is a condition to the completion of the merger that Momentive stockholders approve the Momentive merger proposal.

THE MOMENTIVE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOMENTIVE STOCKHOLDERS VOTE “FOR” THE MOMENTIVE MERGER PROPOSAL

MOMENTIVE PROPOSAL 2: ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Momentive is required to submit to a non-binding advisory stockholder vote certain compensation that may be paid or become payable to Momentive named executive officers that is based on or otherwise relates to the merger as disclosed in the section titled “Interests of Momentive Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Momentive Named Executive Officers—Golden Parachute Compensation.” The Momentive compensation proposal gives Momentive stockholders the opportunity to express their views on the merger-related compensation of Momentive named executive officers.

Accordingly, Momentive is asking Momentive stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Momentive named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of Momentive Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Momentive Named Executive Officers—Golden Parachute Compensation,” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the Momentive compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Momentive stockholder, you may vote to approve the Momentive merger proposal and vote not to approve the Momentive compensation proposal, and vice versa. The vote on the Momentive compensation proposal is advisory and non-binding. As a result, if the merger is completed, the merger-related compensation may be paid to Momentive named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Momentive stockholders do not approve the Momentive compensation proposal.

The Momentive board of directors unanimously recommends that Momentive stockholders vote “FOR” the Momentive compensation proposal.

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive compensation proposal requires the affirmative vote of a majority of the shares of Momentive common stock present in person or by proxy at the Momentive special meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Momentive special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Momentive compensation proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Momentive compensation proposal will have the same effect as a vote “AGAINST” the Momentive compensation proposal. In addition, if a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Momentive compensation proposal, it will have the same effect as a vote “AGAINST” the Momentive compensation proposal.

THE MOMENTIVE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOMENTIVE STOCKHOLDERS VOTE “FOR” THE MOMENTIVE COMPENSATION PROPOSAL

MOMENTIVE PROPOSAL 3: ADJOURNMENT OF THE MOMENTIVE SPECIAL MEETING

The Momentive special meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Momentive merger proposal.

Momentive is asking Momentive stockholders to authorize the holder of any proxy solicited by the Momentive board of directors to vote in favor of any adjournment of the Momentive special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Momentive merger proposal.

The Momentive board of directors unanimously recommends that Momentive stockholders approve the proposal to adjourn the Momentive special meeting, if necessary or appropriate.

Assuming a quorum is present at the Momentive special meeting, approval of the Momentive adjournment proposal requires the affirmative vote of a majority of the shares of Momentive common stock present in person or by proxy at the Momentive special meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Momentive special meeting to such bank, broker or other nominee) will have no effect on the outcome of the Momentive adjournment proposal, provided that a quorum is otherwise present. An abstention or other failure of any shares present or represented by proxy to vote on the Momentive adjournment proposal will have the same effect as a vote “AGAINST” the Momentive adjournment proposal. In addition, if a Momentive stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Momentive adjournment proposal, it will have the same effect as a vote “AGAINST” the Momentive adjournment proposal.

THE MOMENTIVE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOMENTIVE STOCKHOLDERS VOTE “FOR” THE MOMENTIVE ADJOURNMENT PROPOSAL

THE MERGER

The following is a description of material aspects of the merger. While Zendesk and Momentive believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the merger agreement attached as Annex A hereto, for a more complete understanding of the merger. In addition, important business and financial information about each of Zendesk and Momentive is contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

General

Zendesk, Merger Sub and Momentive have entered into the merger agreement, which provides for the merger of Merger Sub with and into Momentive. As a result of the merger, the separate existence of Merger Sub will cease and Momentive will continue its existence under the DGCL as the surviving corporation and as a wholly owned subsidiary of Zendesk. The surviving corporation will be named “Momentive Global Inc.”

Merger Consideration

At the effective time, each share of Momentive common stock (other than shares held in treasury by Momentive or held directly by Momentive or Merger Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.225 of a share of Zendesk common stock, a cash payment (without interest and less any applicable withholding taxes) for any fractional shares of Zendesk common stock resulting from such calculation and any dividends or other distributions that such holder of Momentive common stock is entitled to receive pursuant to the merger agreement.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of Zendesk common stock or Momentive common stock changes. Therefore, the value of the merger consideration will depend on the market price of Zendesk common stock at the effective time. The market price of Zendesk common stock has fluctuated since the date of the announcement of the merger agreement and is expected to continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the respective Zendesk special meeting and Momentive special meeting, through the date the merger is completed and thereafter. The market price of Zendesk common stock, when received by Momentive stockholders in connection with the merger, could be greater than, less than or the same as the market price of Zendesk common stock on the date of this joint proxy statement/prospectus or at the time of the Momentive special meeting. Accordingly, you should obtain current market quotations for Zendesk common stock and Momentive common stock before deciding how to vote on any of the proposals described in this joint proxy statement/prospectus. Zendesk common stock is traded on NYSE under the symbol “ZEN” and Momentive common stock is traded on Nasdaq under the symbol “MNTV.”

Background of the Merger

The Momentive board of directors regularly evaluates Momentive’s strategic direction and ongoing business plans with a view toward strengthening its business and enhancing stockholder value. As part of this evaluation, the Momentive board of directors has, from time to time, considered various potential strategic alternatives. These have included, among others, (1) the continuation of, and potential improvements to, Momentive’s business plan, with Momentive remaining an independent entity; (2) investment in, and development of, new products, go-to-market strategies and sales channels, as well as opportunities for reducing costs and improving operating margins; (3) potential expansion opportunities through acquisitions, partnerships or other commercial relationships; (4) debt and equity financing alternatives; and (5) business combinations and other financial and strategic alternatives, including a possible sale of Momentive. In connection with these efforts, from time to time representatives of Momentive have meetings, attend conferences and have other discussions with representatives of various strategic and financial sponsor counterparties regarding potential strategic transactions involving Momentive. As described below, Zander Lurie, Momentive’s chief executive officer, held several such discussions with representatives of certain financial sponsors in early 2021, after consulting with David Ebersman, the chair of the Momentive board of directors.

The Zendesk board of directors, in consultation with members of the Zendesk management team, periodically and in the ordinary course of business reviews Zendesk’s performance, future growth prospects and overall strategic direction in light of the current business and economic environment and in consideration of its long-term business strategy to enhance value for its stockholders. This entails reviewing Zendesk’s strategy as a standalone company and considering potential opportunities for business combinations, acquisitions, and other financial and strategic alternatives.

On March 26, 2021, following an outreach by a financial sponsor, which we refer to as “Party A,” Mr. Lurie met with a representative of Party A to discuss Momentive’s business. At the meeting, the representative of Party A expressed an interest in receiving due diligence information regarding Momentive’s business.

On March 29, 2021, Mr. Lurie met with representatives of a financial sponsor, which we refer to as “Party B,” to discuss Momentive’s business. At this meeting, the representatives of Party B expressed an interest in learning more about Momentive’s business.

On March 31, 2021, as a follow-up to their prior discussions, Mr. Lurie referred Party A to Lora Blum, Momentive’s chief legal officer, to negotiate a confidentiality agreement with respect to these discussions. Momentive and Party A entered into a confidentiality agreement on March 31, 2021.

On April 1, 2021, representatives of Party A requested from Momentive certain operational and financial due diligence information, and requested a meeting with members of Momentive management to discuss Momentive’s business.

On April 20, 2021, members of Momentive management met with representatives of Party A and provided an overview of Momentive’s business and operations.

On May 3, 2021, members of Momentive management met again with representatives of Party A to continue to discuss Momentive’s business and operations.

Between May 7, 2021 and May 18, 2021, a representative of Party A contacted Mr. Lurie on three occasions to express Party A’s interest in a potential transaction involving Momentive; this representative stated that Party A was interested in submitting a proposal to acquire Momentive. Mr. Lurie responded that he would convey Party A’s interest to the Momentive board of directors at its next regular meeting, which was scheduled to occur in the coming days.

On May 19, 2021, the Momentive board of directors held a regularly scheduled meeting with members of Momentive management in attendance. Mr. Lurie provided the Momentive board of directors with an update on discussions with Party A and Party B, including Party A’s interest in submitting a proposal to acquire Momentive. The Momentive board of directors discussed the possibility of forming a committee of the Momentive board of directors and engaging financial advisors to coordinate the evaluation and response to a potential acquisition proposal. The Momentive board of directors also met in executive session, without any members of management in attendance, and continued to discuss Party A’s interest, the execution of Momentive’s business plan and growth strategy and Momentive’s recent stock price performance, which the Momentive board of directors believed reflected a discount compared to Momentive’s peer companies. Over the 30 calendar days preceding the meeting on May 19, 2021, the volume weighted average price of Momentive common stock was $18.04 per share. The Momentive board of directors also discussed concerns that an acquisition proposal and due diligence expected to be conducted by a potential acquiror would divert management’s attention from the operation of the business. The Momentive board of directors instructed Ben Spero, a Momentive director, to work with Mr. Lurie and Momentive’s advisors to (1) develop a framework for use by the Momentive board of directors in evaluating any acquisition proposal and (2) coordinate responses to potential inquiries or proposals (including to Party A, consistent with the discussion of the Momentive board of directors at the meeting). The Momentive board of directors also requested that Messrs. Lurie and Spero provide updates to the Momentive board of directors as necessary.

On May 20, 2021, Mr. Ebersman introduced Mr. Lurie to representatives of a financial sponsor, which we refer to as “Party C,” via e-mail for the purposes of discussing Momentive’s business.

On May 21, 2021, Mr. Lurie called the representative of Party A to discuss the Momentive board of directors’ feedback. The representative of Party A indicated that he believed that Party A could deliver a proposal with a high premium relative to Momentive’s stock price. Mr. Lurie communicated that the Momentive board of directors had not approved the exploration of a potential sale transaction at that time, but would inform Party A if and when there was an opportunity in the future.

On May 25, 2021, in the course of an unrelated discussion, another representative of Party A asked Mr. Spero about Mr. Lurie’s feedback earlier in the week, and asked whether Party A should consider that feedback a formal response from the Momentive board of directors. Mr. Spero did not provide additional information in response.

On June 2, 2021, Mr. Lurie met with representatives of Party C to discuss Momentive’s business and industry. The representatives of Party C stated that Party C would be interested in participating in any process by Momentive to solicit interest in a potential acquisition transaction.

In June 2021, a representative of a financial sponsor, which we refer to as “Party D,” called members of Momentive management to discuss whether Momentive would be interested in pursuing an acquisition of an unrelated company. On June 18, 2021, Party D and Momentive entered into a confidentiality agreement with respect to these discussions.

On July 5, 2021, a representative of Party A called Mr. Lurie to re-affirm Party A’s interest in submitting a proposal to acquire Momentive.

On July 20, 2021, a representative of Party A called Mr. Lurie to discuss whether Momentive would be interested in pursuing an acquisition of an unrelated company. The representative of Party A and Mr. Lurie discussed this potential acquisition of an unrelated company again on July 22, 2021.

On July 22, 2021, in light of Party A’s continued interest in pursuing an acquisition of Momentive, Messrs. Lurie and Ebersman discussed the execution of Momentive’s business plan and growth strategy relative to strategic alternatives for Momentive. They concluded that the Momentive board of directors should consider an acquisition proposal from Party A to evaluate whether an acquisition at a compelling value, and not at an opportunistic price, could deliver more value to Momentive’s stockholders relative to continuing Momentive’s standalone business plan.

On July 23, 2021, Mr. Lurie spoke with a representative of Party A. During this conversation, Mr. Lurie stated that Momentive was willing to receive an acquisition proposal from Party A. Mr. Lurie expressed his personal view that the Momentive board of directors would be unlikely to pursue a transaction that did not have a compelling valuation relative to Momentive’s then-current stock price and to continuing to execute Momentive’s business plan as an independent entity. Mr. Lurie encouraged Party A not to submit an acquisition proposal unless the proposal was in the $30-plus per share range and Party A was committed to pursuing and completing the potential transaction. Following the call, Mr. Lurie updated Mr. Ebersman on his discussion with Party A. Over the 30 calendar days preceding the discussion on July 23, 2021, the volume weighted average price of Momentive common stock was $21.18 per share.

On July 30, 2021, Mr. Lurie and a representative of Party A discussed Momentive’s business, and Mr. Lurie provided an update on Momentive’s business and organic and inorganic growth strategy. Mr. Lurie reiterated his personal view that Party A should not submit an acquisition proposal unless it was compelling and Party A was committed to the potential transaction, and indicated that he would not support an acquisition proposal at this time unless it approached the low- to mid-$30 per share range.

On August 9, 2021, Party A delivered to Mr. Lurie a non-binding written proposal to acquire Momentive in an all-cash transaction at a price per share of $30.00 to $33.00. The proposal was subject to Party A’s due diligence and did not indicate that relevant equity or debt financing commitments had been obtained.

On August 10, 2021, Mr. Lurie discussed Party A’s proposal with Messrs. Ebersman and Spero and Sue Decker, another Momentive director, as well as members of Momentive management and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Momentive’s outside counsel, which is referred to as “Wilson Sonsini.” Messrs. Lurie and Ebersman and Ms. Decker agreed that a meeting of the Momentive board of directors would be called to discuss Party A’s proposal.

On August 12, 2021, the Momentive board of directors met, with members of Momentive management and representatives of Wilson Sonsini in attendance. At the start of the meeting, Mr. Spero informed the Momentive board of directors that, given his professional relationship with Party A as a representative of an investor in certain funds managed by Party A, he would recuse himself from this meeting and other future meetings of the Momentive board of directors at which a potential transaction involving Momentive and Party A would be considered. The representatives of Wilson Sonsini reviewed with the Momentive board of directors relevant Delaware law matters, including the directors’ fiduciary duties in connection with a potential transaction. The Momentive board of directors discussed engaging a financial advisor to assist with the review of Momentive’s potential strategic alternatives and the possibility of initiating a formal process to solicit interest from strategic acquirors and financial sponsors that would likely be interested in pursuing a potential transaction involving Momentive. The Momentive board of directors discussed engaging Allen & Company and J.P. Morgan given, among other factors, their familiarity with Momentive and its business and industry given their past experience working with Momentive and others in Momentive’s industry, as well as their experience in similar situations. The Momentive board of directors established a strategic committee, which is referred to as the “Momentive strategic committee,” composed of Ms. Decker, Mr. Ebersman and Brad Smith, another Momentive director, to oversee the exploration and evaluation of potential strategic alternatives available to Momentive. The Momentive strategic committee was formed in the light of (1) the potentially significant workload that could be involved in evaluating potential strategic alternatives; (2) the possibility that Momentive management may need feedback and direction on relatively short notice; and (3) the benefits and convenience of having a subset of directors oversee and direct the process of considering potential strategic alternatives. The Momentive board of directors authorized and instructed the Momentive strategic committee, among other things, to (1) oversee and provide assistance to Momentive management and Momentive’s advisors with respect to the exploration, evaluation, consideration, review and negotiation of the terms and conditions of any potential strategic alternative, including a possible sale of Momentive; (2) take such other actions with respect to any strategic alternative as the Momentive strategic committee deemed necessary, appropriate or advisable; and (3) recommend to the Momentive board of directors the actions, if any, that should be taken by Momentive with respect to any such transaction. The Momentive board of directors retained the power and authority to approve the final decision on pursuing a strategic alternative, including a sale of Momentive. It was also understood that the Momentive board of directors would continue to have an active role in the consideration of potential strategic alternatives. The Momentive board of directors did not provide for the payment of any compensation to the members of the Momentive strategic committee in consideration of their service on the committee. The Momentive board of directors also delegated to the Momentive strategic committee the authority to engage, on behalf of Momentive, one or more financial advisors to assist in connection with these matters and to consider Allen & Company and J.P. Morgan for such purposes. Ms. Decker was subsequently designated by the Momentive strategic committee as its chair.

On August 18, 2021, Mr. Lurie called a representative of Party A to convey that the Momentive board of directors had reviewed Party A’s proposal, and that the proposal merited further discussion and exploration. Mr. Lurie informed Party A that Momentive would require a proposal with a specific per share valuation, and would seek an improved valuation. The representatives of Party A responded that Party A could not increase the value of its proposal until it received additional due diligence information, including Momentive’s long-range plan.

Also on August 18, 2021, the Momentive board of directors met, with members of Momentive management and representatives of Wilson Sonsini in attendance. Mr. Lurie provided an update on discussions with Party A. Members of Momentive management presented their preliminary long-range business plan for Momentive, including underlying assumptions and potential growth drivers and operating margin expectations for Momentive’s business. The Momentive board of directors discussed the preliminary long-range plan, including the achievability of the plan and the possibility of reducing costs and increasing operating margins to enhance stockholder value. The Momentive board of directors directed management to (1) review sensitivities for optimizing planned growth and operating margins for Momentive’s business with the objective of enhancing stockholder value; and (2) present an updated version of the long-range plan with revisions consistent with the outcome of this review and the discussion at the meeting.

On August 20, 2021, the Momentive strategic committee met, with members of Momentive management and representatives of Wilson Sonsini in attendance. Members of management presented a revised long-range plan for Momentive, including updates to the plan relative to the preliminary plan presented at the prior meeting of the Momentive board of directors based on the feedback of the Momentive directors. The Momentive strategic committee discussed the updates to the long-range plan with members of Momentive management, including the achievability of the updated plan and the impact on Momentive’s long-term performance and valuation, and members of management expressed their view that the updated plan optimized planned growth and operating margins for Momentive’s business with a view toward maximizing stockholder value with respect to these metrics. Following further discussion, the Momentive strategic committee approved sharing the long-range plan with Momentive’s financial advisors. Members of management then reviewed with the Momentive strategic committee the proposed terms of Allen & Company’s and J.P. Morgan’s respective engagements to serve as Momentive’s financial advisors. The Momentive strategic committee also discussed each of Allen & Company’s and J.P. Morgan’s experience, qualifications and familiarity with Momentive and its business and industry, their experience in similar situations, and the advantages of engaging two financial advisors, including the additional perspectives and potential counterparty contacts that each financial advisor could provide. The Momentive strategic committee also met in executive session, without members of management present, to discuss these matters. The Momentive strategic committee approved the engagement of Allen & Company and J.P. Morgan as Momentive’s financial advisors and directed Ms. Blum, together with representatives of Wilson Sonsini, to negotiate and finalize the terms of such engagements consistent with the discussion at the meeting.

On August 21, 2021, Mr. Lurie met with a representative of Party A to discuss Momentive’s business and growth strategy. Mr. Lurie reiterated that Momentive would seek an improved per share valuation from Party A. Following the meeting, Mr. Lurie updated Ms. Decker and Momentive’s financial advisors on his discussion with Party A.

On August 23, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Momentive’s financial advisors discussed various alternatives and considerations with respect to a potential outreach process to solicit interest regarding a transaction from other potential strategic acquirors and financial sponsors that Momentive might consider engaging with based on those parties’ likely or previously expressed interest in a potential transaction with Momentive, track record of transactions, ability to finance and consummate a transaction, and potential strategic rationale for a transaction with Momentive, including the potential for synergies with a potential acquiror’s business or portfolio companies. Also discussed were the potential risks of an outreach process, including potential public disclosure leaks, management and employee distraction, and adverse impacts on Momentive’s business, and the increase in the likelihood of those risks in a wider private or public process relative to a more targeted outreach. At the Momentive strategic committee’s request, Mr. Lurie provided his views on potential counterparties in light of these factors. The Momentive strategic committee also discussed continuing to provide Party A with due diligence information, and the potential timetable for an outreach to additional potential strategic acquirors and financial sponsors so that those additional counterparties would not be at an informational or timing disadvantage relative to Party A. The Momentive strategic committee also met in executive session, without management or financial advisors in attendance, to continue to discuss these matters. The Momentive strategic committee determined, in light of Party A’s acquisition proposal, to continue providing Party A with due diligence information, and also to recommend to the Momentive board of directors the commencement of a targeted outreach process to solicit additional proposals with respect to a transaction. The Momentive strategic committee directed Momentive’s financial advisors to provide a preliminary financial overview of Momentive, based on Momentive’s long-range plan, at the next meeting of the Momentive board of directors. The Momentive strategic committee determined that Mr. Lurie should have additional discussions with Party A about its proposal. Mr. Lurie had confirmed that he had not had discussions regarding any “rollover” of equity by Mr. Lurie or Mr. Lurie’s role with Momentive following an acquisition, and the Momentive strategic committee directed that Mr. Lurie should not have discussions regarding such matters.

On August 25, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Members of Momentive management reviewed Momentive’s long-range plan, as extrapolated per Momentive management for fiscal years 2026 through 2031. The Momentive strategic committee also met in executive session, without financial advisors in attendance, to discuss the achievability of the long-range plan. The Momentive strategic committee reaffirmed its determination to recommend to the Momentive board of directors the commencement of a targeted outreach process to solicit additional proposals with respect to a potential transaction.

Also on August 25, 2021, the Momentive board of directors met, with members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Ms. Decker provided the Momentive strategic committee’s recommendation to conduct a targeted outreach to solicit additional potential transaction proposals. Members of Momentive management presented Momentive’s long-range plan, including updates to the plan relative to the preliminary plan presented at the prior meeting of the Momentive board of directors. Momentive’s financial advisors reviewed financial aspects of Party A’s proposal, a preliminary financial overview of Momentive and certain market perspectives on Momentive based on the long-range plan. Momentive’s financial advisors also discussed various alternatives and considerations with respect to a potential outreach process, strategic acquirors and financial sponsors that Momentive might consider contacting based on those parties’ likely or previously expressed interest in a potential strategic transaction with Momentive, track record of transactions, ability to finance and consummate a transaction, and potential strategic rationale for a transaction with Momentive, including the potential for synergies with a potential acquiror’s business or portfolio companies. Representatives of Wilson Sonsini reviewed relevant Delaware law matters, including the directors’ fiduciary duties in connection with a potential outreach process. The Momentive board of directors also discussed the potential risks of an outreach, including potential public disclosure leaks, management and employee distraction, and adverse impacts on Momentive’s business, and the increase in the likelihood of those risks in a wider private or public process relative to a more targeted outreach. The Momentive board of directors also met in executive session, without management or financial advisors in attendance, to continue to discuss these matters. The Momentive board of directors discussed whether, in light of Momentive’s valuation, trading performance and prospects, likely counterparty interest, and Party A’s proposal, it was the right time to explore a potential strategic transaction, and whether an outreach process was in the best interests of Momentive and its stockholders relative to Party A’s proposal or continuing to execute Momentive’s long-range plan as an independent entity. The Momentive board of directors directed the Momentive strategic committee to proceed with an outreach to selected potential strategic acquirors and financial sponsors identified by the Momentive strategic committee to solicit additional proposals with respect to a potential transaction. The Momentive board of directors also authorized providing Party A and other potentially interested counterparties with due diligence information regarding Momentive in connection with this process.

On August 27, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. The Momentive strategic committee discussed process considerations and counterparties with which to engage in an outreach process to solicit transaction proposals based on the factors and risks discussed at the prior meetings, including the individuals best positioned, among the Momentive directors, members of management and financial advisors, to initiate discussions with each counterparty. The Momentive strategic committee authorized Momentive’s financial advisors and members of management to contact seven potential strategic acquirors (including Zendesk) and four potential financial sponsors (including Party A) regarding a potential transaction, and authorized management to present to interested potential counterparties an overview of Momentive’s business and provide other relevant due diligence information, including Momentive’s long-range plan. The Momentive strategic committee determined not to engage at that time with other potential strategic acquirors and financial sponsors (including Party B, Party C and Party D, and two potential strategic acquirors, which we refer to as “Party E” and “Party F”) based on concerns regarding the impact on Momentive’s competitive positioning that might arise from sharing Momentive’s confidential information with these counterparties and/or the Momentive strategic committee’s belief that these counterparties would not be able to proceed with or consummate a strategic transaction involving Momentive at that time. It was the Momentive strategic committee’s expectation that strategic acquirors that might present competitive sensitivities could be introduced later in the process without being at a significant timing and informational disadvantages given their familiarity with Momentive’s business and industry. The Momentive strategic committee authorized entering into confidentiality agreements with potentially interested counterparties as part of this process, and directed that these confidentiality agreements include “standstill” provisions that restricted the counterparties from making public proposals with respect to the acquisition of Momentive without Momentive’s prior consent. The Momentive strategic committee also discussed the timetable for the outreach and process, including the date on which Momentive would request that proposals be submitted and strategic and timing considerations to avoid having the other potential counterparties be at an informational or timing disadvantage relative to Party A.

Between August 27, 2021 and August 31, 2021, in accordance with the directives of the Momentive strategic committee, representatives of Momentive’s financial advisors and members of Momentive management commenced their outreach to the ten potential counterparties, including Zendesk, in addition to Party A. Ultimately, seven of the ten additional potential counterparties entered into a confidentiality agreement with Momentive, including Zendesk, which entered into a non-disclosure agreement with Momentive on September 6, 2021. Three of the ten additional potential counterparties declined to engage in discussions or due diligence with respect to a potential transaction involving Momentive and did not enter into a confidentiality agreement with Momentive. Of the seven additional potential counterparties that entered into a confidentiality agreement, six included “standstill” provisions restricting the counterparties from making public proposals with respect to the acquisition of Momentive without Momentive’s prior consent (but not restricting confidential proposals to the Momentive board of directors), which restrictions would terminate upon the occurrence of, among other things, Momentive’s execution of a definitive agreement with a third party to acquire more than 50% of Momentive’s outstanding voting securities. Momentive and Party A separately executed a restated confidentiality agreement that included similar “standstill” provisions. All of the confidentiality agreements Momentive entered into with interested counterparties during the course of the process also restricted the counterparty’s ability to engage with equity or debt financing sources regarding a potential transaction without Momentive’s prior consent.

On August 30, 2021, a representative of Party D called Mr. Lurie on an unsolicited basis to express Party D’s interest in an acquisition of Momentive. Mr. Lurie referred Party D to representatives of J.P. Morgan. Representatives of Party D and J.P. Morgan discussed Party D’s interest and representatives of J.P. Morgan thereafter updated the members of the Momentive strategic committee on Party D’s outreach.

Between September 1, 2021 and September 13, 2021, following the execution of the applicable confidentiality agreement, members of Momentive management, together with representatives of Momentive’s financial advisors, met with representatives of nine interested counterparties (including Zendesk, Party A, and Party D) to provide an overview of Momentive’s business and operational and financial due diligence information, including Momentive’s long-range plan.

As described below, during September 2021, there were unsolicited inquiries to and additional outreach by Momentive. By mid-October 2021, 14 potential counterparties had entered into confidentiality agreements, consisting of eight financial sponsors and six strategic acquirors (including Zendesk). Each confidentiality agreement subsequently entered into with interested counterparties during the course of the process also included similar “standstill” provisions.

On September 3, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management, and representatives of Momentive’s legal and financial advisors in attendance. Momentive’s financial advisors and members of Momentive management provided an update on discussions with potential counterparties, as well as planned management meetings. Representatives of J.P. Morgan also discussed Party D’s unsolicited outreach, and the Momentive strategic committee authorized entering into a confidentiality agreement with Party D and providing Party D with a management presentation and due diligence information regarding Momentive. The Momentive strategic committee also met in executive session, without management or financial advisors in attendance, to discuss strategic and process considerations, including strategies for maximizing the valuation of potential transaction proposals, and whether to engage with additional potential counterparties at that time based on the factors considered at the prior meeting of the Momentive strategic committee. The Momentive strategic committee also discussed the next steps in the outreach process, and determined (1) to continue with the outreach process and request that preliminary proposals from interested counterparties be submitted during the week of September 27, 2021 and (2) not to solicit interest from additional potential counterparties at that time.

Also on September 3, 2021, Party D entered into a confidentiality agreement with Momentive.

Beginning on September 7, 2021, Momentive provided potential counterparties with access to a virtual data room to share operational and financial due diligence information regarding Momentive.

On September 8, 2021, a representative of Party B called Mr. Lurie on an unsolicited basis to express Party B’s interest in an acquisition of Momentive, including the possibility of combining Momentive with one of Party B’s portfolio companies. Mr. Lurie updated the members of the Momentive strategic committee on Party B’s outreach.

On September 10, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Momentive’s financial advisors and members of Momentive management provided an update on the outreach process, including Party B’s outreach and that certain counterparties had declined to proceed with discussions regarding a potential transaction with Momentive. In light of Party B’s unsolicited outreach and continued interest, the Momentive strategic committee authorized entering into a confidentiality agreement with Party B and providing Party B with a management presentation and due diligence information regarding Momentive. The Momentive strategic committee also met in executive session, without management or financial advisors in attendance, to discuss strategic considerations and related matters.

Throughout the remainder of September 2021, in accordance with the directives of the Momentive strategic committee, members of Momentive management, together with representatives of Momentive’s financial advisors, engaged in follow-up discussions and meetings at the request of Zendesk and the other remaining counterparties regarding Momentive’s business, including Momentive’s long-range plan, financial and operational condition, products and go-to-market strategy. From time to time during this period, Mr. Lurie met with representatives of several counterparties (including Mikkel Svane, chief executive officer of Zendesk, other representatives of Zendesk, and representatives of Party A, Party B and Party D) regarding their interest in a transaction with Momentive, and Mr. Lurie regularly updated the members of the Momentive strategic committee on these meetings.

On September 14, 2021, Party B entered into a confidentiality agreement with Momentive.

On September 15, 2021 and on September 17, 2021, in accordance with the directives of the Momentive strategic committee, members of Momentive management, together with representatives of Momentive’s financial advisors, met with representatives of Party B to provide an overview of Momentive’s business.

Also on September 17, 2021, at a meeting of the Zendesk transaction committee (as defined below) at which members of the Zendesk management team and a representative of Hogan Lovells US LLP, which is referred to as “Hogan Lovells,” were present, members of the Zendesk management team reviewed and discussed with the Zendesk transaction committee a potential strategic transaction with Momentive, including the strategic rationale for the potential transaction, certain growth forecast considerations, potential deal structures, valuation considerations, regulatory-related matters and the possible timeline for the potential transaction. Following discussion, the Zendesk transaction committee authorized the Zendesk management team to continue discussions with Momentive regarding a potential strategic transaction.

Also on September 17, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Momentive’s financial advisors and members of Momentive management provided an update on discussions with the potential transaction counterparties, noting that a transaction proposal was expected from Zendesk that would include significant stock consideration, and discussed with the Momentive strategic committee the need to conduct reverse due diligence on Zendesk and understand potential synergies of the combined company to properly evaluate the proposal. Momentive’s financial advisors also noted that certain financial sponsors, with Momentive’s prior approval, were coordinating or partnering with equity financing sources, including institutional investors and other financial sponsors, to obtain sufficient equity financing commitments to consummate a potential transaction. In this context, Mr. Lurie noted that Party A had inquired about the potential interest of directors in “rolling over” their equity in connection with an acquisition. The Momentive strategic committee directed members of management and Momentive’s financial advisors to inform Party A that any transaction proposal should not assume any “rollover” of existing stockholder equity, and reiterated that Momentive’s directors and management should not engage in discussions regarding a “rollover” of equity with potential counterparties at that time. The Momentive strategic committee also discussed whether to contact additional potential strategic acquirors (including Party E and Party F) that, until this time, had not been included in the process, and provide them with more limited operational due diligence information to help mitigate competitive sensitivities. Following discussion regarding strategic and timing considerations, the Momentive strategic committee directed Mr. Lurie to engage with Party E to solicit interest in a potential transaction involving Momentive. The Momentive strategic committee also met in executive session, without management or financial advisors in attendance, to discuss these matters.

On September 21, 2021, Mr. Lurie called representatives of Party E to discuss Momentive’s business and the possibility of a strategic transaction between Party E and Momentive.

Also on September 21, 2021, a representative of a financial sponsor, which we refer to as “Party G,” called representatives of J.P. Morgan on an unsolicited basis to express Party G’s interest in an acquisition of Momentive.

Also on September 21, 2021, members of Momentive management participated in functional due diligence meetings with members of Zendesk management to discuss business, financial, operational and legal matters. Representatives of Momentive’s financial advisors and Goldman Sachs also attended these meetings.

On September 22, 2021, members of Zendesk management, together with representatives of Goldman Sachs, met with Momentive management and representatives of Momentive’s financial advisors to discuss Momentive’s financial and operational condition.

On September 24, 2021, Party E entered into a confidentiality agreement with Momentive.

Also on September 24, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Momentive’s financial advisors and members of Momentive management provided an update on discussions with the potential transaction counterparties, including Party G’s outreach. Of the eight potential strategic acquirors and the six potential financial sponsors (not including Party G) contacted, six potential strategic acquirors and two potential financial sponsors had declined to proceed with further discussions regarding a potential strategic transaction. The Momentive strategic committee discussed with Momentive’s financial advisors’ expectations regarding transaction proposals that might be submitted from the remaining interested counterparties on or after September 27, 2021 and each counterparty’s ability to consummate a transaction, including the expectation that a potential transaction proposal from Zendesk would include significant stock consideration and that financial sponsors continued their efforts to coordinate or partner with equity financing sources. The Momentive strategic committee discussed whether to contact additional potential counterparties (including Party C, Party F and Party G), but declined to do so at this time based on the Momentive strategic committee’s belief that such counterparties would not be in a position to proceed with or consummate a strategic transaction with Momentive. Mr. Lurie also updated the Momentive strategic committee on upcoming meetings with representatives of the remaining potential counterparties, including Zendesk and Party A. The Momentive strategic committee also met in executive session, without management or financial advisors in attendance, to discuss these matters.

On September 27, 2021, a representative of Party F called Mr. Lurie on an unsolicited basis to express Party F’s interest in a strategic transaction with Momentive. Mr. Lurie updated the members of the Momentive strategic committee on Party F’s outreach, and the Momentive strategic committee approved engaging with Party F.

Also on September 27, 2021, Party A delivered a non-binding written proposal to acquire Momentive in an all-cash transaction at a price per share of $26.00. The proposal indicated that Party A had received sufficient non-binding equity financing commitments from an institutional investor to consummate the acquisition, and would seek debt financing commitments in connection with the execution of a transaction.

Also on September 27, 2021, Party D delivered a non-binding written proposal to acquire Momentive in an all-cash transaction at a price per share of $26.00. The proposal noted that Party D had not, at that time, coordinated sufficient equity financing to consummate a transaction, but requested the opportunity to partner with another equity source in the next phase of the process, and would seek debt financing commitments at the appropriate time.

On September 28, 2021, Party F entered into a confidentiality agreement with Momentive.

Also on September 28, 2021, in accordance with the directives of Momentive’s strategic committee, members of Momentive management, together with representatives of Momentive’s financial advisors, met with representatives of Party F to provide an overview of Momentive’s business.

On September 28, 2021, at a special meeting of the Zendesk board of directors at which members of the Zendesk management team and representatives of Goldman Sachs, whom the Zendesk management team preliminarily had requested advise Zendesk in connection with its evaluation of certain strategic alternatives, and Hogan Lovells were present, members of the Zendesk management team reviewed and discussed with the Zendesk board of directors a potential strategic transaction with Momentive, including the strategic rationale for the potential transaction, key due diligence findings to date, certain prospective financial information for Momentive and the potential for synergy opportunities that may be achievable through the potential strategic transaction. Representatives of Goldman Sachs reviewed preliminary bid considerations and certain deal structure considerations. Following discussion, the Zendesk board of directors established a transaction committee, which is referred to as the “Zendesk transaction committee,” comprised of Carl Bass, Hilarie Koplow-McAdams and

Thomas Szkutak to, among other things, evaluate a potential strategic transaction with Momentive, approve the submission to Momentive of non-binding expressions of interest with respect to a potential strategic transaction involving Momentive and approve the engagement of a financial advisor to assist Zendesk with a potential strategic transaction involving Momentive. The Zendesk board of directors also ratified the September 17, 2021 meeting of such directors as a meeting of the Zendesk transaction committee and authorized the Zendesk management team to submit a non-binding proposal to purchase all outstanding shares of Momentive common stock at a price of $24.00 to $26.00 per share, to be paid in shares of Zendesk common stock.

Later on September 28, 2021, Zendesk delivered a non-binding written proposal to acquire Momentive at a price per share of $24.00 to $26.00, to be paid entirely in shares of Zendesk common stock based on a mutually agreed fixed exchange ratio.

Later on September 28, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Momentive’s financial advisors reviewed the transaction proposals received from Party A, Party D and Zendesk, and provided an update on discussions with such parties regarding their proposals and with other potential counterparties. Representatives of J.P. Morgan noted (1) that Party A had indicated its belief that, after reviewing Momentive’s operational and financial due diligence information, its proposal reflected an appropriate valuation for Momentive and that Party A had not expressed an ability to increase the value of its proposal; (2) Party D had indicated that it could potentially increase the value of its proposal with additional due diligence information regarding Momentive, but would need to partner with additional sources of equity financing; and (3) Momentive would need to conduct reverse due diligence and understand potential synergies of the combined company to properly evaluate Zendesk’s proposal. Representatives of J.P. Morgan also updated the Momentive strategic committee on their discussions with representatives of Party B, which previously had stated that it would be in a position to submit a proposal to acquire Momentive in an all-cash transaction at a value per share in the mid-$20s, and that J.P. Morgan had in response encouraged Party B to submit a written proposal. Party B did not submit a written proposal with respect to a transaction. Momentive’s financial advisors also noted that Party E and Party F, which were still conducting management meetings and due diligence and that no other counterparties had indicated that they were actively considering submitting a transaction proposal. The Momentive strategic committee discussed the proposals relative to Momentive’s standalone and future prospects, and also discussed strategic and timing considerations for negotiating increased valuations from Party A, Party D and Zendesk and maximizing the valuation of potential proposals from Party E and Party F. Following discussion, the Momentive strategic committee directed Momentive’s financial advisors to (1) inform Party A that its proposal was insufficient; (2) request from Party D an improved proposal by October 8, 2021, and provide Party D with additional due diligence information; (3) inform Zendesk that its proposal was insufficient, but request reverse due diligence and information on expected synergies of the combined company to better evaluate Zendesk’s all-stock proposal while continuing to seek an improved proposal from Zendesk; and (4) request that Party E and Party F submit potential transaction proposals by October 8, 2021.

From September 29, 2021 through October 14, 2021, members of Momentive management, together with representatives of Momentive’s financial advisors, continued to engage in follow-up discussions regarding Momentive’s business with Zendesk and the other remaining counterparties.

On September 29, 2021, representatives of a financial sponsor, which we refer to as “Party H,” contacted Mr. Lurie and representatives of an additional financial sponsor, which we refer to as “Party I,” contacted representatives of J.P. Morgan separately on an unsolicited basis to each express their respective interest in an acquisition of Momentive. Party I did not ultimately enter into a confidentiality agreement with Momentive.

Also on September 29, 2021, the Momentive board of directors met, with members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Members of the Momentive strategic committee and representatives of Momentive’s financial advisors reviewed the process to solicit transaction proposals conducted by Momentive to date, including the proposals received, and ongoing discussions with, each of the remaining counterparties. The Momentive board of directors discussed strategic and timing considerations for maximizing the valuation of transaction proposals, and concurred with the responses outlined by the Momentive strategic committee. The Momentive board of directors also authorized entering into a confidentiality agreement with each of Party H and Party I and providing each of them with due diligence information regarding Momentive. The Momentive board of directors also met in executive session, without management or financial advisors in attendance, to discuss these matters. Following the meeting, representatives of Momentive’s financial advisors and Mr. Lurie responded to Party A, Party D and Zendesk as directed by the Momentive strategic committee.

On September 30, 2021, in accordance with the directives of the Momentive strategic committee, members of Momentive management, together with representatives of Momentive’s financial advisors, met with representatives of Party E to provide an overview of Momentive’s business.

On October 5, 2021, members of Zendesk management, together with representatives of Goldman Sachs, met with Momentive management and representatives of Momentive’s financial advisors to discuss Zendesk’s perspectives on the combined company’s operational and growth strategy and potential areas of synergies for the combined company.

Later on October 5, 2021, Mr. Svane and Mr. Lurie discussed the possibility of Mr. Svane making a presentation to Momentive’s board of directors regarding Zendesk’s business and growth strategy, Zendesk’s proposal to acquire Momentive and the strategic rationale for a combination of Zendesk and Momentive.

On October 6, 2021, Bloomberg and other media outlets published reports that Legion Partners Asset Management, a Momentive stockholder, was calling for Momentive to conduct a strategic review, including to consider a potential sale of Momentive.

On October 7, 2021, Bloomberg published a report that Momentive was exploring options, including a potential sale after receiving takeover interest. Over the 30 calendar days preceding the publication of the reports on October 6, 2021, the volume weighted average price of Momentive common stock was $19.55 per share.

Also on October 7, 2021, Party H entered into a confidentiality agreement with Momentive.

Also on October 7, 2021, representatives of Party F communicated to representatives of J.P. Morgan that Party F would not be moving forward with a potential acquisition of Momentive.

Also on October 7, 2021, Mr. Svane and Mr. Lurie discussed Zendesk’s acquisition proposal, including the strategic rationale for the proposed transaction.

On October 8, 2021, members of Zendesk management, together with representatives of Goldman Sachs, met with Momentive management and representatives of Momentive’s financial advisors to present an overview of Zendesk’s business.

Also on October 8, 2021, representatives of Party E communicated to representatives of J.P. Morgan that Party E would not be moving forward with a potential acquisition of Momentive.

Also on October 8, 2021, representatives of Party A discussed Party A’s acquisition proposal with representatives of J.P. Morgan. During this conversation, the representatives of Party A stated that Party A could be in a position to increase its acquisition proposal to “$27 plus” per share.

Also on October 8, 2021, representatives of Party D discussed Party D’s acquisition proposal with representatives of J.P. Morgan. During this conversation, the representatives of Party D indicated that Party D could potentially increase the value of its proposal, subject to further due diligence and obtaining sufficient commitments from third party equity financing sources to consummate the transaction. Party D also requested approval to partner with Party C in a potential acquisition. J.P. Morgan updated the members of the Momentive strategic committee on Party D’s request to partner with Party C, and the Momentive strategic committee approved that request.

Also on October 8 and on October 9, 2021, members of the Zendesk management team and the Zendesk transaction committee discussed the submission of a revised proposal to acquire Momentive in an all-stock transaction. Following such discussions, the Zendesk transaction committee authorized the Zendesk management team to submit one or more proposals to purchase all outstanding shares of Momentive common stock at a price of up to $28.00 per share, to be paid in shares of Zendesk common stock.

Also on October 9, 2021, Party C entered into a confidentiality agreement with Momentive, and Momentive began providing Party C due diligence information regarding Momentive.

On October 10, 2021, Zendesk submitted a revised non-binding written proposal to acquire Momentive at a price per share of $27.00, to be paid entirely in shares of Zendesk common stock based on a mutually agreed fixed exchange ratio. The revised proposal also included a draft exclusivity agreement, which provided that Momentive would negotiate exclusively with Zendesk until the later of (1) October 28, 2021 and (2) the fifth business day after Momentive provided written notice to Zendesk of the termination of the exclusivity agreement.

On October 11, 2021, the Momentive board of directors met, with members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Momentive’s financial advisors provided an update on the proposal received from Zendesk, including Zendesk’s request for exclusivity, and the discussions with the remaining potential counterparties. Momentive’s financial advisors also noted that Party E and Party F had declined to submit transaction proposals. Momentive’s financial advisors provided a market and trading overview of Zendesk, and the Momentive board of directors discussed the need to continue to analyze the synergies of a potential combination of Zendesk and Momentive to better evaluate Zendesk’s transaction proposal. Mr. Svane was then invited to join the meeting to provide an overview of Zendesk’s business and growth strategy, and the Momentive board of directors discussed with Mr. Svane the strategic rationale of a combination of Zendesk and Momentive. After Mr. Svane left the meeting, the Momentive board of directors discussed strategic considerations for further negotiating acquisition proposals from Party A, Party D and Zendesk. Following discussion, the Momentive board of directors approved continuing to engage with Zendesk and analyzing the synergies of a potential combination, but determined not to enter into exclusive negotiations with Zendesk at this time. The Momentive board of directors also met in executive session, without management or financial advisors in attendance, to discuss these matters.

On October 12, 2021, Party A submitted a revised non-binding written proposal to acquire Momentive in an all-cash transaction at a price per share of $27.00 in cash, noting that Party A had not completed commercial due diligence.

Also on October 12, 2021, in a discussion between Mr. Svane and Mr. Lurie, Mr. Svane indicated that Zendesk could increase its proposal to acquire Momentive to $28.00 per share, noting that Zendesk had made substantial progress on, but had not completed, business due diligence.

On October 13, 2021, representatives of Party D indicated in a call with J.P. Morgan that Party D could potentially increase the value of its proposal, subject to further due diligence.

Also on October 13, 2021, the Momentive strategic committee met, with other Momentive directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Momentive’s financial advisors provided an update on the proposals received from Party A and Zendesk and J.P. Morgan provided an update on its discussions with Party D. The Momentive strategic committee discussed the expected timing and valuation of an eventual proposal by Party D. Members of Momentive management also provided their preliminary perspectives on potential synergies of a combination of Zendesk and Momentive, based on ongoing discussions with Zendesk management, including the potential for significant go-to-market, product, packaging and revenue synergies; and Momentive’s financial advisors reviewed potential financial and trading considerations for the combined company. The Momentive strategic committee discussed Zendesk’s proposal and the potential upside and risks for Momentive stockholders in receiving consideration in the form of stock in the combined company relative to (1) Party A’s proposal and the possibility of an improved proposal from Party D and (2) continuing to execute Momentive’s long-range plan as an independent entity. The Momentive strategic committee also discussed strategic and valuation considerations with respect to setting the exchange ratio in a potential combination with Zendesk based on the price of Zendesk’s common stock as of the date of the proposal versus as of the execution of definitive acquisition agreements, including based on Momentive management’s due diligence of Zendesk’s business and prospects and the fact that Zendesk management had communicated to Momentive that it expected to announce Q3 2021 earnings generally consistent with consensus market estimates and increase its earnings guidance for Q4 2021. Mr. Lurie noted for the Momentive strategic committee that, as directed, he had not had discussions with Zendesk regarding his potential management role or compensation with the combined company. Following discussion, the Momentive strategic committee (1) directed Momentive’s financial advisors to discuss further the methodology for setting the exchange ratio; (2) directed J.P. Morgan to request a “best and final” proposal from Party A, Party C and Party D; and (3) in the event that final proposals were generally consistent with the prior discussions with each relevant counterparty, determined to recommend to the Momentive board of directors that Momentive enter into exclusive negotiations with Zendesk with respect to its transaction proposal. The Momentive board of directors also met in executive session, without management or financial advisors in attendance, to discuss these matters.

On October 14, 2021, Mr. Lurie and representatives of Momentive’s financial advisors met with Zendesk management and representatives of Goldman Sachs to discuss Zendesk’s proposal and the methodology for setting the exchange ratio, including the relevant period for calculating the volume weighted average price of Zendesk common stock to use for determining the exchange ratio. Representatives of Zendesk orally indicated its final proposal to acquire Momentive at a price per share of $28.00, to be paid entirely in shares of Zendesk common stock, with a fixed exchange ratio to be set based on the 15-trading day volume weighted average price of Zendesk’s common stock, ending two trading days prior to signing of a definitive merger agreement, and also indicated that Zendesk’s proposal was predicated on Momentive agreeing to negotiate with Zendesk on an exclusive basis. Representatives of Zendesk also noted that exclusivity would be necessary to negotiate a definitive merger agreement and announce the transaction by October 28, 2021, prior to the announcement of Zendesk’s third quarter earnings, and that failure to meet this timeline could jeopardize the parties’ ability to finalize a definitive merger agreement in a timely fashion.

Also on October 14, 2021, at a meeting of the Zendesk transaction committee at which members of the Zendesk management team and representatives of Goldman Sachs and Hogan Lovells were present, members of the Zendesk management team provided an update on the negotiations with Momentive, including that the parties discussed that Zendesk’s proposal to acquire Momentive would use a 15-trading day volume weighted average price of Zendesk common stock, ending two trading days prior to signing of a definitive merger agreement, to determine the exchange ratio in respect of the $28.00 per share price for Momentive common stock. The Zendesk management team also provided an update on the status of the due diligence process and discussed the expectation that Momentive would execute an exclusivity agreement with Zendesk later that day. The Zendesk management team then reviewed and discussed with the Zendesk transaction committee potential synergies that may be achievable through a potential strategic transaction with Momentive, including, among other things, potential revenue synergies and potential operational scale efficiencies. Following discussion, the Zendesk transaction committee authorized the Zendesk management team to continue discussions with Momentive regarding a potential strategic transaction subject to final approval of any such transaction by the Zendesk board of directors.

Also on October 14, 2021, as directed by the Momentive strategic committee, representatives of J.P. Morgan called representatives of Party A to discuss Party A’s proposal. During this discussion, the representatives of

Party A orally indicated its final proposal to acquire Momentive for $27.25 per share in cash. Party A did not submit a written proposal reflecting that price.

Also on October 14, 2021, as directed by the Momentive strategic committee, representatives of J.P. Morgan called representatives of Party C and Party D to discuss their proposal, who indicated that they would need to conduct further due diligence. Party D did not submit a revised written proposal beyond the proposal initially submitted on September 27, 2021, either alone or with Party C.

Also on October 14, 2021, the Momentive board of directors met, with members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Members of the Momentive strategic committee and Momentive’s financial advisors reviewed the process to solicit proposals conducted by Momentive to date, in which Momentive with the assistance of its financial advisors had engaged in discussions with 18 potential counterparties, consisting of nine potential strategic acquirors and nine financial sponsors, 14 of which had entered into confidentiality agreements with Momentive and conducted due diligence and three of which had submitted acquisition proposals at that time. Momentive’s financial advisors provided an update on the proposals received from Party A and Zendesk (including that Momentive was expecting a revised written proposal from Zendesk to acquire Momentive at a price per share of $28.00 in stock consideration with a fixed exchange ratio to be set based on the trailing 15-trading day volume weighted average price of Zendesk common stock, with the calculation period ending two days prior to the signing of a definitive merger agreement) and J.P. Morgan provided an update on its discussions with Party C and Party D. The Momentive strategic committee discussed the expected timing and valuation of a proposal by Party D, noting that the possibility of receiving an improved proposal from Party D (whether in partnership with Party C or not) would be subject to continued due diligence and commitments from Party C or other equity financing sources that had not yet been secured. Members of Momentive management also reviewed the potential synergies of a combination of Zendesk and Momentive, based on ongoing discussions with Zendesk management, including the potential for significant go-to-market, product, packaging and revenue synergies. Momentive’s financial advisors reviewed financial matters relating to, and certain trading perspectives on, Momentive and the potential combined company, including Momentive’s and Zendesk’s respective long-range plans and the potential synergies expected by the management teams of Momentive and Zendesk to result from the combination. The Momentive board of directors discussed the potential upside for Momentive stockholders in receiving consideration in the form of stock in the combined company and from owning a significant stake in the equity of the combined company (based on, among other things, (1) the Momentive board of directors’ belief that Zendesk common stock may be undervalued, (2) the expected synergies of the combination, (3) the expected size, business diversification and growth rate of the combined business, (4) the potential trading multiple of the combined company relative to each of Momentive and Zendesk on a standalone basis and (5) the opportunity for Momentive stockholders, as stockholders of the combined company, to obtain another premium if and when the combined company were to undertake a sale of control). The Momentive board also discussed the potential risks to receiving consideration in the form of a fixed exchange ratio of stock in the combined company, including that the value of the merger consideration could decrease. This was contrasted with (1) Party A’s cash proposal, including the uncertainty that Party A would execute an acquisition at the proposed value in light of its track record of negotiations with Momentive and the remaining due diligence and financing contingencies indicated in its proposal; (2) the uncertainty of receiving an improved proposal from Party D (whether in partnership with Party C or not); and (3) continuing to execute Momentive’s long-range plan as an independent entity. Representatives of Wilson Sonsini reviewed with the members of the Momentive board of directors relevant Delaware law matters, including the directors’ fiduciary duties in connection with these matters. The Momentive strategic committee delivered its recommendation that Momentive enter into exclusive negotiations with Zendesk. Following discussion, the Momentive board of directors authorized Momentive entering into exclusive negotiations with Zendesk following receipt of the expected revised written proposal.

Later on October 14, 2021, Zendesk submitted a revised “best and final” non-binding written proposal to acquire Momentive at a price per share of $28.00, to be paid entirely in shares of Zendesk common stock based on a fixed exchange ratio to be set using an unaffected trailing 15-day volume weighted average price of Zendesk common stock, with the calculation period ending two days prior to the signing of a definitive merger agreement. Zendesk’s proposal was conditioned on Momentive agreeing to work with Zendesk on an exclusive basis.

On October 15, 2021, representatives of Party H indicated to Mr. Lurie that it could not lead a potential acquisition of Momentive, but that it might be in a position to partner with another financial sponsor to pursue a potential transaction.

Also On October 15, 2021, Zendesk submitted a revised written version of its proposal clarifying that the fixed exchange ratio would be set using an unaffected trailing 15 “trading” day volume weighted average price of Zendesk common stock, but with no other changes.

Also on October 15, 2021, following negotiation of the terms, Momentive and Zendesk entered into an exclusivity agreement in which Momentive agreed to negotiate exclusively with Zendesk until the later of (1) October 28, 2021 and (2) the second day after Momentive provided written notice to Zendesk of the termination of the exclusivity agreement.

Beginning on October 15, 2021, representatives of Zendesk and its advisors, including Hogan Lovells, were granted access to additional legal and operational due diligence documents and information regarding Momentive in its electronic data room to support their continued due diligence review of Momentive. Over the following two weeks, members of Zendesk management and its advisors conducted operational, legal, financial, accounting, employment and other due diligence on Momentive, including reviews of Momentive’s commercial relationships, intellectual property, privacy, security, equity awards, employment arrangements and employee benefit plans and compliance and regulatory matters, and from time to time had discussions with members of Momentive management and its advisors regarding due diligence information, potential synergies, employee retention and related matters. Momentive conducted reverse due diligence on Zendesk, including with respect to Zendesk’s long-term plan and potential synergies that could result from the combination.

On October 18, 2021, at a meeting of the Zendesk transaction committee at which members of the Zendesk management team and representatives of Goldman Sachs and Hogan Lovells were present, members of the Zendesk management team reviewed and discussed, among other things, the potential synergies that may be achievable through a potential strategic transaction with Momentive as well as the primary drivers for those potential synergies. Representatives of Goldman Sachs reviewed and discussed certain precedent transactions in the technology sector and discussed the agreed upon measurement period that would be used to determine the exchange ratio, noting that the Momentive stockholders’ ownership of the combined company would depend on how Zendesk common stock trades prior to the signing of a definitive merger agreement.

On October 19, 2021, representatives of Hogan Lovells sent a draft of the merger agreement to representatives of Wilson Sonsini. Over the subsequent nine days, representatives of Momentive and Zendesk and their respective legal advisors negotiated the terms of the merger agreement. Key terms of the merger agreement negotiated between the parties included (1) whether, and the circumstances in which, each party’s board of directors could change its recommendation to its stockholders or negotiate or accept an alternative acquisition transaction, including the circumstances in which the merger agreement could be terminated; (2) the amount of the termination fee payable by each party and the circumstances in which it would be payable; (3) the definition of “material adverse effect” with respect to each party; (4) the conditions to each party’s obligation to, and the parties’ commitments in connection with, obtaining required regulatory approvals and other closing conditions; (5) the treatment of Momentive equity awards and Momentive’s 2018 Employee Stock Purchase Plan in the merger; and (6) the interim operating covenants applicable to Momentive prior to the closing of the merger and related exceptions for matters such as capital expenditures and employee retention matters.

On October 20, 2021, at a meeting of the Zendesk transaction committee at which members of the Zendesk management team were present, members of the Zendesk management team reviewed the Zendesk standalone projections with the Zendesk transaction committee and discussed the status of negotiations and discussions with

Momentive. Following discussion, the Zendesk transaction committee authorized the Zendesk management team to share the Zendesk standalone projections with Goldman Sachs and Momentive.

On October 21, 2021, representatives of Hogan Lovells sent a draft voting agreement to representatives of Wilson Sonsini. Over the following seven days, representatives of Momentive, Zendesk, the stockholders requested to be party to a voting agreement and respective advisors negotiated the terms of the voting agreement. Key terms of the voting agreement negotiated between the parties included (1) the circumstances in which the voting agreement would terminate; (2) the obligations of stockholder parties to the voting agreements to vote with respect to the merger if the Momentive board of directors changed its recommendation to Momentive’s stockholders; and (3) the restrictions on such stockholder parties’ transfer of Momentive common stock and other obligations and agreements under the voting agreement.

On October 22, 2021, the Momentive strategic committee met, with other members of Momentive board of directors, members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Members of Momentive management and Momentive’s financial advisors provided an update on Zendesk’s and Momentive’s due diligence processes, including Momentive’s review of Zendesk’s long-term plan and potential synergies that could result from the combination. Momentive’s financial advisors also reviewed each of Zendesk’s and Momentive’s historical and recent trading price performance and the potential impact on setting the negotiated fixed exchange ratio. The representatives of Wilson Sonsini reviewed with the Momentive strategic committee the principal terms of the merger agreement under negotiation, including the circumstances in which the Momentive board of directors could change its recommendation to Momentive stockholders, and the amount of the termination fee payable by each party and the circumstances in which it would be payable. The Momentive board of directors also met in executive session, without management or financial advisors in attendance, and continued to discuss the terms of the merger agreement. At the conclusion of the meeting, the Momentive strategic committee directed the representatives of Wilson Sonsini to continue to negotiate the terms of the merger agreement.

Also on October 22, 2021, at a meeting of the Zendesk transaction committee at which members of the Zendesk management team and representatives of Goldman Sachs and Hogan Lovells were present, the Zendesk transaction committee discussed engaging Centerview Partners LLC, which is referred to as “Centerview Partners,” to act as a financial advisor to Zendesk in connection with a potential strategic transaction with Momentive. Prior to this meeting, Centerview Partners periodically advised the Zendesk board of directors on such matters as well as ongoing corporate preparedness planning. After reviewing the terms of the engagement letter with Centerview Partners, which did not provide for the rendering of an opinion regarding the fairness of the potential strategic transaction with Momentive, the Zendesk transaction committee authorized the engagement of Centerview Partners. Members of management and representatives of Goldman Sachs reviewed and discussed the expected calculation of the exchange ratio for the potential strategic transaction with Momentive and certain unaudited prospective financial information relating to Zendesk and Momentive, each on a standalone basis, and Zendesk on a pro forma basis after giving effect to proposed strategic transaction with Momentive. Representatives of Goldman Sachs also discussed possible effects that the announcement of a strategic transaction with Momentive could have on the price of Zendesk common stock.

On October 25, 2021, at a meeting of the Zendesk transaction committee at which members of the Zendesk management team and representatives of Goldman Sachs and Hogan Lovells were present, the Zendesk transaction committee discussed engaging Goldman Sachs as Zendesk’s financial advisor in connection with a potential strategic transaction with Momentive and, after reviewing the terms of the engagement letter with Goldman Sachs, authorized the engagement of Goldman Sachs. Members of the Zendesk management team then provided an update regarding the status of its due diligence investigation of Momentive and key findings to date. Representatives of Goldman Sachs reviewed and discussed the method for determining the exchange ratio and the resulting impact on the Momentive stockholders’ ownership of the combined company, and possible investor and stock price reactions to the announcement of a strategic transaction with Momentive. Representatives of Goldman Sachs also reviewed and discussed certain unaudited prospective financial information relating to

Zendesk and Momentive, each on a standalone basis, and Zendesk on a pro forma basis after giving effect to proposed strategic transaction with Momentive.

On October 26, 2021, at a regular meeting of the Zendesk board of directors at which members of the Zendesk management team and representatives of Goldman Sachs and Hogan Lovells were present, members of the Zendesk management team reviewed and discussed the potential strategic transaction with Momentive, including the status of negotiations with Momentive, the strategic rationale for the potential transaction, the potential synergies that may be achievable through the potential transaction and the possibility that the potential transaction would be growth accretive. Members of the Zendesk management team also reviewed and discussed the material terms of the draft merger agreement, including the consideration to be paid, certain covenants agreed to between the parties and the deal protections for Zendesk, including a termination fee for both parties of $150 million. Members of the Zendesk management team also reviewed the status of Zendesk’s legal, finance, accounting and tax due diligence of Momentive. Representatives of Goldman Sachs then reviewed and discussed certain preliminary financial analyses with respect to the proposed strategic transaction with Momentive.

On October 27, 2021, the Momentive strategic committee met, with members of Momentive management and representatives of Momentive’s legal advisors in attendance. The representatives of Wilson Sonsini provided an update on the negotiation of the merger agreement and the voting agreements, and reviewed the key terms of the voting agreement requested by Zendesk to be entered into by Mr. Lurie and Ryan Finley and Sheryl Sandberg and certain of their respective affiliates, each in their capacity as Momentive stockholders. The Momentive strategic committee determined that entry into the proposed voting agreements, should the Momentive board of directors approve the proposed acquisition, would be in the best interests of Momentive and its stockholders.

Also on October 27, 2021, the Momentive board of directors met, with members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. The representatives of Wilson Sonsini reviewed with the members of the Momentive board of directors relevant Delaware law matters, including the directors’ fiduciary duties in connection with the merger. The representatives of Wilson Sonsini also reviewed with the Momentive board of directors the principal terms of the merger agreement and the voting agreements. Momentive’s financial advisors reviewed, on a preliminary basis, their respective financial analysis of the exchange ratio and related financial aspects of the merger. The Momentive board of directors also discussed the strategic rationale for the merger, the integration of Momentive’s operations into the combined company, the operation of Momentive’s business prior to the completion of the merger and the announcement strategy for the merger. The Momentive board of directors also met in executive session, without management or financial advisors in attendance, and continued to discuss the terms of the merger agreement.

Also on October 27, 2021, at a regular meeting of the Zendesk board of directors at which members of the Zendesk management team and representatives of Goldman Sachs and Hogan Lovells were present, members of the Zendesk management team and representatives of Goldman Sachs reviewed and discussed the potential synergies that may be achievable through a potential strategic transaction with Momentive, the possible value creation that could flow to the stockholders of the combined company if those synergies were achieved and the possibility that the potential transaction would be growth accretive.

On October 28, 2021, representatives of Wilson Sonsini and Hogan Lovells and members of management of Momentive and Zendesk management finalized the forms of the merger agreement, voting agreements and related transaction documents.

Also on October 28, 2021, at a special meeting of the Zendesk board of directors at which members of the Zendesk management team and representatives of Goldman Sachs and Hogan Lovells were present, representatives of Goldman Sachs reviewed and discussed Goldman Sachs’ financial analyses with respect to the proposed strategic transaction with Momentive and delivered to the Zendesk board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated October 28, 2021, that, as of such date, based upon and subject to the factors and various assumptions made, procedures followed and limitations and qualifications set forth in the written opinion, the exchange ratio of 0.225 of a share of Zendesk common stock to be issued in exchange for each share of Momentive common stock pursuant to the merger agreement was fair, from a financial point of view, to Zendesk. The Zendesk board of directors, with the advice and assistance of its financial advisors and outside legal counsel and Zendesk management, evaluated and discussed the terms of the merger agreement and the transactions contemplated thereby, taking into consideration various factors, including those described in the section titled “—Zendesk’s Reasons for the Merger and Recommendation of the Zendesk Board of Directors.” After further consideration and discussion, the Zendesk board of directors unanimously (i) determined that the merger and the share issuance, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Zendesk and its stockholders; (ii) approved the merger agreement and the transactions contemplated thereby, including the merger and the share issuance; and (iii) recommended that Zendesk stockholders vote to approve the Zendesk share issuance proposal.

Later on October 28, 2021, the Momentive board of directors met, with members of Momentive management and representatives of Momentive’s legal and financial advisors in attendance. Representatives of Wilson Sonsini provided an update on the negotiation of the merger agreement and other relevant transaction documents, including updates to the final terms of the merger agreement since the last meeting of the Momentive board of directors. Momentive’s financial advisors provided the Momentive board of directors with their respective financial analysis of the exchange ratio and related financial aspects of the merger. Representatives of J.P. Morgan then delivered its oral opinion to the Momentive board of directors, subsequently confirmed by delivery of a written opinion dated October 28, 2021, to the effect that, as of the date of such opinion and based upon and subject to the factors and the assumptions set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Momentive common stockholders. Also at this meeting, Allen & Company rendered an oral opinion, confirmed by delivery of a written opinion dated October 28, 2021, to the Momentive board of directors to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to holders of Momentive common stock (other than, to the extent applicable, Zendesk, Merger Sub and their respective affiliates). The Momentive board of directors was also provided with certain information from each of Allen & Company and J.P. Morgan regarding their respective material relationships with Momentive and Zendesk during the preceding two-year period. Following discussion, and taking into consideration various factors, including those described in the section titled “—Momentive’s Reasons for the Merger and Recommendation of the Momentive Board of Directors,” the Momentive board of directors determined by unanimous approval of the directors present at the meeting that the merger agreement and the merger are advisable and fair to and in the best interests of Momentive and its stockholders, and declared advisable, adopted and approved in all respects the merger agreement and the transactions contemplated by the merger agreement, including the merger, and approved the execution and delivery of the merger agreement and the voting agreements.

Still later on October 28, 2021, the merger agreement and voting agreements were executed by the relevant parties, and Zendesk and Momentive publicly announced the merger and the execution of the merger agreement.

On October 31, 2021, a representative of Party C indicated orally on an unsolicited basis in an unrelated social situation to a Momentive director that Party C remained interested in a transaction with Momentive “at some price.” No proposal with respect to a transaction was made.

On November 1, 2021, the Momentive board of directors ratified the actions of the Momentive board of directors taken at the meeting held October 28, 2021 by unanimous written consent.

Zendesk’s Reasons for the Merger and Recommendation of the Zendesk Board of Directors

At a meeting of the Zendesk board of directors held on October 28, 2021, the Zendesk board of directors unanimously: (a) determined that the merger and the issuance of shares of Zendesk common stock in the merger as contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Zendesk and its stockholders; (b) authorized and approved the execution, delivery and performance of the merger agreement by Zendesk and approved the merger and the issuance of shares of Zendesk common stock in the merger as contemplated by the merger agreement; and (c) recommended that Zendesk’s stockholders vote in favor of the Zendesk share issuance proposal. Accordingly, the Zendesk board of directors unanimously recommends that Zendesk’s stockholders vote “FOR” the approval of the Zendesk share issuance proposal and “FOR” the approval of the Zendesk adjournment proposal.

In evaluating the merger, the Zendesk board of directors consulted with members of Zendesk’s management team and with Zendesk’s outside legal counsel and financial advisors and, in reaching its determinations and recommendations, the Zendesk board of directors considered a number of factors.

Many of the factors considered favored the determinations and recommendations made by the Zendesk board of directors, including the following (not in any relative order of importance):

•

the highly complementary customer bases and strategic fit of the businesses of Zendesk and Momentive and the expectation that Zendesk and Momentive will be able to create a differentiated, integrated platform that combines customer interactions and insights into intelligence and understanding;

•

the expectation that the combination of Zendesk’s leading customer service and sales platform and Momentive’s leadership in feedback, surveys and market research presents a unique opportunity for the combined company to emerge as the leader in customer intelligence;

•

the expectation that the combined company will have greater research and development resources, engineering expertise and technology, which will allow Zendesk to better serve customers and accelerate innovation;

•	the expectation that Zendesk will be able to accelerate Momentive’s enterprise maturation by leveraging Zendesk’s go-to-market capabilities and operating model;

•

the expectation, based on estimates provided by members of Zendesk’s management team prior to the execution of the merger agreement, that Zendesk and Momentive combined will be able to achieve revenue synergies of approximately $274 million by 2025;

•

the expectation, based on estimates provided by members of Zendesk’s management team prior to the execution of the merger agreement, that the combined company will have increased financial strength and flexibility, with an estimated $4.6 billion in combined revenue by 2025;

•

the expectation, based on estimates provided by members of Zendesk’s management team prior to the execution of the merger agreement, that the merger will be accretive to the long-term revenue growth rate of the combined company;

•

the expectation that the larger scale organization, greater marketing resources and international reach of the combined company will lead to improved opportunities for marketing and cross-selling products;

•	the probability that regulatory approvals for the merger would be obtained in a timely manner without the imposition of any conditions that Zendesk would find unacceptable;

•

the fact that, based on the number of shares of Zendesk common stock and the number of shares of Momentive common stock expected to be outstanding immediately prior to the completion of the merger, Zendesk’s stockholders are expected to own approximately 78% of the combined company immediately after the completion of the merger;

•	information and discussions with members of Zendesk’s management team and with Zendesk’s advisors regarding Momentive’s business, assets, financial condition, results of operations, reputation,

current business strategy and prospects, including the projected long-term financial results of Momentive as a standalone company, the size and scale of the combined company and the expected pro forma effect of the merger on each company;

•	the belief that the Zendesk management team will be able to successfully integrate the two companies;

•

the oral opinion rendered by representatives of Goldman Sachs to the Zendesk board of directors, subsequently confirmed in writing by delivery of a written opinion dated as of October 28, 2021, that as of the date of the opinion and based upon and subject to the factors and various assumptions made, procedures followed and limitations and qualifications set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Zendesk, such opinion more fully described below in the section titled “The Merger—Opinion of Zendesk’s Financial Advisor—Opinion of Goldman Sachs & Co. LLC”;

•

the review by the Zendesk board of directors with its advisors of the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the merger and the termination provisions, as well as the likelihood of the completion of the merger and the evaluation by the Zendesk board of directors of the likely time period necessary to complete the merger. The Zendesk board of directors also considered the following specific aspects of the merger agreement:

•

the fact that the exchange ratio is fixed and will not be adjusted to compensate for any decrease in the trading price of Zendesk common stock prior to the completion of the merger, which provides certainty to Zendesk’s stockholders as to their pro forma percentage ownership of the combined company immediately after the completion of the merger (as more fully described in the section titled “The Merger Agreement—Merger Consideration”);

•

the limited number and nature of the conditions to the obligation of Momentive to complete the merger, as well as the probability that those conditions would be satisfied prior to 11:59 p.m. (California time) on the end date (as more fully described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger”);

•

the conditions to the obligations of Zendesk and Merger Sub to complete the merger, as well as the probability that those conditions would be satisfied prior to 11:59 p.m. (California time) on the end date (as more fully described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger”);

•

the extensive representations and warranties made by Momentive (as more fully described in the section titled “The Merger Agreement—Representations and Warranties”), as well as the covenants in the merger agreement relating to the conduct of Momentive’s business during the period from the date of the merger agreement through the effective time (as more fully described in the section titled “The Merger Agreement—Interim Operations of Momentive and Zendesk”);

•

the fact that the merger agreement includes restrictions, subject to certain exceptions, on the ability of Momentive to solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of, or to engage in discussions or negotiations with any person or entity with respect to, any Momentive acquisition proposal or Momentive acquisition inquiry (each as defined below in, and as more fully described in, the section titled “The Merger Agreement—No Solicitation or Discussions by Momentive”) and Zendesk’s right to match any Momentive superior offer (as defined below in, and as more fully described in, the section titled “The Merger Agreement—Stockholder Meetings; Board Recommendations”);

•

the ability of Zendesk to terminate the merger agreement and receive a $150 million termination fee from Momentive upon the occurrence of a Momentive triggering event (as defined below in the section titled “The Merger Agreement—Termination of the Merger Agreement”) (as more fully described in the section titled “The Merger Agreement—Transaction Expenses and Termination Fees”);

•

Zendesk’s right, prior to the approval of the Zendesk share issuance proposal, to furnish non-public information regarding Zendesk and its subsidiaries to, and to enter into discussions or negotiations with, any person or entity in response to a bona fide, written Disruptive Zendesk Acquisition Proposal (as defined below in the section titled “The Merger Agreement—No Solicitation or Discussions by Zendesk Relating to Disruptive Zendesk Acquisition Proposals”) that is made to Zendesk after the date of the merger agreement (and not withdrawn) (as more fully described in the section titled “The Merger Agreement—No Solicitation or Discussions by Zendesk Relating to Disruptive Zendesk Acquisition Proposals”);

•

the right of the Zendesk board of directors, prior to the approval of the Zendesk share issuance proposal, to make a Zendesk recommendation change in connection with a disruptive Zendesk superior offer or a Zendesk change in circumstances (as defined below in the section titled “The Merger Agreement—No Solicitation or Discussions by Zendesk Relating to Disruptive Zendesk Acquisition Proposals” and as more fully described in the section titled “The Merger Agreement— Stockholder Meetings; Board Recommendations”); and

•

the fact that if the Zendesk share issuance proposal has not been approved at the Zendesk special meeting, Zendesk may have no liability to Momentive under the merger agreement (as more fully described in the section titled “The Merger Agreement—Transaction Expenses and Termination Fees”).

In the course of its deliberations, the Zendesk board of directors also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•

the fact that the opinion of Goldman Sachs as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement speaks only as of the date of the written opinion and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the written opinion and the fact that Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion;

•	the risk that Momentive’s financial performance may not meet Zendesk’s expectations;

•	the possibility that the merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Zendesk;

•

the possible disruption to Zendesk’s and Momentive’s respective operations that may result from the merger, including the potential for diversion of management and employee attention from other strategic opportunities or operational matters and for increased employee attrition during the period prior to completion of the merger, and the potential effect of the merger on Zendesk’s and Momentive’s respective businesses and relations with customers and suppliers;

•

the adverse impact that business uncertainty pending completion of the merger could have on Zendesk’s and Momentive’s respective ability to attract, retain and motivate key personnel, and could have on Zendesk’s and Momentive’s respective ability to win new business with customers;

•

the difficulties and challenges inherent in completing the merger and integrating the businesses, operations and workforce of Momentive with those of Zendesk, and the possibility of encountering difficulties in achieving expected revenue growth and other synergies;

•

the risk that the anticipated strategic and other benefits to Momentive and Zendesk following completion of the merger, including the synergies described above, will not be realized or will take longer to realize than expected;

•

the risk that certain Zendesk customers and partners that compete with Momentive, and that certain Momentive customers and partners that compete with Zendesk, may be more reluctant to work with or award future business to the combined company;

•

the potential that the fixed exchange ratio could result in Zendesk delivering greater value to Momentive stockholders than had been anticipated by Zendesk if the value of Zendesk common stock increases after the date of the merger agreement;

•	the risk that Zendesk stockholders may not approve the Zendesk share issuance proposal or that Momentive stockholders may not approve the Momentive merger proposal;

•

the risk that the structure of the merger could potentially trigger termination rights of Momentive’s counterparties under, or breach certain restrictive covenants or other terms of, Momentive’s contracts with third parties;

•	certain terms and conditions of the merger agreement, including:

•

the fact that the merger agreement includes restrictions on the ability of Zendesk to solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of, or to engage in discussions or negotiations with any person or entity with respect to, any Disruptive Zendesk Acquisition Proposal, subject to certain exceptions (as more fully described in the section titled “The Merger Agreement—No Solicitation or Discussions by Zendesk Relating to Disruptive Zendesk Acquisition Proposals”);

•

Momentive’s right, prior to the approval of the Momentive merger proposal, to furnish non-public information regarding Momentive and its subsidiaries to, and to enter into discussions or negotiations with, any person or entity in response to a bona fide, written Momentive acquisition proposal that is made to Momentive after the date of the merger agreement (and not withdrawn) (as more fully described in the section titled “The Merger Agreement—No Solicitation or Discussions by Momentive”);

•

the right of the Momentive board of directors, prior to the approval of the Momentive merger proposal, to make a Momentive recommendation change in connection with a Momentive superior offer or a Momentive change in circumstances (as more fully described in the section titled “The Merger Agreement—Stockholder Meetings; Board Recommendations”);

•

the restrictions on the right of the Zendesk board of directors to make a Zendesk recommendation change, subject to certain conditions (including in connection with a termination of the merger agreement by Momentive as a result of a Zendesk triggering event, the payment by Zendesk to Momentive of a $150 million termination fee) (as more fully described in the section titled “The Merger Agreement—Transaction Expenses and Termination Fees”), which could have the effect of discouraging disruptive Zendesk acquisition proposals from being made or pursued; and

•

the requirement that Zendesk provide Momentive with an opportunity to propose revisions to the merger agreement prior to Zendesk being able to make a Zendesk recommendation change in connection with a disruptive Zendesk superior offer or a Zendesk change in circumstances (as more fully described in the section titled “The Merger Agreement—Stockholder Meetings; Board Recommendations”);

•

the fact that Zendesk’s current stockholders will have reduced ownership and voting interests after the completion of the merger (compared to their current ownership and voting interests in Zendesk) and will exercise less influence over the Zendesk board of directors and management and policies of Zendesk (compared to their current influence over the Zendesk board of directors and management and policies of Zendesk);

•	the substantial costs to be incurred in connection with the merger, including those incurred regardless of whether the merger is completed;

•

the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Zendesk if the merger is not completed on a timely basis or at all, including the impact on Zendesk’s relationships with employees, with customers and with third parties;

•

the fact that if the merger is not completed, Zendesk will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee of $150 million under certain circumstances (as more fully described in the section titled “The Merger Agreement—Transaction Expenses and Termination Fees”); and

•

various other risks associated with the merger and the business of Zendesk described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” respectively.

The factors set forth above are not intended to be exhaustive, but include many of the material factors considered by the Zendesk board of directors in approving the merger, the merger agreement and the issuance of shares of Zendesk common stock in the merger as contemplated by the merger agreement, in authorizing the execution of the merger agreement and related transaction documents and in recommending that Zendesk’s stockholders vote in favor of the Zendesk share issuance proposal. In view of the wide variety of factors, both positive and negative, considered in connection with making its determinations and recommendations, and the complexity of these matters, the Zendesk board of directors did not find it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to any of the various factors considered in reaching its determination to approve the merger, the merger agreement and the issuance of shares of Zendesk common stock in the merger as contemplated by the merger agreement and to recommend that Zendesk’s stockholders vote in favor of the Zendesk share issuance proposal. The Zendesk board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Zendesk board of directors. In addition, individual members of the Zendesk board of directors may have given different weights to different factors. The Zendesk board of directors carefully considered all of the factors described above as a whole.

Momentive’s Reasons for the Merger and Recommendation of the Momentive Board of Directors

The Momentive board of directors unanimously: (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Momentive and the Momentive stockholders; (ii) declared advisable, approved and authorized in all respects the merger agreement, the performance by Momentive of its obligations thereunder and the consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that Momentive stockholders adopt the merger agreement. Accordingly, the Momentive board of directors unanimously recommends that Momentive stockholders vote “FOR” the Momentive merger proposal, “FOR” the Momentive compensation proposal and “FOR” the Momentive adjournment proposal.

As described in the section titled “—Background of the Merger,” in evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Momentive board of directors held a number of meetings and consulted with Momentive management and Momentive’s outside legal and financial advisors. In reaching its decision to approve the merger agreement and to recommend that Momentive stockholders vote to adopt the merger agreement, the Momentive board of directors considered a number of factors, including, but not limited to the following (which are not necessarily presented in order of their relative importance to the Momentive board of directors), and concluded that entering into the merger agreement with Zendesk was advisable and in the best interests of Momentive and the Momentive stockholders.

•	Strategic Rationale of the Combination. The strategic and business rationale of the merger. Among the potential benefits identified by the Momentive board of directors were:

•	The opportunity to combine two successful businesses with well-positioned and proven product and technology portfolios and complementary product offerings.

•

The importance of scale in the competitive market environments in which Momentive and Zendesk operate, and the potential for the merger to enhance the combined company’s ability to compete effectively in those environments and across multiple end markets, including the ability to capitalize on new growth opportunities and to compete for customers and key employee talent.

•	The markets and use cases for the combined company through the combination of Momentive products with Zendesk products.

•

The Momentive board of directors’ view, based on discussions with Momentive management, of the ability of Zendesk management to successfully integrate and combine the respective businesses of Momentive and Zendesk.

•	The cultural alignment between Momentive and Zendesk, including shared cultures of innovation, excellence and collaboration.

•

Discussions with Momentive management and Momentive’s advisors regarding Zendesk’s business, operations, strategy and future prospects. In this regard, the Momentive board of directors considered the combined company’s financial condition as well as the diversification and growth expected to result from the merger.

•

The expectation that the combined company could achieve approximately $274 million of revenue synergies by 2025, and that Momentive stockholders will be able to participate in the benefits of such potential synergies as stockholders of the combined company.

•

Financial Condition, Results of Operations and Prospects of Momentive; Risks of Execution. The current, historical and projected financial condition, results of operations and business of Momentive, as well as Momentive’s prospects and risks if it were to remain an independent company. In particular, the Momentive board of directors considered Momentive’s current business plan and long-term operating plan (as reflected in the section titled —Momentive Unaudited Financial Projections). The Momentive board of directors considered these plans and the potential opportunities that they presented against, among other things: (i) the risks and uncertainties associated with achieving and executing Momentive’s current business plan and long-term operating plan in the short and long term; (ii) the impact of market, customer and competitive trends on Momentive; and (iii) the general risks related to market conditions that could reduce the price of Momentive common stock. The Momentive board of directors considered, among other potential risks to the achievement of Momentive’s current business plan and long-term operating plan, Momentive’s competitive positioning and prospects as an independent company, including Momentive’s size, as well as its financial resources, relative to those of its competitors, and new and evolving competitive threats.

•

Value to Momentive Stockholders. The belief of the Momentive board of directors that the exchange ratio represented the highest and best value that Momentive could obtain from Zendesk, taking into account the Momentive board of directors’ familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Momentive on a historical and prospective basis. The Momentive board of directors further considered:

•

The implied value of the consideration to be received by Momentive stockholders in the merger (which was $27.60 per share of Momentive common stock based on the exchange ratio and the closing price of Zendesk common stock on October 27, 2021) represented an approximate premium of approximately 41% over the unaffected volume weighted average price of Momentive common stock over the 30 calendar days preceding October 6, 2021.

•

The exchange ratio of 0.225 of a share of Zendesk common stock for each share of Momentive common stock is fixed, which affords Momentive stockholders the opportunity to benefit from any potential appreciation in the value of Zendesk common stock.

•	The exchange ratio was the result of extensive negotiation between the parties.

•

Momentive stockholders will own approximately 22% of the combined company on a pro forma basis (based on the exchange ratio and the number of shares of Momentive common stock outstanding as of October 25, 2021 and Zendesk common stock outstanding as of October 28, 2021) and have the opportunity to participate in the future earnings and growth of the combined company.

•

The expected treatment of the merger as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section titled “U.S. Federal Income Tax Consequences of the Merger.”

•

Results of Strategic Review Process. The transaction with Zendesk was the result of an extensive strategic review process overseen by the Momentive strategic committee. The Momentive board of directors considered that Momentive management and the Momentive financial advisors engaged in discussions with 18 potential counterparties, consisting of nine potential strategic acquirors (including Zendesk) and nine financial sponsors, concerning their interest in an acquisition of Momentive. The Momentive board of directors considered the nature of the engagement by each of these potential counterparties over multiple meetings.

•

Potential Strategic Alternatives. The assessment of the Momentive board of directors that none of the alternatives to the merger (including the possibility of continuing to operate Momentive as an independent company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to Momentive stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Momentive to create greater value for Momentive stockholders, taking into account execution risks as well as business, competitive, financial, industry, legal, market and regulatory risks. In assessing the strategic transactions and alternatives available to Momentive, the Momentive board of directors considered, among other things, the uncertainty of executing or receiving alternative cash proposals from potential alternative acquirors, as described in the section titled “ —Background of the Merger.”

•

Opinion of Allen & Company. The opinion, dated October 28, 2021, of Allen & Company to the Momentive board of directors as to the fairness, from a financial point of view and as of such date, of the exchange ratio, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion attached as Annex C to this joint proxy statement/prospectus and more fully described in the section titled “ —Opinion of Allen & Company LLC.”

•

Opinion of J.P. Morgan. The oral opinion of J.P. Morgan rendered to the Momentive board of directors, subsequently confirmed in writing, that, as of October 28, 2021, and based upon and subject to factors and assumptions in its opinion, the exchange ratio was fair, from a financial point of view, to Momentive common stockholders. The opinion is more fully described in the section titled “—Opinion of J.P. Morgan Securities LLC” and the full text of the opinion is attached as Annex D to this joint proxy statement/prospectus.

•

Terms of the Merger Agreement. The terms of the merger agreement, which was the product of arms’-length negotiations, and the belief of the Momentive board of directors that the merger agreement contained terms that provided Momentive with a high level of closing certainty. The factors considered included:

•	Momentive’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties regarding acquisition proposals.

•	The Momentive board of directors’ ability, under certain circumstances, to withdraw or modify its recommendation that Momentive stockholders vote in favor of the adoption of the merger agreement.

•	The limited conditions to Zendesk’s obligation to consummate the merger, making the merger reasonably likely to be consummated.

•	The consummation of the merger not being subject to a financing condition. In addition, Zendesk does not require financing in order to complete the merger.

•

The Momentive board of directors’ belief that the $150 million termination fee payable by Momentive in certain circumstances was reasonable, consistent with similar fees payable in comparable transactions, and not preclusive of other acquisition proposals.

•	The limited circumstances in which the Zendesk board of directors may terminate the merger agreement or change its recommendation that Zendesk stockholders approve the Zendesk share issuance proposal.

•	The requirement that Zendesk pay Momentive a $150 million termination fee in certain circumstances.

The Momentive board of directors also considered uncertainties and risks and other potentially negative factors related to the merger, including the following:

•

Fixed Exchange Ratio. The exchange ratio under the merger agreement is fixed, meaning that Momentive stockholders could be adversely affected, and the implied value of the merger consideration will decline, if there is a decline in the trading price of Zendesk common stock.

•

Merger and Integration Risks. The risk that the combined company will not realize all of the anticipated strategic and other benefits of the merger, including the possibility that Zendesk’s financial performance may not meet Momentive’s expectations and that the expected synergies may not be realized or will cost more to achieve than anticipated. In this regard, the Momentive board of directors was aware of challenges inherent in completing the merger and integrating the business, operations and workforce of Momentive and Zendesk. The Momentive board of directors was aware that this process could take longer than expected and might ultimately be unsuccessful.

•

Effects of the Merger Announcement. The effects of the public announcement of the merger, including the: (1) effects on Momentive’s employees, customers, operating results and potential effects on the stock price of Zendesk and Momentive; (2) impact on Momentive’s ability to attract and retain key management, sales and marketing and technical personnel; and (3) potential for litigation in connection with the merger.

•

Receipt of Required Stockholders Votes. The possibility that Momentive stockholders may not approve the adoption of the merger agreement at the Momentive special meeting or that Zendesk stockholders may not approve the Zendesk share issuance proposal at the Zendesk special meeting.

•

Zendesk’s Ability to Consider Alternative Transactions. The risk related to Zendesk’s right, subject to certain conditions, to respond to and negotiate with respect to certain acquisition proposals from third parties, and the related possibility that the Zendesk board of directors might withdraw its recommendation in favor of the Zendesk share issuance proposal.

•

Restrictions on Momentive’s Ability to Consider Alternative Transactions or Terminate the Merger Agreement to Enter into an Alternative Transaction. The restrictions in the merger agreement on Momentive’s ability to solicit competing proposals (subject to certain exceptions to allow the Momentive board of directors to exercise its fiduciary duties and change its recommendation to Momentive stockholders), the ability of Zendesk to terminate the merger agreement if the Momentive board of directors changes its recommendation to Momentive stockholders and Momentive’s inability to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal.

•

Termination Fee Payable by Momentive. The requirement that Momentive pay Zendesk a termination fee under certain circumstances following termination of the merger agreement. In this regard, the Momentive board of directors considered the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire Momentive.

•

Risk Associated with Failure to Consummate the Merger. The possibility that the merger might not be consummated, and if it is not consummated, that: (1) Momentive’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Momentive during the pendency of the merger; (2) Momentive will have incurred significant transaction and other costs; (3) Momentive’s continuing business relationships with customers, business partners and employees may be adversely affected; (4) the trading price of Momentive common stock could be adversely affected; (5) the termination fee of $150 million payable by Zendesk to Momentive will not be available in all instances in which the merger agreement is terminated and such termination fee may not be sufficient to compensate Momentive for the damage suffered by its business as a result of the pendency of the merger or of the strategic initiatives forgone by Momentive during this period; (6) the other contractual and legal remedies available to Momentive in the event of the termination of the merger agreement may be insufficient, costly to pursue or both; and (7) the failure of the merger to be consummated could result in an adverse perception among customers, potential customers, employees and investors about Momentive’s prospects.

•

Impact of Interim Restrictions on Momentive’s Business Pending the Completion of the Merger. The restrictions on the conduct of Momentive’s business prior to the consummation of the merger, which may delay or prevent Momentive from undertaking strategic initiatives before the completion of the merger that, absent the merger agreement, Momentive might have pursued.

•

Interests of Momentive’s Directors and Executive Officers. The interests that Momentive’s directors and executive officers may have in the merger, which may be different from, or in addition to, those of Momentive’s other stockholders.

•	No Appraisal Rights. The lack of appraisal rights for Momentive stockholders in connection with the merger.

This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Momentive board of directors in its consideration of the merger. After considering these and other factors, the Momentive board of directors concluded that the potential benefits of entering into the merger agreement outweighed the uncertainties and risks. In the light of the variety of factors considered by the Momentive board of directors and the complexity of these factors, the Momentive board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the factors that it considered in reaching its determination and recommendations. Moreover, each member of the Momentive board of directors applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors. The Momentive board of directors approved the merger agreement and the merger, and recommended that Momentive stockholders adopt the merger agreement, based upon the totality of the information presented to, and considered by, the Momentive board of directors.

The foregoing discussion of the information and factors considered by the Momentive board of directors in approving the merger agreement is forward looking in nature. This information should be read in the light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Zendesk’s Financial Advisor

Opinion of Goldman Sachs & Co. LLC

At a meeting of the Zendesk board of directors, Goldman Sachs rendered to the Zendesk board of directors its oral opinion, subsequently confirmed in Goldman Sachs’ written opinion, dated October 28, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Zendesk.

The full text of the written opinion of Goldman Sachs, dated October 28, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Zendesk board of directors in connection with its consideration of the transaction contemplated by the merger agreement, which is referred to as the “transaction” in the section titled “—Opinion of Goldman Sachs & Co. LLC.” The Goldman Sachs opinion is not a recommendation as to how any holder of Zendesk common stock should vote with respect to the transaction or any other matter.

In connection with delivering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the annual reports to stockholders and Annual Reports on Form 10-K of Zendesk and Momentive for the five fiscal years ended December 31, 2020;

•	Momentive’s Registration Statement on Form S-1, including the prospectus contained therein dated August 29, 2018, relating to Momentive’s initial public offering of Momentive common stock;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Zendesk and Momentive;

•	certain publicly available research analyst reports for Zendesk and Momentive;

•	certain other communications from Zendesk and Momentive to their respective stockholders;

•	certain internal financial analyses and forecasts for Momentive as prepared by its management;

•

certain internal financial analyses and forecasts for Zendesk (including a schedule of expected utilization of net operating loss carryforwards by Zendesk) on a standalone basis, which are referred to in this section titled “—Opinion of Goldman Sachs & Co. LLC” as the “Zendesk standalone forecasts,” and on a pro forma basis giving effect to the merger, which are referred to in this section titled “—Opinion of Goldman Sachs & Co. LLC” as the “Zendesk combined company forecasts”, as well as certain financial analyses and forecasts for Momentive, in each case for fiscal years 2021 through 2031 and as approved for Goldman Sachs’ use by Zendesk, which are referred to collectively as the “forecasts” in this section titled “—Opinion of Goldman Sachs & Co. LLC”; and

•

certain operating synergies projected by Zendesk management to result from the merger, as approved for Goldman Sachs’ use by Zendesk, which are referred to as the “synergies estimates” in this section titled “—Opinion of Goldman Sachs & Co. LLC.”

Goldman Sachs also held discussions with members of the senior management of Zendesk and Momentive regarding their assessment of the past and current business operations, financial condition and future prospects of Zendesk and Momentive and the strategic rationale for, and the potential benefits of, the transaction; reviewed the reported price and trading activity for Zendesk common stock and Momentive common stock; compared certain financial and stock market information for Zendesk and Momentive with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Zendesk board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Zendesk board of directors that the forecasts and the synergies estimates have been reasonably prepared on a basis reflecting the best then available estimates and judgments of Zendesk management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Zendesk or Momentive or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the transaction would be obtained without any adverse effect on Zendesk or Momentive or on the expected benefits of the transaction in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the transaction would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Zendesk to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to Zendesk; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to Zendesk, as of the date of its written opinion, of the exchange ratio pursuant to the merger agreement.

Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including, the fairness of the exchange ratio to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Zendesk; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Zendesk and Momentive, or any class of such persons in connection with the transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which Zendesk common stock or Momentive common stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Zendesk and Momentive, or the transaction, or as to the impact of the transaction on the solvency or viability of Zendesk and Momentive or the ability of Zendesk and Momentive to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its written opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Zendesk board of directors in connection with its consideration of the transaction and the opinion does not constitute a recommendation as to how any holder of Zendesk common stock should vote with respect to such transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the Zendesk board of directors in connection with rendering to the Zendesk board of directors the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 27, 2021, the last completed trading day prior to the meeting of the Zendesk board of directors on October 28, 2021, and is not necessarily indicative of current or future market conditions.

Illustrative Discounted Cash Flow Analysis—Zendesk Standalone

Using the Zendesk standalone forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of Zendesk. Using a mid-year discounting convention and discount rates ranging from 7.0% to 9.0%, reflecting estimates of Zendesk’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2021 (i) estimates of the unlevered free cash flows, which are referred to as “UFCF,” for fiscal years 2021 through 2031 as reflected in the Zendesk standalone forecasts and (ii) a range of illustrative terminal values for Zendesk, which were calculated by applying exit terminal year, next twelve months’, which is referred to as “NTM,” UFCF multiples ranging from 30.0x to 40.0x, to a terminal year NTM UFCF, to be generated by Zendesk, as reflected in the Zendesk standalone forecasts (which analysis implied perpetuity growth rates ranging from 3.7% to 6.5%). Goldman Sachs derived the discount rates referenced above by application of the Capital Asset Pricing Model, which is referred to as “CAPM,” which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to NTM UFCF multiple range for Zendesk was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, enterprise value over UFCF for calendar 2022 of certain publicly traded companies, as described below in the section titled “—Selected Public Company Comparables Analysis.”

Goldman Sachs derived a range of illustrative enterprise values for Zendesk by adding the ranges of present values it derived as described above. Goldman Sachs then added to the range of illustrative enterprise values it derived for Zendesk the amount of net cash of Zendesk as of September 30, 2021 and the net present value of net operating losses as reflected in the Zendesk standalone forecasts, in each case, as provided by Zendesk management and approved for Goldman Sachs’ use by Zendesk management, to derive a range of illustrative equity values for Zendesk. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Zendesk common stock, as provided by Zendesk management, to derive a range of illustrative present values per share of Zendesk common stock ranging from $130 to $197, rounded to the nearest dollar.

Illustrative Discounted Cash Flow Analysis—Combined Company

Using the Zendesk combined company forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Zendesk on a pro forma basis, after giving effect to the merger. Using a mid-year discounting convention and discount rates ranging from 7.25% to 9.25%, reflecting estimates of the combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2021 (i) estimates of the combined company’s UFCF for fiscal years 2021 through 2031 and taking into account the synergies estimates and (ii) a range of illustrative terminal values for the combined company, which were calculated by applying exit terminal year NTM UFCF multiples ranging from 27.5x to 37.5x, to a terminal year estimate of NTM UFCF to be generated by the combined company as reflected in the Zendesk combined company forecasts (which analysis implied perpetuity growth rates ranging from 3.6% to 6.6%). Goldman Sachs derived the discount rates referenced above by application of CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to NTM UFCF multiple range for the combined company was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the financial and trading data of comparable companies as of October 27, 2021, as described below in the section titled “—Selected Public Company Comparables Analysis.”

Goldman Sachs derived a range of illustrative enterprise values for the combined company by adding the ranges of present values it derived as described above. Goldman Sachs then added to the range of illustrative enterprise values it derived for the combined company the net cash of the combined company as of September 30, 2021 and added the net present value of net operating losses of the combined company as reflected in the Zendesk combined company forecasts, in each case as provided by Zendesk management and approved for Goldman Sachs’ use by Zendesk management, to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the range of illustrative equity values by the number of fully diluted shares of Zendesk common stock estimated to be outstanding following consummation of the transaction, estimated by applying the exchange ratio by the number of fully diluted outstanding shares of Momentive common stock as of the last trading date, calculated on a treasury stock method, and adding the result to the number of fully diluted outstanding shares of Zendesk common stock as of the last trading date, each as provided by Zendesk management, to derive a range of illustrative present values per share of common stock of the combined company ranging from $144 to $221, rounded to the nearest dollar.

Illustrative Present Value of Future Share Price—Zendesk Standalone

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Zendesk common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the Zendesk standalone forecasts for each of the fiscal years 2021 through 2025. Goldman Sachs first calculated the implied enterprise value per share of Zendesk common stock as of December 31, for each of the fiscal years 2022 through 2024, by applying multiples of enterprise value to NTM revenue, which is referred to as “EV/NTM revenue,” in this section titled “—Opinion of Goldman Sachs & Co. LLC,” of 10.0x to 11.5x to estimates of Zendesk’s revenue for each of the fiscal years 2022 to 2024. These illustrative EV/NTM revenue multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM revenue multiples for Zendesk during the 3-month, 6-month, 1-year, and 3-year periods ending October 27, 2021, as described below in the section titled “—Historical EV/NTM Trading Multiples.” Goldman Sachs then added the amount of Zendesk’s forecasted net cash as of December 31 for each of the fiscal years 2022 to 2024, as provided by Zendesk management, from the respective implied enterprise values in order to derive a range of illustrative equity values for Zendesk. Goldman Sachs then divided the results by the number of projected year-end fully diluted outstanding shares of Zendesk common stock for each of the fiscal years 2022 to 2024, as provided by Zendesk management, to derive a range of implied future share prices. Goldman Sachs then discounted the implied per share future equity values for the twelve-months periods ending on December 31, 2022, on December 31, 2023 and on December 31, 2024, respectively, back to September 30, 2021, using an illustrative discount rate of 8.1%, reflecting an estimate of Zendesk’s cost of equity. Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Zendesk common stock of $149 to $212, rounded to the nearest dollar.

Goldman Sachs also performed an illustrative present value of future share price analysis, by calculating the implied enterprise values per share of Zendesk common stock as of December 31, for each of the fiscal years 2022 through 2024, by applying enterprise value to growth-adjusted EV/NTM revenue multiples adjusted using NTM revenue growth, of 0.40x to 0.45x to NTM revenue estimates for Zendesk for each of the fiscal years 2022 to 2024. For this analysis, Goldman Sachs used the Zendesk standalone forecasts for each of the fiscal years 2021 through 2025. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical growth-adjusted EV/NTM revenue multiples for Zendesk, as described below in the section titled “Historical EV/NTM Trading Multiples.” Goldman Sachs then added the amount of Zendesk’s forecasted net cash as of December 31 for each of the fiscal years 2022 to 2024, as provided by Zendesk management, from the respective implied enterprise values in order to derive a range of illustrative equity values for Zendesk. Goldman Sachs then divided the results by the number of projected year-end fully diluted outstanding shares of Zendesk common stock for each of the fiscal years 2022 to

2024, as provided by Zendesk management, to derive a range of implied future share prices. Goldman Sachs then discounted the implied per share future equity values for the twelve-months periods ending on December 31, 2022, on December 31, 2023 and on December 31, 2024, respectively, back to September 30, 2021, using an illustrative discount rate of 8.1%, reflecting an estimate of Zendesk’s cost of equity. Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Zendesk common stock of $158 to $207, rounded to the nearest dollar.

Illustrative Present Value of Future Share Price—Combined Company

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Zendesk on a pro forma basis, after giving effect to the merger, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the Zendesk combined company forecasts for each of the fiscal years 2021 through 2025. Goldman Sachs first calculated the implied enterprise value per share of common stock of the combined company as of December 31, for each of the fiscal years 2022 through 2024, by applying EV/NTM revenue multiples of 9.75x to 11.50x to NTM revenue estimates for the combined company for each of the fiscal years 2022 to 2024. These illustrative EV/NTM revenue multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM revenue multiples for Zendesk and Momentive and blended EV/NTM revenue multiples for the combined company, as described below in the section titled “—Historical EV/NTM Trading Multiples.” Goldman Sachs then added the amount of the combined company’s forecasted net cash as of December 31 for each of the fiscal years 2022 to 2024, as projected by Zendesk management, from the respective implied enterprise values in order to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the results by the number of projected year-end fully diluted shares of common stock of the combined company for each of the fiscal years 2022 to 2024, as provided by Zendesk management, to derive a range of implied future share prices. Goldman Sachs then discounted the implied per share future equity values for the twelve-months periods ending on December 31, 2022, on December 31, 2023 and on December 31, 2024, respectively, back to September 30, 2021 using an illustrative discount rate of 8.4%, reflecting an estimate of the combined company’s cost of equity. Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $150 to $229 per share of common stock of the combined company, rounded to the nearest dollar.

Goldman Sachs also performed an illustrative present value of future share price analysis, by calculating the implied enterprise values per share of Zendesk common stock on a pro forma basis, after giving effect to the merger, as of December 31, for each of the fiscal years 2022 through 2024, by applying enterprise value to growth-adjusted EV/NTM revenue multiples adjusted using NTM revenue growth, of 0.40x to 0.45x to NTM revenue estimates for the combined company for each of the fiscal years 2022 to 2024. For this analysis, Goldman Sachs used the Zendesk combined company forecasts for each of the fiscal years 2021 through 2025. Goldman Sachs first calculated the implied enterprise value per share of common stock of the combined company as of December 31, for each of the fiscal years 2022 through 2024, by applying EV/NTM revenue multiples of 9.75x to 11.50x to NTM revenue estimates for the combined company for each of the fiscal years 2022 to 2024. These illustrative EV/NTM revenue multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical growth-adjusted EV/NTM revenue multiples for Zendesk and Momentive and blended growth-adjusted EV/NTM revenue multiples for the combined company, as described below in the section titled “—Historical EV/NTM Trading Multiples.” Goldman Sachs then added the amount of the combined company’s forecasted net cash as of December 31 for each of the fiscal years 2022 to 2024, as projected by Zendesk management, from the respective implied enterprise values in order to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the results by the number of projected year-end fully diluted shares of common stock of the combined company for each of the fiscal years 2022 to 2024, as provided by Zendesk management, to derive a range of implied future share prices. Goldman Sachs then discounted the implied per share future equity values for the twelve-months periods ending on December 31, 2022, on December 31, 2023 and on December 31, 2024, respectively, back to September 30, 2021 using an illustrative discount rate of 8.4%, reflecting an estimate of the combined company’s cost of equity. Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $166 to $233 per share of common stock of the combined company, rounded to the nearest dollar.

Historical EV/NTM Trading Multiples

Goldman Sachs calculated and compared EV/NTM revenue multiples and growth-adjusted EV/NTM revenue multiples adjusted using NTM revenue growth for each of Zendesk, Momentive and the combined company, based on financial and trading data as of October 27, 2021, information Goldman Sachs obtained from Bloomberg, publicly available historical data, market data and Institutional Brokers’ Estimate System estimates. Goldman Sachs calculated average EV/NTM revenue multiples and average growth-adjusted EV/NTM revenue multiples over certain time periods prior to and including October 27, 2021.

The results of these calculations are as follows:

EV/NTM Revenue Multiple Over Time
Average	Zendesk	Momentive	Combined Company (Blended)
3-Months	10.1x	6.1x	9.1x
6-Months	11.0x	6.2x	9.8x
1-Year	12.0x	6.7x	10.7x
3-Year	10.2x	7.0x	9.4x

Growth-Adjusted EV/NTM Revenue Multiple Over Time (1)
3-Months	0.40x	0.32x	0.38x
6-Months	0.43x	0.32x	0.42x
1-Year	0.48x	0.34x	0.46x
3-Year	0.37x	0.37x	0.38x

(1)	Based on CY2 / CY1 Revenue, adjusted to reflect current NTM offset.

Selected Public Company Comparables Analysis

Goldman Sachs reviewed and compared certain financial and stock market information for the following publicly traded corporations, which are collectively referred to as the “comparable companies”:

•	Adobe Inc.;

•	Dynatrace, Inc.;

•	Microsoft Corporation;

•	Oracle Corporation;

•	Salesforce.com, inc.;

•	SAP SE;

•	ServiceNow, Inc.; and

•	Workday, Inc.

Although none of the comparable companies is directly comparable to Zendesk, the companies included were chosen because they are mature publicly-traded companies in the software industry with operations that for purposes of analysis would be considered similar to certain projected operations of Zendesk.

Goldman Sachs calculated and compared the enterprise value as of October 27, 2021 as a multiple of UFCF for the comparable companies for calendar year 2022, based on financial and trading data as of October 27, 2021, information Goldman Sachs obtained from Bloomberg and publicly available historical and market data, in order to determine appropriate terminal NTM UFCF multiples ranges for Goldman Sachs’ illustrative discounted cash flow analyses.

The results of this analysis is summarized as follows:

Comparable Company	EV/CY22 UFCF
Adobe Inc.	40x
Dynatrace, Inc.	63x
Microsoft Corporation	35x
Oracle Corporation	22x
Salesforce.com, inc.	50x
SAP SE	23x
ServiceNow, Inc.	60x
Workday, Inc.	56x
Median	45x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Zendesk or Momentive.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Zendesk board of directors as to the fairness from a financial point of view to Zendesk, as of the date of its written opinion, of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Zendesk, Momentive, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between Zendesk and Momentive and was approved by the Zendesk board of directors. Goldman Sachs provided advice to Zendesk during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Zendesk or the Zendesk board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

As described above, Goldman Sachs’ opinion to the Zendesk board of directors was one of many factors taken into consideration by the Zendesk board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Zendesk, Momentive, any of their respective affiliates and third parties, including Legion Partners Asset Management, a significant stockholder of Momentive, which is referred to as “Legion Partners,” or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Zendesk in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Zendesk and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering by Zendesk of 0.625% convertible senior notes due 2025 in an aggregate principal amount of $1.15 billion, which are referred to as the “Zendesk 2025 convertible notes,” in June 2020. During the two-year period ended October 28, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Zendesk and/or its affiliates of approximately $8.5 million. During the two-year period ended October 28, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by Momentive, Legion Partners or their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Zendesk, Momentive, or Legion Partners and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Legion Partners and its affiliates from time to time and may have invested in limited partnership units of affiliates of Legion Partners and may do so in the future.

Goldman Sachs also acted as bookrunner with respect to the offering by Zendesk of 0.25% convertible senior notes due 2023 in an aggregate principal amount of $500 million, which are referred to as the “Zendesk 2023 convertible notes,” and together with the Zendesk 2025 convertible notes, the “Zendesk convertible notes,” in March 2018 and, concurrent with the issuance of the Zendesk convertible notes, Zendesk entered into capped call transactions with respect to the Zendesk convertible notes, which are collectively referred to as the “capped call transactions,” with Goldman Sachs (with respect to 50% of the Zendesk 2023 convertible notes and 20% of the Zendesk 2025 convertible notes) and other counterparties each acting as principal for its own account, consisting of the purchase by Zendesk of capped call options with respect to collectively approximately 4,558,428 shares of Zendesk common stock from the Zendesk 2023 convertible notes and 2,114,712 shares of Zendesk common stock from the Zendesk 2025 convertible notes, the aggregate number of shares of Zendesk common stock underlying the Zendesk convertible notes (at the initial conversion rate of 9.1944 shares of Zendesk common stock per $1,000 in principal amount of Zendesk 2025 convertible notes and of 15.8554 shares of Zendesk common stock per $1,000 in principal amount of Zendesk 2023 convertible notes). The Zendesk 2025 convertible notes had an initial strike price equal to $108.76 per share of Zendesk common stock, subject to an initial cap price of $164.17 per share. The Zendesk 2023 convertible notes had an initial strike price of approximately $63.07 per share of Zendesk common stock and an initial cap price of $95.20 per share of Zendesk common stock. As of January 4, 2022, 100% of the capped call transactions with respect to the Zendesk 2025 convertible notes remain outstanding, with a strike price of approximately $108.76 and a cap price of $164.17 and approximately 26% of the capped call transactions with respect to the Zendesk 2023 convertible notes remain outstanding, with a strike price of approximately $63.07 and a cap price of $95.20.

The capped call transactions were intended to offset a portion of the potential dilutive effect on Zendesk stockholders of the conversion of the Zendesk convertible notes and/or any potential cash payment in excess of the principal amount of the Zendesk convertible notes that Zendesk may make in connection with a cash settlement of the Zendesk convertible notes, up to the cap price. The capped call transactions generally require the capped call counterparties to deliver to Zendesk in respect of each Zendesk convertible note that is surrendered for conversion, a number of shares of Zendesk common stock (and/or in certain circumstances, at Zendesk election, cash) determined based on the excess, if any, of the lower of the cap price and the price of the shares of Zendesk common stock at that time (determined over a period specified in the capped call transactions) over the strike price per share of Zendesk common stock.

The capped call transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events. In particular, under the terms of the capped call transactions, Goldman Sachs and the other counterparties, each acting separately as calculation agent under the capped call transactions to which it is a party, are entitled in certain circumstances to make adjustments on more than one occasion to the terms of such capped call transactions to reflect the economic effect of the announcement of such events (including the merger) on the embedded call options, including if such economic effect is material. In addition, each of Goldman Sachs and the other counterparties may, acting separately as the calculation agent, determining party or otherwise as principal under the capped call transactions to which it is a party, determine such adjustments in respect of such capped call transactions in accordance with their terms, including on or following consummation or abandonment of such events. All actions or exercises of judgment by Goldman Sachs, in its capacity as calculation agent, pursuant to the terms of the capped call transactions to which it is a party must be performed in good faith and a commercially reasonable manner.

As a result of the capped call transactions, the capped call counterparties are expected to have market exposure to the price of the shares of Zendesk common stock. It is the ordinary practice of the capped call counterparties to engage in hedging activities to limit their respective market exposure to the price of the stock underlying privately negotiated equity derivative transactions with issuers of such stock, such as the capped call transactions. In connection with the capped call transactions to which it is a party, Goldman Sachs (and its affiliates) have engaged, and will continue to engage, in accordance with applicable law in hedging and other market transactions (which may include the entering into or unwinding of various derivative transactions with respect to Zendesk common stock) that are generally intended to substantially neutralize Goldman Sachs’ exposure as a result of the capped call transactions to which it is a party to changes in the price of Zendesk common stock. Such hedging activity is at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the initial expected contractual benefit to Goldman Sachs under the capped call transactions to which it is a party. The amount of any such gain or loss will not be known until the applicable capped call transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs shall have completed all of its hedge unwind activities. In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking hedging and other market transactions with respect to Goldman Sachs’ capped call transactions. To mitigate the exposure from the capped call transactions, as of January 4, 2022, Goldman Sachs held a net long economic position of approximately 800,000 shares of Zendesk common stock.

The indentures governing the Zendesk convertible notes and the confirmations containing the terms of the capped call transactions were included as exhibits to Zendesk’s Current Reports on Form 8-K filed with the SEC on June 17, 2020 and March 20, 2018, which contain additional disclosure regarding the Zendesk convertible notes and a description of the capped call transactions. All references in this section to share counts, conversion prices, cap prices and strike prices are subject to adjustment from time to time in accordance with the terms of the confirmations relating to the capped call transactions.

The Zendesk board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

Pursuant to an engagement letter dated October 27, 2021, Zendesk engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Zendesk and Goldman Sachs provides for a transaction fee of approximately $29 million, $4 million of which became payable at announcement of the transaction, and the remainder of which is contingent upon consummation of the transaction. In addition, Zendesk has agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinions of Momentive’s Financial Advisors

Opinion of Allen & Company LLC

Momentive has engaged Allen & Company as a financial advisor to Momentive in connection with the merger. In connection with this engagement, Momentive requested that Allen & Company render an opinion to the Momentive board of directors regarding the fairness, from a financial point of view, of the exchange ratio provided for in the merger agreement. On October 28, 2021, at a meeting of the Momentive board of directors held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated October 28, 2021, to the Momentive board of directors to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to holders of Momentive common stock (other than, to the extent applicable, Zendesk, Merger Sub and their respective affiliates).

The full text of Allen & Company’s written opinion, dated October 28, 2021, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the Momentive board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Momentive (or the Momentive board of directors or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Momentive to engage in the merger, including in comparison to other strategies or transactions that might be available to Momentive or which Momentive might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the merger or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with Momentive and the industry in which Momentive and Zendesk operate as well as information that Allen & Company received during the course of its assignment, including information provided by the managements of Momentive and Zendesk in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Momentive, Zendesk or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Momentive, Zendesk or any other entity, or conducted any analysis concerning the solvency or fair value of Momentive, Zendesk or any other entity. Allen & Company did not investigate, and expressed no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting Momentive, Zendesk or any other entity and Allen & Company assumed, with Momentive’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to its analyses or opinion.

In arriving at its opinion, Allen & Company, among other things:

•	reviewed the financial terms of a draft, dated October 28, 2021, of the merger agreement;

•

reviewed certain publicly available historical business and financial information relating to Momentive and Zendesk, including public filings of Momentive and Zendesk, and historical market prices for Momentive common stock and Zendesk common stock;

•

reviewed certain financial information relating to Momentive, including certain internal financial forecasts, estimates and other financial and operating data relating to Momentive, provided to or discussed with Allen & Company by the management of Momentive, which are referred to in this section as the “Momentive forecasts;”

•

reviewed certain financial information relating to Zendesk, including certain internal financial forecasts, estimates and other financial and operating data relating to Zendesk, provided to or discussed with Allen & Company by the management of Zendesk and as approved and extended per the management of Momentive, which are referred to in this section as the “Zendesk forecasts;”

•	held discussions with the respective managements of Momentive and Zendesk relating to the operations, financial condition and prospects of Momentive and Zendesk;

•	held discussions with the managements of Momentive and Zendesk as to potential synergies expected by such managements to result from the merger;

•

reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating Momentive and Zendesk;

•	reviewed and analyzed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the merger; and

•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with Momentive’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by the managements and other representatives of Momentive and Zendesk or otherwise reviewed by Allen & Company. With respect to the financial forecasts, estimates and other financial and operating data relating to Momentive and Zendesk (as approved and extended, in the case of Zendesk, per the management of Momentive and including, without limitation, as to tax attributes) that Allen & Company was directed to utilize for purposes of its analyses and opinion, Allen & Company was advised by the respective managements of Momentive and Zendesk and Allen & Company assumed, at Momentive’s direction, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements, as the case may be, as to, and were a reasonable basis upon which to evaluate, the future financial and operating performance of Momentive and Zendesk, the potential synergies expected by the managements of Momentive and Zendesk to result from the merger and the other matters covered thereby. Allen & Company also assumed, with Momentive’s consent, that the financial results, including, without limitation, the potential synergies expected by the management of Momentive and Zendesk to result from the merger, reflected in the financial forecasts, estimates and other financial and operating data utilized in Allen & Company’s analyses would be realized in the amounts and at the times projected. Allen & Company expressed no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based.

Allen & Company relied, at Momentive’s direction, upon the assessments of the managements of Momentive and Zendesk as to, among other things, (i) the potential impact on Momentive and Zendesk of certain market, competitive, macroeconomic, seasonal and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the technology industry, including the software solutions sector thereof, (ii) the respective products and platform solutions, technology and intellectual property of Momentive and Zendesk (including associated risks), (iii) implications for Momentive and Zendesk and their respective operations of the global COVID-19 pandemic, (iv) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, third-party service providers, partners and other commercial relationships of Momentive and Zendesk, and (v) the ability to integrate the operations of Momentive and Zendesk and to realize the potential synergies expected by the managements of Momentive and Zendesk to result from the merger as contemplated. With Momentive’s consent, Allen & Company assumed that there would be no developments with respect to any such matters that would have an adverse effect on Zendesk, Momentive or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Allen & Company’s analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of such opinion. As the Momentive board of directors was aware, the credit, financial and stock markets, the industry in which Momentive and Zendesk operate and the securities of Momentive and Zendesk have experienced and may continue to experience volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on Momentive, Zendesk or the merger (including the contemplated benefits thereof).

Allen & Company assumed, with Momentive’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Momentive, Zendesk or the merger (including the contemplated benefits thereof) that would be meaningful in any respect to Allen & Company’s analyses or opinion. Allen & Company also assumed, with Momentive’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and would otherwise qualify, as applicable, for the intended tax treatment contemplated by the merger agreement. In addition, Allen & Company assumed, with Momentive’s consent, that the final executed merger agreement would not differ from the draft reviewed by Allen & Company in any respect meaningful to its analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio (to the extent expressly specified in such opinion), without regard to individual circumstances of specific holders of Momentive common stock (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Momentive held by such holders, and Allen & Company’s opinion did not in any way address proportionate allocation or relative fairness. Allen & Company’s opinion also did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, any voting agreement or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the merger or otherwise. Allen & Company expressed no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the merger or any related entities, or any class of such persons or any other party, relative to the exchange ratio or otherwise. Allen & Company did not express any opinion or view as to the actual value of Zendesk common stock when issued in the merger or the prices at which Zendesk common stock or any other securities of Zendesk, or any securities of Momentive, may trade or otherwise be transferable at any time, including following announcement or consummation of the merger. In addition, Allen & Company expressed no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the merger or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting Momentive, Zendesk or the merger (including the contemplated benefits thereof), and Allen & Company relied, at Momentive’s direction, upon the assessments of representatives of Momentive as to such matters. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Momentive (or the Momentive board of directors or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Momentive to engage in the merger, including in comparison to other strategies or transactions that might be available to Momentive or which Momentive might engage in or consider.

In connection with its opinion, Allen & Company performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below and certain factors considered is not a comprehensive description of all analyses undertaken or factors considered by Allen & Company. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion and analyses are not readily susceptible to summary description. Allen & Company arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Allen & Company believes that the analyses and factors summarized below must be considered as a whole and in context. Allen & Company further believes that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying Allen & Company’s analyses and opinion.

In performing its financial analyses, Allen & Company considered industry performance, general business and economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Momentive and Zendesk. No company, business or transaction reviewed is identical or directly comparable to Momentive or Zendesk, their respective businesses or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed. The estimates of the future performance of Momentive and Zendesk in or underlying Allen & Company’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of Allen & Company’s analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to the Momentive board of directors in connection with the delivery of Allen & Company’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Allen & Company regarding the actual value of Momentive and Zendesk.

Allen & Company did not recommend that any specific consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Momentive and Zendesk, rather than by any financial advisor, and was approved by the Momentive board of directors. The decision to enter into the merger agreement was solely that of the Momentive board of directors. Allen & Company’s opinion and analyses were only one of many factors considered by the Momentive board of directors in its evaluation of the merger and the exchange ratio and should not be viewed as determinative of the views of the Momentive board of directors or management with respect to the merger or the exchange ratio provided for in the merger agreement.

Financial Analysis

The summary of the financial analyses described in this section titled “—Financial Analysis” is a summary of the material financial analyses provided by Allen & Company in connection with its opinion, dated October 28,

2021, to the Momentive board of directors. The summary set forth below is not a comprehensive description of all analyses undertaken by Allen & Company in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Allen & Company, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Allen & Company. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Allen & Company. Future results may differ from those described and such differences may be material. Approximate implied per share equity value reference ranges derived from the financial analyses described below and discounted Wall Street research analysts’ stock price targets were rounded to the nearest $0.25. Except as otherwise noted, financial data utilized for Momentive and Zendesk in the financial analyses described below were based on the Momentive forecasts and the Zendesk forecasts, respectively.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Allen & Company divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Momentive from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Zendesk from such analyses in order to calculate the low-ends (or high-ends, as the case may be) of the implied exchange ratio reference ranges.

Selected Public Companies Analyses. Allen & Company performed separate selected public companies analyses of Momentive and Zendesk in which Allen & Company reviewed certain financial and stock market information relating to Momentive, Zendesk and the selected publicly traded companies listed below.

Momentive. In its selected public companies analysis of Momentive, Allen & Company reviewed certain financial and stock market information relating to Momentive and the following 11 selected publicly traded companies with operations in the software industry and business and financial profiles that Allen & Company considered generally relevant for purposes of analysis, consisting of the following six companies, which are referred to in this section as the “Momentive selected business profile companies,” and the following five companies, which are referred to in this section as the “Momentive selected financial profile companies” and, together with the Momentive selected business profile companies, collectively, the “Momentive selected companies:”

Momentive Selected Business Profile Companies	Momentive Selected Financial Profile Companies
• Dropbox, Inc. • GoDaddy Inc. • LiveRamp Holdings, Inc. • Pegasystems Inc. • Sprinklr, Inc. • Wix.com Ltd.	• 8x8, Inc. • Datto Holding Corp. • Domo, Inc. • Sumo Logic, Inc. • Zendesk, Inc.

Allen & Company reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on October 27, 2021 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets, as a multiple of calendar year 2022 estimated revenue. Financial data of the Momentive selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Momentive was based on the Momentive forecasts, Wall Street research analysts’ estimates as of October 5, 2021 (one trading day prior to Legion Partners Asset Management’s public announcement, among other things, calling for Momentive to engage in a strategic review process, including a sale of Momentive), public filings and other publicly available information.

The overall low to high calendar year 2022 estimated revenue multiples observed for the Momentive selected business profile companies and the Momentive selected financial profile companies were 3.6x and 7.9x (with a mean of 6.1x and a median of 6.2x) and 4.4x to 11.2x (with a mean of 7.7x and a median of 8.3x), respectively. Allen & Company noted that the calendar year 2022 estimated revenue multiple observed for Momentive based on Wall Street research analysts’ estimates (as of October 5, 2021) was 5.8x. Allen & Company then applied a selected range of calendar year 2022 estimated revenue multiples derived from the Momentive selected companies of 6.0x to 8.5x to corresponding data of Momentive based on the Momentive forecasts. This analysis indicated an approximate implied equity value reference range for Momentive of $21.00 to $29.00 per share.

Zendesk. In its selected public companies analysis of Zendesk, Allen & Company reviewed certain financial and stock market information relating to Zendesk and the following nine publicly traded companies with operations in the software industry that Allen & Company considered generally relevant for purposes of analysis, which are referred to in this section as the “Zendesk selected companies:”

•	Ceridian HCM Holding Inc.
•	Everbridge, Inc.
•	LivePerson, Inc.
•	Momentive Global Inc.
•	PagerDuty, Inc.
•	RingCentral, Inc.
•	salesforce.com, inc.
•	Sprinklr, Inc.
•	Workday, Inc.

Allen & Company reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on October 27, 2021 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets, as a multiple of calendar year 2022 estimated revenue. Financial data of the Zendesk selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information (in the case of Momentive, unaffected as of October 5, 2021). Financial data of Zendesk was based on the Zendesk forecasts, Wall Street research analysts’ estimates, public filings and other publicly available information.

The overall low to high calendar year 2022 estimated revenue multiples observed for the Zendesk selected companies were 5.8x and 17.6x (with a mean of 10.9x and a median of 11.2x). Allen & Company noted that the calendar year 2022 estimated revenue multiple observed for Zendesk based on Wall Street research analysts’ estimates was 9.5x. Allen & Company then applied a selected range of calendar year 2022 estimated revenue multiples derived from the Zendesk selected companies of 8.0x to 12.0x to corresponding data of Zendesk based on the Zendesk forecasts. This analysis indicated an approximate implied equity value reference range for Zendesk of $107.50 to $159.00 per share.

Utilizing the approximate implied per share equity value reference ranges derived for Momentive and Zendesk described above, Allen & Company calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio

0.132x – 0.270x	0.225x

Selected Precedent Transactions Analysis. Using publicly available information, Allen & Company reviewed financial data relating to the following 12 selected transactions involving target companies with operations in the software industry that Allen & Company considered generally relevant for purposes of analysis, which are referred to in this section as the “Momentive selected transactions:”

Announcement Date	Acquiror	Target
July 2021	• Thoma Bravo, L.P.	• Medallia, Inc.
April 2021	• Thoma Bravo, L.P.	• Proofpoint, Inc.
March 2021	• Thoma Bravo, L.P.	• Talend S.A.
December 2020	• Thoma Bravo, L.P.	• RealPage, Inc.
December 2020	• Vista Equity Partners Management, LLC	• Pluralsight, Inc.
December 2019	• Thoma Bravo, L.P.	• Instructure Holdings, Inc.
February 2019	• Hellman & Friedman LLC	• The Ultimate Software Group, Inc.
December 2018	• Vista Equity Partners Management, LLC	• MINDBODY, Inc.
November 2018	• Vista Equity Partners Management, LLC	• Apptio, Inc.
October 2018	• Twilio Inc.	• SendGrid, Inc.
September 2018	• Adobe Inc.	• Marketo, Inc.
January 2018	• SAP SE	• Callidus Software Inc.

Allen & Company reviewed, among other information, transaction values of the Momentive selected transactions, calculated as the enterprise values implied for the target companies involved in the Momentive selected transactions based on the consideration paid or payable in the Momentive selected transactions as a multiple of the next 12 months estimated revenue of the target company as of the applicable announcement date of such transaction. Financial data for the Momentive selected transactions were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Momentive was based on the Momentive forecasts, public filings and other publicly available information.

The overall low to high next 12 months estimated revenue multiples observed for the Momentive selected transactions were 6.5x to 10.9x (with a median of 7.9x). Allen & Company then applied a selected range of next 12 months estimated revenue multiples derived from the Momentive selected transactions of 7.5x to 11.0x to corresponding data (as of September 30, 2021) of Momentive based on the Momentive forecasts. This analysis indicated an approximate implied equity value reference range for Momentive of $25.00 to $35.75 per share, as compared to the implied price for Momentive common stock of $27.60 per share based on the exchange ratio and the closing price for Zendesk common stock on October 27, 2021.

Discounted Cash Flow Analyses. Allen & Company performed separate discounted cash flow analyses of Momentive and Zendesk as described below.

Momentive. Allen & Company performed a discounted cash flow analysis of Momentive by calculating, based on the Momentive forecasts, the estimated present value of the standalone unlevered, after-tax free cash flows that Momentive was forecasted to generate during the fiscal years ending December 31, 2021 through December 31, 2031. For purposes of this analysis, stock-based compensation was treated as a cash expense. Allen & Company calculated implied terminal values for Momentive by applying to Momentive’s unlevered, after-tax free cash flows for the fiscal year ending December 31, 2031 a selected range of perpetuity growth rates of 3.0% to 3.5%. The present values (as of September 30, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.0% to 9.25%. This analysis indicated an approximate implied equity value reference range for Momentive of $25.25 to $36.25 per share.

Zendesk. Allen & Company performed a discounted cash flow analysis of Zendesk by calculating, based on the Zendesk forecasts, the estimated present value of the standalone unlevered, after-tax free cash flows that Zendesk was forecasted to generate during the fiscal years ending December 31, 2021 through December 31, 2031. For purposes of this analysis, stock-based compensation was treated as a cash expense. Allen & Company calculated implied terminal values for Zendesk by applying to Zendesk’s unlevered, after-tax free cash flows for the fiscal year ending December 31, 2031 a selected range of perpetuity growth rates of 3.0% to 3.5%. The present values (as of September 30, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 7.25% to 8.5%. This analysis indicated an approximate implied equity value reference range for Zendesk of $131.75 to $200.25 per share.

Utilizing the approximate implied per share equity value reference ranges derived for Momentive and Zendesk described above, Allen & Company calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio

0.126x – 0.275x	0.225x

Illustrative Theoretical Pro Forma Value Creation. Allen & Company reviewed an illustrative theoretical pro forma value creation for holders of Momentive common stock that could result from the merger based on the midpoint of the implied per share equity value reference range for Momentive derived from the discounted cash flow analysis of Momentive described above in this section under “—Discounted Cash Flow Analysis—Momentive” and the midpoint of the implied per share equity value reference range for Zendesk derived from the discounted cash flow analysis of Zendesk described above in this section under “—Discounted Cash Flow Analysis—Zendesk,” after taking into account, among other things, cash flows from the potential synergies expected by the managements of Momentive and Zendesk to result from the merger. This review indicated an approximate illustrative theoretical implied equity value for the combined company of $37.45 per share as compared to the midpoint of the implied per share equity value reference range for Momentive referred to above in this section under “—Discounted Cash Flow Analysis—Momentive” of $30.71 per share. The foregoing was reviewed for illustrative and hypothetical purposes only and was not intended as indicative of actual future trading prices or other results which may vary based on various factors, including market conditions and financial performance.

Certain Additional Information

Allen & Company observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational reference, including the following:

•

historical closing prices of Momentive common stock and Zendesk common stock during the 52-week period ended October 27, 2021, which indicated low to high closing prices of Momentive common stock of $16.96 per share to $27.88 per share, respectively, and low to high closing prices of Zendesk common stock of $104.12 per share to $158.00 per share, respectively, and implied exchange ratios of Momentive common stock and Zendesk common stock during such 52-week period based on such observed closing prices, which indicated an approximate implied exchange ratio reference range of 0.107x to 0.268x; and

•

publicly available Wall Street research analysts’ price targets for Momentive common stock and Zendesk common stock, which indicated an overall low to high target price range for Momentive common stock of $23.00 to $30.00 per share, implying a range of approximately $21.00 to $27.25 per share on a discounted basis (discounted one year using a selected discount rate of 9.75%), and an overall low to high target price range for Zendesk common stock of $153.00 to $193.00 per share, implying a range of approximately $140.25 to $177.00 per share on a discounted basis (discounted one year using a selected discount rate of 9.0%), and the exchange ratios implied by such stock price targets, which indicated an implied exchange ratio reference range of 0.119x to 0.194x.

Miscellaneous

Momentive selected Allen & Company as its financial advisor in connection with the merger based on, among other things, Allen & Company’s reputation, experience and general familiarity with Momentive and the industry in which Momentive and Zendesk operate. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Momentive board of directors was aware, although during the two-year period prior to the date of its opinion Allen & Company did not provide investment banking services to Momentive unrelated to the merger or to Zendesk for which Allen & Company received compensation, Allen & Company in the future may provide such services to Momentive, Zendesk and/or their respective affiliates, for which Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker-dealer and certain of its affiliates, directors and officers have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Momentive, Zendesk and/or their respective affiliates. The issuance of Allen & Company’s opinion was approved by Allen & Company’s opinion committee.

For Allen & Company’s financial advisory services, Momentive has agreed to pay Allen & Company an aggregate cash fee, based on the exchange ratio and the closing price of Zendesk common stock on October 27, 2021 (the last trading day prior to public announcement of the merger), of approximately $24 million, of which a portion was payable upon delivery of Allen & Company’s opinion and approximately $21 million is payable contingent upon consummation of the merger. Momentive also agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, Momentive retained J.P. Morgan Securities LLC, which is referred to as “J.P. Morgan,” as a financial advisor in connection with the merger.

At the meeting of the Momentive board of directors on October 28, 2021, J.P. Morgan rendered its oral opinion to the Momentive board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Momentive common stockholders. J.P. Morgan confirmed its October 28, 2021 oral opinion by delivering its written opinion to the Momentive board of directors, dated October 28, 2021, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of J.P. Morgan dated October 28, 2021, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Momentive stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Momentive board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any other class of securities, creditors or other constituencies of Momentive or as to the underlying decision by Momentive to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of Momentive as to how such stockholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated October 28, 2021 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Momentive and Zendesk and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Momentive and Zendesk with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Momentive common stock and Zendesk common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the managements of Momentive and Zendesk relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger, which are referred to as the “estimated synergies” in this section titled “—Opinion of J.P. Morgan Securities LLC”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of Momentive management and Zendesk management with respect to certain aspects of the merger, and the past and current business operations of Momentive and Zendesk, the financial condition and future prospects and operations of Momentive and Zendesk, the effects of the merger on the financial condition and future prospects of Momentive and Zendesk, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Momentive and Zendesk or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Momentive, Zendesk or Merger Sub under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the estimated synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Momentive and Zendesk to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the estimated synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Momentive and Zendesk in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Momentive with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Momentive or Zendesk or on the contemplated benefits of the merger.

The projections furnished to J.P. Morgan were prepared by Momentive management. Momentive does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Momentive management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, see the section titled “—Momentive Unaudited Financial Projections.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio in the merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Momentive or the underlying decision by Momentive to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Momentive common stock or Zendesk common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Momentive and Zendesk, and the decision to enter into the merger agreement was solely that of the Momentive board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Momentive board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Momentive board of directors or management with respect to the merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Momentive board of directors on October 28, 2021 and contained in the presentation delivered to the Momentive board of directors on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Momentive Analysis

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Momentive with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the business of Momentive. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered sufficiently similar to those of Momentive based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Momentive and certain of these companies have financial and operating characteristics that are materially different from those of Momentive. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Momentive.

With respect to the selected companies, J.P. Morgan calculated the ratio of firm value to revenue for each company based on publicly available financial information and Wall Street estimates per FactSet Research Systems and Capital IQ as of October 27, 2021 for the calendar year 2022, which is referred to as “FV / CY22E Revenue.” The results of this analysis are indicated in the following table:

Selected Company	FV / CY22E Revenue
8x8 Inc.	4.4x
Datto Holding Corp.	5.4x
Domo, Inc.	11.2x
Dropbox, Inc.	5.3x
GoDaddy Inc.	3.6x
LiveRamp Holdings, Inc.	5.4x
Momentive Global Inc.(1)	5.8x
Pegasystems Inc.	7.4x
Sprinklr, Inc.	7.9x
Sumo Logic, Inc.	8.3x
Wix.com Ltd.	7.0x
Zendesk, Inc.	9.5x

(1)	Based on unaffected closing share price as of October 5, 2021.

Based on the results of the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected a FV / CY22E Revenue multiple reference range for Momentive of 6.0x to 8.5x. J.P. Morgan then applied that range to the estimated revenue for Momentive for calendar year 2022, provided by Momentive management, of $540 million, which was adjusted by adding Momentive’s net cash balance of approximately $87 million as of September 30, 2021. This analysis indicated a range of implied equity values per share of Momentive common stock, rounded to the nearest $0.25, of $21.00 to $29.00, which was compared to the unaffected closing price per share of Momentive common stock of $19.91 on October 5, 2021.

Selected Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving companies that engaged in businesses that J.P. Morgan judged to be reasonably analogous to the business of Momentive or aspects thereof. None of the selected transactions reviewed was identical to the merger. Certain of these transactions may have characteristics that are materially different from those of the merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger. For each of the selected transactions, J.P. Morgan calculated the ratio of the target company’s firm value to the public estimates of revenue for the 12-month period following the announcement of the applicable transaction, which is referred to as “FV / NTM Revenue.” Specifically, J.P. Morgan reviewed the following transactions:

Announcement Date	Acquiror	Target	FV / NTM Revenue
July, 2021	Thoma Bravo, L.P.	Medallia, Inc.	10.7x
April, 2021	Thoma Bravo, L.P.	Proofpoint, Inc.	9.9x
March, 2021	Thoma Bravo, L.P.	Talend S.A.	7.4x
December, 2020	Thoma Bravo, L.P.	RealPage, Inc.	8.3x
December, 2020	Vista Equity Partners Management, LLC	Pluralsight, Inc.	7.9x
December, 2019	Thoma Bravo, L.P.	Instructure, Inc.	6.5x
February, 2019	Hellman & Friedman LLC	The Ultimate Software Group, Inc.	7.9x
December, 2018	Vista Equity Partners Management, LLC	MINDBODY, Inc.	6.6x
November, 2018	Vista Equity Partners Management, LLC	Apptio, Inc.	7.0x
October, 2018	Twilio Inc.	SendGrid, Inc.	10.9x
September, 2018	Adobe Inc.	Marketo, Inc.	10.3x
January, 2018	SAP SE	Callidus Software Inc.	7.8x

Based on the results of this analysis and other factors J.P. Morgan considered appropriate, J.P. Morgan selected a FV / NTM Revenue multiple reference range of 7.5x to 11.0x. J.P. Morgan then applied that reference range to the NTM Revenue for Momentive, which was adjusted by adding Momentive’s net cash balance of approximately $87 million as of September 30, 2021. This analysis indicated a range of implied equity values per share of Momentive common stock, rounded to the nearest $0.25, of $25.00 to $35.75, which was compared to the unaffected closing price per share of Momentive common stock of $19.91 on October 5, 2021.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Momentive common stock on a standalone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by an asset and taking into consideration the time value of money with respect to such future cash flows by calculating their present value. Unlevered free cash flow refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. The current value of the future cash flows generated by an asset obtained by discounting those future cash flows back to the present using an appropriate discount rate is referred to as the “present value” in this section titled “—Opinion of J.P. Morgan Securities LLC.” The present value of all future cash flows generated by an asset for periods beyond the projections period is referred to as the “terminal value” in this section titled “—Opinion of J.P. Morgan Securities LLC.”

J.P. Morgan calculated the unlevered free cash flows that Momentive is expected to generate during the remainder of fiscal year 2021 through fiscal year 2031 based upon certain unaudited prospective financial projections prepared by Momentive management. J.P. Morgan also calculated a range of terminal values for Momentive by applying terminal growth rates ranging from 3.0% to 4.0% to the unlevered free cash flows of Momentive at the end of fiscal year 2031. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate range of 9.0% to 10.0%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Momentive. The present value of the unlevered free cash flows and the range of terminal values were then adjusted by adding Momentive’s net cash balance of approximately $87 million as of September 30, 2021 and divided by Momentive’s fully diluted shares outstanding (calculated using the treasury stock method).

Based on the results of this analysis, J.P. Morgan arrived at a range of implied equity values per share for Momentive common stock, rounded to the nearest $0.25, of $24.25 to $33.75, which was compared to the unaffected closing price per share of Momentive common stock of $19.91 on October 5, 2021.

Zendesk Analysis

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Zendesk with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the business of Zendesk. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered sufficiently similar to those of Zendesk based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical to Zendesk and certain of these companies have financial and operating characteristics that are materially different from those of Zendesk. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Zendesk.

With respect to the selected companies, J.P. Morgan calculated the FV / CY22E Revenue. The results of this analysis are indicated in the following table:

Selected Company	FV / CY22E Revenue
Ceridian HCM Holding Inc.	17.6x
Everbridge, Inc.	14.1x
LivePerson, Inc.	7.0x
Momentive Global Inc.(1)	5.8x
PagerDuty, Inc.	11.2x
RingCentral, Inc.	12.5x
salesforce.com, inc.	9.6x
Sprinklr, Inc.	7.9x
Workday, Inc.	12.5x
Zendesk, Inc.	9.5x

(1)	Based on unaffected closing share price as of October 5, 2021.

Based on the results of the above analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan selected a FV / CY22E Revenue multiple reference range for Zendesk of 8.0x to 12.0x. J.P. Morgan then applied that range to the estimated revenue for Zendesk for calendar year 2022, provided by Momentive management, of $1.695 billion, which was adjusted by adding Zendesk’s net cash balance of approximately $246 million as of September 30, 2021. This analysis indicated a range of implied equity values per share of Zendesk common stock, rounded to the nearest $0.25, of $107.50 to $159.00, which was compared to the closing price per share of Zendesk common stock of $122.66 on October 27, 2021.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share of Zendesk common stock on a standalone basis.

J.P. Morgan calculated the unlevered free cash flows that Zendesk is expected to generate during the remainder of fiscal year 2021 through fiscal year 2031 based upon certain unaudited prospective financial projections prepared by Momentive management. J.P. Morgan also calculated a range of terminal values for Zendesk by applying terminal growth rates ranging from 3.0% to 4.0% to the unlevered free cash flows of Zendesk at the end of fiscal year 2031. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate range of 8.25% to 9.25%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Zendesk. The present value of the unlevered free cash flows and the range of terminal values were then adjusted by adding Zendesk’s net cash balance of approximately $246 million as of September 30, 2021 and divided by Zendesk’s fully diluted shares outstanding (calculated using the treasury stock method).

Based on the foregoing, this analysis indicated a range of implied equity values per share for Zendesk common stock, rounded to the nearest $0.25, of $124.50 to $182.75, which was compared to the closing price per share of Zendesk common stock on October 27, 2021 of $122.66.

Relative Valuation Exchange Ratio Analysis

Public Trading Multiples Analysis

J.P. Morgan compared the results of its public trading multiples analysis for Momentive to the results for Zendesk with respect to the FV / CY22E Revenue multiples described above in the section titled “—Momentive Analysis—Public Trading Multiples Analysis” and “—Zendesk Analysis—Public Trading Multiples Analysis” to determine a range of implied exchange ratios. Specifically, J.P. Morgan compared (i) the highest implied equity value per share for Momentive to the lowest implied equity value per share for Zendesk, and (ii) the lowest implied equity value per share for Momentive to the highest implied equity value per share for Zendesk, to derive a range of exchange ratios implied by the public trading multiples analysis. This analysis resulted in a range of implied exchange ratios of 0.132x to 0.270x, which was compared to the unaffected exchange ratio of 0.178x (based on Momentive’s unaffected closing price, and Zendesk’s closing price, on October 5, 2021) and the exchange ratio in the merger of 0.225x.

Discounted Cash Flow Analysis

J.P. Morgan compared the results with respect to its discounted cash flow analyses for Momentive, as described above in the section titled “—Momentive Analysis—Discounted Cash Flow Analysis,” to the results for Zendesk, as described above in the section titled “—Zendesk Analysis—Discounted Cash Flow Analysis,” to determine a range of implied exchange ratios. Specifically, J.P. Morgan compared (i) the highest implied equity value per share for Momentive to the lowest implied equity value per share for Zendesk, and (ii) the lowest implied equity value per share for Momentive to the highest implied equity value per share for Zendesk, to derive a range of exchange ratios implied by the discounted cash flow analyses. This analysis resulted in a range of implied exchange ratios of 0.133x to 0.271x, which was compared to the unaffected exchange ratio of 0.178x (based on Momentive’s unaffected closing price, and Zendesk’s closing price, on October 5, 2021) and the exchange ratio in the merger of 0.225x.

Value Creation Analysis—Intrinsic (DCF) Based Approach

J.P. Morgan conducted an illustrative value creation analysis that compared the implied equity value of Momentive common stock derived from a discounted cash flow valuation of Momentive on a standalone basis to the value of Momentive common stockholders’ pro forma ownership of the implied equity value of the combined company. The pro forma implied equity value of the combined company was calculated as the sum of: (i) the standalone implied equity value of Momentive using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in the section titled “—Momentive Analysis—Discounted Cash Flow Analysis,” plus (ii) the standalone implied equity value of Zendesk using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in the section titled “—Zendesk Analysis—Discounted Cash Flow Analysis,” plus (iii) the present value of the cash flows from the potential synergies expected by Momentive management to result from the merger using a discount rate of 9.5% and a terminal value growth rate of 3.5%. J.P. Morgan then determined the implied pro forma equity value of the combined company attributable to Momentive common stockholders based on the equity ownership percentage of the combined company to be owned by Momentive common stockholders of approximately 22% (on a fully diluted basis) implied by the exchange ratio provided for in the merger agreement. This analysis indicated an implied equity value per share to holders of Momentive common stock of $35.50, and that the exchange ratio yielded value accretion to holders of Momentive common stock of $1.15 billion. There can be no assurance, however, that the estimated synergies or estimated costs to achieve such synergies will not be substantially greater or less than Momentive management’s estimates.

Other Information

52-Week Historical Trading Range

For reference only and not as a component of its fairness analyses, J.P. Morgan reviewed the trading price range for Momentive common stock and Zendesk common stock for the 52-week period ending October 27, 2021. J.P. Morgan noted that the low and high closing share prices during this period for Momentive common stock were $16.96 and $27.88 per share, and that the low and high closing share prices during this period for Zendesk common stock were $104.12 and $158.00 per share. J.P. Morgan then compared the highest and lowest prices per share of Momentive common stock with the lowest and highest prices per share of Zendesk common stock to derive a range of implied exchange ratios of 0.107x to 0.268x.

Discounted Equity Research Analyst Price Targets

For reference purposes only and not as a component of its fairness analyses, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for Momentive common stock and Zendesk common stock. J.P. Morgan noted that the range of such price targets for Momentive common stock, rounded to the nearest $0.25, was $21.00 to $27.25 per share and that the price targets for Zendesk common stock, rounded to the nearest $0.25, was $140.25 to $177.00 per share, in each case discounted one year at cost of equity of 9.75% and 9.0%, respectively. J.P. Morgan then compared the highest and lowest discounted share price targets for Momentive common stock with the lowest and highest discounted share price targets for Zendesk common stock to derive a range of implied exchange ratios of 0.119x to 0.194x.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Momentive or Zendesk. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Momentive or Zendesk, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Momentive and Zendesk. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Momentive and Zendesk and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Momentive with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Momentive, Zendesk and the industries in which they operate.

For services rendered in connection with the merger, Momentive has agreed to pay J.P. Morgan a fee based on 0.55% of the total consideration payable to Momentive stockholders in the merger, which fee would be approximately $24 million based on the closing price of Zendesk common stock on October 27, 2021 (the trading day prior to the announcement of the merger), $3 million of which became payable to J.P. Morgan upon delivery of its opinion and the remainder of which will only become payable to J.P. Morgan upon the closing of the merger. In addition, Momentive has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other commercial or investment banking relationships with Momentive or Zendesk. J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Momentive, for which it receives customary compensation or other financial benefits. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Momentive or Zendesk for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding delivery of its opinion ending on October 28, 2021, the aggregate fees received by J.P. Morgan from Momentive and Zendesk were approximately $150,000 and $450,000, respectively.

Zendesk Unaudited Financial Projections

In connection with the merger, Zendesk management (i) prepared certain unaudited prospective financial information of Zendesk on a standalone basis for fiscal years 2021 through 2025, which projections are referred to as the “Zendesk standalone projections,” (ii) received certain unaudited prospective financial information concerning Momentive on a standalone basis for fiscal years 2021 through 2026, which projections, as adjusted by Zendesk management, are referred to as the “Zendesk adjusted Momentive standalone projections,” (iii) prepared certain estimates of synergies expected to be realized following the completion of the merger for fiscal years 2021 through 2025, which are referred to as the “Zendesk synergy projections,” and (iv) prepared certain unaudited prospective financial information for Zendesk on a pro forma basis for fiscal years 2021 through 2025 on the basis of the Zendesk standalone projections, the Zendesk adjusted Momentive standalone projections and the Zendesk synergy projections, taking into account the merger, which projections are referred to as the “Zendesk pro forma projections.” The Zendesk pro forma projections were prepared on a basis different than the historical pro forma financial information included in the section titled “Unaudited Pro Forma Condensed

Combined Financial Statements” beginning on page 172 in this joint proxy statement/prospectus. The Zendesk standalone projections, the Zendesk adjusted Momentive standalone projections, the Zendesk synergy projections and the Zendesk pro forma projections are referred to collectively as the “Zendesk projections.”

The Zendesk projections were prepared for internal use only and not for public disclosure and were provided to the Zendesk board of directors for the purposes of considering, analyzing and evaluating the merger. The Zendesk projections were also provided to and used by Goldman Sachs, Zendesk’s financial advisor, with the approval of Zendesk management for the purpose of performing financial analyses in connection with rendering its fairness opinion to the Zendesk board of directors. The Zendesk standalone projections and the Zendesk synergy projections were also provided to Momentive management in connection with its consideration and evaluation of the merger and to Momentive’s financial advisors, J.P. Morgan and Allen & Company. The Zendesk standalone projections and, to the knowledge of Zendesk, the Zendesk adjusted Momentive standalone projections, were prepared treating each of Zendesk and Momentive on a standalone basis, without giving effect to the merger, including the expenses that have already and will be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

Other than its quarterly financial guidance and business outlook, Zendesk does not as a matter of course make other public projections as to future revenues, earnings or other results available due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Zendesk projections are not included in this joint proxy statement/prospectus to influence any decision on whether to vote for the Zendesk share issuance proposal or the Momentive merger proposal, but rather are included in this joint proxy statement/prospectus to give stockholders access to certain non-public information that was provided to the Zendesk board of directors and Zendesk’s financial advisor, and to Momentive and its financial advisors, for purposes of considering and evaluating the merger. The inclusion of the Zendesk projections should not be regarded as an indication that the Zendesk board of directors, Zendesk, the Momentive board of directors, Momentive or their respective financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the merger is completed.

The Zendesk projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Zendesk management, were, or, in the case of the Zendesk adjusted Momentive standalone projections, assumed to have been, reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected future financial performance of Zendesk or Momentive, as applicable. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Zendesk projections. Although Zendesk management believes there is, or, in the case of the Zendesk adjusted Momentive standalone projections, assumed there was, a reasonable basis for the Zendesk projections, Zendesk cautions stockholders that actual future results could be materially different from the Zendesk projections. Zendesk’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Zendesk projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The Zendesk projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Zendesk projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Zendesk management, or, in the case of the Zendesk adjusted Momentive standalone projections, assumed to be reasonable, as of the date of their preparation. These estimates and assumptions may prove to be impacted by any number of factors, including general economic conditions, trends in the software industry, regulatory and financial market conditions and the risks and uncertainties described or incorporated by reference in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Zendesk and will be beyond the control of the combined company. Also see the section titled “Where You Can Find More Information.” The Zendesk standalone projections and the Zendesk synergy projections also reflect assumptions as to certain business decisions that are subject to change. Because the Zendesk standalone projections were developed for Zendesk as an independent company without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, synergies that may be realized as a result of the merger or any changes to Zendesk’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the Zendesk projections will be realized, and actual results will likely differ, and may differ materially, from those shown. Generally, the further out the period to which the Zendesk projections relate, the less predictive the information becomes.

The Zendesk projections contain certain non-GAAP financial measures that Zendesk management believes are helpful in understanding the applicable company’s past financial performance and future results. Zendesk management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Zendesk believes these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Zendesk’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Zendesk’s competitors and may not be directly comparable to similarly titled measures of Zendesk’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Zendesk board of directors, the Momentive board of directors or their respective financial advisors in connection with their respective evaluation of the merger. Accordingly, Zendesk has not provided a reconciliation of the non-GAAP financial measures included in the Zendesk projections to the relevant GAAP financial measures.

None of Zendesk, Momentive, the combined company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Zendesk projections, and, except as required by applicable law, none of Zendesk, Momentive, the combined company or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Zendesk projections to reflect circumstances existing after the date the Zendesk projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Zendesk projections are shown to be inappropriate. None of Zendesk or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Zendesk stockholder or other person regarding Zendesk’s ultimate performance compared to the information contained in the Zendesk projections or that forecasted results will be achieved. Zendesk has made no representation to Momentive, in the merger agreement or otherwise, concerning the Zendesk projections.

Summary of the Zendesk standalone projections

The following table presents a summary of the unaudited prospective financial information of Zendesk on a standalone basis prepared by Zendesk management for fiscal years 2021 through 2025. Zendesk management made various assumptions when preparing the Zendesk projections, including certain assumptions regarding Zendesk’s ability to grow revenue by attracting new customers and retaining and expanding existing customers and Zendesk’s ability to increase profitability and cash flow. The projected compounded annual growth rate from fiscal year end 2021 through fiscal year end 2025 was assumed to be 26% and non-GAAP operating income margin (defined as non-GAAP operating income divided by revenue) was assumed to increase from approximately 7.5% in fiscal year 2021 to approximately 12.5% in fiscal year 2025 due to assumed benefits of scale created by the increased revenue base.

	FY21E	FY22E	FY23E	FY24E	FY25E

	(in millions)
Revenue	$1,333	$1,695	$2,144	$2,702	$3,377
Non-GAAP Operating Income(1)	$100	$127	$182	$284	$422
Unlevered Free Cash Flow (incl. SBC)(2)	$(53)	$(46)	$(34)	$(24)	$27

(1)

Non-GAAP Operating Income, a non-GAAP financial measure, is calculated by starting with GAAP operating income (loss) and adjusting to exclude share-based compensation, employer tax related to employee stock transactions, amortization of purchased intangibles, acquisition-related expenses, amortization of share-based compensation capitalized in internal-use software and real estate impairments.

(2)

Unlevered free cash flow, a non-GAAP financial measure, is calculated by starting with Non-GAAP Operating Income and adjusting to include cash taxes paid, capital expenditures, and share-based compensation and exclude depreciation and amortization, changes in net working capital and deferred revenue, and amortization of deferred costs.

Summary of the Zendesk adjusted Momentive standalone projections

As described in the section titled “—Momentive Unaudited Financial Projections,” Momentive management prepared certain unaudited prospective financial information of Momentive on a standalone basis for fiscal years 2021 through 2026, which was provided to Zendesk and that Zendesk management adjusted. Zendesk management made various assumptions when making the adjustments, including certain assumptions regarding Momentive’s ability to grow revenue by attracting new customers and retaining and expanding existing customers and Momentive’s ability to increase profitability and cash flow. The projected compounded annual growth rate was assumed to be approximately 20% from fiscal year end 2021 through fiscal year end 2026 and non-GAAP operating income margin (defined as non-GAAP operating income divided by revenue) was assumed by Zendesk management to increase from approximately 2% in fiscal year 2021 to approximately 10.5% in fiscal year 2026 due to assumed benefits by Zendesk management of scale created by the increased revenue base.

	FY21E	FY22E	FY23E	FY24E	FY25E	FY26E

	(in millions)
Revenue	$446	$533	$637	$766	$917	$1,096
Non-GAAP Operating Income(1)	$9	$17	$29	$54	$83	$115
Unlevered Free Cash Flow (incl. SBC)(2)	$(40)	$(41)	$(50)	$(31)	$(11)	$16

(1)

Non-GAAP Operating Income, a non-GAAP financial measure, is calculated by starting with GAAP operating income (loss) and adjusting to exclude stock-based compensation expense, net, and amortization of acquisition intangible assets.

(2)

Unlevered free cash flow, a non-GAAP financial measure, is Non-GAAP Operating Income plus stock-based compensation expense, minus cash taxes, plus depreciation and amortization, less capital expenditures, plus or minus changes in deferred revenue and net working capital and other adjustments.

Summary of the Zendesk synergy projections

The following table presents certain estimates of revenue synergies expected to be realized following the completion of the merger prepared by Zendesk management for fiscal years 2021 through 2025. In preparing estimated revenue synergies, Zendesk management made various assumptions, including certain assumptions regarding the combined company’s ability to cross-sell Momentive’s products to Zendesk’s customer base, the combined company’s ability to cross-sell Zendesk’s products to Momentive’s customers, and the combined company’s ability to leverage Zendesk’s assets, global presence and operating model to increase Momentive’s penetration of larger accounts and international customers. Zendesk management developed these estimates by making specific assumptions about sales person enablement and productivity, customer adoption, and Momentive sales-assisted customer growth.

	FY21E	FY22E	FY23E	FY24E	FY25E

	(in millions)
Revenue Synergies	$0	$5	$55	$151	$274

Summary of the Zendesk pro forma projections

The following table presents a summary of the unaudited prospective financial information for Zendesk on a pro forma basis prepared by Zendesk management for fiscal years 2021 through 2025 on the basis of the Zendesk standalone projections, the Zendesk adjusted Momentive standalone projections and the Zendesk synergy projections, taking into account the merger.

	FY21E	FY22E	FY23E	FY24E	FY25E

	(in millions)
Revenue	$1,779	$2,233	$2,837	$3,618	$4,568
Non-GAAP Operating Income(1)	$109	$145	$237	$442	$696
Unlevered Free Cash Flow (incl. SBC)(2)	$(93)	$(88)	$(58)	$45	$197

(1)

Non-GAAP Operating Income, a non-GAAP financial measure, is calculated by starting with GAAP operating income (loss) and adjusting to exclude share-based compensation, employer tax related to employee stock transactions, amortization of purchased intangibles, acquisition-related expenses, amortization of share-based compensation capitalized in internal-use software and real estate impairments.

(2)

Unlevered free cash flow, a non-GAAP financial measure, is calculated by starting with Non-GAAP Operating Income and adjusting to include cash taxes paid, capital expenditures, and share-based compensation and exclude depreciation and amortization, changes in net working capital and deferred revenue, and amortization of deferred costs.

Momentive Unaudited Financial Projections

Other than in connection with its regular earnings press releases and related investor materials, Momentive does not, as a matter of course, publicly disclose projections as to future revenues, earnings or other results given, among other things, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, Momentive management regularly prepares projections as to its future financial performance for internal use.

In connection with its strategic planning process, Momentive management prepared and provided to the Momentive board of directors unaudited forward-looking financial information for fiscal years 2021 through 2026 for Momentive as an independent company, which is referred to as the “Momentive standalone projections.” The Momentive standalone projections, along with the Zendesk standalone projections, were provided to the Momentive board of directors for the purposes of considering, analyzing and evaluating the merger. The Momentive standalone projections, along with the Zendesk standalone projections and the Zendesk synergy projections, were also provided to Momentive’s financial advisors, Allen & Company and J.P. Morgan, for their use and reliance in connection with their respective opinions to the Momentive board of directors and related financial analyses, as described further in the sections titled “The Merger—Opinions of Momentive’s

Financial Advisors—Opinion of Allen & Company LLC” and “The Merger—Opinion of Momentive’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” in this joint proxy statement/prospectus. At Momentive’s direction, Allen & Company and J.P. Morgan relied on the accuracy and completeness of the Momentive standalone projections utilized in their respective financial analyses and advice to the Momentive board of directors, as well as the assurances of Momentive management that (i) it was not aware of any facts or circumstances that would make such information inaccurate or misleading; and (ii) the Momentive standalone projections were reasonably prepared based on the best currently available estimates and judgments of Momentive management as to the future financial performance of Momentive and the other matters covered by such projections. Momentive also provided Zendesk and its financial advisor, Goldman Sachs, with the Momentive standalone projections.

The Momentive standalone projections were prepared treating Momentive and Zendesk, respectively, as separate companies, without giving effect to the merger, including (i) any impact of the negotiation or execution of the merger; (ii) the expenses that may be incurred in connection with the merger or the consummation thereof; (iii) the potential synergies that may be achieved by the combined company as a result of the merger; (iv) the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the merger; or (v) the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but that were instead altered, accelerated, postponed or not taken in anticipation of the merger.

As described in the section titled “—Zendesk Unaudited Financial Projections,” Zendesk management (i) prepared certain unaudited prospective financial information of Zendesk on a standalone basis for fiscal years 2021 and 2025, which are referred to as the “Zendesk standalone projections,” and (ii) prepared certain estimates of synergies expected to be realized following the completion of the merger for fiscal years 2021 through 2025, which are referred to as the “Zendesk synergy projections.” Momentive management adopted the Zendesk synergy projections and also provided them and the Zendesk standalone projections to the Momentive board of directors in addition to Momentive’s financial advisors, Allen & Company and J.P. Morgan, for their use and reliance in connection with their respective opinions to the Momentive board of directors and related financial analyses, as described further in the sections titled “The Merger—Opinions of Momentive’s Financial Advisors—Opinion of Allen & Company LLC” and “The Merger—Opinion of Momentive’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” in this joint proxy statement/prospectus. The Zendesk synergy projections are not reflected in the Momentive standalone projections.

The Momentive standalone projections were not prepared with a view toward public disclosure or with a view toward compliance with GAAP or the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. In the view of Momentive management, the Momentive standalone projections were prepared on a reasonable basis, reflecting the best available estimates and judgments at the time of preparation and presented, as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Momentive. However, this information is not fact and should not be relied upon as necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Momentive standalone projections. Although Momentive management believes that there is a reasonable basis for the Momentive standalone projections, Momentive cautions stockholders that future results could be materially different from the Momentive standalone projections. This summary of the Momentive standalone projections is not included in this joint proxy statement/prospectus to influence any decision whether to vote for the Momentive merger proposal or the Zendesk share issuance proposal, but because the Momentive standalone projections were provided to the Momentive board of directors and Momentive’s financial advisors in connection with the merger. The Momentive standalone projections were prepared by, and are the sole responsibility of, Momentive management. Momentive’s independent registered public accounting firm has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Momentive standalone projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The Momentive standalone projections are subject to estimates and assumptions in many respects and, as a result, are subject to interpretation. Although presented with numerical specificity, the Momentive standalone projections are based upon a variety of estimates and assumptions that are inherently uncertain, although considered reasonable by Momentive management. These estimates and assumptions may prove to be impacted by any number of factors, including general economic conditions, trends in the software industry, regulatory and financial market conditions and the risks discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus. Also see the section titled “Where You Can Find More Information.” The Momentive standalone projections also reflect assumptions as to certain business decisions that are subject to change. Because the Momentive standalone projections were developed for Momentive as an independent company without giving effect to the merger, they do not reflect any (i) divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals; (ii) synergies that may be realized as a result of the merger; or (iii) any changes to Momentive’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the Momentive standalone projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the Momentive standalone projections relate, the less predictive the information becomes.

The Momentive standalone projections contain certain non-GAAP financial measures that Momentive believes are helpful in understanding its past financial performance and future results. Momentive management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. Although Momentive believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze Momentive’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Momentive’s competitors (including Zendesk) and may not be directly comparable to similarly titled measures of Momentive’s competitors (including Zendesk) due to potential differences in the exact method of calculation.

Financial measures included in forecasts provided to a board of directors and a financial advisor in connection with a business combination transaction, such as the Momentive standalone projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Momentive standalone projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Momentive board of directors and Momentive’s financial advisors in connection with the merger. Accordingly, no reconciliation of the financial measures included in the Momentive standalone projections is provided in this joint proxy statement/prospectus.

None of Momentive, Zendesk, the combined company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Momentive standalone projections. Except as required by applicable securities laws, none of Momentive, Zendesk, the combined company or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Momentive standalone projections to reflect circumstances existing after the date the Momentive standalone projections were generated or to reflect the occurrence of future events, even if any or all of the assumptions underlying the Momentive standalone projections are shown to be inappropriate. None of Momentive or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Momentive stockholder or other person regarding Momentive’s ultimate performance compared to the information contained in the Momentive standalone projections, or that forecasted results will be achieved. Momentive has made no representation to Zendesk, in the merger agreement or otherwise, concerning the Momentive standalone projections.

Summary of the Momentive standalone projections

The following table presents a summary of the Momentive standalone projections. Momentive management made various assumptions when preparing the Momentive standalone projections, including certain assumptions regarding Momentive’s ability to grow revenue by attracting new customers and retaining and expanding existing customers and Momentive’s ability to increase profitability and cash flow. The projected compounded annual growth rate from fiscal year end 2021 through fiscal year end 2026 was assumed to be 24% and non-GAAP operating income margin was assumed to increase from approximately 2.5% in fiscal year 2021 to approximately 13.6% in fiscal year 2026 due to assumed operating efficiency and benefits of scale created by the increased revenue base.

	FY2021E	FY2022E	FY2023E	FY2024E	FY2025E	FY2026E

	(in millions)
Revenue	$446	$540	$672	$839	$1,055	$1,327
Non-GAAP Operating Income(1)	$11	$15	$32	$69	$114	$181
Unlevered free cash flow (incl. SBC)(2)	($36)	($50)	($53)	($26)	$8	$65

(1)	Non-GAAP operating income excludes stock-based compensation expense, net, and amortization of acquisition intangible assets.
(2)

Unlevered free cash flow is defined as non-GAAP operating income (plus stock-based compensation expense) minus cash taxes, plus depreciation and amortization, minus capital expenditures, plus or minus changes in deferred revenue and net working capital and other adjustments.

Closing and Effective Time of the Merger

The closing of the merger will take place on a date to be designated jointly by Zendesk and Momentive, which date will be no later than the third business day after the satisfaction or waiver of the last of the conditions to closing (described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is jointly designated by Zendesk and Momentive.

At the closing, the parties to the merger agreement will cause a certificate of merger relating to the merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with effecting the merger. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Zendesk and Momentive and specified in the certificate of merger.

Zendesk and Momentive currently expect the merger to close in the first half of 2022 and are working to complete the merger on this timeline and prior to the end date of July 28, 2022. However, it is possible that factors outside the control of the parties to the merger agreement could result in the merger being completed at a different time, or not at all.

Regulatory Approvals and Related Matters

The obligations of Zendesk and Momentive to consummate the merger are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act. Zendesk and Momentive filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on November 12, 2021. Effective as of 11:59 p.m. Eastern Time on December 13, 2021, the waiting period under the HSR Act expired with respect to the merger.

Under the merger agreement, each of Zendesk and Momentive has agreed to use their respective reasonable best efforts, subject to certain limitations, to take, or cause to be taken, all actions necessary to complete the merger and make effective the other contemplated transactions on a timely basis (and in any event prior to the end date), including to receive all required regulatory approvals as soon as practicable after the date of the merger agreement. For more information, see the section titled “The Merger Agreement—Regulatory Approvals and Related Matters.”

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the shares of Zendesk common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Zendesk common stock issued to any Momentive stockholder who may be deemed an “affiliate” of Zendesk after the completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of Zendesk common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus, or the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, in connection with any resale of shares of Zendesk common stock.

Accounting Treatment

Zendesk and Momentive prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Zendesk will be treated as the acquirer for accounting purposes.

Litigation Relating to the Merger

On December 8, 2021, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Southern District of New York against Momentive and the Momentive board of directors, captioned O’Dell v. Momentive Global Inc., et al., Case No. 1:21-cv-10489 (S.D.N.Y.) (the “O’Dell Complaint”). On December 15, 2021, a purported Momentive stockholder filed a complaint in the U.S. District Court for the Southern District of New York against Momentive, the Momentive board of directors, Zendesk and Merger Sub, captioned Ciccotelli v. Momentive Global Inc., et al., Case No. 1:21-cv-10727 (S.D.N.Y.), (the “Ciccotelli Complaint”). On December 30, 2021, a purported Zendesk stockholder filed a complaint in the U.S. District Court for the Southern District of New York against Zendesk and the Zendesk board of directors, captioned Bean v. Zendesk, Inc., et al., Case No. 1:21-cv-11179 (S.D.N.Y.) (the “Bean Complaint”). On December 30, 2021, a purported Zendesk stockholder filed a complaint in the U.S. District Court for the Eastern District of New York against Zendesk and the Zendesk board of directors, captioned True v. Zendesk, Inc., et al., Case No. 1:21-cv-07202 (E.D.N.Y.) (the “True Complaint” and, together with the O’Dell Complaint, the Ciccotelli Complaint and the Bean Complaint, the “Complaints”).

The Complaints assert claims against Momentive, the Momentive board of directors, Zendesk, the Zendesk board of directors and Merger Sub under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in this joint proxy statement/prospectus and under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements. Each Complaint seeks, among other relief, an order enjoining the merger and an award for plaintiffs’ fees and costs. The Bean Complaint and the O’Dell Complaint also seek damages in an unspecified amount. Zendesk and Momentive believe the allegations in the Complaints are without merit.

Zendesk and/or Momentive stockholders may file additional lawsuits challenging the merger, which may name Zendesk, Momentive, members of the Zendesk board of directors, members of the Momentive board of directors and/or others as defendants. No assurance can be made as to the outcome of such lawsuits or the Complaints, including the amount of costs associated with defending, settling, or any other liabilities that may be incurred in connection with the litigation or settlement of, such claims.

Exchange of Momentive Certificates

Zendesk will select a bank or trust company to act as exchange agent in the merger, which is referred to as the “exchange agent.” The merger agreement provides that, prior to or substantially concurrently with the effective time, Zendesk will deposit with the exchange agent: (a) certificates or book entry positions representing the aggregate number of shares of Zendesk common stock issuable as merger consideration for shares of Momentive common stock; and (b) cash sufficient to make payments in lieu of fractional shares of Zendesk common stock.

The merger agreement provides that, promptly after the effective time, the exchange agent will mail to persons and entities who, as of the effective time, were record holders of Momentive stock certificates (i) a notice advising such holder of the effectiveness of the merger, and (ii) a letter of transmittal in customary form and instructions on how to surrender such Momentive stock certificates in exchange for merger consideration. The merger agreement further provides that, upon surrender of a Momentive stock certificate to the exchange agent, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the exchange agent (a) such record holder will be entitled to receive the merger consideration payable with respect to such Momentive stock certificate (including a check in the amount of any cash in lieu of fractional shares plus any unpaid dividends) and (b) such Momentive stock certificate will be canceled.

Holders of uncertificated Momentive shares of common stock will not be required to deliver Momentive stock certificates or an executed letter of transmittal to the exchange agent to receive the merger consideration with respect to such uncertificated Momentive shares. Upon receipt of an “agent’s message” in customary form by the exchange agent after the effective time with respect to such holder of uncertificated Momentive shares, (a) such holder will be entitled to receive the merger consideration payable with respect to such uncertificated Momentive shares (including a check in the amount of any cash in lieu of fractional shares plus any unpaid dividends), and (b) the uncertificated Momentive shares will be canceled.

The merger agreement provides that, if any Momentive stock certificate has been lost, stolen or destroyed, then Zendesk may, in its discretion and as a condition to the payment of any merger consideration, require the owner of such lost, stolen or destroyed Momentive stock certificate to provide an appropriate affidavit and to deliver a bond in a reasonable and customary amount as indemnity against any claim that may be made against the Exchange Agent, Zendesk or the surviving corporation with respect to such Momentive stock certificate.

More information can be found in the section titled “The Merger Agreement—Exchange of Momentive Certificates.”

Delisting and Listing

Under the merger agreement, prior to the effective time, Momentive has agreed to cooperate with Zendesk and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable legal requirements (including the rules and regulations of Nasdaq) to enable the de-listing by the surviving corporation of the Momentive common stock from Nasdaq and the deregistration of the Momentive common stock under the Exchange Act as promptly as practicable after the effective time.

Under the merger agreement, Zendesk has agreed to use its reasonable best efforts to cause the shares of Zendesk common stock to be issued in connection with the merger to be approved for listing (subject to official notice of issuance) on NYSE at or prior to the effective time.

THE MERGER AGREEMENT

The following discussion summarizes certain material provisions of the merger agreement, a copy of which is attached as Annex A hereto and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. Zendesk and Momentive urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the documents incorporated herein by reference, before making any decisions regarding the merger.

The merger agreement has been included to provide you with information regarding its terms, and Zendesk and Momentive recommend that you read the merger agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the merger, Zendesk and Momentive do not intend for the merger agreement to be a source of factual, business or operational information about Zendesk, Momentive or Merger Sub. The representations and warranties described below and included in the merger agreement were made by Zendesk and Momentive to each other as of specific dates. The assertions contained in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Zendesk and Momentive in connection with negotiating the terms of the merger agreement, which you should consider as you read the representations and warranties in the merger agreement. The representations and warranties are qualified in their entirety by certain information Zendesk and Momentive filed with the SEC prior to the date of the merger agreement, as well as by confidential disclosure schedules that Zendesk and Momentive delivered to each other in connection with the execution of the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of Zendesk or stockholders of Momentive, and the representations and warranties may have been used for the purpose of allocating risk between Zendesk and Momentive rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Zendesk and Momentive, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents that are incorporated by reference into this joint proxy statement/prospectus for information regarding Zendesk and Momentive and their respective businesses. See the section titled “Where You Can Find More Information” beginning on page 218 of this joint proxy statement/prospectus.

The Merger

On October 28, 2021, Zendesk, Merger Sub and Momentive entered into the merger agreement.

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub will merge with and into Momentive, whereupon the separate corporate existence of Merger Sub will cease and Momentive will continue as the surviving corporation, which is referred to as the “surviving corporation,” and as a wholly owned subsidiary of Zendesk. The merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL. The certificate of incorporation of the surviving corporation will be amended and restated as of the effective time to conform to Exhibit C of the merger agreement, and the bylaws of the surviving corporation will be amended and restated as of the effective time to conform to the bylaws of Merger Sub as in effect immediately prior to the effective time, and the directors and officers of the surviving corporation immediately after the effective time will be the respective individuals who are directors and officers of Merger Sub immediately prior to the effective time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Effective Time and Completion of the Merger

The merger agreement provides that the completion of the merger will take place on a date to be jointly designated by Zendesk and Momentive, which shall be no later than the third business day after the date on which the last to be satisfied or waived of the conditions to the completion of the merger set forth in the merger agreement (other than the conditions relating to Zendesk’s and Momentive’s receipt of certain certifications, but subject to the satisfaction or waiver of those conditions) is satisfied or waived, unless another date is jointly designated by Zendesk and Momentive.

Concurrently with or as soon as practicable following the completion of the merger, Momentive will cause a certificate of merger satisfying the applicable requirements of the DGCL to be duly filed with the Secretary of State of the State of Delaware and the merger will become effective at the time of the filing of such certificate of merger or at such later time as may be mutually agreed by Zendesk and Momentive and specified in the certificate of merger.

The date on which the effective time occurs is referred to herein as the “closing date of the merger.”

Merger Consideration

At the effective time, each share of Momentive common stock that is outstanding immediately prior to the effective time (other than shares of Momentive common stock held, directly or indirectly, by Momentive or Zendesk, any of their respective wholly owned subsidiaries, or held in Momentive’s treasury) will be converted into the right to receive (a) 0.225 of a share of Zendesk common stock, (b) any cash in lieu of fractional shares of Zendesk common stock that such holder of Momentive common stock is entitled to receive pursuant to the merger agreement, and (c) any dividends or other distributions that such holder of Momentive common stock is entitled to receive pursuant to the merger agreement. Collectively, the consideration described in the immediately preceding clauses (a), (b) and (c) is referred to as the “merger consideration”.

At the effective time, any shares of Momentive common stock that are held by Momentive (or held in Momentive’s treasury), Zendesk, Merger Sub or any other wholly owned subsidiary of Zendesk immediately prior to the effective time will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for such shares. Any shares of Momentive common stock that are held, directly or indirectly, by any wholly owned subsidiary of Momentive immediately prior to the effective time will be unaffected by the merger and will remain outstanding as an equal number of shares of common stock of the surviving corporation.

The merger agreement provides that if, between the date of the merger agreement and the earlier to occur of (i) the effective time and (ii) the valid termination of the merger agreement pursuant to its terms, which period is referred to as the “pre-closing period,” the outstanding shares of Momentive common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Momentive during such period, or a record date with respect to any such event occurs during such period, then the exchange ratio will be adjusted to the extent appropriate to provide the same economic effect as contemplated by the merger agreement prior to such action. The merger agreement also provides that if, during the pre-closing period, the issued and outstanding shares of Zendesk common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a share or stock dividend is declared by Zendesk during such period, or a record date with respect to any such event occurs during such period, then the exchange ratio will be adjusted to the extent appropriate to provide the same economic effect as contemplated by the merger agreement prior to such action.

Fractional Shares

The merger agreement provides that no fractional shares of Zendesk common stock will be issued in connection with the merger, and no certificates or scrip for any such fractional share will be issued. The merger agreement further provides that any holder of Momentive common stock who would otherwise be entitled to receive a fraction of a share of Zendesk common stock (after aggregating all fractions of a share of Zendesk common stock issuable to such holder) will, in lieu of such fraction of a share and, upon surrender of such holder’s Momentive stock certificate(s) representing shares of Momentive common stock, which are referred to as “Momentive stock certificates,” or the transfer of uncertificated shares of Momentive common stock represented by book entry positions, which are referred to as “uncertificated Momentive shares,” be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the volume weighted average trading price of Zendesk common stock on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger.

Exchange Agent

Zendesk will select a bank or a trust company to act as exchange agent in the merger, which is referred to as the “exchange agent”. The merger agreement provides that, prior to or substantially concurrently with the effective time, Zendesk will deposit with the exchange agent: (a) certificates or book entry positions representing the aggregate number of shares of Zendesk common stock issuable as merger consideration for shares of Momentive common stock; and (b) cash sufficient to make payments in lieu of fractional shares of Zendesk common stock.

Exchange of Momentive Certificates

The merger agreement provides that, promptly after the effective time, the exchange agent will mail to persons and entities who, as of the effective time, were record holders of Momentive stock certificates (i) a notice advising such holder of the effectiveness of the merger, and (ii) a letter of transmittal in customary form and instructions on how to surrender such Momentive stock certificates in exchange for merger consideration. The merger agreement further provides that, upon surrender of a Momentive stock certificate to the exchange agent, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the exchange agent (a) such record holder will be entitled to receive the merger consideration payable with respect to such Momentive stock certificate (including a check in the amount of any cash in lieu of fractional shares plus any unpaid dividends) and (b) such Momentive stock certificate will be canceled.

Holders of uncertificated Momentive shares will not be required to deliver Momentive stock certificates or an executed letter of transmittal to the exchange agent to receive the merger consideration with respect to such uncertificated Momentive shares. Upon receipt of an “agent’s message” in customary form by the exchange agent after the effective time with respect to such holder of uncertificated Momentive shares, (a) such holder will be entitled to receive the merger consideration payable with respect to such uncertificated Momentive shares (including a check in the amount of any cash in lieu of fractional shares plus any unpaid dividends), and (b) the uncertificated Momentive shares will be canceled.

The merger agreement provides that no dividends or other distributions declared or made with respect to shares of Zendesk common stock with a record date after the effective time will be paid to the holder of any unsurrendered Momentive stock certificate or to the holder of any uncertificated Momentive share that has not been transferred, in each case with respect to the shares of Zendesk common stock that such holder has the right to receive in the merger, until such holder surrenders such Momentive stock certificate or transfers such uncertificated Momentive share (at which time such holder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

The merger agreement provides that, if any Momentive stock certificate has been lost, stolen or destroyed, then Zendesk may, in its discretion and as a condition to the payment of any merger consideration, require the owner of such lost, stolen or destroyed Momentive stock certificate to provide an appropriate affidavit and to deliver a bond in a reasonable and customary amount as indemnity against any claim that may be made against the exchange agent, Zendesk or the surviving corporation with respect to such Momentive stock certificate.

The merger agreement provides that any portion of the shares of Zendesk common stock or cash amounts deposited by Zendesk with the exchange agent (or any dividends or distributions received by the exchange agent with respect to such shares of Zendesk common stock) that has not been distributed within 180 days after the closing date of the merger will be delivered to Zendesk upon demand, and any former holders of shares of Momentive common stock who have not surrendered their Momentive stock certificates or transferred their uncertificated Momentive shares may thereafter look only to Zendesk for satisfaction of their claims for merger consideration.

Treatment of Momentive Equity Awards

Momentive Options

At the effective time, each Momentive option held by a continuing employee or continuing service provider who continues to be employed or provide services immediately following the effective time, each of which is referred to as a “continuing employee” or “continuing service provider, ” respectively, will be assumed and converted into an option to acquire a number of shares of Zendesk common stock determined based on the exchange ratio (with the exercise price with respect to such option being adjusted based on the exchange ratio).

At the effective time, each vested Momentive option (a) with an exercise price that is less than the amount in cash equal to the product of (i) the exchange ratio, multiplied by (ii) the volume weighted average trading price of Zendesk common stock on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger, which amount is referred to as the “equity award cash consideration amount,” and (b) that is held by a person who is not a continuing employee or continuing service provider will be canceled and the holder will receive an amount in cash equal to the product of (i) the total number of shares of Momentive common stock subject to such Momentive option, multiplied by (ii) the excess of (A) the equity award cash consideration amount over (B) the per share exercise price for such Momentive option.

At the effective time, each Momentive option that is unvested and each Momentive option that is vested and with an exercise price that is greater than or equal to the equity award cash consideration amount that, in each such case, is held by a person who is not a continuing employee or a continuing service provider will be cancelled for no consideration.

Momentive RSUs and Momentive Restricted Stock

At the effective time, each Momentive RSU that is unvested immediately prior to the effective time and held by a continuing employee or continuing service provider will be automatically converted into a Zendesk restricted stock unit denominated in shares of Zendesk common stock based on the exchange ratio.

At the effective time, each Momentive RSU that is unvested immediately prior to the effective time and held by a person who is not a continuing employee or continuing service provider will be cancelled for no consideration.

At the effective time, each Momentive RSU and each share of Momentive restricted stock that is outstanding and vested (including those Momentive RSUs and shares of Momentive restricted stock that become vested immediately prior to or as of the effective time) will be cancelled and the holder will be entitled to receive a number of shares of Zendesk common stock based on the exchange ratio; provided that, any holder of such awards who would otherwise be entitled to receive a fraction of a share of Zendesk common stock will, in lieu of such fraction of a share, be paid the equivalent dollar amount in cash in accordance with the terms of the merger agreement.

At the effective time, each share of Momentive restricted stock that is unvested immediately prior to the effective time and held by a continuing employee or continuing service provider will be converted into a number of shares of Zendesk restricted stock based on the exchange ratio; provided that, any holder of such awards who would otherwise be entitled to receive a fraction of a share of Zendesk common stock will, in lieu of such fraction of a share, be paid the equivalent dollar amount in cash in accordance with the terms of the merger agreement.

At the effective time, each share of Momentive restricted stock that is unvested and held by a person who is not a continuing employee or continuing service provider will be cancelled for no consideration.

Momentive Employee Stock Purchase Plan

For Momentive’s 2018 Employee Stock Purchase Plan, which is referred to as the “ESPP,” Momentive will take action to provide that: (a) no new offering period will commence under the ESPP following the date of the merger agreement; (b) participants in the ESPP may not increase their payroll deductions from those in effect on the date of the merger agreement; and (c) no new participants may commence participation in the ESPP following the date of the merger agreement. In addition, prior to the effective time, Momentive will take all actions necessary to: (i) cause any offering period or purchase period that would otherwise be in progress at the effective time to be the final offering period under the ESPP; (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period or purchase period; (iii) cause each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the final exercise date; and (iv) terminate the ESPP as of, and contingent upon, the effective time. On the final exercise date, funds credited as of such date under the ESPP within the associated accumulated account for each participant under the ESPP will be used to purchase shares of Momentive common stock, and each share purchased prior to the effective time will be cancelled at the effective time and converted into the right to receive the merger consideration in accordance with the terms of the merger agreement. Any accumulated contributions of each participant under the ESPP as of immediately prior to the effective time will, to the extent not used to purchase shares under the ESPP, be refunded to such participant.

Representations and Warranties

Zendesk and Momentive made representations and warranties in the merger agreement regarding themselves and their respective subsidiaries that are subject, in some cases, to certain exceptions and qualifications contained in the merger agreement (including “knowledge” and materiality qualifications and qualifications referring to dollar thresholds) and are further modified and limited by confidential disclosure schedules delivered by Zendesk and Momentive to each other. The representations and warranties made by Zendesk and Momentive are also subject to, and qualified by, certain information Zendesk or Momentive, as applicable, filed with, or furnished to, the SEC between January 1, 2019 and three business days before the date of the merger agreement.

The representations and warranties made by each of Zendesk and Momentive relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including corporate standing;

•	the qualification to do business under applicable law and corporate power;

•	the provision of, and compliance with, organizational, governing and similar corporate documents;

•	capital structure and equity securities;

•	the timely filing of all documents required to be filed with the SEC since January 1, 2019, and the content and preparation of financial statements;

•	the absence of certain changes, events and actions between December 31, 2020 and the date of the merger agreement;

•	absence of certain liabilities;

•	compliance with legal requirements;

•	tax matters;

•	legal proceedings and orders;

•	authority to enter into and to perform obligations under the merger agreement and to complete the transactions contemplated thereby;

•

the approval of the merger agreement by Zendesk and Momentive, the recommendation by Zendesk’s board of directors to its stockholders regarding the merger agreement and the merger and the recommendation by Momentive’s board of directors to its stockholders regarding the merger agreement and the merger;

•

the execution, delivery or performance of the merger agreement and the completion of the merger or any of the other transactions contemplated by the merger agreement not contravening applicable organizational documents, laws or contracts or permits, licenses, registrations or other qualifications or authorizations of governmental bodies or resulting in the imposition of encumbrances;

•	required governmental approvals for completion of the transactions contemplated by the merger agreement, including the merger;

•	opinion of Zendesk’s financial advisor and opinions of Momentive’s financial advisors;

•	advisors’ fees; and

•	accuracy of information supplied for inclusion in this joint proxy statement/prospectus.

The representations and warranties made solely by Momentive relate to the following subject matters, among other things:

•	subsidiaries;

•	title to tangible assets, valid leasehold interests, absence of ownership interests in real property and adequacy of equipment and other tangible assets;

•	intellectual property;

•	material contracts, including that each such contract is valid and in full force and effect and the absence of a material breach of or default under any such contract;

•	matters relating to Momentive’s products;

•	relations with major customers and suppliers;

•	possession of permits, licenses, registrations or other qualifications or authorizations from governmental bodies and the making of all necessary filings required under applicable legal requirements;

•	employment and labor matters;

•	employee benefit plans;

•	environmental matters;

•	insurance;

•	anti-takeover statutes and regulations and the absence of a stockholder rights plan;

•	absence of certain related person transactions; and

•	vote required for adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

The representations and warranties made solely by Zendesk relate to the following subject matters, among other things:

•	the approval by the Zendesk board of directors of, and the recommendation by the Zendesk board of directors to its stockholders regarding, the Zendesk share issuance proposal;

•	vote required for approval of the share issuance;

•	absence of ownership of Momentive common stock; and

•	capitalization and absence of prior operations of Merger Sub.

Several of the representations, warranties, closing conditions and termination provisions contained in the merger agreement are qualified by or refer to the concept of a “material adverse effect.” For purposes of the merger agreement, a material adverse effect on Zendesk or Momentive, each of which, for the purpose of the definition of “material adverse effect,” is referred to as a “principal party,” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition or results of operations of a principal party and its subsidiaries, taken as a whole; provided, however, that none of the following (considered individually or together) will be deemed to be or constitute a material adverse effect on a principal party or will be taken into account when determining whether a material adverse effect on a principal party has occurred or would reasonably be expected to occur:

•

changes in economic conditions in the United States or in other geographies in which that principal party and its subsidiaries have material operations, except to the extent that such changes have a disproportionate effect on that principal party and its subsidiaries as compared to other similarly situated companies in the industries in which that principal party and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account;

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or in other geographies in which that principal party and its subsidiaries have material operations, except to the extent that such changes have a disproportionate effect on that principal party and its subsidiaries as compared to other similarly situated companies in the industries in which that principal party and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account;

•

changes in economic conditions that generally affect the industries in which that principal party and its subsidiaries operate, except to the extent that such changes have a disproportionate effect on that principal party and its subsidiaries as compared to other similarly situated companies in the industries in which that principal party and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account;

•

changes in the stock price or trading volume of that principal party’s listed shares (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a material adverse effect on that principal party has occurred or would reasonably be expected to occur unless otherwise excluded by another exclusion described above or below);

•

the failure of any principal party to meet any securities analysts’ published projections of earnings or revenues or any internal budgets, plans, projections or forecasts of earnings, revenues or operations (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a material adverse effect on that principal party has occurred or would reasonably be expected to occur unless otherwise excluded by another exclusion described above or below);

•

changes in legal requirements or other legal or regulatory conditions, or changes in GAAP or other accounting standards (or the interpretation thereof), except, in each case, to the extent that such changes have a disproportionate effect on that principal party and its subsidiaries as compared to other similarly situated companies in the industries in which that principal party and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account;

•	changes in political conditions, or acts of war, sabotage, terrorism, cyberterrorism or civil unrest (including any escalation or worsening of any of the foregoing) that occur anywhere in the world except, in each case, to the extent that such changes have a disproportionate effect on that principal party and its subsidiaries as compared to other similarly situated companies in the industries in which that principal party and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account;

•

acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks or other force majeure events (including any change in or worsening of any of the foregoing) except, in each case, to the extent that such changes have a disproportionate effect on that principal party and its subsidiaries as compared to other companies in the industries in which that principal party and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account;

•

any effect, change, development, event or circumstance related to COVID-19 or any COVID-19 measure (as defined below), except to the extent that such changes have a disproportionate effect on that principal party and its subsidiaries as compared to other similarly situated companies in the industries in which that principal party and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account;

•

any effect, change, development, event or circumstance resulting from the announcement of the merger agreement or the pendency of the merger or the identity of the other principal party, including losses of customers, suppliers or other business partners or employees; or

•

any legal proceeding commenced or threatened against that principal party or any of its directors, officers, employees or representatives after the date of the merger agreement and arising from allegations of breach of fiduciary duties relating to the merger agreement or the transactions contemplated thereby or from allegations of inadequate, false or misleading public disclosure by that principal party with respect to the merger agreement or the transactions contemplated thereby.

For purposes of the merger agreement, a “COVID-19 measure” is defined as any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other mandatory directive imposed by applicable legal requirements or orders in connection with or in response to COVID-19.

Interim Operations of Zendesk and Momentive

Zendesk Interim Operating Covenants

Zendesk has agreed to certain covenants in the merger agreement relating to the conduct of its business during the pre-closing period. Under the merger agreement, during such period, except (a) as may be required by applicable legal requirements, (b) with the prior written consent of Momentive (which shall not be unreasonably withheld, conditioned or delayed), (c) as expressly required by the merger agreement or (d) as set forth in Zendesk’s confidential disclosure schedule, Zendesk has agreed that:

•

it will not, and it will cause its non-wholly owned subsidiaries not to, declare, accrue, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of shares of its capital stock, other securities or other equity or voting interests;

•

it will (a) not amend its certificate of incorporation or bylaws, (b) not modify the terms of any shares of its capital stock or effect any reclassification of its shares of capital stock and (c) cause its significant subsidiaries not to amend their certificate of incorporation or bylaws (or other charter or organizational documents), in each case, in any manner that would reasonably be expected to prevent, materially delay or impede the completion of the merger or would have a material and adverse impact on the value or rights of the Zendesk common stock to be issued in connection with the merger;

•	it will not, and will cause its significant subsidiaries not to, adopt a plan of complete or partial liquidation, dissolution, bankruptcy restructuring or other similar reorganization; and

•

it will not, and will not permit any of its subsidiaries to, acquire any material business, material assets or other material property of another person, whether by merger, consolidation, purchase of property or assets (including equity interests) or otherwise, if the taking of such action would reasonably be expected (at the time such action is taken) to prevent, materially delay or impede the completion of the merger or cause any of Zendesk’s closing conditions relating to regulatory matters or the absence of orders preventing the completion of the merger to not be satisfied prior to the end date.

For purposes of the merger agreement, a “significant subsidiary” is defined as, with respect to an entity, any subsidiary of such entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such entity and all of its subsidiaries taken as a whole.

Momentive Interim Operating Covenants

Momentive has agreed to certain covenants in the merger agreement relating to the conduct of its business during the pre-closing period. Under the merger agreement, during such period, except (i) with the prior written consent of Zendesk (which shall not be unreasonably withheld, conditioned or delayed), (ii) for actions taken in compliance with the merger agreement, or (iii) as set forth in Momentive’s confidential disclosure schedule, Momentive has agreed that it will: (a) use its reasonable best efforts to conduct, and cause its subsidiaries to conduct, its business and operations in the ordinary course of business and in accordance with past practices and (b) use commercially reasonable efforts to maintain its existence in good standing pursuant to applicable legal requirements, preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Momentive or its subsidiaries.

In addition, under the merger agreement, during the pre-closing period, except (a) as may be required by applicable legal requirements, (b) with the prior written consent of Zendesk (which shall not be unreasonably withheld, conditioned or delayed), (c) as expressly required by the merger agreement or (d) as set forth in Momentive’s confidential disclosure schedule, Momentive has agreed that it will not, and will cause its subsidiaries not to:

•

(a) declare, accrue, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of shares of capital stock, other securities or other equity or voting interests, except for dividends or distributions declared, accrued, set aside or made by any direct or indirect wholly owned subsidiary of Momentive to Momentive or one of its other wholly owned subsidiaries, (b) pledge or encumber any shares of its capital stock, other securities or other equity or voting interests, other than any security interest, pledge, or encumbrance to secure its obligations under Momentive’s credit agreement, which is referred to as the “Momentive credit agreement”; (c) modify the terms of any shares of its capital stock or other equity or voting interests; or (d) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) pursuant to the terms of the Momentive’s existing equity plans, (2) the acquisition of Momentive options, restricted stock units, which are referred to as “RSUs,” or restricted stock in connection with the forfeiture of such awards, (3) shares of Momentive common stock accepted as payment for the exercise price of Momentive options or (4) for withholding taxes incurred in connection with the exercise, vesting or settlement of Momentive options, RSUs or restricted stock;

•

sell, issue or grant: (a) any capital stock or other security; (b) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (c) any instrument convertible into or exchangeable for any capital stock or other security (except that Momentive may issue shares of

Momentive common stock (1) upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Momentive equity awards in accordance with their terms or (2) pursuant to the ESPP in accordance with its terms);

•

amend or waive any of its rights under, or accelerate the vesting under, any provision of Momentive’s 2018 Equity Incentive Plan, Momentive’s 2011 Equity Incentive Plan or the ESPP or any provision of any contract evidencing any Momentive equity award except in connection with a termination of service, consistent with past practices and subject to such acceleration benefit not exceeding three months’ additional vesting, except as required by any Momentive employee benefit plan in effect as of the date of the merger agreement, or otherwise materially modify any of the terms of any outstanding Momentive equity award, warrant or other security or any related contract;

•

amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•

(a) form any subsidiary or (b) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (1) any other entity, (2) any equity interest in any other entity (other than equity securities of publicly-traded entities acquired for cash management or passive investment purposes in the ordinary course of business) or (3) any business;

•

make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in Momentive’s capital expenditure budget set forth in Momentive’s confidential disclosure schedule, except that Momentive and its subsidiaries may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of Momentive and its subsidiaries during a fiscal quarter, do not exceed $1,000,000 in the aggregate;

•

enter into or become bound by, renew, extend or terminate, or amend in any material respect, or waive any material right or remedy under, any material contract, in each case, other than in the ordinary course of business;

•

enter into or become bound by any contract imposing any material restriction on the right or ability of Momentive or any of its subsidiaries (a) to engage in any line of business or compete with, or provide services to, any other person or entity or in any geographic area, (b) to acquire any material product or other asset or any service from any other person or entity, sell any product or other asset to or perform any service for any other person or entity, or transact business or deal in any other manner with any other person or entity or (c) to develop, sell, supply, license, distribute, offer, support or service any product or any intellectual property or other asset to or for any other person or entity;

•

enter into or become bound by any contract that (a) grants material and exclusive rights to license, market, sell or deliver any product of Momentive or any of its subsidiaries, (b) contains any “most favored nation” or similar provision in favor of the other party that would reasonably be expected to be material to Momentive and its subsidiaries, taken as a whole, or (c) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by Momentive or any of its subsidiaries that is material to Momentive and its subsidiaries, taken as a whole;

•

(a) incur or assume any indebtedness or issue any debt securities, except (1) for loans or advances between subsidiaries of Momentive or between Momentive and its subsidiaries; (2) for obligations incurred pursuant to business credit cards; and (3) pursuant to the Momentive credit agreement, in each case, in the ordinary course of business and consistent with past practices; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except (1) with respect to obligations of Momentive and its wholly owned subsidiaries and (2) for obligations under the Momentive credit agreement; (c) make any loan, advance or capital contribution to, or investment in, any other person, except for (1) extensions of credit to customers in the ordinary course of business and consistent with past practices; (2) advances to directors, officers and other employees, in each case in the ordinary course of business and consistent with past practices; and (3) for loans, advances and capital contributions between subsidiaries of Momentive or between Momentive and its subsidiaries and capital contributions in wholly owned subsidiaries of Momentive; or (d) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any encumbrance thereon, except for permitted encumbrances under the merger agreement;

•

(a) enter into any collective bargaining agreement, works council agreement or other contract with any employee representative body, (b) establish, adopt, enter into, amend or terminate any employee benefit plan or employment agreement or any plan, practice, agreement, arrangement or policy that would be an employee benefit plan or employment agreement if it was in existence on the date of the merger agreement or (c) pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (excluding equity-based compensation, which is addressed in other covenants) or remuneration payable to, any of its directors, officers or other employees;

•

(a) hire or terminate (other than for cause) any employee located in the United States at the level of vice president or above or with an annual base salary in excess of $350,000; (b) hire or terminate (other than for cause) any employee located outside the United States at the level of vice president or above or with an annual base salary in excess of $300,000; or (c) promote any employee to the level of vice president or above, except in order to fill a position that is vacant on the date of the merger agreement or becomes vacant after the date of the merger agreement;

•

(a) except as required by GAAP or other accounting standards applicable to the Momentive or its subsidiaries, change in any material respect any of its methods of accounting or accounting practices; or (b) revalue or write down any of its assets in excess of $1,000,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or in the ordinary course of business consistent with past practice;

•

(a) adopt any material method of tax accounting or make any material tax election that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing tax returns (including positions, elections or methods that would have the effect of deferring income to periods ending after the closing date of the merger or accelerating deductions to periods ending on or before the closing date of the merger), (b) prepare or file any material tax return or material amended tax return inconsistent with past practices unless required by applicable legal requirements, (c) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to taxes, or (d) request any ruling, closing agreement or similar guidance with respect to a material amount of taxes;

•

(a) commence any legal proceeding, other than: (1) in the ordinary course of business and consistent with past practices; (2) any legal proceeding commenced following consultation in good faith with Zendesk; and (3) against Zendesk or Merger Sub under the merger agreement; or (b) settle, release, waive or compromise any legal proceeding other than (1) routine collection matters in the ordinary course of business and consistent with past practices, (2) settlements providing for money damages payable by Momentive or its subsidiaries of less than $500,000 (and no other relief of any nature), involving no finding or admission of any wrongdoing on the part of Momentive or its subsidiaries (or any of their representatives or current or future affiliates) and including a complete and unconditional release by all plaintiffs and all related parties in favor of Momentive and its subsidiaries (and their respective current and future affiliates, representatives, successors and assigns) from all liabilities and obligations with respect to all claims at issue in such legal proceeding, and (3) settlements entered into with regard to any stockholder litigation relating to the merger in accordance with the merger agreement;

•

waive, relinquish, abandon, forfeit, permit to lapse, terminate or cancel any material intellectual property right or take any action or fail to take any action if the taking of or failure to take such action will, or could reasonably be expected to, result in any of the foregoing;

•	convene any special meeting of Momentive’s stockholders, except in accordance with the terms of the merger agreement;

•

other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income taxes would be incurred in connection with such repatriation;

•	become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

•

(a) except with respect to Momentive employee benefit plans, maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (b) engage in any transaction with, or enter in any agreement, arrangement or understanding with, any affiliate of Momentive or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed by Item 404; or (c) effectuate a “plant closing,” “mass layoff” (each as defined in Worker Adjustment and Retraining Notification Act of 1988, as amended) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit, or employee; or

•	authorize, approve, agree, commit or offer to take any of the foregoing actions.

For purposes of the merger agreement, any action taken by Momentive or any of its subsidiaries during the pre-closing period (including the establishment of any policy, procedure or protocol) that is necessary to comply with any COVID-19 measures will be deemed to constitute an action taken in the ordinary course of business (it being understood that, prior to taking any significant action in reliance on this sentence, Momentive has agreed to provide reasonable advance notice to, and to consult with (to the extent permitted by applicable legal requirements), Zendesk with respect to such action).

No Solicitation or Discussions by Momentive

Under the merger agreement, subject to the exceptions described below, Momentive has agreed that it will not, and will cause each of its subsidiaries and its and their respective directors (other than directors of any subsidiary of Momentive that are not employees of Momentive or any of its subsidiaries), officers and financial advisors not to, and will not permit any of the other representatives of Momentive or any of its subsidiaries to:

•

solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any Momentive acquisition proposal (as defined below) or Momentive acquisition inquiry (as defined below);

•

furnish or otherwise provide access to any non-public information regarding Momentive or any of its subsidiaries to any person or entity in response to a Momentive acquisition proposal or Momentive acquisition inquiry;

•

engage in discussions (other than discussions solely between or among representatives of Momentive and its subsidiaries) or negotiations with any person or entity with respect to any Momentive acquisition proposal or Momentive acquisition inquiry (other than informing such person or entity of the provisions prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions pursuant to the merger agreement);

•	approve, endorse or recommend any Momentive acquisition proposal;

•	enter into any Momentive acquisition contract (as defined below); or

•	resolve or publicly propose to take any of the foregoing actions.

Under the merger agreement, Momentive has acknowledged and agreed that: (a) any action taken by any director (other than a director of any subsidiary of Momentive that is not an employee of Momentive or any of its subsidiaries), officer or financial advisor of Momentive or any of its subsidiaries that, if taken by Momentive, would constitute a breach of any provision described in the bullets above will be deemed to constitute a breach of such provision by Momentive; and (b) if Momentive is made aware of an action by any of its representatives (other than its directors, officers or financial advisors specified in the foregoing clause (a)) that would constitute a breach of any provision described in the bullets above if taken by Momentive and Momentive does not use its reasonable best efforts to prohibit or terminate such action, then such action will be deemed to constitute a breach by Momentive of such provision described in the bullets above.

Under the merger agreement, Momentive has also agreed that it will, and will cause each of its subsidiaries and its and their respective directors (other than directors of any subsidiary of Momentive that are not employees of Momentive or any of its subsidiaries), officers and financial advisors to, and will use its reasonable best efforts to cause the other representatives of Momentive and its subsidiaries to: (a) immediately cease and cause to be terminated any existing solicitation or assistance of, or discussions or negotiations with, any person or entity relating to any Momentive acquisition proposal or Momentive acquisition inquiry; and (b) promptly (and in any event within two business days after the date of the merger agreement) require each person or entity that has executed a confidentiality or similar agreement (that remains in effect) in connection with such person’s or entity’s consideration of a possible Momentive acquisition proposal to return or destroy all confidential information previously furnished to such person or entity by or on behalf of Momentive or any of its subsidiaries pursuant to such confidentiality or similar agreement and prohibit any person or entity (other than Zendesk and its subsidiaries and their respective representatives) from having access to any physical or electronic data room set up in response to or in connection with any actual or contemplated Momentive acquisition proposal or Momentive acquisition inquiry.

Under the merger agreement, Momentive: (a) has further agreed that it will not, and will cause each of its subsidiaries not to, affirmatively release any person or entity from, or amend or waive any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar provision of any confidentiality agreement entered into by Momentive or any of its subsidiaries in connection with a Momentive acquisition proposal or Momentive acquisition inquiry; and (b) will use its reasonable best efforts to enforce or cause to be enforced each such provision or agreement at the request of Zendesk; provided, however, that Momentive may affirmatively release a person or entity from, or amend or waive any provision of, any “standstill” agreement or provision, and shall not be required to enforce any “standstill” provision or agreement, if (i) the Momentive board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Momentive’s outside legal counsel, that the failure to release such person or entity from such provision or agreement, the failure to amend such agreement or waive such provision or the enforcement of such provision or agreement would be inconsistent with its fiduciary obligations under applicable legal requirements, and (ii) Momentive provides Zendesk with written notice of Momentive’s intent to take such action prior to taking such action.

For purposes of the merger agreement, (a) a “Momentive acquisition inquiry” is defined as an inquiry or request for non-public information (other than an inquiry or request for information made or submitted by Zendesk) that would reasonably be expected to lead to a Momentive acquisition proposal; (b) a “Momentive acquisition proposal” is defined as any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Zendesk) to engage in a Momentive acquisition transaction; (c) a “Momentive acquisition contract” is defined as any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating to, or that contemplates or is intended or would reasonably be expected to result in, a Momentive acquisition transaction (other than a confidentiality agreement of the type described below); and (d) a “Momentive acquisition transaction” is defined as any transaction or series of transactions (other than the transactions contemplated by the merger agreement) involving:

•

any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving Momentive, except for any such transaction in which the stockholders of Momentive immediately preceding such transaction continue to hold immediately following such transaction, directly or indirectly, 85% or more of the equity interests in the surviving or resulting entity in such transaction (whether by voting power or number of shares);

•

any issuance of securities, acquisition of securities or other transaction: (i) in which a person, entity or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons or entities directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Momentive; or (ii) in which Momentive issues securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Momentive; or

•

any sale, lease, exchange, transfer, license, sublicense or disposition by Momentive or any of its subsidiaries to any person, entity or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons or entities of any business or businesses or assets (including equity interests in any subsidiary of Momentive) that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of Momentive and its subsidiaries, in each case except for sales or non-exclusive licenses or sublicenses of Momentive products in the ordinary course of business.

Fiduciary Exception

Under the merger agreement, prior to the approval of the Momentive merger proposal, Momentive may furnish non-public information regarding Momentive and its subsidiaries to, and may enter into discussions or negotiations with, any person or entity (and its representatives) in response to a bona fide, written Momentive acquisition proposal that is made to Momentive after the date of the merger agreement by such person or entity (and not withdrawn) if:

•

none of Momentive or any of its subsidiaries has breached (or been deemed to have breached) any of the restrictions or other provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions in a manner that resulted in such Momentive acquisition proposal;

•

the Momentive board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Momentive’s outside legal counsel, that such Momentive acquisition proposal constitutes or would reasonably be expected to result in a Momentive superior offer (as defined below);

•

the Momentive board of directors determines in good faith, after having taken into account the advice of Momentive’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable legal requirements;

•

as promptly as reasonably practicable prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person or entity (or any of its representatives), Momentive (a) gives Zendesk written notice of the identity of such person or entity and of Momentive’s intention to furnish non-public information to, or enter into discussions or negotiations with, such person or entity and (b) Momentive receives from such person or entity (or is already a party to), and delivers to Zendesk a copy of, an executed confidentiality agreement containing substantive provisions no less favorable to Momentive than the provisions of the confidentiality agreement entered into with Zendesk as in effect immediately prior to the execution of the merger agreement (it being understood and agreed that such confidentiality agreement need not contain “standstill” provisions); and

•

prior to (or contemporaneously with) furnishing any non-public information to such person or entity, Momentive furnishes such non-public information to Zendesk (to the extent such non-public information has not been previously furnished by Momentive to Zendesk).

Under the merger agreement, if any director or officer of Momentive receives or becomes aware of a Momentive acquisition proposal or a Momentive acquisition inquiry at any time during the pre-closing period, Momentive has agreed to promptly (and in no event later than 24 hours after receipt thereof): (a) advise Zendesk in writing of such Momentive acquisition proposal or Momentive acquisition inquiry (including the identity of the person or entity making or submitting such Momentive acquisition proposal or Momentive acquisition inquiry and the material terms and conditions thereof), and (b) provide Zendesk with copies of all documents and communications received by Momentive, any of its subsidiaries or any of its or their representatives setting forth the terms and conditions of, or otherwise relating to, such Momentive acquisition proposal or Momentive acquisition inquiry. Additionally, under the merger agreement, Momentive has agreed to: (i) keep Zendesk informed with respect to the status of any such Momentive acquisition proposal or Momentive acquisition inquiry and any modification or proposed modification thereto; and (ii) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Zendesk with a copy of any correspondence or communication between Momentive, any of its subsidiaries or any of its or their representatives, on the one hand, and the person or entity that made or submitted such Momentive acquisition proposal or Momentive acquisition inquiry or any representative of such person or entity, on the other hand, relating to such Momentive acquisition proposal or Momentive acquisition inquiry. Notwithstanding the foregoing, nothing in the merger agreement will require Momentive to disclose any information to Zendesk in violation of the terms of any confidentiality agreement in effect as of the date of the merger agreement (it being understood, however, that notwithstanding anything to the contrary contained in the merger agreement, Momentive has agreed that it will not, and will cause its subsidiaries and its and their respective representatives not to, furnish any non-public information regarding Momentive or any of its subsidiaries to, or enter into discussions or negotiations with, any person or entity in response to a Momentive acquisition proposal (and no Momentive acquisition proposal will be (or will be deemed to be) a Momentive superior offer for any purpose under the merger agreement) unless and until (x) the person or entity (or group of persons or entities) making such Momentive acquisition proposal has permitted Momentive (without liability) to provide Zendesk with the information, documentation, correspondence and communications described above and (y) Momentive has provided such information, documentation, correspondence and communications to Zendesk).

For purposes of the merger agreement, a “Momentive superior offer” is defined as a bona fide, written Momentive acquisition proposal that: (a) was not obtained or made as a result of a breach (or a deemed breach) of any of the restrictions or other provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions; and (b) is on terms and conditions that the Momentive board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Momentive’s outside legal counsel and the likelihood and timing of completion of the Momentive acquisition transaction contemplated by such Momentive acquisition proposal and the expected benefits of the merger, to be more favorable from a financial point of view to Momentive’s stockholders than the merger. For purposes of the reference to a “Momentive acquisition proposal” in this definition, all references to “15%” and “85%” in the definition of “Momentive acquisition transaction” will be deemed to be references to “50%”.

No Solicitation or Discussions by Zendesk

Under the merger agreement, subject to the exceptions described below, Zendesk has agreed that it will not, and will cause each of its subsidiaries and its and their respective directors (other than directors of any subsidiary of Zendesk that are not employees of Zendesk or any of its subsidiaries), officers and financial advisors not to, and will not permit any of the other representatives of Zendesk or any of its subsidiaries to:

•	solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any disruptive Zendesk acquisition proposal (as defined below);

•

furnish or otherwise provide access to any non-public information regarding Zendesk or any of its subsidiaries to any person in connection with or in response to a disruptive Zendesk acquisition proposal;

•

engage in discussions (other than discussions solely between or among representatives of Zendesk and its subsidiaries) or negotiations with any person or entity with respect to any disruptive Zendesk acquisition proposal (other than informing such person or entity of the provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, disruptive Zendesk acquisition proposals);

•	approve, endorse or recommend any disruptive Zendesk acquisition proposal;

•	enter into any disruptive Zendesk acquisition contract (as defined below); or

•	resolve or publicly propose to take any of the foregoing actions.

Under the merger agreement, Zendesk has acknowledged and agreed that: (a) any action taken by any director (other than a director of any subsidiary of Zendesk that is not an employee of Zendesk or any of its subsidiaries), officer or financial advisor of Zendesk or any of its subsidiaries that, if taken by Zendesk, would constitute a breach of any provision described in the bullets above will be deemed to constitute a breach of such provision by Zendesk; and (b) if Zendesk is made aware of an action by any of its representatives (other than its directors, officers or financial advisors specified in the foregoing clause (a)) that would constitute a breach of any provision described in the bullets above if taken by Zendesk and Zendesk does not use its reasonable best efforts to prohibit or terminate such action, then such action will be deemed to constitute a breach by Zendesk of such provision described in the bullets above.

For purposes of the merger agreement, (a) a “disruptive Zendesk acquisition proposal” is defined as any offer or proposal to engage in a Zendesk acquisition transaction and that is expressly conditioned on the termination of the merger agreement; (b) a “disruptive Zendesk acquisition contract” is defined as any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or contract constituting or relating to, or that contemplates or is intended or would reasonably be expected to result in, a Zendesk acquisition transaction (other than a confidentiality agreement of the type described below) that is expressly conditioned on the termination of the merger agreement; and (c) a “Zendesk acquisition transaction” is defined as any transaction or series of transactions (other than the transactions contemplated by the merger agreement) involving:

•

any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving Zendesk, except for any such transaction in which the stockholders of Zendesk immediately preceding such transaction continue to hold immediately following such transaction, directly or indirectly, 85% or more of the equity interests in the surviving or resulting entity in such transaction (whether by voting power or number of shares);

•

any issuance of securities, acquisition of securities or other transaction: (i) in which a person, entity or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons or entities directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Zendesk; or (ii) in which Zendesk issues securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Zendesk; or

•

any sale, lease, exchange, transfer, license, sublicense or disposition by Zendesk or any of its subsidiaries to any person, entity or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons or entities of any business or businesses or assets (including equity interests in any subsidiary of Zendesk) that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of Zendesk and its subsidiaries, in each case except for sales or non-exclusive licenses or sublicenses of products of Zendesk or its subsidiaries in the ordinary course of business.

Fiduciary Exception

Under the merger agreement, prior to the approval of the Zendesk share issuance proposal, Zendesk may furnish non-public information regarding Zendesk and its subsidiaries to, and may enter into discussions or negotiations with, any person or entity (and its representatives) in response to a bona fide, written disruptive Zendesk acquisition proposal that is made to Zendesk after the date of the merger agreement by such person or entity (and not withdrawn) if:

•

none of Zendesk or any of its subsidiaries has breached (or has been deemed to have breached) any of the restrictions or other provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, disruptive Zendesk acquisition proposals in a manner that resulted in such disruptive Zendesk acquisition proposal;

•

the Zendesk board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Zendesk’s outside legal counsel, that such disruptive Zendesk acquisition proposal constitutes or would reasonably be expected to result in a disruptive Zendesk superior offer (as defined below);

•

the Zendesk board of directors determines in good faith, after having taken into account the advice of Zendesk’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable legal requirements; and

•

as promptly as reasonably practicable prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person or entity (or any of its representatives), Zendesk (a) gives Momentive written notice of the identity of such person or entity and of Zendesk’s intention to furnish non-public information to, or enter into discussions or negotiations with, such person or entity and (b) Zendesk receives from such person (or is already a party to), and delivers to Momentive a copy of, an executed confidentiality agreement containing substantive provisions no less favorable to Zendesk (in its capacity as a “Disclosing Party,” as defined in the confidentiality agreement between Zendesk and Momentive) than the provisions of the confidentiality agreement between Zendesk and Momentive as in effect immediately prior to the execution of the merger agreement (it being understood and agreed that such confidentiality agreement need not contain “standstill” provisions).

Under the merger agreement, if any director or officer of Zendesk receives or becomes aware of a disruptive Zendesk acquisition proposal or any other proposal to engage in any Zendesk acquisition transaction, which is referred to as an “other Zendesk acquisition proposal,” at any time during the pre-closing period, then Zendesk will promptly (and in no event later than 24 hours after receipt thereof): (a) advise Momentive in writing of such disruptive Zendesk acquisition proposal or other Zendesk acquisition proposal (including the identity of the person or entity making or submitting such disruptive Zendesk acquisition proposal or other Zendesk acquisition proposal and the material terms and conditions thereof), and (b) provide Momentive with copies of all documents and communications received by Zendesk, any of its subsidiaries or any of its or their representatives setting forth the terms and conditions of, or otherwise relating to, such disruptive Zendesk acquisition proposal or other Zendesk acquisition proposal. Additionally, under the merger agreement, Zendesk has agreed to: (i) keep Momentive informed with respect to the status of any such disruptive Zendesk acquisition proposal or other Zendesk acquisition proposal and any modification or proposed modification thereto; and (ii) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Momentive with a copy of any correspondence or communication between Zendesk, any of its subsidiaries or any of its or their representatives, on the one hand, and the person or entity that made or submitted such disruptive Zendesk acquisition proposal or other Zendesk acquisition proposal or any representative of such person or entity, on the other hand, relating to such disruptive Zendesk acquisition proposal or other Zendesk acquisition proposal.

For purposes of the merger agreement, a “disruptive Zendesk superior offer” is defined as a bona fide, written disruptive Zendesk acquisition proposal that: (a) was not obtained or made as a result of a breach (or a deemed breach) of any of the restrictions or other provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, disruptive Zendesk acquisition proposals; and (b) is on terms and conditions that the Zendesk board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Zendesk’s outside legal counsel and the likelihood and timing of completion of the Zendesk acquisition transaction contemplated by such disruptive Zendesk acquisition proposal, to be more favorable from a financial point of view to Zendesk’s stockholders than the merger. For purposes of the reference to a “disruptive Zendesk acquisition proposal” in this definition, all references to “15%” and “85%” in the definition of “Zendesk acquisition transaction” will be deemed to be references to “50%”.

Stockholder Meetings; Board Recommendations

Momentive Special Meeting

Under the merger agreement, Momentive has: (a) agreed to take all actions necessary under all applicable legal requirements to call, give notice of and hold a special meeting of its stockholders, which is referred to throughout this joint proxy statement/prospectus as the “Momentive special meeting,” to vote on a proposal to adopt the merger agreement as promptly as reasonably practicable after the date of the merger agreement; (b) agreed to submit the Momentive merger proposal to its stockholders at the Momentive special meeting and, unless the Momentive board of directors has made a Momentive recommendation change (as defined below), to use its reasonable best efforts to solicit proxies to vote in favor of the Momentive merger proposal from its stockholders before the Momentive special meeting; and (c) agreed to not submit any other proposal, other than a “say on golden parachute compensation” proposal and a customary proposal to adjourn the Momentive special meeting, to its stockholders at the Momentive special meeting that is not related to the approval or completion of the transactions contemplated by the merger agreement without the prior written consent of Zendesk. Momentive has agreed to set a record date for persons entitled to notice of, and to vote at, the Momentive special meeting in consultation with Zendesk and, except as required by applicable legal requirements, has agreed not to change such record date without the prior written consent of Zendesk. Under the merger agreement, Momentive has also agreed to hold the Momentive special meeting (on a date jointly designated by Momentive and Zendesk) as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act and the joint proxy statement/prospectus has been mailed to Momentive’s stockholders. Under the merger agreement, Momentive has agreed to use its reasonable best efforts to ensure that all proxies solicited in connection with the Momentive special meeting are solicited in compliance with all applicable legal requirements.

Under the merger agreement, Momentive has agreed not to postpone or adjourn the Momentive special meeting without the prior written consent of Zendesk, other than (a) to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that is required by applicable legal requirements is properly disclosed to Momentive’s stockholders, (b) to the extent necessary to obtain a quorum if, as of the time at which the Momentive special meeting is scheduled, there are insufficient shares of Momentive common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Momentive special meeting and (c) as contemplated by the next paragraph.

Notwithstanding the foregoing, under the merger agreement, Momentive (a) may postpone or adjourn the Momentive special meeting one time for up to 10 days and (b) has agreed to postpone or adjourn the Momentive special meeting up to two times for up to 10 days each time if Zendesk reasonably requests such postponement or adjournment, in each case, in order to permit the solicitation of additional proxies to vote in favor of the Momentive merger proposal (but in no event will the Momentive special meeting be postponed or adjourned to a date later than five business days prior to the end date). Under the merger agreement, Momentive has agreed that, if Zendesk makes a claim in good faith that any Momentive stockholder who is a party to any voting agreement (as described elsewhere in this joint proxy statement/prospectus) has breached such voting agreement in circumstances in which such stockholder’s compliance with the terms of such voting agreement would reasonably be expected to be necessary to obtain the approval of the Momentive merger proposal, then Momentive will postpone or adjourn the Momentive special meeting until such claim is fully and finally resolved.

Under the merger agreement, Momentive has agreed that, unless the Momentive board of directors has made a Momentive recommendation change (as defined below), Momentive will use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies to vote in favor of the Momentive merger proposal as soon as reasonably practicable.

Under the merger agreement, Momentive has agreed, subject to applicable legal requirements, to cooperate with Zendesk and use its reasonable best efforts to cause the Momentive special meeting to be held on the same date as the Zendesk special meeting, and if, notwithstanding such efforts, the Zendesk special meeting is held on a date prior to the date on which the Momentive special meeting is held, Momentive has agreed to, subject to its right to postpone or adjourn the Momentive special meeting, use its reasonable best efforts to hold the Momentive special meeting on a date that is as promptly as reasonably practicable following the date of the Zendesk special meeting.

Zendesk Special Meeting

Under the merger agreement, Zendesk has: (a) agreed to take all action necessary under all applicable legal requirements to call, give notice of and hold a special meeting of the holders of Zendesk common stock, which is referred to throughout this joint proxy statement/prospectus as the “Zendesk special meeting,” to vote on a proposal to approve the share issuance as promptly as reasonably practicable after the date of the merger agreement; (b) agreed to submit such proposal to such holders at the Zendesk special meeting and, unless the Zendesk board of directors has made a Zendesk recommendation change (as defined below), to use its reasonable best efforts to solicit proxies to vote in favor of such proposal from such holders before the Zendesk special meeting; and (c) agreed not to submit any other proposal (other than a customary proposal to adjourn the Zendesk special meeting) to such holders at the Zendesk special meeting that is not related to the approval or completion of any of the transactions contemplated by the merger agreement without the prior written consent of Momentive. Zendesk has agreed to set a record date for persons entitled to notice of, and to vote at, the Zendesk special meeting in consultation with Momentive and, except as required by applicable legal requirements, has agreed not to change such record date without the prior written consent of Momentive. Under the merger agreement, Zendesk has agreed to hold the Zendesk special meeting as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act and the joint proxy statement/prospectus has been mailed to Zendesk’s stockholders. Under the merger agreement, Zendesk has agreed to use its reasonable best efforts to ensure that all proxies solicited in connection with the Zendesk special meeting are solicited in compliance with all applicable legal requirements.

Under the merger agreement, Zendesk has agreed not to postpone or adjourn the Zendesk special meeting without the consent of Momentive, other than (a) to the extent necessary to ensure that any supplement or amendment to the joint proxy statement/prospectus that is required by applicable legal requirements is properly disclosed to Zendesk’s stockholders, (b) to the extent necessary to obtain a quorum if, as of the time at which the Zendesk special meeting is scheduled, there are insufficient shares of Zendesk common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Zendesk special meeting and (c) as contemplated by the next paragraph.

Notwithstanding the foregoing, under the merger agreement, Zendesk (a) may postpone or adjourn the Zendesk special meeting one time for up to 10 days and (b) has agreed to postpone or adjourn the Zendesk special meeting up to two times for up to 10 days each time if Momentive reasonably requests such postponement or adjournment, in each case, in order to permit the solicitation of additional proxies to vote in favor of the Zendesk share issuance proposal (but in no event will the Zendesk special meeting be postponed or adjourned to a date later than five business days prior to the end date).

Under the merger agreement, Zendesk has agreed that, unless Zendesk’s board of directors has made a Zendesk recommendation change (as defined below), Zendesk will use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies to vote in favor of the Zendesk share issuance proposal as soon as reasonably practicable.

Under the merger agreement, Zendesk has agreed, subject to applicable legal requirements, to cooperate with Momentive and use its reasonable best efforts to cause the Zendesk special meeting to be held on the same date as the Momentive special meeting, and if, notwithstanding such efforts, the Momentive special meeting is held on a date prior to the date on which the Zendesk special meeting is held, Zendesk has agreed to, subject to its right to postpone or adjourn the Zendesk special meeting, use its reasonable best efforts to hold the Zendesk special meeting on a date that is as promptly as reasonably practicable following the date of the Momentive special meeting.

Momentive Recommendation Change

The Momentive board of directors: (a) has unanimously determined and believes that the merger agreement and the merger are advisable and fair to and in the best interests of Momentive and its stockholders; (b) has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, in accordance with the requirements of the DGCL; and (c) unanimously recommends that Momentive’s stockholders vote to adopt the merger agreement by voting “FOR” the approval of the Momentive merger proposal at the Momentive special meeting.

The unanimous determination by the Momentive board of directors that the merger agreement and the merger are advisable and fair to and in the best interests of Momentive and its stockholders and the unanimous recommendation of the Momentive board of directors that Momentive’s stockholders vote to adopt the merger agreement by voting “FOR” the approval of the Momentive merger proposal at the Momentive special meeting are collectively referred to as the “Momentive board recommendation.”

The merger agreement provides that, subject to the exceptions noted below, the Momentive board of directors (including any committee thereof) may not:

•	withdraw or modify in a manner adverse to Zendesk, or permit the withdrawal or the modification in a manner adverse to Zendesk of, the Momentive board recommendation;

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Momentive acquisition proposal;

•

resolve, agree or publicly propose to take any of the actions contemplated in any of the two preceding bullets, which actions, together with the actions described in this bullet, are referred to as a “Momentive recommendation change”; or

•	cause or permit Momentive or any of its subsidiaries to execute or enter into any Momentive acquisition contract.

Fiduciary Exception

The merger agreement provides that, prior to the adoption of the merger agreement by the affirmative vote of a majority of the shares of Momentive common stock outstanding at the close of business on the Momentive record date, which is referred to as the “required Momentive stockholder vote,” the Momentive board of directors may make a Momentive recommendation change if:

•

(a) a bona fide, written Momentive acquisition proposal is made to Momentive after the date of the merger agreement and is not withdrawn; (b) such Momentive acquisition proposal did not result from a breach (or deemed breach) of any of the provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions; (c) the Momentive board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Momentive’s outside legal counsel, that such Momentive acquisition proposal constitutes a Momentive superior offer; (d) the Momentive board of directors determines that, in light of such Momentive superior offer, the failure to make a Momentive recommendation change would be inconsistent with its fiduciary obligations under applicable legal requirements; (e) no less than four business days prior to making a Momentive recommendation change, the Momentive board of directors delivers to Zendesk a written notice, which is referred to as a “Momentive recommendation change notice,” (i) stating that Momentive has received a Momentive superior offer that did not result from a breach (or deemed breach) of any of the provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, alternative transactions, (ii) stating that the Momentive board of directors intends to make a Momentive recommendation change (and describing any intended Momentive recommendation change), (iii) specifying the material terms and conditions of such Momentive superior offer, including the identity of the person or entity making such Momentive superior offer and (iv) attaching copies of the most current and complete draft of any Momentive acquisition contract relating to such Momentive superior offer and all other documents and communications received by Momentive, its subsidiaries or its or their representatives relating to such Momentive superior offer; (f) for four business days after receipt by Zendesk of such Momentive recommendation change notice, the Momentive board of directors has not made a Momentive recommendation change; (g) throughout such four business day period, Momentive engages (to the extent requested by Zendesk) in good faith negotiations with Zendesk to amend the merger agreement in such a manner that the failure to make a Momentive recommendation change would not be inconsistent with the fiduciary obligations of the Momentive board of directors under applicable legal requirements; and (h) at the time of making a Momentive recommendation change, the Momentive board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Momentive’s outside legal counsel, that the failure to make a Momentive recommendation change would still be inconsistent with the fiduciary obligations of the Momentive board of directors under applicable legal requirements in light of such Momentive superior offer; provided, however, that when making such determination, the Momentive board of directors shall be obligated to consider any changes to the terms of the merger agreement proposed by Zendesk as a result of the negotiations required by clause “(g)” above or otherwise; or

•

(a) there arises after the date of the merger agreement a material event, material development or material change in circumstances that relates to and is material to Momentive and its subsidiaries, taken as a whole (but does not relate to any Momentive acquisition proposal), and such material event, material development or material change in circumstances (i) was not known, and was not reasonably foreseeable, by the Momentive board of directors on the date of the merger agreement, based on facts known to the Momentive board of directors as of the date of the merger agreement, and (ii) becomes known to the Momentive board of directors prior to the adoption of the merger agreement by the required Momentive stockholder vote, which material event, material development or material change in circumstances is referred to as a “Momentive change in circumstances”; (b) Momentive provides Zendesk, at least 48 hours (or such lesser prior notice as is provided to the members of the board of directors of Momentive) prior to any meeting of the Momentive board of directors at which such board of directors will consider and determine whether such Momentive change in circumstances requires the Momentive board of directors to withdraw or modify the Momentive board recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Momentive change in circumstances; (c) the Momentive board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Momentive’s outside legal counsel, that, in light of such Momentive change in circumstances, the failure to withdraw or modify the Momentive board recommendation would be inconsistent with its fiduciary obligations under applicable legal requirements; (d) no less than four business days prior to withdrawing or modifying the Momentive board recommendation, the Momentive board of directors delivers to Zendesk a written notice (i) stating that a Momentive change in circumstances has arisen, (ii) stating that it intends to withdraw or modify the Momentive board recommendation in light of such Momentive change in circumstances and describing any intended modification of the Momentive board recommendation and (iii) containing a reasonably detailed description of such Momentive change in circumstances; (e) throughout such four business day period, Momentive engages (to the extent requested by Zendesk) in good faith negotiations with Zendesk to amend the merger agreement in such a manner that the failure to withdraw or modify the Momentive board recommendation would not be inconsistent with the fiduciary obligations of the Momentive board of directors under applicable legal requirements in light of such Momentive change in circumstances; and (f) at the time of withdrawing or modifying the Momentive board recommendation, the Momentive board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Momentive’s outside legal counsel, that the failure to withdraw or modify the Momentive board recommendation would still be inconsistent with the fiduciary obligations of the Momentive board of directors under applicable legal requirements in light of such Momentive change in circumstances; provided, however, that when making such determination, the Momentive board of directors shall be obligated to consider any changes to the terms of the merger agreement proposed by Zendesk as a result of the negotiations required by clause “(e)” above or otherwise.

The merger agreement provides that, for purposes of the first bullet above, any change in the form or amount of the consideration payable in connection with a Momentive superior offer, and any other material change to any of the terms of a Momentive superior offer, will be deemed to be a new Momentive superior offer, requiring a new Momentive recommendation change notice and a new advance notice period, except that the advance notice period applicable to any such change to a Momentive superior offer pursuant to clause “(e)” of the first bullet above will be two business days rather than four business days.

The merger agreement provides that, unless the merger agreement is validly terminated in accordance with its terms, Momentive’s obligation to call, give notice of and hold the Momentive special meeting will not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Momentive superior offer or other Momentive acquisition proposal, by any Momentive change in circumstances or by any Momentive recommendation change.

Zendesk Recommendation Change

The Zendesk board of directors: (a) has unanimously determined that the merger and the share issuance, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Zendesk and its stockholders; and (b) unanimously recommends that Zendesk stockholders vote to approve the share issuance by voting “FOR” the approval of the Zendesk share issuance proposal at the Zendesk special meeting.

The unanimous determination by the Zendesk board of directors that the merger and the share issuance, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Zendesk and its stockholders and the unanimous recommendation of the Zendesk board of directors that Zendesk’s stockholders vote to approve the shares issuance by voting “FOR” the approval of the Zendesk share issuance proposal at the Zendesk special meeting are collectively referred to as the “Zendesk board recommendation.”

The merger agreement provides that, subject to the exceptions noted below, the Zendesk board of directors (including any committee thereof) may not:

•	withdraw or modify in a manner adverse to Momentive the Zendesk board recommendation;

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any disruptive Zendesk acquisition proposal;

•

resolve, agree or publicly propose to take any of the actions contemplated in any of the two preceding bullets, which actions, together with the actions described in this bullet, are referred to as a “Zendesk recommendation change”; or

•	cause or permit Zendesk or any of its subsidiaries to execute or enter into any disruptive Zendesk acquisition contract.

Fiduciary Exception

The merger agreement provides that, prior to the approval of the Zendesk share issuance proposal by the affirmative vote of a majority of votes cast on the Zendesk share issuance proposal, which is referred to as the “required Zendesk stockholder vote,” the Zendesk board of directors may make a Zendesk recommendation change if:

•

(a) a bona fide, written disruptive Zendesk acquisition proposal is made to Zendesk after the date of the merger agreement and is not withdrawn; (b) such disruptive Zendesk acquisition proposal did not result from a breach (or deemed breach) of any of the provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, disruptive Zendesk acquisition proposals; (c) the Zendesk board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Zendesk’s outside legal counsel, that such disruptive Zendesk acquisition proposal constitutes a disruptive Zendesk superior offer; (d) the Zendesk board of directors determines that, in light of such disruptive Zendesk superior offer, the failure to make a Zendesk recommendation change would be inconsistent with its fiduciary obligations under applicable legal requirements; (e) no less than four business days prior to making a Zendesk recommendation change, the Zendesk board of directors delivers to Momentive a written notice, which is referred to as a “Zendesk recommendation change notice,” (i) stating that Zendesk has received a disruptive Zendesk superior offer that did not result from a breach (or deemed breach) of any of the provisions of the merger agreement prohibiting solicitation of, and discussions and negotiations with respect to, disruptive Zendesk acquisition proposals, (ii) stating that the Zendesk board of directors intends to make a Zendesk recommendation change (and describing any intended Zendesk recommendation change), (iii) specifying the material terms and conditions of such disruptive Zendesk superior offer, including the identity of the person or entity making such disruptive Zendesk superior offer and (iv) attaching copies of the most current and complete draft of any disruptive Zendesk acquisition contract relating to such disruptive Zendesk superior offer and all other documents and communications received by Zendesk, its subsidiaries or its or their representatives relating to such disruptive Zendesk superior offer; (f) for four business days after receipt by Momentive of such Zendesk recommendation change notice, the Zendesk board of directors has not made a Zendesk recommendation change; (g) throughout such four business day period, Zendesk engages (to the extent requested by Momentive) in good faith negotiations with Momentive to amend the merger agreement in such a manner that the failure to make a Zendesk recommendation change would not be inconsistent with the fiduciary obligations of the Zendesk board of directors under applicable legal requirements; and (h) at the time of making a Zendesk recommendation change, the Zendesk board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Zendesk’s outside legal counsel, that the failure to make a Zendesk recommendation change would still be inconsistent with the fiduciary obligations of the Zendesk board of directors under applicable legal requirements in light of such disruptive Zendesk superior offer; provided, however, that when making such determination, the Zendesk board of directors shall be obligated to consider any changes to the terms of the merger agreement proposed by Momentive as a result of the negotiations required by clause “(g)” above or otherwise; or

•

(a) there arises after the date of the merger agreement a material event, material development or material change in circumstances that relates to and is material to Zendesk and its subsidiaries, taken as a whole (but does not relate to any disruptive Zendesk acquisition proposal), and such material event, material development or material change in circumstances (i) was not known, and was not reasonably foreseeable, by the Zendesk board of directors on the date of the merger agreement, based on facts known to the Zendesk board of directors as of the date of the merger agreement, and (ii) becomes known to the Zendesk board of directors prior to the approval of the Zendesk share issuance proposal by the required Zendesk stockholder vote, which material event, material development or material change in circumstances is referred to as a “Zendesk change in circumstances”; (b) Zendesk provides Momentive, at least 48 hours (or such lesser prior notice as is provided to the members of the board of directors of Zendesk) prior to any meeting of the Zendesk board of directors at which such board of directors will consider and determine whether such Zendesk change in circumstances requires the Zendesk board of directors to withdraw or modify the Zendesk board recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Zendesk change in circumstances; (c) the Zendesk board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Zendesk’s outside legal counsel, that, in light of such Zendesk change in circumstances, the failure to withdraw or modify the Zendesk board recommendation would be inconsistent with its fiduciary obligations under applicable legal requirements; (d) no less than four business days prior to withdrawing or modifying the Zendesk board recommendation, the Zendesk board of directors delivers to Momentive a written notice (i) stating that a Zendesk change in circumstances has arisen, (ii) stating that it intends to withdraw or modify the Zendesk board recommendation in light of such Zendesk change in circumstances and describing any intended modification of the Zendesk board recommendation and (iii) containing a reasonably detailed description of such Zendesk change in circumstances; (e) throughout such four business day period, Zendesk engages (to the extent requested by Momentive) in good faith negotiations with Momentive to amend the merger agreement in such a manner that the failure to withdraw or modify the Zendesk board recommendation would not be inconsistent with the fiduciary obligations of the Zendesk board of directors under applicable legal requirements in light of such Zendesk change in circumstances; and (f) at the time of withdrawing or modifying the Zendesk board recommendation, the Zendesk board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Zendesk’s outside legal counsel, that the failure to withdraw or modify the Zendesk board recommendation would still be inconsistent with the fiduciary obligations of the Zendesk board of directors under applicable legal requirements in light of such Zendesk change in circumstances; provided, however, that when making such determination, the Zendesk board of directors shall be obligated to consider any changes to the terms of the merger agreement proposed by Momentive as a result of the negotiations required by clause “(e)” above or otherwise.

The merger agreement provides that, unless the merger agreement is validly terminated in accordance with its terms, Zendesk’s obligation to call, give notice of and hold the Zendesk special meeting will not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any disruptive Zendesk superior offer or other disruptive Zendesk acquisition proposal, by any Zendesk change in circumstances or by any Zendesk recommendation change.

Employee Matters

Under the merger agreement, Zendesk has agreed that, for a period of one year following the closing date of the merger, Zendesk, the surviving corporation or their respective affiliates will provide continuing employees compensation and employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits and other retiree health and welfare arrangements) that are, at the election of Zendesk (after consultation with Momentive), (i) no less favorable in the aggregate than those provided to such employees immediately prior to the closing date of the merger or (ii) no less favorable in the aggregate than those provided to similarly situated employees of Zendesk and its affiliates, subject in each case to the terms and conditions of the relevant plans.

The merger agreement further provides that, as of the closing date of the merger, Zendesk, the surviving corporation, or one of their respective affiliates will provide each continuing employee under each employee benefit plan, program, or arrangement established or maintained by Zendesk, the surviving corporation or one of their affiliates in which such continuing employee may be eligible to participate after the closing date of the merger, which employee benefit plans, programs or arrangements are referred to as “post-closing plans,” credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) for full or partial years of service with the surviving corporation or any of its subsidiaries performed at any time prior to the closing date of the merger to the extent such service was taken into account under the analogous Momentive employee plan in effect immediately prior to the closing date of the merger; provided, however, that no such prior service will be taken into account to the extent it would result in the duplication of benefits to any such continuing employee.

Under the merger agreement, Zendesk has agreed that, for purposes of post-closing plans providing medical, dental, prescription drug and/or vision benefits to any continuing employee, Zendesk will, or will cause the surviving corporation or one of its subsidiaries to, use commercially reasonable efforts to cause all pre-existing condition exclusions or limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, and waiting periods for such post-closing plans to be waived for such continuing employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Momentive employee plan in effect immediately prior to the closing date of the merger, and to the extent consistent with the governing terms of the post-closing plans in effect after the closing date of the merger.

Under the merger agreement, unless otherwise requested by Zendesk in writing at least two business days prior to the closing date of the merger, Momentive has agreed to take (or cause to be taken) all actions that may be reasonably necessary or appropriate to terminate, effective no later than the day prior to the closing date of the merger, any Momentive employee plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, which is referred to as a “Momentive 401(k) plan.” Under the merger agreement, if Momentive is required to terminate any Momentive 401(k) plan, then Momentive will provide to Zendesk prior to the closing date of the merger written evidence of the adoption by the Momentive board of directors of resolutions authorizing the termination of such Momentive 401(k) plan (the form and substance of which will be subject to the prior reasonable review and approval of Zendesk), effective no later than the day prior to the date on which the merger becomes effective. The merger agreement further provides that if the distributions of assets from the trust of any Momentive 401(k) plan that is terminated are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Momentive 401(k) plan or upon Momentive or any participating employer, then Momentive will, if requested by Zendesk, estimate in good faith the amount of such charges or other fees and provide its estimate of that amount in writing to Zendesk prior to the closing date of the merger.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, exculpation and advancement and reimbursement of expenses by Momentive or its subsidiaries existing in favor of those persons who are now, or have been at any time prior to the effective time, directors and officers of Momentive or its subsidiaries, who are collectively referred to as the “indemnified persons,” for their acts and omissions as directors and officers occurring prior to the effective time, as provided in Momentive’s or the applicable subsidiary’s certificate of incorporation, bylaws or other organizational documents (as in effect as of the date of the merger agreement) and as provided in those indemnification agreements between Momentive or its subsidiaries, as applicable, and such indemnified persons (as in effect as of the date of the merger agreement), will survive the merger and continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware law) for a period of six years following the date on which the merger becomes effective, and the surviving corporation and its subsidiaries will (and Zendesk will cause the surviving corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of Momentive or its subsidiaries, as the case may be, in respect of such rights of indemnification, exculpation and advancement and reimbursement of expenses.

The merger agreement also provides that, from the date on which the effective time occurs until the sixth anniversary of such date, the surviving corporation will maintain in effect, for the benefit of the indemnified persons with respect to their acts and omissions as directors and officers occurring prior to the effective time, the existing policy of directors’ and officers’ liability insurance maintained by Momentive as of the date of the merger agreement in the form made available to Zendesk, which is referred to as the “existing D&O policy,” except that: (i) the surviving corporation may substitute for the existing D&O policy a policy or policies of comparable coverage; and (ii) the surviving corporation will not be required to pay annual premiums for the existing D&O policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of the merger agreement for the existing D&O policy, which is referred to as the “maximum premium.” The merger agreement provides that if any future annual premiums for the existing D&O policy (or any substitute policy therefor) exceed the maximum premium in the aggregate, then the surviving corporation may reduce the amount of coverage of such existing D&O policy (or any substitute policy therefor) to the amount of coverage that can be obtained for a premium equal to the maximum premium. The surviving corporation or, prior to the effective time, Momentive, will have the right to purchase a pre-paid, non-cancellable “tail” policy on the existing D&O policy for a claims reporting or discovery period of six years from the closing date of the merger and otherwise on terms and conditions that are no less favorable than the terms and conditions of the existing D&O policy; provided, however, that the surviving corporation will not be obligated to, and Momentive will not (without the prior written consent of Zendesk), expend an amount for such “tail” policy in excess of the maximum premium. The merger agreement further provides that if such “tail” policy is purchased, the surviving corporation will, and Zendesk will cause the surviving corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the surviving corporation.

Regulatory Approvals and Related Matters

Under the merger agreement, each of Zendesk and Momentive has agreed to use its reasonable best efforts to file, as soon as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the merger and the other contemplated transactions, and to submit promptly any additional information requested by any such governmental body. The merger agreement provides that, without limiting the generality of the foregoing, Momentive and Zendesk will: (a) within ten business days after the date of the merger agreement, prepare, file and submit the notifications, reports and other documents required under the HSR Act and, as promptly as reasonably practicable after the date of the merger agreement, any applicable foreign antitrust laws in connection with the merger and the other contemplated transactions; and (b) respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other governmental body in connection with antitrust or related matters.

Under the merger agreement, each of Zendesk and Momentive has agreed to use their respective reasonable best efforts, subject to the limitations described below, to take, or cause to be taken, all actions necessary to complete the merger and make effective the other contemplated transactions on a timely basis (and in any event prior to the end date). The merger agreement provides that, subject to the limitations described below, each of Zendesk and Momentive has agreed to: (a) make all filings (if any), give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the merger or any of the other contemplated transactions; (b) consult with such party’s employees to the extent required under any applicable legal requirement in connection with the merger or any of the other contemplated transactions; and (c) use its reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable legal requirement, contract, or otherwise) by such party in connection with the merger or any of the other contemplated transactions. The merger agreement further provides that, at the request of Zendesk, Momentive will cause the divestiture, holding separate or taking of any other action with respect to any of the businesses, product lines or assets of Momentive or any of its subsidiaries (provided that any such action is effective no earlier than the effective time and is conditioned upon the consummation of the merger).

The merger agreement provides that, notwithstanding the foregoing or anything contrary contained in the merger agreement: (a) neither Zendesk nor any of its subsidiaries have any obligation under the merger agreement to: (i) propose, negotiate, commit to or effect (by consent decree, hold separate order or otherwise) the sale, divestiture, disposition or license (or similar arrangement) of, or limit Zendesk’s freedom of action with respect to, any of the businesses, product lines or assets of Zendesk or any of its subsidiaries or of Momentive or any of its subsidiaries, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of Zendesk and its subsidiaries or Momentive and its subsidiaries, unless such actions (1) are reasonably necessary to satisfy the closing conditions set forth in the merger agreement and (2) would not, individually or in the aggregate, reasonably be expected to result in a material and negative impact on (x) the businesses of Momentive and its subsidiaries, (y) the businesses of Zendesk and its subsidiaries, or (z) the expected benefits to Zendesk (including anticipated synergies) of the merger; (ii) commence or contest, or cause Zendesk or any of its subsidiaries or any of their respective affiliates to commence or contest, any litigation against a governmental body to obtain any waiting period expiration or termination, governmental authorization or other consent under any antitrust law, foreign direct investment legal requirement or similar legal requirement in connection with the merger or any of the other contemplated transactions; (iii) amend or modify any of Zendesk’s or Merger Sub’s rights or obligations under the merger agreement; or (iv) restructure or commit to restructure any of the contemplated transactions; and (b) none of Momentive or its subsidiaries will, except with the prior written consent of Zendesk, agree, commit or propose, or encourage any governmental body, to take or request any of the actions described above.

Delisting and Listing

Under the merger agreement, prior to the effective time, Momentive has agreed to cooperate with Zendesk and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable legal requirements (including the rules and regulations of Nasdaq) to enable the de-listing by the surviving corporation of the Momentive common stock from Nasdaq and the deregistration of the Momentive common stock under the Exchange Act as promptly as practicable after the effective time.

Under the merger agreement, Zendesk has agreed to use its reasonable best efforts to cause the shares of Zendesk common stock to be issued in connection with the merger to be approved for listing (subject to official notice of issuance) on NYSE at or prior to the effective time.

Momentive Credit Agreement

Under the merger agreement, Momentive has agreed to use its reasonable best efforts to obtain and deliver to Zendesk, no later than two business days prior to the closing date of the merger, a payoff letter with respect to (a) the satisfaction and release of all of Momentive’s and its subsidiaries’ liabilities and obligations (including all indebtedness for borrowed money, if any, of Momentive or its subsidiaries outstanding as of the effective time) under the Momentive credit agreement; (b) the termination of the Momentive credit agreement and the other documents entered into by Momentive and its subsidiaries in connection therewith; and (c) the release of all encumbrances granted under or pursuant to, or otherwise relating to, the Momentive credit agreement and the other documents entered into by Momentive and its subsidiaries in connection therewith.

Other Covenants

The merger agreement contains certain other covenants, including, among other things, covenants relating to cooperation between Zendesk and Momentive in the preparation of this joint proxy statement/prospectus, other filings to be made with the SEC or any other governmental body, notification of certain matters, cooperation between Zendesk and Momentive with respect to public announcements, and cooperation between Zendesk and Momentive regarding certain litigation relating to the merger or any of the other transactions contemplated by the merger agreement.

Conditions to the Completion of the Merger

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, which may be waived by Zendesk (on behalf of itself and Merger Sub) or Momentive, as applicable, to the extent permitted by applicable legal requirements.

Conditions to the Obligations of Zendesk

Under the merger agreement, the obligations of Zendesk and Merger Sub to complete the merger are subject to the satisfaction or waiver by Zendesk (to the extent permitted by applicable legal requirements), at or prior to the completion of the merger, of each of the following conditions:

•

the representations and warranties made by Momentive in the merger agreement relating to the authorization and validity of the merger agreement, takeover statutes and stockholder rights plans, the required Momentive stockholder vote, non-contravention with Momentive’s organizational documents, the opinions of Momentive’s financial advisors and advisors’ fees must have been accurate in all material respects as of the date of the merger agreement and must be accurate in all material respects as of the closing date of the merger (in each case, other than any such representation or warranty made as of a specific earlier date, which must have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties as of such dates, all “material adverse effect” and other materiality and similar qualifications limiting the scope of such representations and warranties will be disregarded;

•

the representation and warranty made by Momentive in the merger agreement regarding the absence of any material adverse effect on Momentive between December 31, 2020 and the date of the merger agreement must have been accurate in all respects as of the date of the merger agreement;

•	the representations and warranties made by Momentive in the merger agreement relating to certain capitalization and related matters must have been accurate in all respects as of the date of the merger agreement and must be accurate in all respects as of the closing date of the merger (in each case, other than any representation or warranty made as of a specific earlier date, which must have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount will be disregarded;

•

the other representations and warranties made by Momentive in the merger agreement must have been accurate in all respects as of the date of the merger agreement and must be accurate in all respects as of the closing date of the merger (in each case, other than any such representation or warranty made as of a specific earlier date, which must have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a material adverse effect on Momentive; provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties as of such dates, all “material adverse effect” and other materiality and similar qualifications limiting the scope of such representations and warranties will be disregarded;

•

the covenants and obligations in the merger agreement that Momentive is required to comply with or to perform at or prior to the completion of the merger have been complied with and performed in all material respects;

•

the registration statement of which this joint proxy statement/prospectus is a part is effective in accordance with the provisions of the Securities Act, no stop order suspending its effectiveness issued by the SEC is in effect and no proceedings for that purpose have been initiated or are threatened in writing by the SEC that have not been withdrawn;

•	the shares of Zendesk common stock to be issued in the merger have been approved for listing (subject to official notice of issuance) on NYSE;

•	the merger agreement has been duly adopted by the required Momentive stockholder vote;

•	the Zendesk share issuance proposal has been duly approved by the required Zendesk stockholder vote;

•

Zendesk has received a certificate executed by Momentive’s Chief Executive Officer or Chief Financial Officer confirming that the closing conditions relating to Momentive’s representations and warranties and compliance with covenants have been duly satisfied;

•	since the date of the merger agreement, there has not occurred any material adverse effect on Momentive that is continuing;

•

the waiting period (and any extension thereof) applicable to the completion of the merger under the HSR Act has expired or been terminated without the imposition of a burdensome condition (as defined below) and any period of time (and any extension thereof) agreed to by Zendesk and Momentive with a governmental body not to consummate the merger has expired or been terminated; and

•

no temporary restraining order, preliminary or permanent injunction or other binding order preventing the completion of the merger (or allowing completion of the merger subject to compliance with a term or condition that is a burdensome condition) has been issued by any specified governmental body (as defined below) and remains in effect, and there is no legal requirement enacted or deemed applicable to the merger by any specified governmental body that makes consummation of the merger illegal.

For purposes of the merger agreement, a “burdensome condition” is defined as any requirement, obligation, limitation, restriction, term or condition that: (a) is (i) required or imposed, or sought to be imposed, by any governmental body in connection with the granting of any waiting period expiration or termination, governmental authorization or other consent described in the bullets above, or (ii) included in an order issued by a specified governmental body that allows the merger to be completed; (b) Zendesk is not obligated to agree to, accept or effect under the terms of the merger agreement; and (c) Zendesk has not agreed to, accepted or effected.

For purposes of the merger agreement, a “specified governmental body” is defined as any governmental body that has jurisdiction over: (a) Momentive, Zendesk, Merger Sub or any of their respective significant subsidiaries; (b) any business or asset of Momentive or any of its subsidiaries that is material to Momentive and its subsidiaries, taken as a whole; or (c) any business or asset of Zendesk or any of its subsidiaries that is material to Zendesk and its subsidiaries, taken as a whole.

Conditions to the Obligations of Momentive

Under the merger agreement, the obligation of Momentive to complete the merger is subject to the satisfaction or waiver by Momentive (to the extent permitted by applicable legal requirements), at or prior to the completion of the merger, of each of the following conditions:

•

the representations and warranties made by Zendesk in the merger agreement relating to the required Zendesk stockholder vote, non-contravention with Zendesk’s or Merger Sub’s organizational documents, absence of ownership of Momentive common stock, the capitalization and operations of Merger Sub, the opinion of Zendesk’s financial advisor and advisors’ fees must have been accurate in all material respects as of the date of the merger agreement and must be accurate in all material respects as of the closing date of the merger (in each case, other than any such representation or warranty made as of a specific earlier date, which must have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties as of such dates, all “material adverse effect” and other materiality and similar qualifications limiting the scope of such representations and warranties will be disregarded;

•

the representation and warranty made by Zendesk in the merger agreement regarding the absence of any material adverse effect on Zendesk between December 31, 2020 and the date of the merger agreement must have been accurate in all respects as of the date of the merger agreement;

•

the representations and warranties made by Zendesk in the merger agreement relating to certain capitalization and related matters must have been accurate in all respects as of the date of the merger agreement and must be accurate in all respects as of the closing date of the merger (in each case, other than any representation or warranty made as of a specific earlier date, which must have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount will be disregarded;

•

the other representations and warranties made by Zendesk in the merger agreement must have been accurate in all respects as of the date of the merger agreement and must be accurate in all respects as of the closing date of the merger (in each case, other than any such representation or warranty made as of a specific earlier date, which must have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a material adverse effect on Zendesk; provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties as of such dates, all “material adverse effect” and other materiality and similar qualifications limiting the scope of such representations and warranties will be disregarded;

•

the covenants and obligations in the merger agreement that Zendesk and Merger Sub are required to comply with or to perform at or prior to the completion of the merger have been complied with and performed in all material respects;

•

the registration statement of which this joint proxy statement/prospectus is a part is effective in accordance with the provisions of the Securities Act, no stop order suspending its effectiveness issued by the SEC is in effect and no proceedings for that purpose have been initiated or are threatened in writing by the SEC that have not been withdrawn;

•	the shares of Zendesk common stock to be issued in the merger have been approved for listing (subject to official notice of issuance) on NYSE;

•	the merger agreement has been duly adopted by the required Momentive stockholder vote;

•	the Zendesk share issuance proposal has been duly approved by the required Zendesk stockholder vote;

•

Momentive has received a certificate executed on behalf of Zendesk by an executive officer of Zendesk confirming that the closing conditions relating to Zendesk’s representations and warranties and compliance with covenants have been duly satisfied;

•	since the date of the merger agreement, there has not occurred any material adverse effect on Zendesk that is continuing;

•

the waiting period (and any extension thereof) applicable to the completion of the merger under the HSR Act has expired or been terminated and any period of time (and any extension thereof) agreed to by Zendesk and Momentive with a governmental body not to consummate the merger has expired or been terminated; and

•

no temporary restraining order, preliminary or permanent injunction or other binding order preventing the consummation of the merger by Momentive has been issued by any specified governmental body and remains in effect, and there is no legal requirement enacted or deemed applicable to the merger by any specified governmental body that makes completion of the merger by Momentive illegal.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time (whether before or after the adoption of the merger agreement by the required Momentive stockholder vote and whether before or after the approval of the Zendesk share issuance proposal by the required Zendesk stockholder vote) in accordance with its terms as follows:

•	by the mutual written consent of Zendesk and Momentive;

•

by either Zendesk or Momentive if the merger has not been completed by 11:59 p.m. (California time) on July 28, 2022; provided, however, that a party may not terminate the merger agreement on such basis if the failure to complete the merger by the end date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to effective time;

•	by either Zendesk or Momentive if a specified governmental body has issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•

by either Zendesk or Momentive if: (a) the Momentive special meeting (including any adjournments and postponements thereof) has been held and completed and Momentive’s stockholders have taken a final vote on the Momentive merger proposal; and (b) the merger agreement has not been adopted at the Momentive special meeting (and has not been adopted at any adjournment or postponement thereof) by the required Momentive stockholder vote; provided, however, that a party may not terminate the merger agreement on such basis if the failure to have the merger agreement adopted by the required Momentive stockholder vote is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to the effective time;

•

by either Zendesk or Momentive if: (a) the Zendesk special meeting (including any adjournments and postponements thereof) has been held and completed and Zendesk’s stockholders have taken a final vote on the Zendesk share issuance proposal; and (b) the Zendesk share issuance proposal has not been approved at the Zendesk special meeting (and has not been approved at any adjournment or postponement thereof) by the required Zendesk stockholder vote; provided, however, that a party may not terminate the merger agreement on such basis if the failure to have the Zendesk share issuance proposal approved by the required Zendesk stockholder vote is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to the effective time;

•	by Zendesk (at any time prior to the adoption of the merger agreement by the required Momentive stockholder vote) if a Momentive triggering event (as defined below) has occurred;

•	by Momentive (at any time prior to the approval of the Zendesk share issuance proposal by the required Zendesk stockholder vote) if a Zendesk triggering event (as defined below) has occurred;

•

by Zendesk if: (a) any of Momentive’s representations or warranties contained in the merger agreement was inaccurate as of the date of the merger agreement or became inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date) such that the closing condition relating to the accuracy of Momentive’s representations and warranties would not be satisfied; or (b) any of Momentive’s covenants or obligations contained in the merger agreement was breached such that the closing condition relating to the performance by Momentive of its covenants would not be satisfied; provided, however, that (i) if an inaccuracy in any of Momentive’s representations or warranties as of a date subsequent to the date of the merger agreement or a breach of a covenant or obligation by Momentive is curable by Momentive prior to the end date and Momentive is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Zendesk may not terminate the merger agreement on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that Zendesk gives Momentive written notice of such inaccuracy or breach, and (ii) Zendesk will not be permitted to terminate the merger agreement pursuant to the foregoing termination right if Zendesk is then in material breach of any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach would give rise to the failure of any of Momentive’s closing conditions relating to the accuracy of Zendesk’s representations and warranties or Zendesk’s performance of its covenants to be satisfied; or

•

by Momentive if: (a) any of Zendesk’s representations or warranties contained in the merger agreement was inaccurate as of the date of the merger agreement or became inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date) such that the closing conditions relating to the accuracy of Zendesk’s representations and warranties would not be satisfied; or (b) if any of Zendesk’s covenants or obligations contained in the merger agreement was breached such that the closing condition relating to the performance by Zendesk of its covenants would not be satisfied; provided, however, that (i) if an inaccuracy in any of Zendesk’s representations or warranties as of a date subsequent to the date of the merger agreement or a breach of a covenant or obligation by Zendesk is curable by Zendesk prior to the end date and Zendesk is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Momentive may not terminate the merger agreement on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date that Momentive gives Zendesk written notice of such inaccuracy or breach, and (ii) Momentive will not be permitted to terminate the merger agreement pursuant to the foregoing termination right if Momentive is then in material breach of any of its representations, warranties, covenants or obligations contained in the merger agreement, which breach would give rise to the failure of any of Zendesk’s closing conditions relating to the accuracy of Momentive’s representations and warranties or Momentive’s performance of its covenants to be satisfied.

For purposes of the merger agreement, a “Momentive triggering event” will be deemed to have occurred if: (a) the Momentive board of directors or any committee thereof has (i) made a Momentive recommendation change or (ii) caused or permitted Momentive or any of its subsidiaries to execute or enter into a Momentive acquisition contract; (b) Momentive has failed to include the Momentive board recommendation in the joint proxy statement/prospectus; (c) Zendesk requests in good faith after a Momentive acquisition proposal has been publicly disclosed, commenced, announced or made that the Momentive board recommendation be reaffirmed publicly, and the Momentive board of directors fails to publicly reaffirm the Momentive board recommendation within 10 business days after such request is made (or, if earlier, prior to the Momentive special meeting); (d) a tender or exchange offer relating to shares of Momentive common stock is commenced and Momentive does not provide to its securityholders, within 10 business days after the commencement of such tender or exchange offer

(or, if earlier, prior to the Momentive special meeting), a statement disclosing that Momentive recommends rejection of such tender or exchange offer and reaffirming the Momentive board recommendation; (e) either (i) at any meeting of the Momentive board of directors at which a vote on reaffirmation of the Momentive board recommendation is taken, the reaffirmation of the Momentive board recommendation is not unanimously approved by all members of the Momentive board of directors who were present for the vote on such reaffirmation or (ii)(A) at any meeting of the Momentive board of directors at which a vote on reaffirmation of the Momentive board recommendation is taken, the reaffirmation of the Momentive board recommendation has been unanimously approved by all members of the Momentive board of directors who were present for the vote on such reaffirmation and (B) concurrently with or following such meeting of the Momentive board of directors, any Momentive director makes any public statement indicating that one or more directors of Momentive do not support the merger or discloses in (or discloses in circumstances in which it would reasonably be expected for it to be disclosed in) a publication, release, report or broadcast that is widely disseminated that one or more directors of Momentive do not support the merger; or (f) Momentive or any of its subsidiaries breaches (or is deemed to have breached) any of the provisions in the merger agreement regarding the prohibition of solicitation of, and discussions and negotiations with respect to, alternative transactions and such breach results in a director or officer of Momentive receiving or becoming aware of a Momentive acquisition proposal.

For purposes of the merger agreement, a “Zendesk triggering event” will be deemed to have occurred if: (a) the Zendesk board of directors or any committee thereof has (i) made a Zendesk recommendation change or (ii) caused or permitted Zendesk or any of its subsidiaries to execute or enter into a disruptive Zendesk acquisition contract; (b) Zendesk has failed to include the Zendesk board recommendation in the joint proxy statement/prospectus; (c) Momentive requests in good faith after a disruptive Zendesk acquisition proposal has been publicly disclosed, commenced, announced or made that the Zendesk board recommendation be reaffirmed publicly, and the Zendesk board of directors fails to publicly reaffirm the Zendesk board recommendation within 10 business days after such request was made (or, if earlier, prior to the Zendesk special meeting); (d) a tender or exchange offer relating to shares of Zendesk common stock that constitutes a disruptive Zendesk acquisition proposal is commenced and Zendesk does not provide to its securityholders, within 10 business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Zendesk special meeting), a statement disclosing that Zendesk recommends rejection of such tender or exchange offer and reaffirming the Zendesk board recommendation; (e) either (i) at any meeting of the Zendesk board of directors at which a vote on reaffirmation of the Zendesk board recommendation is taken, the reaffirmation of the Zendesk board recommendation is not unanimously approved by all members of the Zendesk board of directors who were present for the vote on such reaffirmation or (ii)(A) at any meeting of the Zendesk board of directors at which a vote on reaffirmation of the Zendesk board recommendation is taken, the reaffirmation of the Zendesk board recommendation is unanimously approved by all members of the Zendesk board of directors who were present for the vote on such reaffirmation and (B) concurrently with or following such meeting of the Zendesk board of directors, any director of Zendesk makes any public statement indicating that one or more directors of Zendesk do not support the merger or discloses in (or discloses in circumstances in which it would reasonably be expected for it to be disclosed in) a publication, release, report or broadcast that is widely disseminated that one or more directors of Zendesk do not support the merger; or (f) Zendesk or any of its subsidiaries breaches (or is deemed to have breached) any of the provisions in the merger agreement regarding the prohibition of solicitation of, and discussions and negotiations with respect to, disruptive Zendesk acquisition proposals and such breach results in a director or officer of Zendesk receiving or becoming aware of a disruptive Zendesk acquisition proposal.

Effect of Termination

The merger agreement provides that, if the merger agreement is terminated in accordance with its terms, all further obligations of the parties under the merger agreement will terminate, the merger agreement will be of no further force or effect and there will be no liability on the part of any party or any of their respective stockholders or representatives except for certain specified sections of the merger agreement, including the provisions relating to termination fees. The merger agreement further provides that such termination will not relieve any party to the merger agreement from obligations arising under the confidentiality agreement between Zendesk and Momentive or any liability for fraud or any knowing and intentional breach of any covenant or obligation in the merger agreement.

Transaction Expenses and Termination Fees

Transaction Expenses

The merger agreement provides that, except with respect to certain specified fees (including termination fees), all fees and expenses incurred in connection with the merger agreement or any of the contemplated transactions thereunder will be paid by the party incurring such fees and expenses, whether or not the merger is completed; provided, however, that Zendesk and Momentive will share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the registration statement and the joint proxy statement/prospectus and any amendments or supplements thereto and (ii) the filing by the parties of the premerger notification and report forms relating to the merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related law or regulation or other legal requirement.

Termination Fees

The merger agreement provides that Momentive will be required to pay to Zendesk, without duplication, a non-refundable fee in the amount of $150,000,000, which is referred to as the “termination fee” in cash if:

•

(i) the merger agreement is terminated by Zendesk or Momentive because the merger has not been completed on or prior to the end date, (ii) the failure to complete the merger by the end date was primarily attributable to a material failure on the part of Momentive to perform any covenant or obligation in the merger agreement required to be performed by Momentive at or prior to the effective time; (iii) at or prior to the time of the termination of the merger agreement, a Momentive acquisition proposal has been made known to Momentive or been publicly disclosed, announced, commenced, submitted or made; and (iv) within 12 months after the date of such termination of the merger agreement, a Momentive acquisition transaction (whether or not relating to such Momentive acquisition proposal) is completed or a definitive agreement providing for a Momentive acquisition transaction (whether or not relating to such Momentive acquisition proposal) is executed and the Momentive acquisition transaction contemplated thereby is subsequently completed (regardless of whether such completion occurs within such 12-month period); provided, however, that, for purposes of clause (iv) above, all references to “15%” and “85%” in the definition of “Momentive acquisition transaction” will be deemed to be references to “50%”;

•

(i) the merger agreement is terminated by Zendesk or Momentive because Momentive has failed to obtain the required Momentive stockholder vote to adopt the merger agreement at the Momentive special meeting; (ii) at or prior to the time of the termination of the merger agreement, a Momentive acquisition proposal has been publicly disclosed, announced, commenced, submitted or made and such Momentive acquisition proposal has not been publicly withdrawn at least 10 business days prior to the Momentive special meeting; and (iii) within 12 months after the date of such termination of the merger agreement, a Momentive acquisition transaction (whether or not relating to such Momentive acquisition proposal) is completed or a definitive agreement providing for a Momentive acquisition transaction (whether or not relating to such Momentive acquisition proposal) is executed and the Momentive acquisition transaction contemplated thereby is subsequently completed (regardless of whether such completion occurs within such 12-month period); provided, however, that, for purposes of clause (iii) above, all references to “15%” and “85%” in the definition of “Momentive acquisition transaction” will be deemed to be references to “50%”;

•

the merger agreement is terminated (i) by Zendesk after the occurrence of a Momentive triggering event, or (ii) by Zendesk or Momentive because Momentive has failed to obtain the required Momentive stockholder vote; or

•	to adopt the merger agreement at the Momentive special meeting at any time after the occurrence of a Momentive triggering event.

The merger agreement provides that Zendesk will be required to pay to Momentive, without duplication, the termination fee in cash if:

•

(i) the merger agreement is terminated by Zendesk or Momentive because the merger has not been completed on or prior to the end date, (ii) the failure to complete the merger by the end date is primarily attributable to a material failure on the part of Zendesk to perform any covenant or obligation in the merger required to be performed by Zendesk at or prior to the effective time; (iii) at or prior to the time of the termination of the merger agreement, a disruptive Zendesk acquisition proposal has been made known to Zendesk or been publicly disclosed, announced, commenced, submitted or made; and (iv) within 12 months after the date of such termination of the merger agreement, a Zendesk acquisition transaction (whether or not relating to such disruptive Zendesk acquisition proposal) is completed or a definitive agreement providing for a Zendesk acquisition transaction (whether or not relating to such disruptive Zendesk acquisition proposal) is executed and the Zendesk acquisition transaction contemplated thereby is subsequently completed (regardless of whether such completion occurs within such 12-month period); provided, however, that, for purposes of clause (iv) above, all references to “15%” and “85%” in the definition of “Zendesk acquisition transaction” will be deemed to be references to “50%”;

•

(i) the merger agreement is terminated by Zendesk or Momentive because Zendesk has failed to obtain the required Zendesk stockholder vote to approve the Zendesk share issuance at the Zendesk special meeting; (ii) at or prior to the time of the termination of the merger agreement, a disruptive Zendesk acquisition proposal has been publicly disclosed, announced, commenced, submitted or made and such disruptive Zendesk acquisition proposal has not been publicly withdrawn at least 10 business days prior to the Zendesk special meeting; and (iii) within 12 months after the date of such termination of the merger agreement, a Zendesk acquisition transaction (whether or not relating to such disruptive Zendesk acquisition proposal) is completed or a definitive agreement providing for a Zendesk acquisition transaction (whether or not relating to such disruptive Zendesk acquisition proposal) is executed and the Zendesk acquisition transaction contemplated thereby is subsequently completed (regardless of whether such completion occurs within such 12-month period); provided, however, that, for purposes of clause “(iii)” above, all references to “15%” and “85%” in the definition of “Zendesk acquisition transaction” will be deemed to be references to “50%”; or

•

if the merger agreement is terminated (i) by Momentive after the occurrence of a Zendesk triggering event, or (ii) by Momentive or Zendesk because Zendesk has failed to obtain the required Zendesk stockholder vote to approve the Zendesk share issuance at the Zendesk special meeting at any time after the occurrence of a Zendesk triggering event.

Enforcement; Remedies

Under the merger agreement, each of the parties has acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement required to be performed by any of the parties were not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. Accordingly, the merger agreement provides that, in the event of any breach or threatened breach by any party of any covenant or obligation contained in the merger agreement, any non-breaching party will be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The merger agreement further provides that, notwithstanding anything to the contrary in the merger agreement, if prior to the end date any party initiates a lawsuit or other legal proceeding in good faith to prevent breaches (or threatened breaches) of the merger agreement and to enforce specifically the terms of the merger agreement and such lawsuit or other legal proceeding is pending as of the date that the end date would have otherwise occurred pursuant to the merger agreement, then the end date will be automatically extended to (i) the date that is 10 business days after the date on which such lawsuit or other legal proceeding is terminated or resolved; or (ii) such other time period established by the court presiding over such lawsuit or other legal proceeding.

Amendment

The merger agreement provides that, subject to certain exceptions, the merger agreement may be amended by Momentive, Zendesk and Merger Sub at any time prior to the effective time (whether before or after the adoption of the merger agreement by Momentive’s stockholders and whether before or after the approval of the Zendesk share issuance proposal by Zendesk’s stockholders); provided, however, that (a) after any such adoption of the merger agreement by Momentive’s stockholders, no amendment will be made which by applicable legal requirements requires further approval of Momentive’s stockholders without the further approval of such stockholders, and (b) after any such approval of the Zendesk share issuance proposal by Zendesk’s stockholders, no amendment will be made which by applicable legal requirements or any NYSE rule or regulation requires further approval of Zendesk’s stockholders without the further approval of such stockholders.

Waiver

The merger agreement provides that no failure on the part of any party to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the merger agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

The merger agreement also provides that no party will be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under the merger agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a writing and duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Third-Party Beneficiaries

The merger agreement provides that it is not intended, and shall not be deemed, to confer any rights or remedies upon any person or entity other than the parties to the merger agreement and their respective successors and permitted assigns or to otherwise create any third-party beneficiary thereto, except that (a) the indemnified persons are third-party beneficiaries of the specified section of the merger agreement relating to their right to indemnification, and (b) following the termination of the merger agreement, Momentive may seek damages on behalf of the holders of shares of Momentive common stock, Momentive stock options, Momentive RSUs and Momentive restricted stock (which Zendesk and Merger Sub have acknowledged and agreed may include damages based on a decrease in share value or lost premium). The merger agreement further provides that the rights granted pursuant to clause (b) of preceding sentence will only be enforceable on behalf of the holders of shares of Momentive common stock, Momentive stock options, Momentive RSUs and Momentive restricted stock by Momentive, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of Momentive common stock, Momentive stock options, Momentive RSUs and Momentive restricted stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Momentive with respect to such claims (net of expenses incurred by Momentive in connection therewith) may, in Momentive’s sole and absolute discretion, be (i) distributed, in whole or in part, by Momentive to such holders as of any date determined by Momentive or (ii) retained by Momentive for the use and benefit of Momentive in any manner that Momentive deems fit.

Governing Law

The merger agreement provides that the merger agreement, and any action, suit or other legal proceeding arising out of or relating to the merger agreement (including the enforcement of any provision of the merger agreement), any of the transactions contemplated by the merger agreement or the legal relationship of the parties to the merger agreement (whether at law or in equity, whether in contract or in tort or otherwise), is governed by, and is to be construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, on October 28, 2021, Zendesk and Momentive entered into voting agreements, each of which is referred to as a “voting agreement,” with Zander Lurie, Ryan Finley, certain of Mr. Lurie’s and Mr. Finley’s affiliates, and a stockholder of Momentive affiliated with Sheryl Sandberg, solely in their capacity as stockholders of Momentive, each of which is referred to as a “supporting stockholder.” The following summary describes certain material provisions of the voting agreements, copies of which are attached hereto as Annexes E-1 through E-7 and incorporated by reference herein in its entirety. The description of the voting agreements in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting agreements.

Voting

Each supporting stockholder agreed that from the date of the voting agreement until the date that the voting agreement terminates, such supporting stockholder will vote or cause to be voted all shares of Momentive common stock that he, she or it beneficially owns, among other things:

•	in favor of: (i) the adoption of the merger agreement; and (ii) any action in furtherance of the adoption of the merger agreement;

•	against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of Momentive in the merger agreement; and

•

against any proposal involving Momentive or any of its subsidiaries that would reasonably be expected to have a material adverse effect on Momentive or materially impede, interfere with, delay, postpone or adversely affect the completion of the merger or any of the other transactions contemplated by the merger agreement.

The voting agreement with the supporting stockholder affiliated with Ms. Sandberg also provides that if the Momentive board of directors makes a Momentive recommendation change, then such supporting stockholder will instead cause the shares of Momentive common stock beneficially owned by such supporting stockholder to be voted in the same proportion (for, against or abstain) as the votes that are collectively cast by all of the other holders of Momentive common stock who are present and voting with respect to each such matter.

As of October 25, 2021, the supporting stockholders subject to the voting agreements beneficially owned in the aggregate approximately 12% of the outstanding shares of Momentive common stock.

The voting agreements do not restrict the actions of Mr. Lurie, Mr. Finley or Ms. Sandberg in their capacities as directors of Momentive.

Restrictions on Inconsistent Arrangements and Transfers

The voting agreements contain customary provisions restricting the supporting stockholders from entering into arrangements inconsistent with the terms of the voting agreements during the term of the voting agreements. Each supporting stockholder has also agreed that, with limited exceptions, prior to the termination of its voting agreement, it will not transfer any shares of Momentive common stock or other Momentive securities beneficially owned or acquired by such supporting stockholder on or after the date of its voting agreement.

Termination

By its terms, each voting agreement will terminate upon the earliest to occur of: (a) the termination of the merger agreement in accordance with its terms; (b) the effective time; (c) the effectiveness of any amendment, modification or supplement to the merger agreement that, subject to certain exceptions, decreases the amount of, or changes the form of, merger consideration or that is otherwise materially adverse to Momentive’s stockholders; and (d) the termination of such voting agreement by written agreement of each of Zendesk, Momentive and the supporting stockholder.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 28, 2021, Zendesk, Momentive, and Merger Sub entered into the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub will merge with and into Momentive, whereupon the separate corporate existence of Merger Sub will cease and Momentive will continue as the surviving corporation and as a wholly owned subsidiary of Zendesk. At the effective time, each share of Momentive common stock that is outstanding immediately prior to the effective time (other than shares of Momentive common stock held, directly or indirectly, by Momentive or Zendesk, any of their respective wholly owned subsidiaries, or held in Momentive’s treasury), will be converted into the right to receive 0.225 of a share of Zendesk common stock and a cash payment (without interest and less any applicable withholding taxes) for any fractional shares of Zendesk common stock resulting from the calculation. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical financial statements and related notes of Zendesk and Momentive, and the other information regarding Zendesk and Momentive that is contained or incorporated by reference in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are based on and have been derived from the historical financial statements of Zendesk and Momentive, including Zendesk’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 and audited consolidated statement of operations for the fiscal year ended December 31, 2020, and Momentive’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2021 and audited condensed consolidated statement of operations for the fiscal year ended December 31, 2020. The unaudited pro forma condensed combined financial statements have been prepared pursuant to Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2020 and for the nine months ended September 30, 2021 give effect to the merger as if it had occurred on January 1, 2020. In the opinion of Zendesk management, the unaudited pro forma condensed combined financial statements reflect adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information as of and for the periods indicated, and the pro forma adjustments are based on currently available information and assumptions Zendesk believes are factually supportable, directly attributable to the merger and, with respect to the statement of operations, are expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the dates indicated. The unaudited pro forma condensed combined financial statements also should not be considered indicative of the future results of operations or financial position of Zendesk or Momentive.

The unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet give pro forma effect to the consummation of the merger on the terms provided for in the merger agreement. The unaudited merger pro forma adjustments reflect adjustments related to the application of the acquisition method of accounting in connection with the merger and the preliminary fair value estimate of assets to be acquired and liabilities to be assumed.

The merger is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements as required by SEC rules. Differences between these preliminary estimates and the final merger accounting may be material.

ZENDESK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands)

	Historical		Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
	Zendesk	Momentive
Assets
Current assets:
Cash and cash equivalents	$532,517	$300,695	$(212,191)	5(f)	$621,021
Marketable securities	421,328	—	—		421,328
Accounts receivable, net	187,460	25,587	—		213,047
Deferred costs	66,282	7,381	(7,381)	5(a)	66,282
Prepaid expenses and other current assets	61,769	10,614	—		72,383

Total current assets	1,269,356	344,277	(219,572)		1,394,061
Marketable securities, noncurrent	591,153	—	—		591,153
Property and equipment, net	93,523	36,765	(28,569)	5(b)	101,719
Deferred costs, noncurrent	67,448	12,661	(12,661)	5(a)	67,448
Lease right-of-use assets	73,094	54,328	—		127,422
Intangible assets, net	22,181	13,242	836,758	5(c)	872,181
Goodwill	176,765	465,076	2,644,053	5(d)	3,285,894
Other assets	27,720	8,300	—		36,020

Total assets	$2,321,240	$934,649	$3,220,009		$6,475,898

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$33,535	$6,205	$—		$39,740
Accrued liabilities	45,401	26,002	38,000	5(e)	109,403
Accrued compensation and related benefits	128,280	38,895	—		167,175
Deferred revenue	444,373	196,729	—		641,102
Lease liabilities	20,201	9,428	—		29,629
Current portion of debt	137,861	1,900	(1,900)	5(f)	137,861

Total current liabilities	809,651	279,159	36,100		1,124,910
Debt, noncurrent	968,188	210,291	(210,291)	5(f)	968,188
Deferred revenue, noncurrent	3,696	877	—		4,573
Lease liabilities, noncurrent	66,733	69,226	—		135,959
Other liabilities	4,696	13,261	—		17,957

Total liabilities	1,852,964	572,814	(174,191)		2,251,587

Stockholders’ equity:
Common stock	1,204	1	334	5(g)	1,539
Additional paid-in capital	1,553,846	936,280	2,660,645	5(g)	5,150,771
Accumulated other comprehensive (loss) income	(8,385)	1,638	(1,638)	5(g)	(8,385)
Accumulated deficit	(1,078,389)	(576,084)	734,859	5(h)	(919,614)

Total stockholders’ equity	468,276	361,835	3,394,200		4,224,311

Total liabilities and stockholders’ equity	$2,321,240	$934,649	$3,220,009		$6,475,898

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ZENDESK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments (Note 6)		Pro Forma Combined
	Zendesk	Momentive
Revenue	$963,238	$326,444	$—		$1,289,682
Cost of revenue	197,863	64,621	52,620	6(a)	315,104

Gross profit	765,375	261,823	(52,620)		974,578
Operating expenses:
Research and development	248,721	100,879	(8,516)	6(b)	341,084
Sales and marketing	495,596	162,179	26,203	6(c)	683,978
General and administrative	139,667	71,958	(7,227)	6(d)	204,398

Total operating expenses	883,984	335,016	10,460		1,229,460

Operating loss	(118,609)	(73,193)	(63,080)		(254,882)
Other income (expense), net:
Interest expense	(43,768)	(6,940)	6,940	6(e)	(43,768)
Interest and other income (expense), net	8,430	(739)	—		7,691

Total other income (expense), net	(35,338)	(7,679)	6,940		(36,077)

Loss before provision for income taxes	(153,947)	(80,872)	(56,140)		(290,959)
Provision for income taxes	7,842	915	—		8,757

Net loss	$(161,789)	$(81,787)	$(56,140)		$(299,716)

Net loss per share, basic and diluted	$(1.36)	$(0.56)			$(1.96)

Weighted-average shares used to compute net loss per share, basic and diluted	119,050	146,270		6(g)	152,530

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ZENDESK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments (Note 6)		Pro Forma Combined
	Zendesk	Momentive
Revenue	$1,029,564	$375,610	$—		$1,405,174
Cost of revenue	251,255	83,917	69,948	6(a)	405,120

Gross profit	778,309	291,693	(69,948)		1,000,054
Operating expenses:
Research and development	255,400	112,989	6,200	6(b)	374,589
Sales and marketing	512,339	172,376	41,413	6(c)	726,128
General and administrative	166,469	87,909	44,209	6(d)	298,587

Total operating expenses	934,208	373,274	91,822		1,399,304

Operating loss	(155,899)	(81,581)	(161,770)		(399,250)
Other income (expense), net:
Interest expense	(43,319)	(10,257)	10,257	6(e)	(43,319)
Loss on early extinguishment of debt	(25,950)	—	—		(25,950)
Interest and other income (expense), net	12,751	1,436	—		14,187

Total other income (expense), net	(56,518)	(8,821)	10,257		(55,082)

Loss before provision for (benefit from) income taxes	(212,417)	(90,402)	(151,513)		(454,332)
Provision for (benefit from) income taxes	5,761	1,179	(196,775)	6(f)	(189,835)

Net loss	$(218,178)	$(91,581)	$45,262		$(264,497)

Net loss per share, basic and diluted	$(1.89)	$(0.65)			$(1.78)

Weighted-average shares used to compute net loss per share, basic and diluted	115,240	139,887		6(g)	148,720

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ZENDESK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Merger

On October 28, 2021, Zendesk, Momentive, and Merger Sub entered into the merger agreement. Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub will merge with and into Momentive, whereupon the separate corporate existence of Merger Sub will cease and Momentive will continue as the surviving corporation and as a wholly owned subsidiary of Zendesk. Zendesk and Momentive currently expect the merger to close in the first half of 2022. The merger consideration is estimated to be $3.6 billion, payable in shares of Zendesk common stock and cash (without interest and less any applicable withholding taxes) in lieu of fractional shares of Zendesk common stock and any dividends or other distributions that a holder of Momentive common stock is entitled to receive pursuant to the merger agreement. Refer to Note 4 for additional information on the estimated merger consideration.

At the effective time, each share of Momentive common stock that is outstanding immediately prior to the effective time will be converted into the right to receive 0.225 of a share of Zendesk common stock and a cash payment (without interest and less any applicable withholding taxes) for any fractional shares of Zendesk common stock, rounded to the nearest whole cent, and any dividends or other distributions to which holder of such share of Momentive common stock would have been entitled to receive pursuant to the merger agreement.

2.	Basis of Presentation

The pro forma financial information has been prepared by Zendesk in accordance with Article 11 of Regulation S-X. The pro forma financial information is not necessarily indicative of what Zendesk’s consolidated statements of operations or consolidated balance sheet would have been had the merger been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or results of operations of Zendesk following the completion of the merger. The pro forma financial information reflects transaction accounting adjustments management believes are necessary to present fairly Zendesk’s pro forma results of operations and financial position following the closing of the merger as of and for the periods indicated. The transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Zendesk’s financial condition and results of operations as if the merger were completed.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations, with Zendesk as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the historical consolidated financial statements of Zendesk and Momentive. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of merger consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill.

The allocation of the purchase consideration for the merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual assets acquired and liabilities assumed of Momentive existing at the closing date of the merger. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed combined financial information.

The transaction accounting adjustments represent Zendesk management’s best estimates and are based upon currently available information and certain assumptions that Zendesk believes are reasonable under the circumstances. Zendesk is not aware of any material transactions between Zendesk and Momentive (prior to the announcement of the merger) during the periods presented, hence adjustments to eliminate transactions between Zendesk and Momentive have not been reflected in the unaudited pro forma condensed combined financial information.

Upon completion of the merger, Zendesk will perform a comprehensive review of Momentive’s accounting policies. As a result of the review, Zendesk may identify differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Based on a preliminary analysis, Zendesk did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information presented assumes there are no differences in accounting policies.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Zendesk and Momentive or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed combined financial information presented reflects the adoption of ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. Under this new standard, deferred revenue is measured pursuant to ASC 606, Revenue from Contracts with Customers, rather than its assumed acquisition date fair value. Zendesk intends to early adopt ASU 2021-08 in the fourth quarter of 2021 and therefore expects to account for the merger under the new standard. The adoption of the standard will have no retrospective impact to Zendesk’s historical financial statements.

3.	Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Zendesk’s financial statements as of and for the year ended December 31, 2020. With the information currently available, Zendesk has determined that no significant adjustments are necessary to conform Momentive’s financial statements to the accounting policies used by Zendesk in the preparation of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform Momentive’s financial statement presentation to that of Zendesk due to limitations on the availability of information as of the date of this joint proxy statement/prospectus. Reclassification adjustments may be identified as more information becomes available.

4.	Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The estimated merger consideration for the purpose of this unaudited pro forma condensed combined financial information is approximately $3.6 billion. The value of merger consideration will change based on fluctuations in the share price of Zendesk’s common stock and the number of common shares of Momentive outstanding on the closing date. The following table summarizes the preliminary estimate of the merger consideration to be transferred as a result of the merger:

(in thousands)
Estimated consideration for Zendesk common shares issued to Momentive shareholders(1)	$3,491,629
Estimated consideration for Momentive equity awards(2)	105,631

Total preliminary merger consideration	$3,597,260

(1)

The stock consideration component of the estimated merger consideration is computed based on the total outstanding shares of Momentive common stock as of September 30, 2021, multiplied by the 0.225 exchange ratio and the closing price of Zendesk common stock on the NYSE on December 31, 2021 of $104.29.

(in thousands, except exchange ratio and share price)
Momentive common shares outstanding as of September 30, 2021	148,799
Exchange ratio	0.225
Zendesk shares to be issued in exchange	33,480
Zendesk share price as of December 31, 2021	$104.29
Estimated consideration	$3,491,629

(2)

Estimated consideration for replacement or settlement of Momentive’s outstanding equity awards. Momentive’s outstanding equity awards for continuing employees will be replaced by Zendesk’s equity awards with similar terms. A portion of the fair value of Zendesk’s equity awards issued represents consideration transferred, while the remaining portion represents compensation expense based on the vesting terms of the equity awards. Momentive’s outstanding equity awards for non-continuing employees will be settled in cash and is included as merger consideration. The final value will be impacted by changes in the price of Zendesk common stock and the number of Momentive awards outstanding at the actual date of the closing of the merger.

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the price of Zendesk common stock up to the closing date of the merger. A sensitivity analysis related to the fluctuation in Zendesk common stock price was performed to assess the impact a hypothetical change of 10% on the closing price of Zendesk common stock of $104.29, as of December 31, 2021 on the NYSE, would have on the estimated merger consideration and goodwill as of the closing date of the merger.

The following table shows the change in Zendesk common share price, estimated merger consideration and goodwill:

(in thousands, except share price)	Share Price	Consideration	Goodwill
Increase of 10%	$114.72	$3,946,423	$3,458,292
Decrease of 10%	$93.86	$3,240,911	$2,752,780

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Momentive will be recognized and measured at fair value as of the closing date of the merger and added to those of Zendesk. The determination of fair value used in the transaction-related adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger. The final determination of the purchase price allocation, upon the completion of the merger, will be based on Momentive’s assets acquired and liabilities assumed as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the transaction accounting adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation will be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Momentive based on Momentive’s unaudited condensed consolidated balance sheet as of September 30, 2021, with the excess recorded to goodwill:

(in thousands)
Cash and cash equivalents	$88,504
Accounts receivable, net	25,587
Prepaid expenses and other current assets	10,614
Property and equipment, net	8,196
Lease right-of-use assets	54,328
Intangible assets, net	850,000
Goodwill(1)	3,109,129
Other assets	8,300

4,154,658
Accounts payable	6,205
Accrued liabilities	26,002
Accrued compensation and related benefits	38,895
Deferred revenue	196,729
Lease liabilities	9,428
Deferred revenue, noncurrent	877
Lease liabilities, noncurrent	69,226
Other liabilities	210,036

557,398

Estimated merger consideration	$3,597,260

(1)	Goodwill represents excess merger consideration over the fair value of the underlying net assets.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Preliminary Fair Value	Estimated Useful Life
	(in thousands)	(in years)
Developed technology	$440,000	5
Customer relationships	270,000	6
Trademark	140,000	15

Total	$850,000

The estimated fair values and useful lives of identifiable intangible assets are preliminary and are based on Zendesk management’s estimates. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill. A 10% change in the valuation of intangible assets would result in a change to annual amortization expense of approximately $14 million, assuming a weighted average useful life of six years.

5.	Transaction Accounting Adjustments for Condensed Combined Balance Sheet

(a)	Reflects the elimination of Momentive’s deferred commissions.

(in thousands)	As of September 30, 2021
Elimination of Momentive’s deferred commissions, current	$(7,381)
Elimination of Momentive’s deferred commissions, noncurrent	$(12,661)

(b)	Reflects the elimination of Momentive’s capitalized internal use software.

(c)	Reflects the preliminary purchase accounting adjustments for estimated intangible assets based on the acquisition method of accounting.

(in thousands)	As of September 30, 2021
Elimination of Momentive’s intangible assets—carrying value	$(13,242)
Intangible assets—fair value	850,000

Net adjustment to intangible assets	$836,758

(d)

Reflects the elimination of Momentive’s goodwill and the capitalization of the preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the merger.

(in thousands)	As of September 30, 2021
Elimination of Momentive’s goodwill	$(465,076)
Preliminary goodwill in connection with the merger	3,109,129

Net adjustment to goodwill	$2,644,053

(e)	Reflects the accrual adjustment of estimated transaction costs related to the merger.

(f)	Reflects the payoff of Momentive’s outstanding term loan by Momentive prior to the closing date of the merger, as required by the merger agreement.

(in thousands)	As of September 30, 2021
Elimination of Momentive’s debt, current—carrying value	$(1,900)
Elimination of Momentive’s debt, noncurrent—carrying value	(210,291)

Net cash reduction	$(212,191)

(g)	Reflects the stock consideration component of the merger and the elimination of Momentive’s historical common stock, additional paid-in-capital and accumulated other comprehensive income.

	As of September 30, 2021
(in thousands)	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Income
Elimination of historical Momentive equity	$(1)	$(936,280)	$(1,638)
Stock consideration of the merger	335	3,596,925	—

Net adjustment	$334	$2,660,645	$(1,638)

(h)	Reflects the adjustments to retained earnings.

(in thousands)	As of September 30, 2021
Elimination of Momentive’s accumulated deficit	$576,084
Release of Zendesk valuation allowance due to increase in deferred tax liabilities associated with acquired intangible assets	196,775
Accrual of transaction costs	(38,000)

Net adjustment to retained earnings	$734,859

6.	Transaction Accounting Adjustments for Condensed Combined Statements of Operations

(a)

Reflects the adjustment to cost of revenue to eliminate historical amortization expense of intangible assets, to record new amortization expense based on the fair value of the identifiable acquired intangible assets, to eliminate historical stock-based compensation expense, to record new stock-based compensation expense for equity awards and resulting remeasurement of the fair value of stock-based compensation as a result of the merger, and to eliminate historical amortization expense of capitalized software.

(in thousands)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Elimination of historical amortization of intangible assets	$(4,432)	$(7,495)
Amortization of new intangible assets(1)	66,000	88,000
Elimination of historical stock-based compensation expense	(4,701)	(4,450)
Stock-based compensation expense after equity award replacement and fair value remeasurement(2)	4,653	8,093
Elimination of historical amortization of capitalized software	(8,900)	(14,200)

Net adjustment to cost of revenue	$52,620	$69,948

(1)

The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to cost of revenue and sales and marketing based on the nature of the activities associated with the intangible assets acquired. Refer to Note 4 for additional information on the useful lives of the acquired intangible assets expected to be recognized.
(2)	Subject to the terms of the merger agreement, certain outstanding Momentive equity awards will be replaced and converted into equity awards of Zendesk.

(b)

Reflects the adjustments to research and development expense to eliminate historical stock-based compensation expense and record new stock-based compensation expense for equity awards and resulting remeasurement of the fair value of stock-based compensation as a result of the merger.

(in thousands)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Elimination of historical stock-based compensation expense	$(29,891)	$(30,693)
Stock-based compensation expense after equity award replacement and fair value remeasurement(1)	21,375	36,893

Net adjustment to research and development expense	$(8,516)	$6,200

(1)	Subject to the terms of the merger agreement, certain outstanding Momentive equity awards will be replaced and converted into Zendesk equity awards.

(c)

Reflects the adjustment to sales and marketing expense to eliminate historical amortization expense of intangible assets, to record new amortization expense based on the fair value of the identifiable acquired intangible assets, to eliminate historical stock-based compensation expense, to record new stock-based compensation expense for equity awards and resulting remeasurement of the fair value of stock-based compensation as a result of the merger, and to eliminate historical amortization expense of deferred commissions.

(in thousands)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Elimination of historical amortization of intangible assets	$(3,285)	$(5,107)
Amortization of new intangible assets(1)	40,750	54,333
Elimination of historical stock-based compensation expense	(17,864)	(19,707)
Stock-based compensation expense after equity award replacement and fair value remeasurement(2)	9,752	16,094
Elimination of historical amortization of deferred commissions	(3,150)	(4,200)

Net adjustment to sales and marketing expense	$26,203	$41,413

(1)

The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available. Amortization expense is allocated to cost of revenue and sales and marketing based on the nature of the activities associated with the intangible assets acquired. Refer to Note 4 for additional information on the useful lives of the acquired intangible assets expected to be recognized.

(2)	Subject to the terms of the merger agreement, certain outstanding Momentive equity awards will be replaced and converted into equity awards of Zendesk.

(d)

Reflects the adjustment to general and administrative expense to eliminate historical stock-based compensation expense, to record new stock-based compensation expense for equity awards and resulting remeasurement of the fair value of stock-based compensation as a result of the merger, and to record estimated transaction costs.

(in thousands)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Elimination of historical stock-based compensation expense	$(21,310)	$(24,317)
Stock-based compensation expense after equity award replacement and fair value remeasurement(1)	14,083	30,526
Transaction costs(2)	—	38,000

Net adjustment to general and administrative expense	$(7,227)	$44,209

(1)	Subject to the terms of the merger agreement, certain outstanding Momentive equity awards will be replaced and converted into Zendesk equity awards.
(2)	Accruals for estimated transaction costs related to the merger including, among others, fees paid to financial, legal, and accounting advisors and filing fees. These costs are non-recurring.

(e)

Reflects the adjustment to reverse the interest expense on Momentive’s outstanding term loan, which will be paid off by Momentive prior to the closing date of the merger, as required by the merger agreement.

(f)

The pro forma adjustments for the tax provision take into consideration that both Momentive and Zendesk have valuation allowances on the majority of their historical losses. As a result of the merger, Zendesk expects to generate a deferred tax liability that is considered a source of future taxable income, which would allow Zendesk to release approximately $197 million of its valuation allowance. The income tax benefit related to the reduction in Zendesk’s valuation allowance is reflected in the pro forma income statement as a nonrecurring adjustment to income from continuing operations upon close of the merger. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different depending on post-merger activities, including repatriation decisions, cash needs and the geographical mix of income.

(g)

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon Zendesk’s weighted average number of shares outstanding plus the estimated shares to be issued upon the close of the merger. The shares to be issued and assumed were approximately 33 million and were determined based on the Momentive shares outstanding multiplied by the exchange ratio provided in the merger agreement. The final shares to be issued will be based on the number of outstanding shares as of the date of the merger.

(in thousands)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Historical Zendesk weighted-average shares outstanding, basic and diluted	119,050	115,240
Issuance of shares to Momentive stockholders	33,480	33,480

Total	152,530	148,720

INTERESTS OF ZENDESK DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, Zendesk directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other Zendesk stockholders generally. The Zendesk board of directors was aware of and considered these factors, among other matters, in reaching its determination that the terms of the merger agreement and the merger are fair to and in the best interests of Zendesk and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, and recommending that Zendesk stockholders approve the Zendesk share proposal issuance. See “The Merger—Background of the Merger” and “The Merger—Zendesk’s Reasons for the Merger and Recommendation of the Zendesk Board of Directors.”

Following the consummation of the merger, all ten of the current members of the Zendesk board of directors are expected to continue as members of the board of directors of the combined company. Mikkel Svane, Zendesk’s Chief Executive Officer and Chair of the Board of Directors, will serve as Chair of the Board of Directors of the combined company. In addition, Zendesk’s executive officers are expected to continue to serve as the executive officers of the combined company.

INTERESTS OF MOMENTIVE DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendations of the Momentive board of directors, Momentive stockholders should be aware that Momentive directors and executive officers may have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of Momentive stockholders generally. These interests are described in more detail below and, with respect to Momentive named executive officers, are quantified under “—Quantification of Payments and Benefits to Momentive Named Executive Officers.” The Momentive board of directors was aware of and considered these interests, among other matters, in reaching its determination that the merger is fair to and in the best interests of Momentive and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommending that Momentive stockholders approve the Momentive merger proposal. See the section titled “The Merger—Background of the Merger” and “The Merger—Momentive’s Reasons for the Merger and Recommendation of the Momentive Board of Directors.” The closing of the merger is expected to constitute a “ change in control” (or similar phrase) for purposes of each of the compensation plans and agreements, if applicable.

Executive Officers

Momentive’s “named executive officers” are:

•	Zander Lurie, Chief Executive Officer;

•	Lora Blum, Chief Legal Officer & Secretary;

•	Deborah Clifford, former Chief Financial Officer (Ms. Clifford resigned her position effective March 5, 2021);

•	Tom Hale, President; and

•	John Schoenstein, Chief Sales Officer.

Ms. Clifford is considered a named executive officer and executive officer for purposes of this disclosure, but as a former employee of Momentive she is not entitled to the same payments and benefits described below for the named executive officers and executive officers in connection with the merger. The discussion of any such payments and benefits below does not apply to Ms. Clifford.

Momentive’s “executive officers” are:

•	its named executive officers;

•	Rebecca Cantieri, Chief People Officer; and

•	Justin Coulombe, Chief Financial Officer.

Share Ownership

Momentive’s directors and executive officers will receive the same merger consideration as other Momentive stockholders for each share of Momentive common stock that they own at the effective time. For information regarding beneficial ownership of Momentive common stock by each of Momentive’s current directors, named executive officers and all directors and executive officers as a group, see the section titled “Certain Beneficial Owners of Momentive Common Stock—Security Ownership of Momentive Directors and Executive Officers.”

Ms. Clifford does not hold any outstanding Momentive equity awards.

Treatment of Momentive Equity Awards

Stock Options

At the effective time, each Momentive option granted and outstanding under Momentive’s 2018 Equity Incentive Plan or Momentive’s 2011 Equity Incentive Plan that is unexpired, unexercised and outstanding immediately prior to the effective time and has a per share exercise price for the Momentive common stock subject to such Momentive option that is less than the equity award cash consideration amount (as defined in the merger agreement) that is vested and held by a person who is not a continuing employee or a continuing service provider who continues to be employed or provide services immediately following the effective time, each of which is referred to as a “continuing employee” or “continuing service provider,” respectively, will be canceled and extinguished and the holder thereof will be entitled to receive, subject to any applicable withholding or other taxes, an amount in cash equal to the product of (i) the total number of vested shares of Momentive common stock subject to such Momentive option, multiplied by (ii) the excess of (A) the equity award cash consideration amount over (B) the per share exercise price for the Momentive common stock subject to such Momentive option.

At the effective time, each Momentive option that is held by a continuing employee or a continuing service provider will be assumed by Zendesk and converted into an option to purchase, on substantially the same terms and conditions as were applicable under such Momentive option, that number of shares of Zendesk common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Momentive common stock subject to such Momentive option, multiplied by (ii) the exchange ratio, at an exercise price per share of Zendesk common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Momentive common stock subject to such Momentive option, by (B) the exchange ratio.

At the effective time, each Momentive option that is unvested and held by a person who is not a continuing employee or a continuing service provider and each Momentive option that is unexpired, unexercised and outstanding immediately prior to the effective time and that has a per share exercise price for the Momentive common stock subject to such Momentive option that is equal to or greater than the equity award cash consideration amount that is vested and held by a person who is not a continuing employee or a continuing service provider will be canceled and extinguished for no consideration.

On February 16, 2021, Momentive granted Zander Lurie, its Chief Executive Officer, an option to purchase 580,911 shares of Momentive common stock, which is referred to as the “CEO option.” The CEO option was scheduled to vest upon satisfying both a time and service-based requirement and a stock price goal. Pursuant to the terms of the CEO option, if the stock price goal has not been achieved as of the effective time, the stock price goal vesting requirement will cease to apply to the CEO option and the CEO option will be scheduled to vest solely upon satisfaction of the time and service-based requirement.

At the effective time, the vesting of each outstanding Momentive option held by non-employee members of the Momentive board of directors will accelerate in full.

The following table shows, as of November 30, 2021, for each person who has been an executive officer at any time since January 1, 2020, (i) the number of shares of Momentive common stock subject to outstanding Momentive options to be assumed by Zendesk upon completion of the merger (assuming continued employment through the completion of the merger), and (ii) the estimated aggregate value of the Momentive options to be assumed by Zendesk upon the completion of the merger based on the average closing market price of Momentive common stock over the five-day period commencing on October 29, 2021, or $22.87, reduced by the applicable per share exercise price.

	Number of Shares of Momentive Common Stock Subject to Outstanding Momentive Options	Estimated Value of Assumed Momentive Options($)
Zander Lurie	4,654,607	28,504,480
Lora Blum	452,880	2,370,196
Deborah Clifford	0	0
Tom Hale	1,301,952	7,927,777
John Schoenstein	465,569	2,532,747
Rebecca Cantieri	640,771	3,784,493
Justin Coulombe	188,316	644,770

The following table shows, as of November 30, 2021, for each person who has been a non-employee director at any time since January 1, 2020, (i) the number of shares of Momentive common stock subject to outstanding Momentive options to be cashed out upon completion of the merger (assuming the individual will not be a continuing service provider following the merger), and (ii) the estimated aggregate value of the Momentive options to be cashed out upon the completion of the merger. As noted above, the value of the cashed-out Momentive options will be equal to the product of (i) the total number of vested shares of Momentive common stock subject to such Momentive option, multiplied by (ii) the excess of (A) the equity award cash consideration amount over (B) the per share exercise price for the Momentive common stock subject to such Momentive option. The equity award cash consideration amount is equal to the exchange ratio multiplied by the volume weighted average trading price of Zendesk common stock for the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger. Since that value cannot be determined at this time, for purposes of the table below, the equity award cash consideration amount has been calculated by multiplying the exchange ratio by $102.90, which was the average closing market price of Zendesk common stock over the five-day period commencing on October 29, 2021.

	Number of Shares of Momentive Common Stock Subject to Outstanding Momentive Options*	Estimated Value of Cashed Out Momentive Options($)
Susan Decker	236,176	1,571,148
David Ebersman	236,176	1,571,148
Dana Evan	236,176	1,571,148
Ryan Finley	26,176	75,423
Erika James	135,551	1,114,758
Sheryl Sandberg	0	0
Brad Smith	236,176	1,571,148
Benjamin Spero	26,176	75,423
Serena Williams	236,176	1,571,148

*	As noted above, at the effective time, the vesting of each outstanding Momentive option held by non-employee members of the Momentive board of directors will accelerate in full.

Momentive RSUs

At the effective time, each Momentive RSU that is outstanding and unvested immediately prior to the effective time and held by a continuing employee or a continuing service provider will be converted into an award of

Zendesk restricted stock units covering shares of Zendesk common stock, rounded down to the nearest whole share, equal to the product of (i) the number of shares of Momentive common stock subject to such Momentive RSU, multiplied by (ii) the exchange ratio. Such assumed RSUs will be subject to substantially the same terms and conditions as were applicable to such Momentive RSU prior to the effective time.

At the effective time, each Momentive RSU that is outstanding and unvested immediately prior to the effective time and held by a person who is a non-continuing employee or a non-continuing service provider will be canceled and extinguished for no consideration.

At the effective time, each Momentive RSU that is outstanding and vested (and with respect to which shares of Momentive common stock have not yet been issued) immediately prior to the effective time, including those Momentive RSUs that become vested immediately prior to or as of the effective time, shall be canceled and extinguished and the holder will receive, subject to any applicable withholding or other taxes, a number of shares of Zendesk common stock equal to the product of (i) the exchange ratio, multiplied by (ii) the total number of shares of Momentive common stock subject to such award, with a cash payment paid for any fractional shares.

At the effective time, the vesting of each outstanding award of Momentive RSUs held by non-employee members of the Momentive board of directors will accelerate in full and become settled.

The following table shows, as of November 30, 2021, for each person who has been an executive officer or non-employee director at any time since January 1, 2020, (i) the number of currently outstanding Momentive RSUs held by such individual, and (ii) the estimated aggregate value of such Momentive RSUs, calculated based on the average closing market price of Momentive common stock over the five-day period commencing on October 29, 2021, or $22.87.

	Number of Momentive RSUs	Estimated Value of Momentive RSUs($)
Executive Officers
Zander Lurie	175,789	4,020,294
Lora Blum	19,434	444,456
Deborah Clifford	0	0
Tom Hale	51,500	1,177,805
John Schoenstein	29,737	680,085
Rebecca Cantieri	18,600	425,382
Justin Coulombe	31,344	716,837
Non-Employee Directors*
Susan Decker	1,728	39,519
David Ebersman	1,728	39,519
Dana Evan	1,728	39,519
Ryan Finley	1,728	39,519
Erika James	8,290	189,592
Sheryl Sandberg	0	0
Brad Smith	1,728	39,519
Benjamin Spero	1,728	39,519
Serena Williams	1,728	39,519

*	As noted above, at the effective time, the vesting of each outstanding Momentive RSU held by non-employee members of the Momentive board of directors will accelerate in full.

Momentive Restricted Stock

At the effective time, each share of Momentive restricted stock outstanding and unvested immediately prior to the effective time and held by a continuing employee or a continuing service provider will be converted into an award of Zendesk restricted stock, equal to the product of (i) the number of shares of Momentive common stock subject to such Momentive restricted stock award, multiplied by (ii) the exchange ratio, with a cash payment for any fractional shares. Such assumed restricted stock awards will be subject to substantially the same terms and conditions as were applicable to such Momentive restricted stock award prior to the effective time.

At the effective time, each share of Momentive restricted stock that is outstanding and unvested immediately prior to the effective time and held by a person who is a non-continuing employee or a non-continuing service provider will be canceled and extinguished for no consideration.

At the effective time, each share of Momentive restricted stock that is outstanding and vested immediately prior to the effective time, including those shares of Momentive restricted stock that become vested immediately prior to or as of the effective time, shall be canceled and extinguished and the holder will receive, subject to any applicable withholding or other taxes, a number of shares of Zendesk common stock equal to the product of (i) the exchange ratio, multiplied by (ii) the total number of shares of Momentive restricted stock subject to such award, with a cash payment paid for any fractional shares.

As of November 30, 2021, none of Momentive’s non-employee directors held any Momentive restricted stock.

The following table shows, as of November 30, 2021, for each person who has been an executive officer at any time since January 1, 2020, (i) the number of currently outstanding shares of Momentive restricted stock held by such individual, and (ii) the estimated aggregate value of such shares of Momentive restricted stock, calculated based on the average closing market price of Momentive common stock over the five-day period commencing on October 29, 2021, or $22.87.

	Number of Shares of Momentive Restricted Stock	Estimated Value of Momentive Restricted Stock($)
Zander Lurie	0	0
Lora Blum	32,411	741,240
Deborah Clifford	0	0
Tom Hale	56,720	1,297,186
John Schoenstein	40,514	926,555
Rebecca Cantieri	27,550	630,069
Justin Coulombe	50,417	1,153,037

Treatment of Momentive’s ESPP

For Momentive’s 2018 Employee Stock Purchase Plan, which is referred to as the “ESPP,” Momentive will take action to provide that: (a) no new offering period will commence under the ESPP following the date of the merger agreement; (b) participants in the ESPP may not increase their payroll deductions from those in effect on the date of the merger agreement; and (c) no new participants may commence participation in the ESPP following the date of the merger agreement. In addition, prior to the effective time, Momentive will take all actions necessary to: (i) cause any offering period or purchase period that would otherwise be in progress at the effective time to be the final offering period under the ESPP; (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period or purchase period; (iii) cause each participant’s then-outstanding share purchase right under the ESPP to be exercised as of the final exercise date; and (iv) terminate the ESPP as of, and contingent upon, the effective time. On the final exercise date, funds credited as of such date under the ESPP within the associated accumulated account for each participant under the ESPP will be used to purchase shares of Momentive common stock, and each share purchased prior to the effective time will be cancelled at the effective time and converted into the right to receive the merger consideration in accordance with the terms of the merger agreement. Any accumulated contributions of each participant under the ESPP as of immediately prior to the effective time will, to the extent not used to purchase shares under the ESPP, be refunded to such participant.

New Compensation Arrangements with Zendesk

Any Momentive executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Zendesk or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Zendesk. As of the date of this joint proxy statement/prospectus, no compensation arrangements between such persons and Zendesk and/or its affiliates have been established.

Employee Benefit Matters

For a one-year period following the closing date of the merger, continuing employees who remain employed will receive compensation and employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are, at the election of Zendesk (after consultation with Momentive), no less favorable in the aggregate than those provided to such employees immediately prior to closing or less favorable in the aggregate than those provided to similarly situated employees of Zendesk and its affiliates, subject to the terms and conditions of the relevant plans.

As of the closing date of the merger, Zendesk will provide each continuing employee under each employee benefit plan, program or arrangement established or maintained by Zendesk in which such continuing employee may be eligible to participate after the closing date of the merger, credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) for full or partial years of service with Momentive (or any subsidiary) performed prior to the closing date of the merger, to the extent such service was taken into account under the analogous Momentive benefit plan immediately prior to the closing date of the merger except as would result in the duplication of benefits.

For purposes of each employee benefit plan, program or arrangement established or maintained by Zendesk in which such continuing employee may be eligible to participate after the closing date of the merger providing medical, dental, prescription drug and/or vision benefits to any continuing employee, Zendesk will use commercially reasonable efforts to cause all pre-existing condition exclusions or limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements and waiting periods to be waived for such continuing employee and his or her covered dependents to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Momentive benefit plans immediately prior to the closing date of the merger.

Momentive Change in Control and Severance Arrangements with Executive Officers

Momentive has entered into a change in control and severance agreement with each of its executive officers that provide for the severance and change in control benefits as described below. Ms. Clifford’s change in control and severance agreement terminated upon her resignation of her position and she is not entitled to receive any benefits pursuant to the agreement.

Each change in control and severance agreement with Momentive’s executive officers has an initial term of three years commencing on the effective date of the agreement. On the third anniversary of the effective date of the agreement, the agreement will renew automatically for additional one-year terms unless either party provides the other party with written notice of nonrenewal at least one-year prior to the date of automatic renewal. However, if a change in control (as defined in the applicable agreement) occurs when there are fewer than 12 months remaining during the initial term or during an additional term, the term of the change in control and severance agreement will extend automatically through the date that is 12 months following the date of the change in control. Additionally, if an initial occurrence of an act or omission by Momentive that constitutes grounds for “good reason” occurs, and the expiration date of any cure period with respect to such grounds could occur following the expiration of the initial term or an additional term, the term of the change in control and severance agreement will extend automatically for 15 days following the expiration of the cure period.

Termination Without Change in Control

If an executive’s employment is terminated outside the period beginning 90 days (in the case of Messrs. Hale and Coulombe and Ms. Blum) or 60 days (in the case of Messrs. Lurie and Schoenstein and Ms. Cantieri) before a change in control and ending 12 months following a change in control, which is referred to as the “change in control period,” either (1) by Momentive (or any Momentive subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by any executive for “good reason” (as such terms are defined in each of their change in control and severance agreement), they will receive the following benefits if they timely sign and do not revoke a release of claims in Momentive’s favor and provided they return all documents and other property provided by Momentive and resign from all officer and director positions:

•

A lump-sum payment equal to 12 months for Messrs. Hale and Lurie or six months for Mses. Blum and Cantieri and Messrs. Coulombe and Schoenstein of annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) and, in the case of Mr. Hale, a prorated portion of his target annual bonus as in effect for the fiscal year in which the termination occurs, prorated based on the number of days of completed service for the fiscal year in which the termination occurs; and

•

payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, which is referred to as “COBRA,” for up to 18 months for Mr. Lurie, up to 12 months for Mr. Hale, and up to six months for Mses. Blum and Cantieri and Messrs. Coulombe and Schoenstein (and for each of their eligible dependents, if any), or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under, applicable law.

Termination With Change in Control

If, within the change in control period, an executive officer’s employment is terminated either (1) by Momentive (or any Momentive subsidiary) without cause (excluding by reason of death or disability) or (2) by either of them for good reason, they will receive the following benefits if they timely sign and do not revoke a release of claims in Momentive’s favor and provided they return all documents and other property provided by Momentive and resign from all officer and director positions:

•

a lump-sum payment, less applicable withholdings, equal to the sum of (x) 18 months for Mr. Lurie, and 12 months for Mses. Blum and Cantieri and Messrs. Hale, Coulombe and Schoenstein, of annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction or if greater, at the level in effect immediately prior to the change in control) and (y) a prorated portion of such executive’s target annual bonus as in effect for the fiscal year in which the termination occurs, prorated based on the number of days of completed service for the fiscal year in which the termination occurs;

•

payment of premiums for coverage under COBRA for the executive and such executive’s eligible dependents, if any, for up to 18 months for Mr. Lurie, up to 12 months for Mr. Hale, and up to six months for Mses. Blum and Cantieri and Messrs. Coulombe and Schoenstein, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate, or be subject to an excise tax under, applicable law; and

•

100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to any Momentive executives would constitute “parachute payments” within the meaning of Section 280G of the

Code and could be subject to the related excise tax, the executive would be entitled to receive either full payment of such benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive. The change in control and severance agreements do not require Momentive to provide any tax gross-up payments.

Quantification of Payments and Benefits to Momentive Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Momentive’s named executive officers in connection with the merger.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below set forth the estimated amounts of compensation and benefits that each Momentive named executive officer could receive that are based on or otherwise relate to the merger. The narrative and tables that follow are estimates based on multiple assumptions that may or may not actually occur. The narrative and tables describe potential payments and benefits to the named executive officers under their existing agreements, including payments and benefits that would be due to them in connection with the occurrence of a change in control, assuming the closing date occurred November 30, 2021 and that each named executive officer experienced a qualifying termination (as defined below) of employment on such closing date, without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G under Section 4999 of the Code. The amounts shown do not reflect any taxes payable by the named executive officers. The equity award values are calculated based on the average closing market price of Momentive common stock over the five-day period commencing on October 29, 2021, or $22.87. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Total ($)(5)
Zander Lurie	1,171,308	5,258,107	51,769	6,481,184
Lora Blum	541,184	1,377,729	15,160	1,934,073
Deborah Clifford(1)	0	0	0	0
Tom Hale	738,542	2,973,671	34,513	3,746,726
John Schoenstein	736,123	1,882,254	16,909	2,635,286

(1)	Ms. Clifford resigned as Chief Financial Officer effective March 5, 2021, and will not receive any benefits based on or otherwise relating to the merger.
(2)

Reflects the amount of “double-trigger” payments to which the named executive officer may become entitled under their change in control and severance agreement. The amount becomes payable if a named executive officer’s employment is terminated during the period beginning 90 days (in the case of Mr. Hale and Ms. Blum) or 60 days (in the case of Messrs. Lurie and Schoenstein) before a change in control (including the merger) and ending 12 months following a change in control, either (1) by Momentive (or any Momentive subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by any named executive officer for “good reason” (as such terms are defined in each of their change in control and severance agreement), subject to the named executive officer timely signing and revoking a release of claims in Momentive’s favor and provided the named executive officer returns all documents and other property provided by Momentive and resigns from all officer and director positions. Such termination is referred to as a “qualifying termination.”

The amounts represent a lump-sum cash severance payment equal to the sum of (x) 18 months for Mr. Lurie, and 12 months for Ms. Blum and Messrs. Hale and Schoenstein, of annual base salary as in effect as of November 30, 2021, and (y) a prorated portion of such named executive officer’s target annual bonus as in effect for fiscal year 2021, prorated for the number of days during the fiscal year that elapsed during fiscal year 2021 prior to (and including) November 30, 2021, as follows:

Named Executive Officer	Base Salary Severance ($)	Pro-Rated Target Annual Bonus ($)	Total ($)
Zander Lurie	727,500	443,808	1,171,308
Lora Blum	360,000	181,184	541,184
Tom Hale	405,000	333,542	738,542
John Schoenstein	425,000	311,123	736,123

(3)

Equity. The numbers in the table represents the value of accelerated vesting of outstanding unvested Momentive options, Momentive RSUs and shares of Momentive restricted stock (based on the assumptions described below). As described in the section above titled “Treatment of Momentive Equity Awards,” these equity awards will be assumed by Zendesk and converted into Zendesk awards (assuming the named executive officer is a continuing employee as of immediately following the merger).

The values in the equity column of the tables above and below reflect the accelerated vesting terms of the named executive officer’s change in control and severance agreement and the following assumptions:

•	the closing date of the merger occurs on November 30, 2021;

•

the named executive officer’s employment is terminated in connection with a qualifying termination (but after the time such equity awards are assumed by Zendesk), such that the named executive officer’s outstanding and unvested assumed Momentive equity awards will vest in full, which is a “double-trigger” benefit; and

•

the values for the equity awards are calculated based on a price per share value of $22.87, which was the average closing market price of Momentive common stock over the five-day period commencing on October 29, 2021.

Named Executive Officer	Value of Unvested Momentive Options($)	Value of Momentive RSUs($)	Value of Momentive Restricted Stock($)	Total ($)
Zander Lurie	1,237,813	4,020,294	0	5,258,107
Lora Blum	192,033	444,456	741,240	1,377,729
Tom Hale	498,680	1,177,805	1,297,186	2,973,671
John Schoenstein	275,614	680,085	926,555	1,882,254

(4)

Perquisites / Benefits. For each of the named executive officers, the amount shown represents the cost of payment of premiums for coverage under COBRA for the named executive officer and such named executive officer’s eligible dependents, if any, for up to 18 months for Mr. Lurie, up to 12 months for Mr. Hale, and up to six months for Ms. Blum and Mr. Schoenstein, which becomes payable upon a qualifying termination, and accordingly these amounts are “double-trigger” payments.

(5)

Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. If any of the amounts provided for under the individual’s change in control and severance agreement or otherwise payable to any of the named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of his or her benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of Momentive common stock that exchange their Momentive common stock for Zendesk common stock in the merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statement and conclusions set forth in this discussion and could adversely affect a U.S. Holder. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the merger. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws, other than those pertaining to the income tax.

This discussion applies only to U.S. Holders of Momentive common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (or any similar state, local or non-U.S. legal requirement) (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders of Momentive common stock in light of their particular circumstances and does not apply to U.S. Holders of Momentive common stock subject to special treatment under the U.S. federal income tax laws including, without limitation:

•	banks, insurance companies and other financial institutions;

•	tax-exempt and governmental organizations;

•	partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

•	regulated investment companies and real estate investment trusts;

•	brokers and dealers in stocks, securities, or commodities;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	persons who acquired Momentive common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation;

•	persons who actually or constructively own more than 5% (by vote or value) of the outstanding stock of Momentive;

•	persons whose functional currency is not the U.S. dollar;

•	persons who hold shares of Momentive common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction;

•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; and

•	U.S. expatriates and former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Momentive common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Momentive common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Momentive common stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the merger to them.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF MOMENTIVE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Momentive Common Stock

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Zendesk expects to receive an opinion from Hogan Lovells US LLP to the effect that, based on the facts, representations, assumptions and exclusions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, because the receipt of a tax opinion is not a condition to either Momentive’s or Zendesk’s obligation to consummated the merger, U.S. Holders should be aware that the merger may close even if no such opinion is obtained.

Any tax opinion will be based on customary assumptions and representations from Zendesk and Momentive, as well as certain warranties, covenants and undertakings by Zendesk, Merger Sub and Momentive, which are collectively referred to as the “tax opinion representations and assumptions.” If any of the tax opinion representations and assumptions or any other facts, representations, assumptions and exclusions set forth in such opinions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinion may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Zendesk nor Momentive intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would differ materially from those described in this joint proxy statement/prospectus as discussed below under “—Tax Consequences if the Merger Fails to Qualify as a Reorganization.”

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, generally, a U.S. Holder of Momentive common stock that exchanges their Momentive common stock for Zendesk common stock in the merger:

•

will not recognize any gain or loss upon the exchange of Momentive common stock for Zendesk common stock in the merger, except with respect to cash received in lieu of fractional shares of Zendesk common stock (as discussed below);

•

will have a tax basis in the Zendesk common stock received in the merger (including fractional shares of Zendesk common stock deemed received and exchanged for cash, as discussed below) equal to the tax basis of the Momentive common stock surrendered in exchange therefor; and

•

will have a holding period for the Zendesk common stock received in the merger (including fractional shares of Zendesk common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its Momentive common stock surrendered in exchange therefor.

The Zendesk common stock received in the merger (including fractional shares of Zendesk common stock deemed received and exchanged for cash, as discussed below) by a U.S. Holder that acquired different blocks of Momentive common stock at different times or at different prices will be allocated pro rata to each block of Momentive common stock of such U.S. Holder based on the number of shares of Momentive common stock in each block, and the basis and holding period of such shares of Zendesk common stock will be determined using a block for block approach and will depend on the basis and holding period of each block of Momentive common stock exchanged for such Zendesk common stock.

U.S. Holders of Momentive common stock will be required to retain records pertaining to the merger. U.S. Holders who owned at least 5% (by vote or value) of the total outstanding Momentive common stock before the merger or whose tax basis in Momentive securities immediately before the merger equals or exceeds $1 million are subject to certain reporting requirements with respect to the merger. U.S. Holders are urged to consult with their tax advisors with respect to these and other tax reporting requirements applicable to the merger.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Zendesk common stock in the merger will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged such fractional share with Zendesk for cash, and will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share of Zendesk common stock and the U.S. Holder’s tax basis in such fractional share. Such capital gain or loss will generally be long-term capital gain or loss if the holding period for such fractional share of Zendesk common stock is more than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Momentive common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Momentive common stock surrendered in the merger in an amount equal to the difference between the fair market value, at the time of the merger, of the Zendesk common stock received in the merger (including any cash received in lieu of a fractional shares of Zendesk common stock) and such U.S. Holder’s tax basis in the Momentive common stock surrendered in the merger. Gain or loss must be calculated separately for each block of Momentive common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Momentive common stock is more than one year at the effective time of the merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Zendesk common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the merger and in connection with distributions made with respect to, or dispositions of, Zendesk common stock received in the merger. A U.S. Holder may be subject to U.S. backup withholding on payments of cash in lieu of fractional shares made pursuant to the merger or on distributions made with respect to, or on payments made pursuant to dispositions of, Zendesk common stock received in the merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Zendesk and Momentive are Delaware corporations and the rights of Zendesk stockholders and Momentive stockholders are governed by the DGCL. Momentive stockholders’ rights are also governed by the Momentive charter and bylaws. If the merger is completed, the rights of Momentive stockholders who become Zendesk stockholders will be governed by the Zendesk charter and bylaws.

As Zendesk and Momentive are both Delaware corporations, the rights of Zendesk stockholders and Momentive stockholders are not materially different. However, there are certain differences in the rights of Zendesk stockholders under the Zendesk charter and bylaws and of Momentive stockholders under the Momentive charter and bylaws, as summarized in the table below. This summary does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to. Further, the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Zendesk stockholders and Momentive stockholders should carefully read the relevant provisions of the Zendesk charter, the Zendesk bylaws, the Momentive charter, the Momentive bylaws and the DGCL. Copies of the documents referred to in this summary may be obtained as described in the section titled “Where You Can Find More Information.”

Zendesk	Momentive

Authorized and Outstanding Capital Stock

Zendesk is authorized to issue 410,000,000 shares of stock, consisting of 400,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

At the close of business on the Zendesk record date, there were 121,595,601 shares of Zendesk common stock and no shares of preferred stock issued and outstanding.

Momentive is authorized to issue 900,000,000 shares of stock, consisting of 800,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.

At the close of business on the Momentive record date, there were 150,398,525 shares of Momentive common stock and no shares of preferred stock issued and outstanding.

Rights of Preferred Stock

Zendesk is authorized to issue preferred stock in one or more series, of which the number of authorized shares may be increased or decreased (but not below the number of shares thereof then outstanding). The Zendesk board of directors may determine the rights, powers and preferences, and qualifications, limitations and restrictions thereof, as determined by resolution or resolutions of the Zendesk board of directors, including any series’ designation, the number of shares constituting the series, voting powers, preferences and the relative, participating, optional or other special rights of the shares of each such series.	Momentive is authorized to issue preferred stock in one or more series, of which the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding). The Momentive board of directors may determine the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, by resolution or resolutions, including any series’ dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices, and liquidation preferences, and the number of shares constituting the series and the designation thereof

Zendesk	Momentive

Voting Rights

Each stockholder is entitled to one vote for each share having voting power held by the stockholder, subject to special voting rights that are or may be granted to holders of preferred stock.

Other than with respect to the election of directors, if a quorum is present at any meeting, any matter before any such meeting shall be decided by a majority of the votes properly cast for and against such matter, unless the matter is one upon which by express provision of applicable law, rule or regulation applicable to Zendesk or its securities, or the Zendesk charter, or the Zendesk bylaws, a different standard is required, in which case such express provision shall govern and control the decision of such question.

Each holder of Momentive common stock is entitled to one vote for each share on each matter on which the holder of Momentive common stock is entitled to vote, subject to the rights of the holders of preferred stock and other voting rights exclusively reserved for holders of preferred stock.

Distributions and Dividends

The Zendesk board of directors or an authorized committee thereof may declare dividends. Dividends may be paid out of any assets or funds of Zendesk legally available for the payment of dividends.	The Momentive board of directors may declare dividends payable to the holders of common stock, in each case subject to the rights of the holders of preferred stock. Dividends may be paid out of any assets or funds of Momentive legally available for the payment of dividends.

Quorum

The Zendesk bylaws provide that, unless otherwise provided by law, the holders of a majority of the shares entitled to vote constitutes a quorum.	The Momentive bylaws provide that the holders of a majority the voting power of the stock entitled to vote will constitute a quorum. The Momentive bylaws further provide that, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the shares of such class or series or classes or series (in person or by proxy) shall constitute a quorum, except as otherwise provided by law, the Momentive charter or the Momentive bylaws.

Record Date

The Zendesk board of directors may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting and determining the identity of stockholders entitled to receive payment of any dividend or other distribution.

In the case of determining stockholders entitled to vote at a stockholder meeting, the record date cannot be more

The Momentive board of directors may fix a record date for the purposes of determining the stockholders entitled to notice of or to vote at any stockholder meeting or adjournment of thereof, receive payment of any dividend or other distribution or any other lawful action.

In the case of determining stockholders entitled to notice of a stockholder meeting or adjournment

Zendesk	Momentive

than sixty nor less than ten days before the date of the meeting. In the case of any other lawful action (other than stockholder action by written consent), the record date cannot be more than sixty days before such action.

If no record date is fixed, then (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (ii) the record date for determining stockholders for any other purpose will be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

thereof, the record date cannot precede the date upon which the resolution fixing the record date is adopted by the Momentive board of directors or be more than sixty and no less than ten days before the date of such meeting. The record date fixed by the Momentive board of directors will also be the record date for determining the stockholders entitled to vote at the stockholder meeting unless the Momentive board of directors determines that a later date on or before the date of the stockholder meeting will be the date for making such determination.

If no record date is fixed, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting, although the Momentive board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Momentive bylaws at the adjourned meeting.

In the case of determining stockholders entitled to receive payment of any dividend or other distribution or any other lawful action, the record date cannot precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Momentive board of directors adopts the resolution relating thereto,

Number of Directors

The Zendesk bylaws provide that the Zendesk board of directors shall be fixed by resolution adopted by the Zendesk board of directors. There are currently ten Zendesk directors.	The Momentive charter provides that the Momentive board of directors shall be fixed by resolutions adopted by a majority of the “whole Momentive board of directors”. The term “whole Momentive board of directors” means the total number of authorized

Zendesk	Momentive
directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships. There are currently ten Momentive directors.

Election of Directors

Pursuant to the Zendesk bylaws, (i) in a meeting of stockholders other than a contested election meeting, a candidate for director is elected to the Zendesk board of directors by the affirmative vote of a majority of the votes cast for such candidate (meaning the number of shares voted “for” a candidate must exceed the number of shares voted “against” such candidate) and (ii) in a contested election, each director is elected by an affirmative vote of a plurality of the votes cast.

The Zendesk charter expressly provides that the election of directors need not be by written ballot unless the Zendesk bylaws so provide.

The Momentive bylaws provide that a director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the annual meeting of stockholders and entitled to vote on the election of directors.

The Momentive charter expressly provides that the election of directors need not be by written ballot unless the Momentive bylaws so provide.

Cumulative Voting

Zendesk stockholders do not have cumulative voting rights.	Momentive stockholders do not have cumulative voting rights.

Removal of Directors

The Zendesk directors may be removed (i) only for cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of directors.	For so long as the Momentive directors are divided into classes, the Momentive directors may be removed only for cause by the stockholders of Momentive.

Director Nominations by Stockholders

The Zendesk bylaws provide that stockholders who comply with the notice provisions set forth in the Zendesk bylaws, are a stockholder of record at the time of giving notice, are entitled to vote and are present (in person or by proxy) at the annual meeting of stockholders may nominate a candidate to the Zendesk board of directors for election at such meeting. The notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination containing specified information, representations and consents to Zendesk’s Corporate Secretary no less than ninety days and no more than one hundred twenty days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders.	The Momentive bylaws provide that stockholders who comply with the notice provisions as set forth in the Momentive bylaws and are a stockholder of record (i) at the time of giving of notice, (ii) on the record date for the determination of stockholders entitled to notice of the annual meeting and (iii) on the record date for the determination of stockholders entitled to vote at the annual meeting, may nominate a person to the Momentive board of directors. The notice requirements generally require that, among other things, the stockholder deliver a notice of such nomination containing specified information, including representations about the nominee and the stockholder, to Momentive’s Corporate Secretary, to be received no later than the 45th day and no earlier than the 75th day before the one-year anniversary of the date on which Momentive first mailed its proxy

Zendesk	Momentive
materials or a notice of availability of proxy materials (whichever is earlier) for the preceding annual meeting of stockholders.

Stockholder Proposals

Business may be properly brought before an annual meeting by any stockholder so long as he, she or it is a stockholder of record both at the time the written notice provided for in the Zendesk bylaws is delivered. The stockholder must also be entitled to vote at the meeting, be present at the meeting (in person or by proxy) and comply with the notice requirements set forth in the Zendesk bylaws.

To be timely, a stockholder’s notice must generally be delivered to Zendesk’s Corporate Secretary no less than 90 days and no more than 120 days prior to the anniversary of the date of the immediately preceding annual meeting of stockholders.

Business may be properly brought before an annual meeting by and stockholder so long as he, she or it is a stockholder of record at the time of the written notice provided for in the Momentive bylaws, and on the record dates for the determination of (i) stockholders entitled to notice of the annual meeting and (ii) stockholders entitled to vote at the annual meeting. The stockholder must also have timely complied in proper written form with the notice procedures set forth in the Momentive bylaws.

To be timely, a stockholder’s notice must generally be received by Momentive’s Corporate Secretary not later than the 45th day and no earlier than the 75th day before the one-year anniversary of the date on which Momentive first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding annual meeting of stockholders.

Stockholder Action by Written Consent

The Zendesk charter prohibits stockholder action by written consent and requires that any action taken by stockholders be taken at an annual or special meeting of stockholders.	Except as may otherwise be permitted for the holders of preferred stock, the Momentive charter prohibits stockholder action by written consent and requires that any action taken by stockholders be taken at an annual or special meeting of stockholders.

Special Stockholder Meetings

Except as otherwise required by statute and subject to the rights, if any, of the holders of preferred stock, a special meeting of stockholders may only be called by the chairman of the Zendesk board of directors, Zendesk’s chairman of the board of directors, or by Zendesk’s Chief Executive Officer acting pursuant to a resolution approved by the affirmative vote of a majority of the board of directors. The only matters to be brought before a special meeting are those specified in the meeting notice.	Except as may otherwise be permitted for the holders of preferred stock, a special meeting of stockholders may only be called by the Momentive board of directors (acting pursuant to a resolution adopted by a majority of the whole Momentive board of directors), Momentive’s chairperson of the board of directors, Momentive’s chief executive officer, or Momentive’s president (in the absence of a chief executive officer).

Notice of Stockholder Meetings

Whenever stockholders are required or permitted to take any action at a meeting, they must be given notice that	Whenever stockholders are required or permitted to take any action at a meeting, they must be given a

Zendesk	Momentive

states the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose of the meeting. Notice must be given no less than ten and no more than sixty days before the date of the meeting.

written notice that states the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for the meeting. Notice must be given no less than 10 and not more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Adjournment of Stockholder Meetings

A stockholder meeting may only be adjourned by the presiding officer. Stockholders do not have authority to adjourn a meeting. No notice need be given of any adjourned meeting if the place, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken, except when the adjournment is for more than thirty days or, if after adjournment, a new record date is fixed for the adjourned meeting If either exception applies or the above information is not announced, then, Zendesk must give notice of that information to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the charter or bylaws, is entitled to such notice.

If a quorum is present at an adjourned meeting, stockholders may transact any business that may have been transacted at the original meeting.

If quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

Limitation of Personal Liability of Directors

The Zendesk charter provides that no Zendesk director will be personally liable to Zendesk or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Momentive charter provides that no Momentive director will be personally liability to the Company or its stockholders for monetary damages for breach of their fiduciary duties as a director.

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of Momentive will not be personally liable to Momentive or its stockholders for

Zendesk	Momentive
monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

The Zendesk bylaws provide that Zendesk will indemnify any person who is a party or threatened to be made a party to any action or proceeding (other than an action by or in the right of Zendesk) by reason of the fact that he or she is or was a director or officer of Zendesk, or is or was serving at the request of Zendesk as a director or officer of another entity, against all expenses, liability and loss, provided the person acted in good faith and in a manner he or she reasonably believed to be in Zendesk’s best interests. Regarding any criminal action, the person must have also had no reasonable cause to believe his or her conduct was unlawful.

Zendesk is also obligated to indemnify any such person against expenses with respect to actions or proceedings by or in the right of Zendesk. However, no indemnification will be made if the person was adjudged to be liable to Zendesk, unless and only to the extent that the relevant court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

Zendesk has also entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify Zendesk directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement payments incurred in any action in connection with the good faith performance of their duties as a director or officer.

Any indemnification will be made by Zendesk only as authorized in accordance with the Zendesk bylaws. For additional information about Zendesk’s indemnification policy, see “Part II: Information Not Required in Prospectus—Item 20. Indemnification of Directors and Officers and Directors.”

The Momentive charter provides that Momentive will indemnify any director or officer of Momentive who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of Momentive or is or was serving at the request of the Momentive as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. Momentive will also indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Momentive board of directors.

Momentive may also indemnify any employee or agent of Momentive who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Momentive or is or was serving at the request of Momentive as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.

Momentive has also entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify Momentive directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in any action in connection with the good faith performance of their duties as a director or officer.

Zendesk	Momentive
Any indemnification will be made by Momentive only as authorized in accordance with the Momentive charter.

Rights Upon Liquidation

Pursuant to the Zendesk charter, upon liquidation, dissolution, or winding up of Zendesk, the net assets of Zendesk will be distributed pro rata to the common stockholders.	Pursuant to the Momentive charter, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Momentive, subject to the rights of the holders of preferred stock, the remaining net assets of the Momentive will be distributed pro rata to the common stockholders.

Stockholder Rights Plan

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. Zendesk does not have a stockholder rights plan currently in effect.	The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. Momentive does not have a stockholder rights plan currently in effect.

Certain Business Combinations

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Zendesk charter has not opted out of Section 203.	Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Momentive charter has not opted out of Section 203.

Zendesk	Momentive

The DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above. The Zendesk charter does not require a greater vote.

The DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above. The Momentive charter does not require a greater vote.

Exclusive Forum

The Zendesk bylaws provide that, unless Zendesk consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of Zendesk; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former Zendesk director, officer, employee or stockholder to Zendesk or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Zendesk charter or the Zendesk bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine. The Zendesk bylaws also provide that, unless Zendesk consents in writing to the selection of an alternate forum, the U.S. federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Nothing in the Zendesk charter or the Zendesk bylaws would preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

See “Risk Factors—Zendesk’s charter documents designate specific courts as the exclusive forum for certain litigation that may be initiated by Zendesk’s stockholders, which could limit the ability of stockholders of the combined company to obtain a favorable judicial forum for disputes with the combined company.”

The Momentive bylaws provide that, unless Momentive consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Momentive, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Momentive to Momentive or Momentive’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Momentive charter or Momentive’s bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.

The Momentive bylaws also provide that, unless Momentive consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from certain mergers or consolidations, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with such transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the merger is of Merger Sub with and into Momentive and holders of Zendesk common stock will continue to hold their shares following completion of the merger, holders of Zendesk common stock are not entitled to appraisal rights in connection with the merger.

Because Zendesk common stock is listed on the NYSE, a national securities exchange, and because Momentive stockholders are not required by the terms of the merger agreement to accept for their shares of Momentive common stock anything other than shares of Zendesk common stock and cash in lieu of fractional shares, holders of Momentive common stock are not entitled to appraisal rights in connection with the merger.

LEGAL MATTERS

The legality of the shares of Zendesk common stock offered hereby will be passed upon for Zendesk by Hogan Lovells US LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for Zendesk by Hogan Lovells US LLP.

EXPERTS

Zendesk

Ernst & Young LLP, independent registered public accounting firm, has audited Zendesk, Inc.’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of its internal control over financial reporting as of December 31, 2020, as set forth in their reports, which are incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement. Zendesk, Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Momentive

Ernst & Young LLP, independent registered public accounting firm, has audited Momentive Global Inc.’s (formerly known as SVMK Inc.) consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of its internal control over financial reporting as of December 31, 2020, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Momentive Global Inc.’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF ZENDESK COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of Zendesk common stock as of December 1, 2021, for:

•	each member of the Zendesk board of directors;

•	each named executive officer of Zendesk;

•	the members of the Zendesk board of directors and Zendesk’s current executive officers as a group; and

•	each person known by Zendesk to beneficially own 5% or more of the outstanding shares of Zendesk common stock.

Zendesk has determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to Zendesk’s securities. Unless otherwise indicated below, to Zendesk’s knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Zendesk has deemed shares of Zendesk common stock subject to options and restricted stock units outstanding as of December 1, 2021 that were exercisable or issuable or will become exercisable or issuable within 60 days of December 1, 2021 to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person, but has not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Zendesk has based percentage ownership of Zendesk common stock on 121,377,586 shares of Zendesk common stock outstanding as of December 1, 2021.

Security Ownership of Zendesk Directors and Executive Officers

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zendesk, Inc., 989 Market Street, San Francisco, California 94103.

Named Executive Officers and Directors:	Shares Beneficially Owned	Ownership %
Mikkel Svane(1)	2,616,301	2.16%
Norman Gennaro(2)	163,314	*
John Geschke(3)	124,498	*
Elena Gomez(4)	4,665	*
Adrian McDermott(5)	532,146	*
Archana Agrawal	756	*
Carl Bass(6)	65,422	*
Michael Curtis	6,956	*
Michael Frandsen	14,049	*
Brandon Gayle	676	*
Steve Johnson	664	*
Hilarie Koplow-McAdams	13,122	*
Thomas Szkutak	8,690	*
Michelle Wilson	60,891	*
All directors and executive officers as a group (17 persons)	3,788,286	3.12%

Security Ownership of Other Beneficial Owners

Based on information available to Zendesk as of December 1, 2021, Zendesk knew of no person who beneficially owned 5% of the outstanding shares of Zendesk common stock, except as set forth below.

5% or Greater Stockholders
Capital World Investors(7)	14,701,958	12.11%
Vanguard(8)	10,607,904	8.74%
T. Rowe Price Associates(9)	7,892,161	6.50%
Blackrock(10)	7,294,485	6.01%
Janus Henderson Group(11)	6,962,600	5.74%
Total of all Directors, Officers, and >5% Stockholders	51,247,394	42.22%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Zendesk common stock.
(1)

Consists of (i) 845,083 shares held of record, (ii) 90,000 shares held of record by the Svane Family Foundation, (iii) 1,675,977 shares subject to outstanding options which are exercisable within 60 days of December 1, 2021, and (iv) 5,241 shares issuable within 60 days of December 1 upon the vesting of restricted stock units.

(2)

Consists of (i) 33,467 shares held of record, (ii) 122,999 shares subject to outstanding options which are exercisable within 60 days of December 1, and (iii) 6,848 shares issuable within 60 days of December 1, 2021 upon the vesting of restricted stock units.

(3)

Consists of (i) 39,027 shares held of record, (ii) 82,965 shares subject to outstanding options which are exercisable within 60 days of December 1, 2021, and (iii) 2,506 shares issuable within 60 days of December 1, 2021 upon the vesting of restricted stock units.

(4)

Based on the most recently available Form 4 filed with the SEC on April 16, 2021 by Ms. Gomez, Ms. Gomez held of record 4,665 shares. Ms. Gomez was Chief Financial Officer of Zendesk until her resignation and subsequent final day of employment with Zendesk on May 5, 2021.

(5)

Consists of (i) 88,670 shares held of record, (ii) 440,145 shares subject to outstanding options which are exercisable within 60 days of December 1, 2021, and (iii) 3,331 shares issuable within 60 days of December 1, 2021 upon the vesting of restricted stock units.

(6)	Consists of (i) 15,422 shares held of record, and (ii) 50,000 shares subject to outstanding options which are exercisable within 60 days of December 1, 2021.
(7)

Based on the most recently available Schedule 13G filed with the SEC on November 10, 2021 by Capital World Investors, Capital World Investors beneficially owned 14,701,958 shares, with Capital World Investors having sole voting power over 14,676,397 shares, and sole dispositive power over 14,701,958 shares. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(8)

Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group, an investment adviser, beneficially owned 10,607,904 shares, with shared voting power over 112,265 shares, sole dispositive power over 10,408,602 shares, and shared dispositive power over 199,302 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(9)

Based on the most recently available Schedule 13G/A filed with the SEC on January 11, 2021 by T. Rowe Price Associates, Inc., or T. Rowe. T. Rowe beneficially owned 7,892,161 shares, with sole voting power over 2,326,944 shares and sole dispositive power over 7,892,161 shares. T. Rowe’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)

Based on the most recently available Schedule 13G/A filed with the SEC on February 5, 2021 by BlackRock, Inc., BlackRock, Inc. beneficially owned 7,294,485 shares, with BlackRock, Inc. having sole voting power over 6,632,354 shares, and sole dispositive power over 7,294,485 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)

Based on the Schedule 13G filed with the SEC on February 12, 2021 by Janus Henderson Group PLC, Janus Henderson Group PLC beneficially owned 6,962,600 shares, with Janus Henderson Group PLC having shared voting power over 6,962,600 shares, and shared dispositive power over 6,962,600 shares. On December 17, 2021, Janus Henderson Group PLC filed a Schedule 13G/A with the SEC disclosing its beneficial ownership of 6,007,604 shares, with Janus Henderson Group PLC having shared voting power over 6,007,604 shares, and shared dispositive power over 6,007,604 shares. The address of Janus Henderson Group PLC is 201 Bishopsgate EC2M 3AE, United Kingdom.

CERTAIN BENEFICIAL OWNERS OF MOMENTIVE COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Momentive common stock as of November 30, 2021 by:

•	each member of the Momentive board of directors;

•	each named executive officer of Momentive;

•	the members of the Momentive board of directors and Momentive current executive officers as a group; and

•	each person known by Momentive to beneficially own more than 5% of the outstanding shares of Momentive common stock.

Momentive has determined beneficial ownership in accordance with the rules of the SEC. Except as noted in the footnotes below, Momentive believes, based on the information furnished to Momentive, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Momentive common stock that he, she or it beneficially owns.

Security Ownership of Momentive Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owners listed in the table below is c/o Momentive Global Inc., One Curiosity Way, San Mateo, California 94403.

Name+:	Shares of Record	Ownership %
Zander Lurie(1)	4,592,175	3.0
Lora D. Blum(2)	433,407		*
Deborah L. Clifford(3)	—	—
Justin Coulombe(4)	88,855		*
Thomas E. Hale(5)	1,398,005		*
John S. Schoenstein(6)	408,592		*
Susan L. Decker(7)	279,079		*
David A. Ebersman(8)	279,079		*
Dana L. Evan(9)	260,305		*
Ryan Finley(10)	8,139,368	5.4
Erika H. James(11)	153,305		*
Sheryl K. Sandberg(12)	8,899,833	5.9
Brad D. Smith(13)	279,079		*
Benjamin C. Spero(14)	108,887		*
Serena J. Williams(15)	294,079		*
All directors and executive officers as a group (16 persons)(16)	26,252,451	16.7%

Security Ownership of Other Beneficial Owners

Based on information available to Momentive as of November 30, 2021 (except as noted in the footnotes below), Momentive knew of no person who beneficially owned 5% of the outstanding shares of Momentive common stock, except as set forth below.

5% or Greater Stockholders
FMR LLC(17)	20,825,212	13.9
The Vanguard Group Inc.(18)	10,704,608	7.1
BlackRock, Inc.(19)	9,657,729	6.4
Sheryl K. Sandberg Revocable Trust(20)	8,899,833	5.9
SM Profits, LLC(21)	8,105,289	5.4
Wellington Management Group LLP(22)	7,941,442	5.3

*	Represents less than 1%.
+

Options granted under Momentive’s 2011 Plan to purchase shares of Momentive capital stock included in this table are generally early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase by Momentive.

(1)

Mr. Lurie’s ownership includes (i) 39,330 shares held of record by the Jason and Jennifer Lurie Family 2018 Irrevocable Trust dated May 31, 2018, of which Kristin Vogelsong, Mr. Lurie’s spouse, is the trustee, (ii) 39,330 shares held of record by the Eliza and Larry Becker Family 2018 Irrevocable Trust dated May 31, 2018, of which Ms. Vogelsong is the trustee, (iii) 26,219 shares held of record by the Scott and Caitlin Vogelsong Family 2018 Irrevocable Trust dated May 31, 2018, of which Ms. Vogelsong is the trustee, and (iv) 3,722,117 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021.

(2)

Ms. Blum’s ownership includes (i) 349,192 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021 and (ii) 43,215 shares of common stock underlying Restricted Stock Awards (“RSAs”).

(3)

Following her departure on March 5, 2021, Ms. Clifford holds no shares of record and no shares of record are subject to options fully-vested and exercisable within 60 days of November 30, 2021, nor are any RSUs fully-vested and releasable within 60 days of November 30, 2021.

(4)	Mr. Coulombe’s ownership includes (i) 32,483 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021 and (ii) 55,000 shares of common stock underlying RSAs.
(5)	Mr. Hale’s ownership includes (i) 1,085,512 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021 and (ii) 75,627 shares of common stock underlying RSAs.
(6)	Mr. Schoenstein’s ownership includes (i) 325,067 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021, and (ii) 54,019 shares of common stock underlying RSAs.
(7)	Ms. Decker’s ownership includes 232,719 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021.
(8)	Mr. Ebersman’s ownership includes 232,719 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021.
(9)	Ms. Evan’s ownership includes 232,719 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021.
(10)

Mr. Finley’s ownership includes (i) 8,105,289 shares held of record by SM Profits, LLC, of which Mr. Finley is a manager and (ii) 22,719 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021. Mr. Finley holds a controlling interest with respect to voting and investment power of the shares held by SM Profits, LLC. See footnote 21 for additional information regarding SM Profits, LLC.

(11)	Ms. James’s ownership includes 132,094 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021.
(12)

Ms. Sandberg’s ownership includes 8,899,833 shares held of record by the Sheryl K. Sandberg Revocable Trust, of which Ms. Sandberg is a trustee. See footnote 20 for additional information regarding the Sheryl K. Sandberg Revocable Trust.

(13)	Mr. Smith’s ownership includes 232,719 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021.
(14)

Mr. Spero’s ownership includes (i) 8,497 shares held of record by Spectrum Equity Management Inc., an affiliate of Spectrum Equity of which Mr. Spero is a managing director and (ii) 22,719 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021. Under an agreement with Spectrum Equity, Mr. Spero is deemed to hold the options and RSUs included herein for the indirect benefit of funds affiliated with Spectrum Equity. Pursuant to the agreement with Spectrum Equity, upon vesting, the shares underlying the RSUs are issued to and held by Spectrum Equity Management, Inc. Mr. Spero disclaims beneficial ownership of the above shares, options and RSUs and underlying common stock, except to the extent of his pecuniary interest therein.

(15)	Ms. Williams’s ownership includes 232,719 shares subject to options fully-vested and exercisable within 60 days of November 30, 2021.

(16)

Shares beneficially owned by our current executive officers and directors includes (i) 264,594 shares of common stock underlying RSAs and (ii) 7,403,970 shares subject to options held by our current executive officers and directors that are fully-vested and exercisable within 60 days of November 30, 2021.

(17)

According to a Schedule 13G filed with the SEC on February 8, 2021 reporting stock ownership as of December 31, 2020, consists of 20,825,212 shares held of record by FMR LLC, certain of its subsidiaries and affiliates, and other companies and over which shares FMR LLC has sole dispositive power. Furthermore, FMR LLC has sole voting power with respect to 2,427,351 of such shares. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders’ voting agreement under which all such Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares of FMR LLC. Accordingly, through their ownership of voting common shares of FMR LLC and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940, or the Fidelity Funds, advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides in the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 200 Seaport Blvd. V12E, Boston, Massachusetts, 02210.

(18)

According to a Schedule 13G filed with the SEC on February 10, 2021 reporting stock ownership as of December 31, 2020, consists of 10,704,608 shares beneficially owned by The Vanguard Group Inc. and certain of its wholly-owned subsidiaries. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(19)

According to a Schedule 13G filed with the SEC on February 1, 2021 reporting stock ownership as of December 31, 2020, consists of 9,657,729 shares beneficially owned by Blackrock, Inc. or certain of its subsidiaries. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(20)

Consists of 8,899,833 shares held of record as of November 30, 2021 by the Sheryl K. Sandberg Revocable Trust, of which Ms. Sandberg is a trustee. In November 2020, Ms. Sandberg donated 1,424,000 shares of our common stock to the Sheryl Sandberg & Dave Goldberg Family Fund, a donor advised fund, and plans to donate the remaining shares beneficially owned by her (or the proceeds from the sale thereof) to the Sheryl Sandberg and Dave Goldberg Family Foundation as part of fulfilling their philanthropic commitment to the Giving Pledge.

(21)

Consists of 8,105,289 shares held of record as of November 30, 2021 by SM Profits, LLC. Ryan Finley is a manager of SM Profits, LLC and holds a controlling interest with respect to voting and investment power of the shares held by SM Profits, LLC. The address for SM Profits, LLC is 9418 NE Vancouver Mall Dr., Vancouver, WA 98662.

(22)

According to a Schedule 13G filed with the SEC on January 11, 2021 reporting stock ownership as of December 31, 2020, consists of 7,941,442 shares beneficially owned by Wellington Management Group LLP, as parent holding company of certain affiliated entities, and are owned of record by clients of those entities. The address for the Wellington Management Group LLC is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

STOCKHOLDER PROPOSALS

Zendesk

Zendesk will hold an annual meeting of stockholders in 2022, which is referred to as the “Zendesk 2022 annual meeting,” regardless of whether the merger has been completed.

Any stockholder proposals intended to be presented at the Zendesk 2022 annual meeting and considered for inclusion in Zendesk’s proxy materials must have been received by Zendesk on or before December 3, 2021. Such proposals must have been submitted in writing to: Zendesk, Inc., Attn: Shanti Ariker, Corporate Secretary, 989 Market Street, San Francisco, California 94103. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.

Under the Zendesk bylaws, nominees for director submitted by stockholders must have been received by Zendesk between January 18, 2022 and February 17, 2022. Such proposals must also meet the requirements set forth in the Zendesk bylaws.

Momentive

Momentive will hold an annual meeting of stockholders in 2022, which is referred to as the “Momentive 2022 annual meeting,” only if the merger has not already been completed.

Any stockholder proposals intended to be presented at the Momentive 2022 annual meeting and considered for inclusion in Momentive’s proxy materials must have been received by Momentive on or before December 21, 2021. Such proposals must have been submitted in writing to: Momentive Global Inc., Attn: Secretary, One Curiosity Way, San Mateo, California 94403. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.

Under the Momentive bylaws, nominees for director submitted by stockholders must be received by Momentive between February 4, 2022 and March 6, 2022. Such proposals must also meet the requirements set forth in the Momentive bylaws.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

Zendesk and Momentive have each previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Zendesk or Momentive, as applicable. Registered Zendesk stockholders or Momentive stockholders (those who hold shares directly in their name with Zendesk’s or Momentive’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Zendesk or Momentive, as applicable, at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Zendesk, Inc., Attn: Shanti Ariker, Corporate Secretary, secretary@zendesk.com, 989 Market Street, San Francisco, California 94103 or by calling (415) 418-7506; or Momentive Global Inc., Attention: Secretary, One Curiosity Way, San Mateo, California 94403 or by calling (650) 543-8400.

WHERE YOU CAN FIND MORE INFORMATION

Zendesk and Momentive file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Zendesk and Momentive, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Zendesk and Momentive file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to Zendesk’s and Momentive’s websites at investor.zendesk.com and www.momentive.ai, respectively. The websites of Zendesk and Momentive are provided as inactive textual references only. The information contained on or accessible through the websites of Zendesk and Momentive (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus, and is not incorporated by reference herein.

Statements contained or incorporated by reference in this joint proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Zendesk and Momentive to “incorporate by reference” in this joint proxy statement/prospectus documents that Zendesk and Momentive file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Zendesk and Momentive can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this joint proxy statement/prospectus, and later information that Zendesk and Momentive file with the SEC will update and supersede that information. Each of Zendesk and Momentive incorporate by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Zendesk’s and Momentive’s businesses and financial performance.

This document incorporates by reference the following documents that have been previously filed with the SEC by Zendesk:

•	Zendesk’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 12, 2021;

•

the information specifically incorporated by reference in Zendesk’s Annual Report on  Form 10-K for the fiscal year ended December 31, 2020 from Zendesk’s definitive proxy statement on Schedule 14A for Zendesk’s 2021 annual meeting of stockholders, filed with the SEC on April 2, 2021;

•

Zendesk’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May  3, 2021, July  30, 2021 and November 1, 2021, respectively;

•

Zendesk’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on February  4, 2021, March  1, 2021, April  6, 2021, April  29, 2021, May  21, 2021, October  29, 2021 and December 14, 2021; and

•

the description of shares of Zendesk common stock contained in Zendesk’s registration statement on Form 8-A, filed with the SEC on May 13, 2014, including any amendments thereto or reports filed for the purpose of updating this description.

If you are a Zendesk stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning Zendesk, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Zendesk, Inc.

Attn: Shanti Ariker, Corporate Secretary

secretary@zendesk.com

(415) 418-7506

This document incorporates by reference the following documents that have been previously filed with the SEC by Momentive:

•	Momentive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 18, 2021;

•

the information specifically incorporated by reference in Momentive’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020 from Momentive’s definitive proxy statement on Schedule 14A for Momentive’s 2021 annual meeting of stockholders, filed with the SEC on April 20, 2021;

•

Momentive’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May  7, 2021, August  5, 2021 and November 9, 2021, respectively;

•

Momentive’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on February  25, 2021, June  7, 2021, June  21, 2021, July  23, 2021 and October 29, 2021; and

•

the description of shares of Momentive common stock contained in Momentive’s registration statement on Form 8-A, filed with the SEC on September 18, 2018, including any amendments thereto or reports filed for the purpose of updating this description.

If you are a Momentive stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference to this joint proxy statement/prospectus or other information concerning Momentive, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Momentive Global Inc.

Attention: Secretary

One Curiosity Way

San Mateo, California 94403

(650) 543-8400

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among:

ZENDESK, INC.,

a Delaware corporation;

MILKY WAY ACQUISITION CORP.,

a Delaware corporation;

and

MOMENTIVE GLOBAL INC.,

a Delaware corporation

Dated as of October 28, 2021

A-i

(continued)

A-ii

(continued)

A-iii

EXHIBITS

Exhibit A	—	Certain Definitions

Exhibit B	—	Persons Entering into Voting Agreements

Exhibit C	—	Form of Certificate of Incorporation of Surviving Corporation

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 28, 2021, by and among: ZENDESK, INC., a Delaware corporation (“Parent”); MILKY WAY ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); and MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A. Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.”

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned Subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, each stockholder of the Company listed in Exhibit B is executing a voting agreement with Parent and the Company (each such agreement, a “Voting Agreement”).

D. For U.S. federal income tax purposes, it is intended that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 8:00 a.m. (California Time) on a date to be jointly designated by Parent and the Company, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions set forth in Sections 6.6 and 7.6, which are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company and specified in such certificate of merger (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually agreed by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held, directly or indirectly, by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(ii) any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in Sections 1.5(a)(i), 1.5(a)(ii) and 1.5(d), and subject to Sections 1.5(b), 1.5(c) and 1.7, each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive (A) 0.225 (the “Exchange Ratio”) of a share of Parent Common Stock, (B) any cash in lieu of fractional shares of Parent Common Stock that the holder of such share is entitled to receive pursuant to Section 1.5(c) and (C) any dividends or other distributions that the holder of such share is entitled to receive pursuant to Section 1.7(d) (the consideration described in clauses “(A),” “(B)” and “(C)” being referred to as “Merger Consideration”); and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the date of this Agreement and ending upon the earlier of (i) the Effective Time and (ii) the valid termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event occurs during such period, then the Exchange Ratio will be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. If, during the Pre-Closing Period, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event occurs during such period, then the Exchange Ratio will be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) No fraction of a share of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional share shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractions of a share of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, upon surrender of such holder’s Company Stock Certificate(s) or the transfer of Uncertificated Company Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Measurement Price.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Restricted Stock that is outstanding and unvested immediately prior to the Effective Time and held by a Continuing Employee or Continuing Service Provider shall be converted, subject to Section 1.5(c), into that number of shares of Parent Restricted Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock award, multiplied by (ii) the Exchange Ratio (each such assumed share of Company Restricted Stock, as so adjusted, a share of “Converted Restricted Stock”). Any Converted Restricted Stock issued in accordance with this Section 1.5(d) shall be subject to substantially the same terms and conditions as were applicable to such shares of Company Restricted Stock prior to the Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. Notwithstanding anything to the contrary contained in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Restricted Stock that is outstanding and unvested immediately prior to the Effective Time and held by a Person who is not a Continuing Employee or a Continuing Service Provider shall be canceled and extinguished for no consideration.

(e) No interest will be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or in respect of Uncertificated Company Shares.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Subsidiary of the Surviving Corporation following the Effective Time in accordance with Section 1.5(a)(i), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry positions (each such share, an “Uncertificated Company Share”) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Company Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Company Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Company Stock Certificates.

(a) On or prior to the Closing Date, Parent shall select Parent’s transfer agent (after consultation with the Company) or another reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”) and enter into an exchange agent agreement, in customary form, with the Exchange Agent. Prior to or substantially concurrently with the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (a) certificates or book entry positions representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(iii); and (b) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to the deposited shares of Parent Common Stock pursuant to Section 1.7(d) are referred to collectively as the “Exchange Fund.” The cash portion of the Exchange Fund will be held by the Exchange Agent and not invested.

(b) Promptly after the Effective Time, the Exchange Agent will mail to the Persons who, as of the Effective Time, were record holders of Company Stock Certificates: (i) a notice advising such holder of the effectiveness of the Merger; (ii) a letter of transmittal in customary form (including a provision confirming that delivery of a Company Stock Certificate will be effected, and risk of loss and title to such Company Stock Certificate will pass, only upon proper delivery of such Company Stock Certificate) and reasonably acceptable to each of Parent, the Company and the Exchange Agent; and (iii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with the delivery of a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Exchange Agent in connection with the surrender of such Company Stock Certificate, (A) Parent shall cause the Exchange Agent to issue the number of whole shares of Parent Common Stock, if any, that the holder (or such holder’s transferee in accordance with Section 1.7(e)) of such Company Stock Certificate is entitled to receive pursuant to Section 1.5(a)(iii) in exchange therefor, in non-certificated book-entry form in the name of such holder (or such holder’s transferee in accordance with Section 1.7(e)), and to mail to such Person, as promptly as reasonably practicable thereafter, (1) a statement reflecting the number of whole shares of Parent Common Stock so issued and (2) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.7(i)) of any cash in lieu of fractional shares plus any unpaid dividends or distributions that such Person has the right to receive pursuant to Sections 1.5(c) and 1.7(d), as applicable, and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5.

(c) Any holder of Uncertificated Company Shares will not be required to deliver a Company Stock Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration with respect to such Uncertificated Company Shares. Upon receipt of an “agent’s message” in customary form (it being understood that holders of Uncertificated Company Shares will be deemed to have transferred such Uncertificated Company Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) after the Effective Time with respect to such holder (or such holder’s transferee in accordance with Section 1.7(e)), (A) Parent shall cause the Exchange Agent to (1) issue the number of whole shares of Parent Common Stock, if any, that such holder (or such holder’s transferee in accordance with Section 1.7(e)) is entitled to receive pursuant to Section 1.5(a)(iii) in exchange therefor, in non-certificated book-entry form in the name of such holder (or such holder’s transferee in accordance with Section 1.7(e)), and (2) mail to such Person, as promptly as reasonably practicable thereafter, (x) a statement reflecting the number of whole shares of Parent Common Stock so issued and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.7(i)) of any cash in lieu of fractional shares plus any unpaid dividends or distributions that such Person has the right to receive pursuant to Sections 1.5(c) and 1.7(d), as applicable, and (B) the Uncertificated Company Shares so transferred shall be canceled. The Exchange Agent shall accept transferred Uncertificated Company Shares upon compliance with such reasonable instructions as the Exchange Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. Until transferred as contemplated by this Section 1.7(c), each Uncertificated Company Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5.

(d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Uncertificated Company Share, in each case with respect to the Parent Common Stock that such holder has the right to receive in the Merger, until such holder surrenders such Company Stock Certificate or Uncertificated Company Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(e) In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Company Shares is registered if: (i) any such Company Stock Certificate is properly endorsed or otherwise in proper form for transfer; and (ii) such holder has paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or has established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable).

(f) If any Company Stock Certificate is lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(g) Any portion of the Exchange Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Exchange Agent for transfer of Uncertificated Company Shares, in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(h) If any Company Stock Certificate has not been surrendered, or any Uncertificated Company Share has not been transferred, by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the Merger Consideration that such Company Stock Certificate or Uncertificated Company Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such Merger Consideration shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of any claim or interest of any Person previously entitled thereto. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(i) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Equity Award such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts will be timely paid over to the appropriate Governmental Body and will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company and Merger Sub, then the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of the Company, in the name of Merger Sub or otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that the representations and warranties contained in this Section 2 are subject to: (a) the exceptions and disclosures set forth in the Company Disclosure Schedule (subject to Section 9.6); and (b) the disclosures in any Company SEC Report filed with the SEC at least three Business Days before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors” or any similar heading or caption, any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking, and (iii) excluding any Company SEC Reports that are not publicly available on the SEC’s Electronic

Data Gathering Analysis and Retrieval System (“EDGAR”) on the date that is three Business Days before the date of this Agreement)):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) another Acquired Company or (ii) equity securities of publicly-traded Entities acquired for cash management or passive investment purposes in the ordinary course of business. None of the Acquired Companies is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Acquired Companies is qualified to do business as a foreign entity and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of the Company’s Significant Subsidiaries, including all amendments thereto as of the date of this Agreement. The Company has Made Available to Parent accurate and complete copies, as of the date of this Agreement, of: (a) the charters of all committees of the Company’s board of directors; and (b) each code of conduct or similar policy adopted by the Company or any of the Company’s Significant Subsidiaries or by the board of directors (or similar governing body), or any committee of the board of directors (or similar governing body), of the Company or any of the Company’s Significant Subsidiaries. None of the Company or any of its Significant Subsidiaries is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents) of such Entity.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 800,000,000 shares of Company Common Stock; and (ii) 100,000,000 shares of preferred stock, $0.00001 par value per share (“Company Preferred Stock”). As of 5:00 p.m. (California time) on October 25, 2021 (the “Company Listing Date”): (i) 148,929,117 shares of Company Common Stock were issued and outstanding (which amount includes shares of Company Restricted set forth in Section 2.3(b)(iv)); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no shares of Company Common Stock were held by the Company as treasury shares. There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. There is no Company Contract relating to the voting or registration of any shares of Company Common Stock. Except pursuant to Company Equity Plans and the agreements evidencing outstanding Company Equity Awards, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(b) As of 5:00 p.m. (California time) on the Company Listing Date: (i) 15,044,092 shares of Company Common Stock were subject to issuance pursuant to Company options granted and outstanding under the Company Equity Plans (“Company Options”); (ii) 5,416,004 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2018 Employee Stock Purchase Plan, as amended August 22, 2019 (the “Company ESPP”); (iii) 6,647,631 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company restricted stock units (“Company RSUs”); (iv) 229,661 shares of restricted Company Common Stock were unvested pursuant to Company restricted awards granted and outstanding under the Company Equity Plans (“Company Restricted Stock”); (v) no shares of Company Common Stock were subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; (vi) no Company Equity Awards were outstanding other than those granted under the Company Equity Plans; and (vii) 16,963,795 shares of Company Common Stock were reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans.

(c) Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of 5:00 p.m. (California time) on the Company Listing Date: (1) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (2) the name of the holder of such Company Equity Award; (3) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, if any, both the target and the maximum number of shares of Company Common Stock); (4) the exercise price (if any) of such Company Equity Award; (5) the date on which such Company Equity Award was granted; (6) the date on which such Company Equity Award expires; (7) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (8) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (9) whether the vesting of such Company Equity Award differs materially from the Company’s standard vesting schedule. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(d) The Company has Made Available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise).

(e) Except (x) as set forth in Section 2.3(a) and 2.3(b) and (y) for changes since 5:00 p.m. (California time) on the Company Listing Date resulting from the exercise of Company Options or the vesting of Company RSUs or Company Restricted Stock, in each case, outstanding as of the Company Listing Date and in accordance with their terms, as of the date of this Agreement: (i) the Company does not have any shares of capital stock or other equity interests outstanding; and (ii) other than the Company ESPP, there is no (A) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) issued or granted by any of the Acquired Companies to acquire any shares of the capital stock or other securities of any of the Acquired Companies, (B) outstanding security, instrument or obligation issued, granted or entered into by any of the Acquired Companies that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in material compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) the terms of applicable Contracts.

(g) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned directly or indirectly by the Company, free and clear of any Encumbrances, except for restrictions on transfer under applicable securities laws and Permitted Encumbrances.

2.4 SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2019 (the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof shall be broadly construed to include any manner in which any document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that, individually or in the aggregate, will not be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person that is not an Acquired Company are required by GAAP to be included in the financial statements of the Company and its consolidated Subsidiaries.

(c) The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2019, the Company has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

(e) The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(f) Since January 1, 2019, none of the Acquired Companies has entered into or effected any securitization transactions or any “off-balance sheet arrangements” of the type required to be disclosed pursuant to Item 303 of Regulation S-K under the Exchange Act.

(g) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h) Between January 1, 2019 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required or permitted by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

2.5 Absence of Changes. Between December 31, 2020 and the date of this Agreement: (a) there has not been any Material Adverse Effect on the Company; and (b) none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b)(i), clause “(B)” of Section 4.2(b)(v), Section 4.2(b)(xiii), Section 4.2(b)(xv), Section 4.2(b)(xvi) or Section 4.2(b)(xviii).

2.6 Title to Tangible Assets. Except with respect to real property or Intellectual Property, the Acquired Companies own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such material assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7 Real Property; Equipment; Leasehold.

(a) None of the Acquired Companies owns any real property or any interest in real property, other than the Leases. Part 2.7(a) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person in excess of 35,000 square feet (such real property being referred to as “Leased Real Property” and each such lease, sublease, license or occupancy agreement being referred to as a “Lease”). There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any Leased Real Property in excess of 35,000 square feet to any Person other than the Acquired Companies, and there is no Person in possession of any Leased Real Property other than the Acquired Companies.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term.

(c) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put and, to the Knowledge of the Company, are in good condition and repair in all material respects (ordinary wear and tear excepted).

2.8 Intellectual Property.

(a) The Company has Made Available to Parent a schedule accurately identifying: (i) each item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right, in any field or territory; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP, the identity of such other owner and nature of such ownership interest).

(b) Part 2.8(b)(i) of the Company Disclosure Schedule accurately identifies each Company Inbound License. Part 2.8(b)(ii) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each Company Outbound License.

(c) The Acquired Companies exclusively own all right, title and interest in and to the Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing: (i) all assignments, documents and instruments necessary to perfect the rights of the Acquired Companies in any Company IP that is Registered IP have been duly executed and validly delivered, filed and otherwise recorded in a timely manner with the appropriate Governmental Body, and each recording is in compliance with all applicable Legal Requirements; (ii) each Person who is or was involved in the creation, invention, contribution or development of any material Intellectual Property or Intellectual Property Rights in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable; (iii) to the Knowledge of the Company, no Governmental Body, university, college, or other educational institution or research center has or purports to have any ownership in, or rights to, any Company IP; (iv) each Acquired Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and to otherwise protect, create, enforce, maintain and preserve its Intellectual Property Rights, and, to the Knowledge of the Company, there has been no violation, infringement or unauthorized access or disclosure of the foregoing that would reasonably be expected to have a Material Adverse Effect on the Company; (v) none of the Acquired Companies: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that does or would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any Company IP; or (2) has received a request in writing from any Person for any license or other right to any Company IP in connection with the activities of or any participation in any Standards Organization; and (vi) to the Knowledge of the Company, the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted by the Acquired Companies, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) All Company IP that is Registered IP and is owned or purported to be owned by any Acquired Company is subsisting and, to the Knowledge of the Company, valid and enforceable (other than pending applications). Without limiting the generality of the foregoing: (i) with respect to each item of Company IP that is Registered IP, all necessary: (A) fees, payments and filings have been timely submitted to the relevant Governmental Body or domain name registrar; and (B) other actions have been timely taken, in the case of each of clauses “(A)” and “(B),” to maintain each such item of Company IP that is Registered IP in full force and effect; and (ii) no Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under, or termination of, any Company Inbound License or Company Outbound License; (iii) the grant, assignment or transfer to any other Person of any license or other right, immunity, or interest under, in or to any Company IP or Intellectual Property Rights owned by any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates; (iv) any Acquired Company, Parent, the Surviving Corporation, or any of their respective Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property or Intellectual Property Rights anywhere in the world; (v) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company IP; or (vi) any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company.

(f) Since January 1, 2019, to the Knowledge of the Company, no Acquired Company has infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, except as would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding, except for such claims or Legal Proceedings as would not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) since January 1, 2019, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any Intellectual Property or Intellectual Property Right of another Person, including: (A) any letter or other communication asserting infringement, misappropriation, violation or unlawful use or threatening litigation, or suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person and implying or suggesting that any Acquired Company has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property or Intellectual Property Right; or (B) any letter or other communication requesting or demanding defense of, or indemnification with respect to, any infringement claim, except for such claims as would not reasonably be expected to have a Material Adverse Effect on the Company.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any Company Product or other material Company IP to any escrow agent or other Person. No event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Source Material for any Company Product or other material Company IP to any escrow agent or other Person.

(h) No Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other

Software included in the Company IP, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge. Each Acquired Company has at all times complied with, and is currently in compliance in all material respects with, all of the licenses, conditions, and other requirements applicable to Open Source Software.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, since October 1, 2018, (i) the Acquired Companies’ Processing of Protected Information has complied, and complies with: (A) the Processing, privacy and security requirements of each Company Contract; (B) applicable Information Privacy and Security Laws; (C) applicable policies and procedures adopted by the Acquired Companies relating to the Processing, privacy or security of Protected Information; and (D) each Consent or authorization received by the Acquired Companies from any Governmental Body or the subjects of such Protected Information pertaining to the Processing thereof, and (ii) each Acquired Company has lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under any Information Privacy and Security Law for its Processing of Protected Information in such Acquired Company’s possession or under its control.

(j) Employees of the Acquired Companies who have access to Protected Information have received documented training with respect to compliance with all applicable policies and procedures and Information Privacy and Security Laws.

(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company (i) appropriately protects the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption, (ii) has, since October 1, 2018, implemented and maintains a reasonable and appropriate information security program that: (A) complies with all Information Privacy and Security Laws; (B) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information, and to the rights and freedoms of the subjects of that Protected Information; (C) monitors and protects Protected Information and all IT Systems (each to the extent within its possession or control) against any unauthorized Processing, interruption, modification or corruption, in each case in conformance with Information Privacy and Security Laws; (D) implements, monitors and maintains reasonable and appropriate, administrative, organizational, technical and physical safeguards to control the risks described in clauses “(B)” and “(C)” above; (E) is described in written data security policies and procedures; (F) assesses each of the Acquired Companies’ data security practices, programs and risks; and (G) maintains incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information, and (iii) is taking, and has at all times since October 1, 2018 taken, reasonable and appropriate steps to ensure that any third party authorized to Process Protected Information on behalf of such Acquired Company provides similar safeguards, in each case, in compliance with applicable Information Privacy and Security Laws and consistent with general industry standards.

(l) All of the Company Software and Company Products are operational and conform in all material respects with their documentation. None of the Company Software or Company Products: (i) contains any bug, defect or error that adversely affects, in any material respect, the use, functionality or performance of such Company Software or Company Product or any product or system containing or used in conjunction with such Company Software or Company Product; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or Company Product, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(m) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there has been no data security breach of any IT System, or unauthorized Processing of any Protected Information, owned, Processed, or controlled by or on behalf of any of the Acquired Companies. In each calendar year since October 1, 2018, each Acquired Company has performed a security risk assessment in accordance with industry standards and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, addressed and fully remediated all threats and deficiencies identified in those security risk assessments.

(n) No Acquired Company (i) is, to the Knowledge of the Company, under investigation by any Governmental Body for a violation of any Information Privacy and Security Law; or (ii) has received any written notice or audit request from a Governmental Body relating to any such violation.

(o) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the (i) Processing of Protected Information by the Acquired Companies in connection with the Contemplated Transactions, and (ii) execution, delivery and performance of this Agreement and the Contemplated Transactions, comply with each of the Acquired Companies’ applicable privacy notices and policies and with all applicable Information Privacy and Security Laws.

(p) Since October 1, 2018, each Acquired Company has taken reasonable measures to secure all Company Technology prior to selling, distributing, deploying or otherwise making it available and has made patches and updates to such Company Technology in accordance with industry standards. Without limiting the generality of the foregoing, each Acquired Company has performed penetration tests and vulnerability scans of all Company Technology and those tests and scans were conducted in accordance with best industry standards. Each Acquired Company has reasonable processes in place to remediate, and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, remediates, each in accordance with industry standards, vulnerabilities identified by any such tests or scans. To the Knowledge of the Company, no Company Technology contains any vulnerability that is assigned a CVSS score of 7.0 or higher in the National Institute of Standards and Technology’s National Vulnerability Database. No Company Technology contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to perform any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without an authorized party’s consent.

(q) The IT Systems are configured in accordance with, and perform, and have at all times performed, in compliance with nationally and internationally accepted security standards, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. The IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. The IT Systems (i) are in good repair and operating condition to effectively perform all information technology operations necessary to conduct each Acquired Company’s business, and (ii) do not contain any viruses or other computer code intentionally designed to disrupt, disable, or harm in any manner the operation of, or to provide unauthorized access to, any IT System. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, since October 1, 2018, (A) there has been no failure, breakdown or continued substandard performance of any IT System that has caused a material disruption or interruption in or to the operation of any Acquired Company’s business, and (B) each Acquired Company has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities. No Acquired Company is in breach of any Company Contract relating to any IT System, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with the passage of time or the giving of notice, or both, would constitute a breach of any Company Contract relating to any IT System.

2.9 Material Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts:

(i) any Contract: (A) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate; or (B) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus (paid in cash or stock) or similar payment (other than payments constituting base salary and commissions and payments made in the ordinary course of business) in excess of $100,000 to any Company Associate;

(ii) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of any of the benefits of which will be accelerated, by the consummation of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

(iii) any collective bargaining, union or works council agreement;

(iv) any Contract relating to the acquisition, development, sale or disposition of any business unit, product line or material Company IP, except for assignments of Intellectual Property and Intellectual Property Rights to the Acquired Companies from their employees or contractors on standard forms used by the Acquired Companies;

(v) any Contract that provides for indemnification of any Company Associate;

(vi) any Contract (excluding Leases): (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue or similar agreement; or (B) for any capital expenditure in excess of $1,000,000;

(vii) any Contract relating to the acquisition, transfer, development (including joint development) or joint ownership of any material Intellectual Property or Intellectual Property Rights, except for assignments of Intellectual Property and Intellectual Property Rights to the Acquired Companies from their employees or contractors on standard forms used by the Acquired Companies;

(viii) any Contract (excluding Leases): (A) relating to the disposition or acquisition by any Acquired Company of any assets (other than dispositions of inventory in the ordinary course of business consistent with past practice) or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $5,000,000; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, in any other Person, other than another Acquired Company;

(ix) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(x) any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of an Acquired Company’s requirements from any third party;

(xi) each Contract that provides to another Person the right to purchase, license or otherwise acquire an unlimited quantity of or unlimited usage of Company Products (based on any Acquired Company’s ordinary pricing metrics for such Company Products) for a fixed aggregate price or at no additional charge (including through “enterprise wide,” “unlimited use” or “all you can eat” provisions);

(xii) any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than: (A) accounts receivable and accounts payable; (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice; and (C) extensions of credit to customers in the ordinary course of business;

(xiii) any Contract: (A) that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction; or (B) pursuant to which any Acquired Company creates or grants a material Encumbrance on any of its properties or other assets;

(xiv) any Contract with a Major Customer or a Major Supplier;

(xv) any Contract (excluding Leases) that contemplates or involves the payment or delivery of cash or other consideration by or to any Acquired Company in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services by or for any Acquired Company having a value in excess of $1,000,000 in the aggregate, other than a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $1,000,000 in aggregate;

(xvi) any settlement, conciliation or similar Contract: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $500,000 in the aggregate after the date of this Agreement;

(xvii) any material Government Contract; and

(xviii) any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security; (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security; or (C) providing any of the Acquired Companies with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any security.

For purposes of this Agreement, Company Contracts of the type required to be set forth in Part 2.9(a) of the Company Disclosure Schedule, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) and each Lease shall be deemed to constitute a “Material Contract.” The Company has Made Available to Parent an accurate and complete copy of each Material Contract.

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has materially violated or breached, or committed any material default under, any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

2.10 Company Products. No Acquired Company is obligated to, and no Acquired Company has indicated that it would (a) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype, except as a part of the Acquired Company’s standard maintenance and support program or (b) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person. Each Company Product sold, licensed, delivered, provided or otherwise made available by any Acquired Company conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

2.11 Major Customers and Suppliers.

(a) Part 2.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) each customer (including distributors and resellers) who was one of the 10 largest sources of revenues for the Acquired Companies during fiscal year 2020 or during the first nine months of calendar year 2021, based on amounts paid or payable and (ii) any other customer (including distributors and resellers) that would otherwise reasonably be expected to be material to the Acquired Companies (each, a “Major Customer”). No Acquired Company has any pending material dispute with any Major Customer. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer will likely not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate, or materially reduce the scale of, the business it conducts with any of the Acquired Companies.

(b) Part 2.11(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) each supplier or service provider who was one of the 20 largest suppliers or service provider of the Acquired Companies during fiscal year 2020 or during the first nine months of calendar year 2021, based on amounts paid or payable to such suppliers and (ii) any other supplier that would otherwise reasonably be expected to be material to the Acquired Companies (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially reduce the scale of the business it conducts with any of the Acquired Companies.

2.12 Liabilities.

(a) None of the Acquired Companies has any liability, other than: (i) liabilities set forth in the consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports; (ii) liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business; (iii) liabilities for performance of obligations of the Acquired Companies under Company Contracts, other than liabilities arising from a breach of any Company Contract or any event, circumstance or condition that, with notice or lapse of time or both, would constitute or result in a breach of any Company Contract; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Part 2.12(b) of the Company Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $5,000,000 in the aggregate (other than any indebtedness owed to another Acquired Company).

2.13 Compliance with Legal Requirements.

(a) Each of the Acquired Companies is, and has at all times since January 1, 2019 been, in compliance with all applicable Legal Requirements, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) Since October 1, 2016, none of the Acquired Companies, and no director, officer, other employee or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any applicable anti-corruption or anti-bribery Legal Requirement, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 2.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is in violation of any applicable Legal Requirement, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since October 1, 2016, none of the Acquired Companies or any other Entity under any Acquired Company’s control has been charged or prosecuted, or to the Knowledge of the Company, investigated for any violation of any applicable Legal Requirement. None of the Acquired Companies or any Entity under any Acquired Company’s control has disclosed to any Governmental Body information that establishes or indicates that an Acquired Company violated or may have violated any Legal Requirement applicable to the Acquired Companies, or is aware of any circumstances that might give rise to an investigation in the future.

(c) Since October 1, 2016, each of the Acquired Companies and each Entity under any Acquired Company’s control: (i) has been and is in material compliance with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has prepared and timely applied for, and obtained and complied in all material respects with, all licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business.

(d) None of the Acquired Companies or any of their respective directors, officers, employees( when working on any Acquired Company’s behalf) or, to the Knowledge of the Company, agents (when working on any Acquired Company’s behalf): (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other similar Governmental Body; (ii) has violated or made a disclosure (voluntary or otherwise) regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law or any other similar Legal Requirement; (iii) has ever engaged in any transaction or otherwise dealt directly or indirectly with the Crimea Region of Ukraine/Russia, Cuba, Iran, North Korea, Sudan or Syria in violation of U.S. Export and Import Law or Foreign Export and Import Law; or (iv) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea, Sudan or Syria, or a person ordinarily resident in the Crimea region of Ukraine/Russia in violation of any U.S. Export and Import Law or Foreign Export and Import Law.

(e) None of the Acquired Companies has been cited or fined for failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is or has been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

2.14 Governmental Authorizations. Except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (a) the Acquired Companies hold, and since January 1, 2019 have held, all Governmental Authorizations, and have made all filings required under applicable Legal Requirements, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) each Acquired Company is and has always been in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding (i) any actual or possible material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. None of the Acquired Companies has received any material grant, incentive or subsidy from any Governmental Body.

2.15 Tax Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) (A) each of the Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body (the “Acquired Company Returns”) (1) has been filed on or before the applicable due date (including any extensions of such due date) and (2) is accurate and complete in all material respects; and (B) all Taxes for which the Acquired Companies are liable have been timely paid or accrued (in accordance with GAAP), whether or not such Taxes are shown as due and payable on any Tax Return;

(ii) the Company Balance Sheet reflects a reserve established in accordance with GAAP for all liabilities of the Acquired Companies for Taxes through the date of the Company Balance Sheet, and since the date of the Company Balance Sheet, none of the Acquired Companies has incurred any liabilities for Taxes outside the ordinary course of the operation of the business of the Acquired Companies, except in connection with the transactions contemplated by this Agreement;

(iii) no extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person) and remains in effect;

(iv) (A) no Tax audit, claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax that has not been resolved; (B) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (C) no deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Body against any Acquired Company that remains unpaid; and (D) in the three years prior to the date of this Agreement, no written claim has been made by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction

(v) no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(vi) no Acquired Company has any liability for the Taxes of any Person (other than another Acquired Company) under Treas. Reg. § 1.1502-6 (or any similar provision of any state, local or foreign Legal Requirement, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract (except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes) or otherwise;

(vii) none of the Acquired Companies is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(viii) no Acquired Company has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Legal Requirement;

(ix) none of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the

Closing as a result of: (A) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under any state, local or foreign Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (B) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign Tax Legal Requirements) arising from any transaction that occurred prior to the Closing; (C) any installment sale or open transaction that occurred prior to the Closing; (D) any prepaid amount received outside the ordinary course of business prior to the Closing; or (E) any election under Section 108(i) of the Code made prior to the Closing;

(x) none of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements), and no Acquired Company has requested, has received or is subject to any written ruling of a Governmental Body or has entered into any written agreement with a Governmental Body with respect to any Taxes; and

(xi) each of the Acquired Companies has withheld from each payment or deemed payment made to each Company Associate, its past and present suppliers, creditors, stockholders and other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes.

(b) No Acquired Company has taken any action, and the Company does not have any Knowledge of any fact, agreement, plan or other circumstance, that could reasonably be expected to preclude the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Employee and Labor Matters; Benefit Plans.

(a) The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” and the employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily outside the United States is terminable either “at will” or at the expiration of a standard notice period or standard severance as set forth in applicable local regulations or contained in a written Contract Made Available to Parent. The Company has Made Available to Parent accurate and complete copies of all material employee manuals and handbooks of the Acquired Companies in effect as of the date of this Agreement.

(b) None of the Acquired Companies is or has ever been a party to, subject to, or under any obligation to bargain for, or is negotiating or required to negotiate the terms of, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council or similar entity representing any Company Associate, and there are no labor organizations, unions, works councils or similar entities representing or, to the Knowledge of the Company, purporting to seeking to represent any employee or Contract Worker of any of the Acquired Companies. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Legal Requirement, must provide consent or otherwise be notified or consulted, or with which negotiations need to be conducted, in connection with any of the Contemplated Transactions. Since October 1, 2017, none of the Acquired Companies has engaged in any material unfair labor practice as defined in the National Labor Relations Act or any other similar Legal Requirement (an “Unfair Labor Practice”). Since October 1, 2017: (i) there has not been any Unfair Labor Practice complaint, charge or suit pending or, to the Knowledge of the Company, threatened against any Acquired Company before the U.S. National Labor Relations Board or any similar body or Entity in the United States or any other country in which any Acquired Company has employees or performs services; and (ii) no Acquired Company has received any demand letter, draft of suit or other written communication related to any matter described in clause “(i)” above. There are no slowdowns, strikes, pickets, boycotts, group work stoppages, labor disputes, industrial disputes, labor interruptions, attempts to organize or union organizing activity, or any similar activity or dispute in progress, pending or, to the

Knowledge of the Company, threatened against or affecting any of the Acquired Companies or any of their employees.

(c) Except as would not reasonably be expected to be material to the Acquired Companies, (i) each Company Associate that renders or has rendered services to any of the Acquired Companies that is or was classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes (including: (A) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Legal Requirements; (B) applicable Tax Legal Requirements; and (C) unemployment insurance and worker’s compensation obligations), and (ii) the Acquired Companies have properly classified and treated each such individual in accordance with all applicable Legal Requirements and for purposes of all applicable Company Employee Plans and perquisites. Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice from any Person disputing such classification. No Contract Worker is eligible to participate in any Company Employee Plan.

(d) To the Knowledge of the Company, no Company Associate has used to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company. To the Knowledge of the Company, each Company Associate is legally authorized to work in all locations where he or she performs services for the Acquired Companies.

(e) Each Acquired Company is, and since October 1, 2017 each Acquired Company has been, in compliance with all Employment Laws in all material respects. None of the Acquired Companies has effectuated or will effectuate a plant closing, termination, relocation, mass layoff, furlough, separation from position, reduction, or other termination of any current or former employee of any Acquired Company that has imposed or would impose any obligation or other liability upon any Acquired Company under WARN or would otherwise require any Acquired Company to notify or consult with, prior to or after the Effective Time, any Governmental Body or other Person with respect to the impact of the Contemplated Transactions. Except as would not reasonably be expected to result in a material liability, each of the Acquired Companies has properly accrued in the ordinary course of business, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, directly or indirectly, for any Acquired Company as of the date of this Agreement. To the Knowledge of the Company, none of the Acquired Companies has any material liability for any arrears of wages, salaries, overtime pay, premium pay, commissions, bonuses, benefits, severance pay or other amounts, including pursuant to any Contract, policy, practice or applicable Legal Requirement, or any Taxes or any penalty for failure to comply with any of the foregoing. None of the Acquired Companies has any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice). Except as would not reasonably be expected to be material to the Acquired Companies, each of the Acquired Companies maintains accurate and complete records of overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions where such Acquired Company maintains employees.

(f) To the Knowledge of the Company, since October 1, 2017, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination, harassment on the basis of gender or race, or any similar behavior (a “Misconduct Allegation”) has been made against any person who is or was an officer, director, manager or supervisory-level employee of any Acquired Company in such person’s capacity as such or in any other capacity. Since October 1, 2017, no Acquired Company has entered into any material settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating to any Misconduct Allegation against any Acquired Company or any person who is or was an officer, director, manager, employee or Contract Worker of any Acquired Company.

(g) Part 2.16(g) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each material Company Employee Agreement that is maintained in the U.S., Canada, The Netherlands and Ireland . None of the Acquired Companies has committed to establish or enter into any new arrangement that would constitute a material Company Employee Plan or material Company Employee Agreement, or to materially modify any material Company Employee Plan or material Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements). The Company has Made Available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all material documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all material amendments thereto; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) the most recently filed annual report (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the trust agreement, insurance Contract or other funding instrument, if any, with respect to each material Company Employee Plan; (v) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan years; and (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(h) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Company Employee Plan has been established, maintained and operated in accordance with its terms and in compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each Foreign Company Plan intended to qualify for special tax treatment satisfies in all material respects the requirements for such treatment. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to the Parent Entities, the Acquired Companies or any ERISA Affiliates (other than ordinary administration expenses). There is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened by the IRS, DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Legal Requirements. Except as would not result in material liability, each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Company Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved.

(i) None of the Acquired Companies, and none of their respective ERISA Affiliates, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a

“voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan, and none of the Contemplated Transactions will cause any such assets or insurance obligations to be less than such benefit obligations.

(j) Except as set forth in Part 2.16(j) of the Company Disclosure Schedule, no Company Employee Plan or Company Employee Agreement provides (except at no material cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any material liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(k) Except as set forth in Part 2.16(k) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(l) Each Company Employee Plan, Company Employee Agreement or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is and has at all times been administered, in all material respects, in documentary and operational compliance with the requirements of Section 409A. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.

(m) Since March 1, 2020, no Acquired Company has: (i) taken any material action affecting the terms or conditions of employment of its current or former employees or other service providers related to the COVID-19 pandemic, including implementing workforce reductions, terminations, furloughs, deferral of payment or providing compensation or benefits, or changes to compensation, benefits or working schedules or Company Employee Plans; or (ii) applied for or received any loan or deferred Tax, or claimed any Tax credit, under any applicable Legal Requirement or any directive issued by, or under any program implemented or sponsored by, any Governmental Body or public health agency in connection with the COVID-19 pandemic.

2.17 Environmental Matters.

(a) Except as would not reasonably be expected to have or result in a Material Adverse Effect on the Company, each of the Acquired Companies is, and since October 1, 2016 has been, in compliance in all material respects with, and is not and has not been subject to any material liability under, applicable Environmental Laws, including timely applying for, possessing, maintaining, and materially complying with the terms and conditions of all material Governmental Authorizations required under applicable Environmental Laws.

(b) Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Person that alleges that any of the Acquired Companies is not in material compliance with, or has any material liability under, any Environmental Law.

(c) The Company has Made Available to Parent copies of all material environmental assessments, Governmental Authorizations, reports, audits and other material documents in the Acquired Companies’ possession or under their control that relate to the Acquired Companies’ compliance with or any liability under any Environmental Law or the environmental condition of any real property that any of the Acquired Companies currently or formerly has owned, operated, or leased.

2.18 Insurance. Except as would not reasonably be expected to have or result in a Material Adverse Effect on the Company, (i) each insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Acquired Companies is in full force and effect (except for policies that have expired under their terms in the ordinary course) and all premiums due thereon have been paid in full, (ii) as of the date of this Agreement, no written notice of default or termination has been received by any Acquired Company in respect thereof, and (iii) between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19 Legal Proceedings; Orders. There is no Legal Proceeding pending or that, to the Knowledge of the Company, has been threatened against any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, there is no pending Legal Proceeding against any Acquired Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. There is no Order to which any of the Acquired Companies is subject that would reasonably be expected to materially impact the business or operations of the Acquired Companies.

2.20 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject only to the adoption of this Agreement by the Required Company Stockholder Vote and assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11. The Company’s board of directors (at a meeting duly called and held) has: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary and assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. As of the date of this Agreement, none of such board actions or board resolutions have been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and, assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement by the Company, in each case other than, with respect to the consummation of the Merger, the receipt of the Required Company Stockholder Vote and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.21 Takeover Statutes; No Rights Plan. Assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11, the Company’s board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Voting Agreement, any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger.

2.22 Vote Required. Assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

2.23 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Company or (ii) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the other Acquired Companies; (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract; (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for Permitted Encumbrances); or (f) result in the transfer of any material asset of any of the Acquired Companies to any Person, except, with respect to clauses “(a)(ii)” through “(f)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any other Antitrust Law and the Nasdaq Rules and listing standards, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure by the applicable Acquired Company to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a Material Adverse Effect on the Company.

2.24 Opinion of the Company’s Financial Advisors. The Company’s board of directors has received on the date of this Agreement from each of J.P. Morgan Securities LLC (“J.P. Morgan”) and Allen & Company LLC (“Allen & Company”), financial advisors to the Company, an oral opinion (which will be confirmed by a written opinion, each a “Section 2.24 Opinion”) to the effect that, as of the date of such opinion, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than, to the extent applicable, Parent, Merger Sub and their respective affiliates). The Company will furnish, after receipt thereof, an accurate and complete copy of each written Section 2.24 Opinion to Parent solely for informational purposes (it being understood and agreed that the Section 2.24 Opinions are for the benefit of the Company’s board of directors and may not be relied upon by Parent, Merger Sub or their respective affiliates).

2.25 Advisors’ Fees. Except for J.P. Morgan and Allen & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of each of J.P. Morgan and Allen & Company in connection with the Contemplated Transactions. Except for the fees payable to J.P. Morgan and Allen & Company pursuant to the agreements furnished to Parent in accordance with the preceding sentence, no premium, success fee, contingent fee or other fee, commission or payment to any legal, tax, accounting or financial advisor will be triggered or become due or payable by any Acquired Company as a result of the consummation of the Merger. No legal advisor to any Acquired Company has been or will be compensated at rates greater than such legal advisor’s standard hourly rates for services performed in connection with the Contemplated Transactions.

2.26 Related Person Transactions. Except for compensation or other employment arrangements entered into in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any Acquired Company, on the one hand, and any Affiliate (including any director or officer) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

2.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

2.28 No Other Representations. The Company, on behalf of itself and the other Acquired Companies, acknowledges that: (a) except for the representations and warranties expressly set forth in Section 3 and in the certificate delivered pursuant to Section 7.6, none of Parent, Merger Sub or any other Parent Entity (or any other Person) makes, or has made, any representation or warranty relating to the Parent Entities or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by Parent and Merger Sub in Section 3 and in the certificate delivered pursuant to Section 7.6 are in lieu of and are exclusive of all other representations and warranties made by Parent and Merger Sub, including any express or implied warranties as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of Parent or Merger Sub of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to the Company, any other Acquired Company or any of their respective Affiliates or Representatives. The Company, on behalf of itself and the other Acquired Companies, further acknowledges that, except for the representations and warranties expressly set forth in Section 3 and in the certificate delivered pursuant to Section 7.6, it has not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Parent Entities or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, any other Acquired Company or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. The Company acknowledges that neither Parent nor Merger Sub will have or be subject to any liability or indemnification obligation to the Company resulting from the distribution or provision to the Company, or the Company’s use of, or relating to the accuracy or completeness of any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the Contemplated Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 3 or in the certificate delivered pursuant to Section 7.6.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows (it being understood that the representations and warranties contained in this Section 3 are subject to: (a) the exceptions and disclosures set forth in the Parent Disclosure Schedule (subject to Section 9.6); and (b) the disclosures in any Parent SEC Report filed with the SEC at least three Business Days before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors” or any similar heading or caption, any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Parent SEC Reports that are not publicly available on EDGAR on the date that is three Business Days before the date of this Agreement)):

3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is, to the extent required, duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (to the extent such concept is recognized in such jurisdiction), except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent. Accurate and complete copies of the certificate of incorporation and bylaws of Parent, in each case as in effect as of the date of this Agreement, are publicly available on EDGAR on the date of this Agreement. Neither Parent nor Merger Sub is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws of such Entity.

3.2 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of: (i) 400,000,000 shares of Parent Common Stock; and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock”). As of 5:00 p.m. (California time) on October 26, 2021 (the “Parent Listing Date”): (A) 120,887,049 shares of Parent Common Stock were issued and outstanding; (B) no shares of Parent Preferred Stock were issued and outstanding; (C) no shares of Parent Common Stock were held by Parent as treasury shares; (D) 3,649,191 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options; (E) 5,065,717 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSUs; and (F) no shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent PSUs (assuming achievement of the target level of performance for Parent PSUs at the end of the applicable performance period).

(b) As of 5:00 p.m. (California time) on the Parent Listing Date: (i) 17,978,267 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2014 Stock Option and Incentive Plan (assuming achievement of the target level of performance for Parent PSUs at the end of the applicable performance period); and (ii) 5,631,443 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent ESPP. From 5:00 p.m. (California time) on the Parent Listing Date until the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock have been issued except for shares of

Parent Common Stock issued pursuant to the exercise of Parent Options or the vesting of Parent RSUs or Parent PSUs, in each case outstanding on the Parent Listing Date and in accordance with their terms.

(c) All outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, 100 of which are outstanding as of the date of this Agreement.

(d) Except (x) as set forth in Sections 3.2(a) and 3.2(b), (y) for the Convertible Notes and the Capped Calls and (z) for changes since 5:00 p.m. (California time) on the Parent Listing Date resulting from the exercise of Parent Options outstanding on the Parent Listing Date or the vesting of Parent RSUs or Parent PSUs outstanding on the Parent Listing Date in accordance with their terms, as of the date of this Agreement: (i) Parent does not have any shares of capital stock or other equity interests outstanding; and (ii) other than the Parent ESPP, there is no: (A) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) issued or granted by Parent to acquire any shares of capital stock or other securities of Parent; (B) outstanding security, instrument or obligation issued, granted or entered into by Parent that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Parent; or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.3 SEC Filings; Financial Statements.

(a) Parent has timely filed or furnished all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC since January 1, 2019 (the “Parent SEC Reports”). None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all Certifications, and the statements contained in each Certification are accurate and complete as of its date. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Reports. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that, individually or in the aggregate, will not be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person that is not a Parent Entity are required by GAAP to be included in the consolidated financial statements of Parent and its consolidated Subsidiaries.

(c) The Parent Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2019, Parent has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in Parent’s internal control over financial reporting.

(e) The Parent Entities maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Parent Entities is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(f) Between January 1, 2019 and the date of this Agreement, there have been no changes in any of Parent’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Reports, except as described in the Parent SEC Reports or except as may have been required or permitted by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

3.4 Absence of Changes. Between December 31, 2020 and the date of this Agreement: (a) there has not been any Material Adverse Effect on Parent; and (b) none of the Parent Entities has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require the Company’s consent under Section 4.2(c).

3.5 Liabilities. None of the Parent Entities has any liability, other than: (i) liabilities set forth in the consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Parent SEC Reports; (ii) liabilities that have been incurred by the Parent Entities since June 30, 2021 in the ordinary course of business; (iii) liabilities for performance of obligations of the Parent Entities under Contracts to which any of the Parent Entities is a party, other than liabilities arising from a breach of any such Contract or any event, circumstance or condition that, with notice or lapse of time or both, would constitute or result in a breach of any such Contract; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions; or (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.6 Legal Proceedings; Orders. There is no Legal Proceeding pending or that, to the Knowledge of Parent, has been threatened against any Parent Entity that would reasonably be expected to have a Material Adverse Effect on Parent. As of the date of this Agreement, there is no pending Legal Proceeding against any Parent Entity that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. There is no Order to which any of the Parent Entities is subject that would reasonably be expected to have a Material Adverse Effect on Parent.

3.7 Compliance with Legal Requirements. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each of the Parent Entities is, and has at all times since January 1, 2019 been, in compliance with all applicable Legal Requirements. Between January 1, 2019 and the date of this Agreement, none of the Parent Entities has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect on Parent.

3.8 Authority; Binding Nature of Agreement.

(a) Each of Parent and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject only to obtaining the Required Parent Stockholder Vote and the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, in each case other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the certificate of merger as required by the DGCL and, with respect to the Parent Share Issuance, the receipt of the Required Parent Stockholder Vote. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors of Parent has: (i) determined that the Merger and the issuance of shares of Parent Common Stock in the Merger as contemplated by this Agreement (the “Parent Share Issuance”), on the terms and subject to the conditions set forth in this Agreement, are advisable and fair to, and in the best interests of, Parent and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger and the Parent Share Issuance; (iii) recommended the approval of the Parent Share Issuance for purposes of the NYSE Rules by the holders of Parent Common Stock (the determination described in clause “(i)” above and the recommendation described in this clause “(iii)” being referred to as the “Parent Board Recommendation”); and (iv) directed that the Parent Share Issuance be submitted for approval by Parent’s stockholders at the Parent Stockholders’ Meeting. The board of directors of Merger Sub, as of the date of this Agreement, has: (i) determined that the Merger, on the terms and subject to the conditions set forth in this Agreement, is fair to, and in the best interests of, Merger Sub and its sole stockholder; (ii) approved this Agreement, and approved the Contemplated Transactions, in accordance with the DGCL; and (iii) declared this Agreement, the Merger and the other Contemplated Transactions advisable. As of the date of this Agreement, such board resolutions have not been rescinded, modified or withdrawn in any way. All shares of Parent Common Stock issuable in the Merger will be when issued in accordance with the terms of this Agreement, validly issued, fully paid, nonassessable and free of any preemptive rights.

3.9 Vote Required. The approval of the Parent Share Issuance by a majority of the votes cast by the holders of shares of Parent Common Stock on such proposal at the Parent Stockholders’ Meeting (the “Required Parent Stockholder Vote”) is the only vote of Parent’s stockholders required in connection with the consummation of the Merger and the other Contemplated Transactions.

3.10 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of either Parent or Merger Sub or (ii) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any other Parent Entity; or (b) contravene or conflict with or result in a violation of, or give any Governmental Body the right to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which any Parent Entity is subject, (c) contravene or conflict with, or result in a violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities; (d) contravene or conflict with, or result in a violation or breach of, or result in a default under, any provision of any material Contract to which any of the Parent Entities is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) accelerate the maturity or performance of any such material Contract or (iii) cancel, terminate or modify in any material respect any term of such material Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Parent Entities (except for Permitted Encumbrances), except with respect to clauses “(a)(ii)” through “(e)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the HSR Act, any other Antitrust Law or the NYSE Rules and listing standards, none of the Parent Entities is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub, except where the failure by the applicable Parent Entity to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a Material Adverse Effect on Parent.

3.11 Stock Ownership. As of the date of this Agreement, (a) none of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire shares of Company Common Stock, other than shares of Company Common Stock subject to Voting Agreements in favor of Parent executed by any stockholder of the Company, and (b) none of Parent, Merger Sub or any of their respective controlled Affiliates “owns” or has “owned” within the three years prior to the date hereof (as such terms are defined in Section 203 of the DGCL) 15% or more of the capital stock of the Company, other than by virtue of the Voting Agreements.

3.12 Capitalization and Operations of Merger Sub. All of the issued and outstanding shares of Merger Sub are as of the date of this Agreement, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has not conducted any material business prior to the date of this Agreement and has no material assets or material obligations of any nature, other than those incident to its formation and those incurred pursuant to or in connection with this Agreement, the Merger and the other Contemplated Transactions.

3.13 Tax Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on Parent:

(i) (A) each of the Tax Returns required to be filed by or on behalf of Parent and each of its Subsidiaries with any Governmental Body (1) has been filed on or before the applicable due date (including any extensions of such due date) and (2) is accurate and complete in all material respects; and (B) all Taxes for which Parent and each of its Subsidiaries are liable have been timely paid or accrued (in accordance with GAAP), whether or not such Taxes are shown as due and payable on any Tax Return;

(ii) (A) no Tax audit, claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax that has not been resolved; (B) there are no Encumbrances for Taxes upon any of the assets of any of Parent or any of its Subsidiaries except liens for current Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (C) no deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Body against Parent or any of its Subsidiaries that remains unpaid; and (D) in the three years prior to the date of this Agreement, no written claim has been made by any Governmental Body in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation in that jurisdiction;

(iii) neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Legal Requirement; and

(iv) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements), and neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Body or has entered into any written agreement with a Governmental Body with respect to any Taxes.

(b) Neither Parent nor Merger Sub has taken any action, and neither Parent nor Merger Sub has any Knowledge of any fact, agreement, plan or other circumstance, that could reasonably be expected to preclude the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.14 Fairness Opinion. Parent’s board of directors has received the opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”), financial advisor to Parent, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the various matters and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent.

3.15 Advisors’ Fees. No Person is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities for which the Acquired Companies would be liable.

3.16 Disclosure. None of the information to be supplied by or on behalf of Parent specifically for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent specifically for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by any Acquired Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.17 No Other Representations. Parent and Merger Sub acknowledge that: (a) except for the representations and warranties expressly set forth in Section 2, in the certificate delivered pursuant to Section 6.6 and in the Voting Agreements, neither the Company nor any of the other Acquired Companies (or any other Person) makes, or has made, any representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by the Company in Section 2 and in the certificate delivered pursuant to Section 6.6 are in lieu of and are exclusive of all other representations and warranties made by the Company, including any express or implied warranties as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of the Company of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to Parent, Merger Sub or any of their respective Affiliates or Representatives. Parent and Merger sub further acknowledge that, except for the representations and warranties expressly set forth in Section 2, in the certificate delivered pursuant to Section 6.6 and in the Voting Agreements, they have not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. Each of Parent and Merger Sub acknowledges that the Company will not have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the distribution or provision to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, or relating to the accuracy or completeness of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Contemplated Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 2 or in the certificate delivered pursuant to Section 6.6.

Section 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1 Access and Investigation.

(a) During the Pre-Closing Period, the Company shall, and shall cause each of the other Acquired Companies to, and shall use its reasonable best efforts to cause its and their respective Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers (including auditor work papers, subject to entering into a customary non-reliance agreement reasonably acceptable to such auditor) and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request, including promptly providing Parent, upon request, with copies of: (A) all material operating and financial reports prepared by the Acquired Companies for the Company’s senior management; (B) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Companies in connection with any of the Contemplated Transactions; and (C) any material notice, report or other document received by any of the Acquired Companies from any Governmental Body, in each case, upon reasonable advance notice during normal business hours and in such a manner so as not to unreasonably interfere with the Acquired Companies’ normal business operations. The Company shall promptly notify Parent of the receipt by any Acquired Company of any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (1) nothing in this Section 4.1(a) shall require any Acquired Company or its Representatives to disclose any information to Parent or Parent’s Representatives to the extent such (x) disclosure would violate any applicable Legal Requirement or jeopardize the attorney-client privilege, work-product doctrine or other legal privilege held by any Acquired Company or (y) information is prohibited from being disclosed pursuant to the terms of confidentiality provisions in a Company Contract with a third party entered into prior to the date of this Agreement; and (2) if any Acquired Company or any Representative of any Acquired Company does not provide such access or such information in reliance on clause “(1)” of this sentence, then the Company shall promptly (and in any event within two Business Days after such Acquired Company determines that it will not provide or cause or permit it Representatives to provide such access or such information) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor, and shall use its reasonable best efforts to provide the applicable information in a way that would not violate such Legal Requirement, jeopardize such privilege or breach such confidentiality provisions (it being understood that, at Parent’s written request, the Company shall use its reasonable best efforts to obtain any required consent of such third party under such applicable Company Contract to permit such disclosure to Parent or Parent’s Representatives). Any access to the properties of any of the Acquired Companies pursuant to this Section 4.1(a) will be subject to compliance with reasonable security measures and reasonable health and safety measures established by the Company in the ordinary course of business and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 4.1(a) by electronic means if physical access is not reasonably feasible or would not be permitted under applicable COVID-19 Measures.

(b) The Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Effective Time, except that Sections 12 and 15 of the Confidentiality Agreement shall have no force or effect during the Pre-Closing Period.

4.2 Operation of the Company’s Business and Parent’s Business.

(a) During the Pre-Closing Period, except (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) for actions taken in compliance with this Agreement (including omissions required by Section 4.2(b)) or (y) as set forth in Part 4.2(a) of the Company Disclosure Schedule: (i) the Company shall use its reasonable best efforts to conduct, and to cause each of the other

Acquired Companies to conduct, its business and operations in the ordinary course of business and in accordance with past practices; and (ii) the Company shall use commercially reasonable efforts to cause each Acquired Company to maintain its existence in good standing pursuant to applicable Legal Requirements, preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with such Acquired Company.

(b) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement, or (z) as set forth in Part 4.2(b) of the Company Disclosure Schedule, the Company shall not, and the Company shall cause the other Acquired Companies not to:

(i) (A) declare, accrue, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of shares of capital stock, other securities or other equity or voting interests, except for dividends or distributions declared, accrued, set aside or made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries, (B) pledge or encumber any shares of its capital stock, other securities or other equity or voting interests, other than any security interest, pledge, or Encumbrance to secure the Obligations (as defined in the Company Credit Agreement); (C) modify the terms of any shares of its capital stock or other equity or voting interests; or (D) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) pursuant to the terms of the Company Equity Plans, (2) the acquisition of Company Options, Company RSUs or Company Restricted Stock in connection with the forfeiture of such awards, (3) shares of Company Common Stock accepted as payment for the exercise price of Company Options or (4) for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Options, Company RSUs or Company Restricted Stock;

(ii) sell, issue or grant: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock (1) upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Company Equity Awards in accordance with their terms or (2) pursuant to the Company ESPP in accordance with its terms);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award except in connection with a termination of service, consistent with past practices and subject to such acceleration benefit not exceeding three months’ additional vesting, except as required by any Company Employee Plan in effect as of the date of this Agreement, or otherwise materially modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) (A) form any Subsidiary or (B) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (1) any other Entity, (2) any equity interest in any other Entity (other than equity securities of publicly-traded Entities acquired for cash management or passive investment purposes in the ordinary course of business) or (3) any business;

(vi) make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget set forth in Part 4.2(b)(vi) of the Company Disclosure Schedule, except that the Acquired Companies may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during a fiscal quarter, do not exceed $1,000,000 in the aggregate;

(vii) enter into or become bound by, renew, extend or terminate, or amend in any material respect, or waive any material right or remedy under, any Material Contract, in each case, other than in the ordinary course of business;

(viii) enter into or become bound by any Contract imposing any material restriction on the right or ability of any Acquired Company (A) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (B) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(ix) enter into or become bound by any Contract that (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company, (B) contains any “most favored nation” or similar provision in favor of the other party that would reasonably be expected to be material to the Acquired Companies, taken as a whole, or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(x) (A) incur or assume any indebtedness or issue any debt securities, except (1) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries; (2) for obligations incurred pursuant to business credit cards; and (3) pursuant to the Company Credit Agreement, in the case of each of clauses “(1),” “(2)” and “(3),” in the ordinary course of business and consistent with past practices; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (1) with respect to obligations of the Company and wholly owned Subsidiaries of the Company and (2) for obligations under the Company Credit Agreement; (C) make any loan, advance or capital contribution to, or investment in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business and consistent with past practices; (2) advances to directors, officers and other employees, in each case in the ordinary course of business and consistent with past practices; and (3) for loans, advances and capital contributions between Subsidiaries of the Company or between the Company and its Subsidiaries and capital contributions in wholly owned Subsidiaries of the Company; or (D) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any Encumbrance thereon, except for Permitted Encumbrances;

(xi) (A) enter into any collective bargaining agreement, works council agreement or other Contract with any employee representative body; (B) establish, adopt, enter into, amend or terminate any Company Employee Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would be an Company Employee Plan or Company Employee Agreement if it was in existence on the date of this Agreement; or (C) pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (excluding equity-based compensation, which is addressed in Section 4.2(b)(ii)) or remuneration payable to, any of its directors, officers or other employees;

(xii) (A) hire or terminate (other than for cause) any employee located in the United States at the level of vice president or above or with an annual base salary in excess of $350,000; (B) hire or terminate (other than for cause) any employee located outside the United States at the level of vice president or above or with an annual base salary in excess of $300,000; or (C) promote any employee to the level of vice president or above, except in order to fill a position that is vacant on the date of this Agreement or becomes vacant after the date of this Agreement;

(xiii) (A) except as required by GAAP or other accounting standards applicable to the Acquired Companies, change in any material respect any of its methods of accounting or accounting practices; or (B) revalue or write down any of its assets in excess of $1,000,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or in the ordinary course of business consistent with past practice;

(xiv) (A) adopt any material method of Tax accounting or make any material Tax election that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing Tax Returns (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), (B) prepare or file any material Tax Return or material amended Tax Return inconsistent with past practices unless required by applicable Legal Requirements, (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to Taxes, or (D) request any ruling, closing agreement or similar guidance with respect to a material amount of Taxes;

(xv) (A) commence any Legal Proceeding, other than (1) in the ordinary course of business and consistent with past practices, (2) any Legal Proceeding commenced following consultation in good faith with Parent and (3) against Parent or Merger Sub under this Agreement; or (B) settle, release, waive or compromise any Legal Proceeding, other than (1) routine collection matters in the ordinary course of business and consistent with past practices, (2) settlements providing for money damages payable by an Acquired Company of less than $500,000 (and no other relief of any nature), involving no finding or admission of any wrongdoing on the part of any Acquired Company (or any of its Representatives or current or future Affiliates) and including a complete and unconditional release by all plaintiffs and all related parties in favor of the Acquired Companies (and their respective current and future Affiliates, Representatives, successors and assigns) from all liabilities and obligations with respect to all claims at issue in such Legal Proceeding, and (3) settlements entered into in accordance with Section 5.14;

(xvi) waive, relinquish, abandon, forfeit, permit to lapse, terminate or cancel any material Intellectual Property Right or take any action or fail to take any action if the taking of or failure to take such action will, or could reasonably be expected to, result in any of the foregoing;

(xvii) convene any special meeting of the Company’s stockholders, except in accordance with Section 5.2;

(xviii) other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation;

(xix) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xx) (A) except with respect to Company Employee Plans, maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (B) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or (C) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; or

(xxi) authorize, approve, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

Parent acknowledges and agrees that nothing contained in this Section 4.2(b) shall give Parent the right to control or direct the business or operations of the Acquired Companies within the meaning of applicable Antitrust Laws. If the Company expects to rely on clause “(w)” of this Section 4.2(b) to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then at least two Business Days before such action is taken, the Company shall, except to the extent prohibited by applicable Legal Requirements, deliver a written notice to Parent stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action. Any action taken by any Acquired Company during the Pre-Closing Period (including the establishment of any policy, procedure or protocol) that is necessary to comply with any COVID-19 Measures shall be deemed to constitute an action taken in the ordinary course of business (it being understood that, prior to taking any significant action in reliance on this sentence, the Company shall provide reasonable advance notice to, and shall consult with (to the extent permitted by applicable Legal Requirements), Parent with respect to such action).

(c) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(c) of the Parent Disclosure Schedule:

(i) Parent shall not, and shall cause its non-wholly owned Subsidiaries (other than any such Subsidiary that is not wholly owned as a result of the issuance of director qualifying shares) not to, declare, accrue, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of shares of its capital stock, other securities or other equity or voting interests;

(ii) Parent shall (A) not amend its Amended and Restated Certificate of Incorporation or bylaws, (B) not modify the terms of any shares of its capital stock or effect any reclassification of its shares of capital stock and (C) cause its Significant Subsidiaries not to amend their certificate of incorporation or bylaws or other charter or organizational documents, in the case of each of clauses “(A)”, “(B)” and “(C),” in a manner that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or would have a material and adverse impact on the value or rights of the Parent Common Stock to be issued in connection with the Merger;

(iii) Parent shall not, and shall cause its Significant Subsidiaries not to, adopt a plan of complete or partial liquidation, dissolution, bankruptcy restructuring or other similar reorganization; and

(iv) Parent shall not, and shall not permit any of its Subsidiaries to, acquire any material business, material assets or other material property of another Person, whether by merger, consolidation, purchase of property or assets (including equity interests) or otherwise, if the taking of such action would reasonably be expected (at the time such action is taken) to (A) prevent, materially delay or impede the consummation of the Merger or (B) cause any of the conditions set forth in Section 6.8 or Section 6.9 to not be satisfied prior to the End Date.

The Company acknowledges and agrees that nothing contained in this Section 4.2(c) shall give the Company the right to control or direct the business or operations of the Parent Entities within the meaning of applicable Antitrust Laws. If Parent expects to rely on clause “(w)” of this Section 4.2(c) to take any action that would otherwise be prohibited by this Section 4.2(c), then at least two Business Days before such action is taken, Parent shall, except to the extent prohibited by applicable Legal Requirements, deliver a written notice to the Company stating that Parent intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(d) During the Pre-Closing Period, the Company shall give prompt written notice to Parent upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate or (ii) of any failure by the Company to comply with or satisfy any covenant, obligation or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.2 to fail to be satisfied. Without limiting the generality of the foregoing, the Company shall give prompt written notice to Parent upon becoming aware of any material Legal Proceeding or material claim threatened, commenced or asserted against any of the Acquired Companies. No such notification will affect or be deemed to modify any representation, warranty, covenant, obligation or agreement of the Company set forth in this Agreement, and any unintentional failure by the Company to provide a notification under this Section 4.2(d) shall not be deemed to be a breach of the covenants contained in this Section 4.2(d) (including for purposes of determining whether the condition set forth in Section 6.2 has been satisfied). The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 4.2(d).

(e) During the Pre-Closing Period, Parent shall give prompt written notice to the Company upon becoming aware (i) that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or (ii) of any failure by Parent or Merger Sub to comply with or satisfy any covenant, obligation or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied. No such notification will affect or be deemed to modify any representation, warranty, covenant, obligation or agreement of Parent or Merger Sub set forth in this Agreement, and any unintentional failure by Parent to provide a notification under this Section 4.2(e) shall not be deemed to be a breach of the covenants contained in this Section 4.2(e) (including for purposes of determining whether the condition set forth in Section 7.2 has been satisfied). The terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 4.2(e).

4.3 No Solicitation by the Company.

(a) The Company shall not, and shall cause the other Acquired Companies and its and their respective directors (other than directors of any Subsidiary of the Company that are not employees of an Acquired Company), officers and financial advisors not to, and shall not permit any of the other Representatives of any Acquired Company to: (i) solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal or Company Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Companies to any Person in connection with or in response to a Company Acquisition Proposal or Company Acquisition Inquiry; (iii) engage in discussions (other than discussions solely between or among Representatives of the Acquired Companies) or negotiations with any Person with respect to any Company Acquisition Proposal or Company Acquisition Inquiry (other than informing such Person of the provisions contained in this Section 4.3(a)); (iv) approve, endorse or recommend any Company Acquisition Proposal; (v) enter into Company Acquisition Contract; or (vi) resolve or publicly propose to take any of the actions described in clauses “(i)” through “(v)” of this sentence.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), but subject to Section 4.3(c), prior to the adoption of this Agreement by the Required Company Stockholder Vote the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, any Person (and its Representatives) in response to a bona fide, written Company Acquisition Proposal that is made to the Company after the date of this Agreement by such Person (and not withdrawn) if: (i) none of the Acquired Companies shall have breached (or be deemed to have breached pursuant to Section 4.3(f)) any of the restrictions or other provisions set forth in this Section 4.3 in a manner that resulted in such Company Acquisition Proposal; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to result in a Company Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (iv) as promptly as reasonably practicable prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person (or any of its Representatives), the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (B) the Company receives from such Person (or is already a party to), and delivers to Parent a copy of, an executed confidentiality agreement containing substantive provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood and agreed that such confidentiality agreement need not contain “standstill” provisions); and (v) prior to (or contemporaneously with) furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent); provided, however, that nothing in this Section 4.3 or in Section 5.2(f)(i) shall require the Company to disclose any information to Parent in violation of the terms of any confidentiality agreement in effect as of the date of this Agreement (it being understood, however, that notwithstanding anything to the contrary contained in this Section 4.3, in Section 5.2(f)(i) or elsewhere in this Agreement, the Company shall not, and the Company shall cause the other Acquired Companies and its and their respective Representatives not to, furnish any non-public information regarding the Acquired Companies to, or enter into discussions or negotiations with, any Person in response to a Company Acquisition Proposal (and no Company Acquisition Proposal shall be (or shall be deemed to be) a Company Superior Offer for any purpose under this Agreement) unless and until (1) the Person (or group of Persons) making such Company Acquisition Proposal has permitted the Company (without liability) to provide Parent with the information, documentation, correspondence and communications described in Section 4.3(c) and in clause “(E)” of Section 5.2(f)(i) and (2) the Company has provided such information, documentation, correspondence and communications to Parent).

(c) If any director or officer of the Company receives or becomes aware of a Company Acquisition Proposal or a Company Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Company Acquisition Proposal or Company Acquisition Inquiry) (i) advise Parent in writing of such Company Acquisition Proposal or Company Acquisition Inquiry (including the identity of the Person making or submitting such Company Acquisition Proposal or Company Acquisition Inquiry and the material terms and conditions thereof), and (ii) provide Parent with copies of all documents and communications received by any Acquired Company or any Representative of any Acquired Company setting forth the terms and conditions of, or otherwise relating to, such Company Acquisition Proposal or Company Acquisition Inquiry. The Company shall: (A) keep Parent informed with respect to the status of any such Company Acquisition Proposal or Company Acquisition Inquiry and any modification or proposed modification thereto; and (B) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or communication between any Acquired Company or any Representative of any Acquired Company, on the one hand, and the Person that made or submitted such Company Acquisition Proposal or Company Acquisition Inquiry or any Representative of such Person, on the other hand, relating to such Company Acquisition Proposal or Company Acquisition Inquiry.

(d) The Company shall, and shall cause the other Acquired Companies and its and their respective directors (other than directors of any Subsidiary of the Company that are not employees of an Acquired Company), officers and financial advisors to, and shall use its reasonable best efforts to cause the other Representatives of the Acquired Companies to: (i) immediately cease and cause to be terminated any existing solicitation or assistance of, or discussions or negotiations with, any Person relating to any Company Acquisition Proposal or Company Acquisition Inquiry; and (ii) promptly (and in any event within two Business Days after the date of this Agreement) require each Person that has executed a confidentiality or similar agreement (that remains in effect) in connection with such Person’s consideration of a possible Company Acquisition Proposal to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies pursuant to such confidentiality or similar agreement and prohibit any Person (other than the Parent Entities and their Representatives) from having access to any physical or electronic data room set up in response to or in connection with any actual or contemplated Company Acquisition Proposal or Company Acquisition Inquiry.

(e) The Company: (i) agrees that it shall not, and it shall cause the other Acquired Companies not to, affirmatively release any Person from, or amend or waive any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar provision of any confidentiality agreement entered into by any of the Acquired Companies in connection with a Company Acquisition Proposal or Company Acquisition Inquiry; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such provision or agreement at the request of Parent; provided, however, that the Company may affirmatively release a Person from, or amend or waive any provision of, any “standstill” agreement or provision, and shall not be required to enforce any “standstill” provision or agreement, if (A) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to release such Person from such provision or agreement, the failure to amend such agreement or waive such provision or the enforcement of such provision or agreement would be inconsistent with its fiduciary obligations under applicable Legal Requirements, and (B) the Company provides Parent with written notice of the Company’s intent to take such action prior to taking such action.

(f) The Company acknowledges and agrees that: (i) any action taken by any director (other than a director of any Subsidiary of the Company that is not an employee of an Acquired Company), officer or financial advisor of any Acquired Company that, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.3 shall be deemed to constitute a breach of such provision by the Company; and (ii) if the Company is made aware of an action by any of its Representatives (other than its directors, officers or financial advisors specified in the foregoing clause “(i)”) that would constitute a breach of any provision of this Section 4.3 if taken by the Company and the Company does not use its reasonable best efforts to prohibit or terminate such action, then such action will be deemed to constitute a breach by the Company of this Section 4.3.

4.4 No Solicitation by Parent.

(a) Parent shall not, and shall cause the other Parent Entities and its and their respective directors (other than directors of any Subsidiary of Parent that are not employees of a Parent Entity), officers and financial advisors not to, and shall not permit any of the other Representatives of any Parent Entity to: (i) solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any Disruptive Parent Acquisition Proposal; (ii) furnish or otherwise provide access to any non-public information regarding any of the Parent Entities to any Person in connection with or in response to a Disruptive Parent Acquisition Proposal; (iii) engage in discussions (other than discussions solely between or among Representatives of the Parent Entities) or negotiations with any Person with respect to any Disruptive Parent Acquisition Proposal (other than informing such Person of the provisions contained in this Section 4.4(a)); (iv) approve, endorse or recommend any Disruptive Parent Acquisition Proposal; (v) enter into any Disruptive Parent Acquisition Contract; or (vi) resolve or publicly propose to take any of the actions described in clauses “(i)” through “(v)” of this sentence.

(b) Notwithstanding anything to the contrary contained in Section 4.4(a), but subject to Section 4.4(c), prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote, Parent may furnish non-public information regarding the Parent Entities to, and may enter into discussions or negotiations with, any Person (and its Representatives) in response to a bona fide, written Disruptive Parent Acquisition Proposal that is made to Parent after the date of this Agreement by such Person (and not withdrawn) if: (i) none of the Parent Entities shall have breached (or be deemed to have breached pursuant to Section 4.4(d)) any of the restrictions or other provisions set forth in this Section 4.4 in a manner that resulted in such Disruptive Parent Acquisition Proposal; (ii) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Parent’s outside legal counsel, that such Disruptive Parent Acquisition Proposal constitutes or would reasonably be expected to result in a Disruptive Parent Superior Offer; (iii) Parent’s board of directors determines in good faith, after having taken into account the advice of Parent’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (iv) as promptly as reasonably practicable prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person (or any of its Representatives), Parent (A) gives the Company written notice of the identity of such Person and of Parent’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (B) Parent receives from such Person (or is already a party to), and delivers to the Company a copy of, an executed confidentiality agreement containing substantive provisions no less favorable to Parent (in its capacity as a Disclosing Party, as defined in the Confidentiality Agreement) than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood and agreed that such confidentiality agreement need not contain “standstill” provisions).

(c) If any director or officer of Parent receives or becomes aware of a Disruptive Parent Acquisition Proposal or any proposal to engage in any Parent Acquisition Transaction (an “Other Parent Acquisition Proposal”) at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than 24 hours after receipt of such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal) (i) advise the Company in writing of such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal (including the identity of the Person making or submitting such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal and the material terms and conditions thereof), and (ii) provide the Company with copies of all documents and communications received by any Parent Entity or any Representative of any Parent Entity setting forth the terms and conditions of, or otherwise relating to, such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal. Parent shall: (A) keep the Company informed with respect to the status of any such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal and any modification or proposed modification thereto; and (B) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide the Company with a copy of any correspondence or communication between any Parent Entity or any Representative of any Parent Entity, on the one hand, and the Person that made or submitted such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal or any Representative of such Person, on the other hand, relating to such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal.

(d) Parent acknowledges and agrees that: (i) any action taken by any director (other than a director of any Subsidiary of Parent that is not an employee of a Parent Entity), officer or financial advisor of any Parent Entity that, if taken by Parent, would constitute a breach of any provision set forth in this Section 4.4 shall be deemed to constitute a breach of such provision by Parent; and (ii) if Parent is made aware of an action by any of its Representatives (other than its directors, officers or financial advisors specified in the foregoing clause “(i)”) that would constitute a breach of any provision of this Section 4.4 if taken by Parent and Parent does not use its reasonable best efforts to prohibit or terminate such action, then such action will be deemed to constitute a breach by Parent of this Section 4.4.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included. Neither the Company nor Parent will file the Joint Proxy Statement/Prospectus or Form S-4 Registration Statement with the SEC without first providing the other Party and its counsel a reasonable opportunity to review and comment on the portions thereof prepared by such Party, and each Party will give good faith consideration to all reasonable additions, deletions or changes suggested by the other Party or its counsel. Each of Parent and the Company shall use their reasonable best efforts to: (i) cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable forms, rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and (iii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and its Subsidiaries, officers, directors and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. In addition, each Party will use its reasonable best efforts to cause such Party’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of such Party included in the Form S-4 Registration Statement. The Company will use its reasonable best efforts to provide information concerning the Company to the extent reasonably necessary to enable Parent to prepare required pro forma financial statements and related footnotes required to be included in the Form S-4 Registration Statement.

(b) If the Company or Parent becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such Party shall: (i) promptly inform the other Party thereof; (ii) provide the other Party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC, and give good faith consideration to all reasonable additions, deletions or changes suggested by the other Party or its counsel; (iii) provide the other Party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) if mailing is appropriate, cooperate in mailing such amendment or supplement to the stockholders of the Company or the stockholders of Parent.

(c) Prior to the Effective Time, Parent and the Company shall use their respective reasonable best efforts to take all other action required to be taken under the Securities Act (and the rules and regulations of the SEC promulgated thereunder), the Exchange Act (and the rules and regulations of the SEC promulgated thereunder) or under any applicable state securities or “blue sky” laws (and the rules and regulations promulgated thereunder) in connection with the issuance, exchange and listing of Parent Common Stock to be issued in the Merger, except that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) The Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on a proposal to adopt this Agreement as promptly as reasonably practicable after the date of this Agreement (subject to the penultimate sentence of this Section 5.2(a)); (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and, unless the Company’s board of directors has made a Company Recommendation Change, shall use its reasonable best efforts to solicit proxies to vote in favor of such proposal from such holders before the Company Stockholders’ Meeting; and (iii) shall not submit any other proposal (other than a “say on golden parachute compensation” proposal and a customary proposal to adjourn the Company Stockholders’ Meeting) to such holders at the Company Stockholders’ Meeting that is not related to the approval or consummation of any of the Contemplated Transactions without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and, except as required by applicable Legal Requirements, shall not change such record date without the prior written consent of Parent. The Company Stockholders’ Meeting shall be held (on a date jointly designated by the Company and Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and the Joint Proxy Statement/Prospectus has been mailed to the Company’s stockholders. The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent, other than (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is properly disclosed to the Company’s stockholders, (B) to the extent necessary to obtain a quorum if, as of the time at which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting or (C) as contemplated by Section 5.2(b)(ii)(A); (ii) the Company (A) may postpone or adjourn the Company

Stockholders’ Meeting one time for up to 10 days and (B) shall postpone or adjourn the Company Stockholders’ Meeting up to two times for up to 10 days each time if Parent reasonably requests such postponement or adjournment, in the case of each of the foregoing clauses “(A)” and “(B)”, in order to permit the solicitation of additional proxies in favor of the adoption of this Agreement (but in no event shall the Company Stockholders’ Meeting be postponed or adjourned pursuant to this clause “(ii)” to a date later than five Business Days prior to the End Date); and (iii) if Parent makes a claim in good faith that any stockholder of the Company who is a party to any Voting Agreement has breached such Voting Agreement in circumstances in which such stockholder’s compliance with the terms of such Voting Agreement would reasonably be expected to be necessary to obtain the Required Company Stockholder Vote, then the Company shall postpone or adjourn the Company Stockholders’ Meeting until such claim is fully and finally resolved. Unless the Company’s board of directors has made a Company Recommendation Change, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable.

(c) Subject to applicable Legal Requirements, the Company shall cooperate with Parent and use its reasonable best efforts to cause the Company Stockholders’ Meeting to be held on the same date as the Parent Stockholders’ Meeting, and if, notwithstanding such efforts, the Parent Stockholders’ Meeting is held on a date prior to the date on which the Company Stockholders’ Meeting is held, the Company shall, subject to the Company’s right to postpone or adjourn the Company Stockholders’ Meeting pursuant to Section 5.2(b), use its reasonable best efforts to hold the Company Stockholders’ Meeting on a date that is as promptly as reasonably practicable following the date of the Parent Stockholders’ Meeting.

(d) Unless the Company’s board of directors has made a Company Recommendation Change in accordance with Section 5.2(f), the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company’s board of directors: (i) determined and believes that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the determination described in clause “(i)” above and the recommendation described in clause “(iii)” above being collectively referred to as the “Company Board Recommendation”). The Company shall use its reasonable best efforts to ensure that the Joint Proxy Statement/Prospectus includes the opinion of each of the financial advisors referred to in Section 2.24.

(e) Except as provided in Section 5.2(f), neither the Company’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Company Acquisition Proposal; (iii) resolve, agree or publicly propose to take any of the actions referred to in clause “(i)” or clause “(ii)” of this Section 5.2(e) (each of the actions described in clauses “(i),” “(ii)” and “(iii)” of this Section 5.2(e) being referred to as a “Company Recommendation Change”); or (iv) cause or permit any Acquired Company to execute or enter into any Company Acquisition Contract.

(f) Notwithstanding anything to the contrary contained in Section 5.2(e), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company’s board of directors may make a Company Recommendation Change:

(i) if: (A) a bona fide, written Company Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Company Acquisition Proposal did not result from a breach (or deemed breach pursuant to Section 4.3(f)) of any of the provisions of Section 4.3 or this Section 5.2; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Offer; (D) the Company’s board of directors determines that, in light of such Company Superior Offer, the failure to make a Company Recommendation Change would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (E) no less than four Business Days prior to making a Company

Recommendation Change, the Company’s board of directors delivers to Parent a written notice (a “Company Recommendation Change Notice”) (1) stating that the Company has received a Company Superior Offer that did not result from a breach (or deemed breach pursuant to Section 4.3(f)) of any of the provisions of Section 4.3 or this Section 5.2, (2) stating that the Company’s board of directors intends to make a Company Recommendation Change (and describing any intended Company Recommendation Change), (3) specifying the material terms and conditions of such Company Superior Offer, including the identity of the Person making such Company Superior Offer and (4) attaching copies of the most current and complete draft of any Company Acquisition Contract relating to such Company Superior Offer and all other documents and communications received by the Acquired Companies or their Representatives relating to such Company Superior Offer; (F) for four Business Days after receipt by Parent of such Company Recommendation Change Notice, the Company’s board of directors has not made a Company Recommendation Change; (G) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to make a Company Recommendation Change would not be inconsistent with the fiduciary obligations of the Company’s board of directors under applicable Legal Requirements; and (H) at the time of making a Company Recommendation Change, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make a Company Recommendation Change would still be inconsistent with the fiduciary obligations of the Company’s board of directors under applicable Legal Requirements in light of such Company Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(G)” above or otherwise; or

(ii) if: (A) there shall arise after the date of this Agreement a material event, material development or material change in circumstances that relates to and is material to the Acquired Companies, taken as a whole (but does not relate to any Company Acquisition Proposal), and such material event, material development or material change in circumstances (1) was not known, and was not reasonably foreseeable, by the Company’s board of directors on the date of this Agreement, based on facts known to the Company’s board of directors as of the date of this Agreement, and (2) becomes known to the Company’s board of directors prior to the adoption of this Agreement by the Required Company Stockholder Vote (any such material event, material development or material change in circumstances being referred to as a “Company Change in Circumstances”); (B) the Company provides Parent, at least 48 hours (or such lesser prior notice as is provided to the members of the board of directors of the Company) prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Company Change in Circumstances requires the Company’s board of directors to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Company Change in Circumstances; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Company Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (D) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice (1) stating that a Company Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Company Change in Circumstances and describing any intended modification of the Company Board Recommendation and (3) containing a reasonably detailed description of such Company Change in Circumstances; (E) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation would not be inconsistent with the fiduciary obligations of the Company’s board of directors under applicable Legal Requirements in light of such Company Change in

Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would still be inconsistent with the fiduciary obligations of the Company’s board of directors under applicable Legal Requirements in light of such Company Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” above or otherwise.

For purposes of clause “(i)” of this Section 5.2(f), any change in the form or amount of the consideration payable in connection with a Company Superior Offer, and any other material change to any of the terms of a Company Superior Offer, will be deemed to be a new Company Superior Offer, requiring a new Company Recommendation Change Notice and a new advance notice period, except that the advance notice period applicable to any such change to a Company Superior Offer pursuant to clause “(i)(E)” of this Section 5.2(f) shall be two Business Days rather than four Business Days. The Company shall ensure that any Company Recommendation Change does not have the effect of causing Section 203 of the DGCL or any other corporate Takeover Statute of the State of Delaware or any other state to be applicable to this Agreement, any of the Voting Agreements or any of the Contemplated Transactions.

(g) Nothing in this Agreement shall prohibit the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to its stockholders if the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable Legal Requirements; provided, however, that this Section 5.2(g) shall not be deemed to permit the Company’s board of directors to make a Company Recommendation Change except to the extent permitted by Section 5.2(f) (it being understood and agreed that any disclosure of the type described in this Section 5.2(g), other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Company Recommendation Change unless the Company’s board of directors publicly reaffirms the Company Board Recommendation in such disclosure).

(h) Notwithstanding anything to the contrary contained in this Agreement, none of the following actions shall be deemed to constitute a Company Recommendation Change: (i) the determination, in and of itself, by the Company’s board of directors that a Company Acquisition Proposal constitutes or would reasonably be expected to result in a Company Superior Offer; (ii) the delivery, in and of itself, of a Company Recommendation Change Notice to Parent pursuant to clause “(E)” of Section 5.2(f)(i); (iii) the delivery, in and of itself, of a written notice to Parent pursuant to clause “(D)” of Section 5.2(f)(ii); (iv) the public disclosure, in and of itself, of any action described in clause “(i),” “(ii)” or “(iii)” above if such disclosure is required by applicable Legal Requirements, so long as any such disclosure (A) includes an express reaffirmation of the Company Board Recommendation without any amendment, withdrawal, alteration, modification or qualification thereof and (B) does not include any statement that constitutes, and does not otherwise constitute, a Company Recommendation Change; or (v) the making, in and of itself, of a customary “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(i) Unless this Agreement is validly terminated in accordance with Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, by any Company Change in Circumstances or by any Company Recommendation Change. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not (i) cause or permit any Acquired Company to execute or enter into any Company Acquisition Contract or

(ii) submit the approval or adoption of any Company Acquisition Proposal or Company Acquisition Contract to a vote of its stockholders.

5.3 Parent Stockholders’ Meeting.

(a) Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on a proposal to approve the Parent Share Issuance as promptly as reasonably practicable after the date of this Agreement (subject to the penultimate sentence of this Section 5.3(a)); (ii) shall submit such proposal to such holders at the Parent Stockholders’ Meeting and, unless Parent’s board of directors has made a Parent Recommendation Change, shall use its reasonable best efforts to solicit proxies to vote in favor of such proposal from such holders before the Parent Stockholders’ Meeting; and (iii) shall not submit any other proposal (other than a customary proposal to adjourn the Parent Stockholders’ Meeting) to such holders at the Parent Stockholders’ Meeting that is not related to the approval or consummation of any of the Contemplated Transactions without the prior written consent of the Company. Parent, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and, except as required by applicable Legal Requirements, shall not change such record date without the prior written consent of the Company. The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and the Joint Proxy Statement/Prospectus has been mailed to Parent’s stockholders. Parent shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) Parent shall not postpone or adjourn the Parent Stockholders’ Meeting without the consent of the Company, other than (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is properly disclosed to Parent’s stockholders, (B) to the extent necessary to obtain a quorum if, as of the time at which the Parent Stockholders’ Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting or (C) as contemplated by Section 5.3(b)(ii); and (ii) Parent (A) may postpone or adjourn the Parent Stockholders’ Meeting one time for up to 10 days and (B) shall postpone or adjourn the Parent Stockholders’ Meeting up to two times for up to 10 days each time if the Company reasonably requests such postponement or adjournment, in the case of each of the foregoing clauses “(A)” and “(B)”, in order to permit the solicitation of additional proxies in favor of the proposal to approve the Parent Share Issuance (but in no event shall the Parent Stockholders’ Meeting be postponed or adjourned pursuant to this clause “(ii)” to a date later than five Business Days prior to the End Date). Unless Parent’s board of directors has made a Parent Recommendation Change, Parent shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the proposal to approve the Parent Share Issuance as soon as reasonably practicable.

(c) Subject to applicable Legal Requirements, Parent shall cooperate with the Company and use its reasonable best efforts to cause the Parent Stockholders’ Meeting to be held on the same date as the Company Stockholders’ Meeting, and if, notwithstanding such efforts, the Company Stockholders’ Meeting is held on a date prior to the date on which the Parent Stockholders’ Meeting is held, Parent shall, subject to Parent’s right to postpone or adjourn the Parent Stockholders’ Meeting pursuant to Section 5.3(b), use its reasonable best efforts to hold the Parent Stockholders’ Meeting on a date that is as promptly as reasonably practicable following the date of the Company Stockholders’ Meeting.

(d) Unless Parent’s board of directors has made a Parent Recommendation Change in accordance with Section 5.3(f), the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation. Parent shall use its reasonable best efforts to ensure that the Joint Proxy Statement/Prospectus includes the opinion of the financial advisor referred to in Section 3.14.

(e) Except as provided in Section 5.3(f), neither Parent’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to the Company the Parent Board Recommendation;

(ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Disruptive Parent Acquisition Proposal; (iii) resolve, agree or publicly propose to take any of the actions referred to in clause “(i)” or clause “(ii)” of this Section 5.3(e) (each of the actions described in clauses “(i),” “(ii)” and “(iii)” of this Section 5.3(e) being referred to as a “Parent Recommendation Change”); or (iv) cause or permit any Parent Entity to execute or enter into any Disruptive Parent Acquisition Contract.

(f) Notwithstanding anything to the contrary contained in Section 5.3(e), at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote, Parent’s board of directors may make a Parent Recommendation Change:

(i) if: (A) a bona fide, written Disruptive Parent Acquisition Proposal is made to Parent after the date of this Agreement and is not withdrawn; (B) such Disruptive Parent Acquisition Proposal did not result from a breach (or deemed breach pursuant to Section 4.4(d)) of any of the provisions of Section 4.4 or this Section 5.3; (C) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that such Disruptive Parent Acquisition Proposal constitutes a Disruptive Parent Superior Offer; (D) Parent’s board of directors determines that, in light of such Disruptive Parent Superior Offer, the failure to make a Parent Recommendation Change would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (E) no less than four Business Days prior to making a Parent Recommendation Change, Parent’s board of directors delivers to the Company a written notice (a “Parent Recommendation Change Notice”) (1) stating that Parent has received a Disruptive Parent Superior Offer that did not result from a breach (or deemed breach pursuant to Section 4.4(d)) of any of the provisions of Section 4.4 or this Section 5.3, (2) stating that Parent’s board of directors intends to make a Parent Recommendation Change (and describing any intended Parent Recommendation Change), (3) specifying the material terms and conditions of such Disruptive Parent Superior Offer, including the identity of the Person making such Disruptive Parent Superior Offer and (4) attaching copies of the most current and complete draft of any Disruptive Parent Acquisition Contract relating to such Disruptive Parent Superior Offer and all other documents and communications received by the Parent Entities or their Representatives relating to such Disruptive Parent Superior Offer; (F) for four Business Days after receipt by the Company of such Parent Recommendation Change Notice, Parent’s board of directors has not made a Parent Recommendation Change; (G) throughout such four Business Day period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the failure to make a Parent Recommendation Change would not be inconsistent with the fiduciary obligations of Parent’s board of directors under applicable Legal Requirements; and (H) at the time of making a Parent Recommendation Change, Parent’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that the failure to make a Parent Recommendation Change would still be inconsistent with the fiduciary obligations of Parent’s board of directors under applicable Legal Requirements in light of such Disruptive Parent Superior Offer; provided, however, that when making such determination, Parent’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(G)” above or otherwise; or

(ii) if: (A) there shall arise after the date of this Agreement a material event, material development or material change in circumstances that relates to and is material to the Parent Entities, taken as a whole (but does not relate to any Disruptive Parent Acquisition Proposal), and such material event, material development or material change in circumstances (1) was not known, and was not reasonably foreseeable, by Parent’s board of directors on the date of this Agreement, based on facts known to Parent’s board of directors as of the date of this Agreement, and (2) becomes known to Parent’s board of directors prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote (any such material event, material development or material change in circumstances being referred to as a “Parent Change in Circumstances”); (B) Parent provides the Company, at least 48 hours (or such lesser prior notice as is provided to the members of the board of directors of Parent) prior to any meeting of Parent’s board of directors at which such board of directors will consider and determine whether such Parent Change in Circumstances requires Parent’s board of directors to withdraw or modify the Parent Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Parent Change in Circumstances; (C) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that, in light of such Parent Change in Circumstances, the failure to withdraw or modify the Parent Board Recommendation would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (D) no less than four Business Days prior to withdrawing or modifying the Parent Board Recommendation, Parent’s board of directors delivers to the Company a written notice (1) stating that a Parent Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Parent Board Recommendation in light of such Parent Change in Circumstances and describing any intended modification of the Parent Board Recommendation and (3) containing a reasonably detailed description of such Parent Change in Circumstances; (E) throughout such four Business Day period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the failure to withdraw or modify the Parent Board Recommendation would not be inconsistent with the fiduciary obligations of Parent’s board of directors under applicable Legal Requirements in light of such Parent Change in Circumstances; and (F) at the time of withdrawing or modifying the Parent Board Recommendation, Parent’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that the failure to withdraw or modify the Parent Board Recommendation would still be inconsistent with the fiduciary obligations of Parent’s board of directors under applicable Legal Requirements in light of such Parent Change in Circumstances; provided, however, that when making such determination, Parent’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” above or otherwise.

(g) Nothing contained in this Agreement shall prohibit Parent from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to its stockholders if Parent’s board of directors determines in good faith, after having taken into account the advice of Parent’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable Legal Requirements; provided, however, that this Section 5.3(g) shall not be deemed to permit Parent’s board of directors to make a Parent Recommendation Change except to the extent permitted by Section 5.3(f) (it being understood and agreed that any disclosure of the type described in this Section 5.3(g), other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Parent Recommendation Change unless Parent’s board of directors publicly reaffirms the Parent Board Recommendation in such disclosure).

(h) Notwithstanding anything to the contrary contained in this Agreement, none of the following actions shall be deemed to constitute a Parent Recommendation Change: (i) the determination, in and of itself, by Parent’s board of directors that a Disruptive Parent Acquisition Proposal constitutes or would reasonably be expected to result in a Disruptive Parent Superior Offer; (ii) the delivery, in and of itself, of a Parent Recommendation Change Notice to the Company pursuant to clause “(E)” of Section 5.3(f)(i); (iii) the delivery, in and of itself, of a written notice to the Company pursuant to clause “(D)” of Section 5.3(f)(ii); (iv) the public disclosure, in and of itself, of any action described in clause “(i),” “(ii)” or “(iii)” above if such disclosure is required by applicable Legal Requirements, so long as any such disclosure (A) includes an express reaffirmation of the Parent Board Recommendation without any amendment, withdrawal, alteration, modification or qualification thereof and (B) does not include any statement that constitutes, and does not otherwise constitute, a Parent Recommendation Change; or (v) the making, in and of itself, of a customary “stop, look and listen” communication to Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(i) Unless this Agreement is validly terminated in accordance with Section 8.1, Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Disruptive Parent Superior Offer or other Disruptive Parent Acquisition Proposal, by any Parent Change in Circumstances or by any Parent Recommendation Change. Without limiting the generality of the foregoing, Parent agrees that unless this Agreement is terminated in accordance with Section 8.1, Parent shall not (i) cause or permit any Parent Entity to execute or enter into any Disruptive Parent Acquisition Contract or (ii) submit the approval or adoption of any Disruptive Parent Acquisition Proposal or Disruptive Parent Acquisition Contract to a vote of its stockholders.

5.4 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each In-the-Money Company Option that is vested and held by a Person who is not a Continuing Employee or a Continuing Service Provider (each, a “Specified Option”) will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Specified Option, multiplied by (ii) the excess of (A) the Equity Award Cash Consideration Amount over (B) the per share exercise price for the Company Common Stock subject to such Specified Option. Following the Effective Time, any such canceled Specified Option shall entitle the former holder of such Specified Option only to the payment described in this Section 5.4(a), which shall be paid by the Surviving Corporation within 10 Business Days after the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company Option, whether an In-the-Money Company Option or an Out-of-the-Money Company Option, that is held by a Continuing Employee or a Continuing Service Provider, whether vested or unvested, shall be assumed by Parent and converted into an option to purchase, on substantially the same terms and conditions as were applicable under such Company Option, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Company Common Stock subject to such Company Option, by (B) the Exchange Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”); provided, however, that, following the Effective Time, all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent, and no portion of any Converted Option shall be exercisable prior to vesting. The assumption and conversion of Converted Options contemplated by this Section 5.4(b) shall in each case be effected in a manner intended to comply with Sections 409A and 424 of the Code.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company Option, whether an In-the-Money Option or an Out-of-the-Money Company Option, that is unvested and held by a Person who is not a Continuing Employee or a Continuing Service Provider and each Out-of-the-Money Company Option that is vested and held by a Person who is not a Continuing Employee or a Continuing Service Provider shall be canceled and extinguished for no consideration.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time and held by a Continuing Employee or Continuing Service Provider shall be converted into that number of Parent RSUs, rounded down to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU, multiplied by (ii) the Exchange Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Any Converted RSU issued pursuant to this Section 5.4(d) shall be subject to substantially the same terms and conditions as were applicable to such Company RSU prior to the Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time and held by a

Person who is not a Continuing Employee or a Continuing Service Provider shall be canceled and extinguished for no consideration.

(f) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company RSU and each share of Company Restricted Stock that is outstanding and vested (and with respect to which, in the case of Company RSUs, shares of Company Common Stock have not yet been issued) immediately prior to the Effective Time (including those Company RSUs and shares of Company Restricted Stock that become vested immediately prior to or as of the Effective Time) (each such Company RSU and share of Company Restricted Stock, a “Vested Equity Award”) shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Company Common Stock subject to such Vested Equity Award, except that no fraction of a share of Parent Common Stock shall be issued pursuant to this Section 5.4(f), and any holder of a Vested Equity Award who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractions of a share of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Measurement Price. Following the Effective Time, any such canceled Vested Equity Award shall entitle the former holder of such Vested Equity Award only to the consideration described in this Section 5.4(f), which shall be paid by the Surviving Corporation within 10 Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code. To the extent any holder of a Vested Equity Award is subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld resulting from the holder’s Vested Equity Awards, such holder will be permitted to satisfy such Tax obligation, in whole or in part (without limitation), if permissible by applicable Legal Requirements, by having Parent withhold otherwise deliverable shares of Parent Common Stock having a fair market value equal to the amount of such Tax obligation.

(g) At the Effective Time, if Parent desires to do so, Parent may assume the Company 2018 Equity Incentive Plan (with such changes that are determined by Parent to be necessary). If Parent elects to assume the Company 2018 Equity Incentive Plan, then Parent will be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserve for the Company 2018 Equity Incentive Plan following the Effective Time, including any shares returned to such share reserve as a result of the termination of options, restricted stock units, and restricted stock awards that are assumed or replaced by Parent pursuant to this Section 5.4, except that: (i) stock covered by such awards will be shares of Parent Common Stock, (ii) all references in the Company 2018 Equity Incentive Plan to a number of shares of Company Common Stock will be deemed amended to refer instead to that number of shares of Parent Common Stock (rounded down to the nearest whole share) as adjusted pursuant to the application of the Exchange Ratio; and (iii) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of Company 2018 Equity Incentive Plan.

(h) Prior to the Effective Time, each of Parent and the Company shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 5.4; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time. Parent agrees to file, as soon as reasonably practicable but in no event later than 10 Business Days after the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted Options, Converted RSUs, and Converted Restricted Stock in each case that are eligible to be registered on Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options, Converted RSUs and Converted Restricted Stock assumed in accordance with this Agreement remain outstanding.

5.5 Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be reasonably necessary to provide that: (a) no new Offering Period shall commence under the ESPP following the date of the Merger Agreement, (b) participants in the Company ESPP as of the date of this Agreement may not increase their payroll deductions under the Company ESPP from those in effect on the date of this Agreement; and (c) no new participants may commence participation in the Company ESPP following the date of this Agreement. Prior to the Effective Time, the Company shall take all action that the Company determines to be reasonably necessary to: (i) cause any offering period or purchase period that otherwise would be in progress at the Effective Time to be the final offering period under the Company ESPP and to be terminated no later than five Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes under the Company ESPP; (iii) cause each participant’s then-outstanding share purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the Company ESPP as of, and contingent upon, the Effective Time. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated account for each participant under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP (as amended pursuant to this Section 5.5), and each share purchased thereunder immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 1.5(a)(iii), subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 5.5), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the Company ESPP in accordance with the terms of the Company ESPP.

5.6 Employee Benefits.

(a) For the period from the Closing Date until the first anniversary thereof during which such Continuing Employees remain employed (the “Continuation Period”), Parent, the Surviving Corporation, or their respective Affiliates will provide Continuing Employees with compensation and employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are, at the election of Parent (after consultation with the Company), (i) no less favorable in the aggregate than those provided to such employees immediately prior to the Closing or (ii) no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Affiliates, subject in each case to the terms and conditions of the relevant plans; provided, however, that nothing in this Section 5.6(a) or elsewhere in this Agreement shall: (A) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any of their respective Affiliates; (B) be deemed to establish, amend, modify or cause to be adopted any Company Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (C) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time.

(b) As of the Closing Date, Parent, the Surviving Corporation, or one of their respective Affiliates will provide to each Continuing Employee under each employee benefit plan, program or arrangement established or maintained by the Parent, the Surviving Corporation, or one of their Affiliates in which such Continuing Employees may be eligible to participate after the Closing Date (the “Post-Closing Plans”), credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) for full or partial years of service with the Surviving Corporation or any of its Subsidiaries performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Company Employee Plan immediately prior to the Closing Date; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any such Continuing Employee.

(c) For purposes of each Post-Closing Plan providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, use commercially reasonable efforts to cause all pre-existing condition exclusions or limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, and waiting periods for such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Company Employee Plan immediately prior to the Closing Date, and to the extent consistent with the governing terms of the Post-Closing Plan, and Parent and the Company shall take the actions described in Part 5.6(c) of the Company Disclosure Schedule; provided, however, that any failure by Parent to take any of the actions described in Part 5.6(c) of the Company Disclosure Schedule shall not be deemed to be a breach of the covenants contained in this Section 5.6(c) (including for purposes of determining whether the condition set forth in Section 7.2 has been satisfied).

(d) No Company Associate shall be deemed to be a third-party beneficiary of this Agreement of this Section 5.6. Nothing in this Section 5.6 shall limit the effect of Section 9.8.

(e) Unless otherwise requested by Parent in writing at least two Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions that may be reasonably necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior reasonable review and approval of Parent), effective no later than the day prior to the date on which the Merger becomes effective. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.6(e) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall, if requested by Parent, estimate in good faith the amount of such charges or other fees and provide its estimate of that amount in writing to Parent prior to the Closing Date.

(f) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall consult with Parent and shall ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to making any written or broad-based oral communications to any Company Associate prior to the Effective Time regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Contemplated Transactions (whether alone or in combination with additional events), including the matters described in this Section 5.6, the Company shall provide, and shall ensure that the other Acquired Companies and its and their respective Representatives shall provide, Parent with a copy of the intended communication for its written approval, which shall not be unreasonably withheld.

5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification, exculpation and advancement and reimbursement of expenses by any Acquired Company existing in favor of those Persons who are now, or have been at any time prior to the Effective Time, directors and officers of any Acquired Company (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s or the applicable Acquired Company’s certificate of incorporation, bylaws or other organizational documents (as in effect as of the date of this Agreement) and as provided in those indemnification agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement), will survive the Merger and continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware law) for a period of six years following the date on which the Merger becomes effective, and the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Acquired Companies in respect of such rights of indemnification, exculpation and advancement and reimbursement of expenses.

(b) From the date on which the Effective Time occurs until the sixth anniversary of such date, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”), except that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation will not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of this Agreement for the Existing D&O Policy (the “Maximum Premium”). If any future annual premiums for the Existing D&O Policy (or any substitute policy therefor) exceed the Maximum Premium in the aggregate, then the Surviving Corporation may reduce the amount of coverage of such Existing D&O Policy (or any substitute policy therefor) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. The Surviving Corporation or, prior to the Effective Time, the Company shall have the right to purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Closing Date and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that the Surviving Corporation shall not be obligated to, and the Company shall not (without the prior written consent of Parent), expend an amount for such “tail” policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.7(b).

(c) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by each of the Indemnified Persons, who are intended third-party beneficiaries of this Section 5.7 from and after the Effective Time.

5.8 Regulatory Approvals and Related Matters.

(a) Each of Parent and the Company shall use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall: (A) within ten Business Days after the date of this Agreement, prepare, file and submit the notifications, reports and other documents required under the HSR Act and, as promptly as reasonably practicable after the date of this Agreement, any applicable foreign Antitrust Laws in connection with the Merger and the other Contemplated Transactions; and (B) respond as promptly as practicable to (1) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (2) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall use its reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings (including applications) or submissions pursuant to (and to otherwise comply with its obligations set forth in) Section 5.8(a). Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement, but subject to the consultation, coordination and information sharing provisions of Section 5.8(c), Parent: (i) shall have the principal responsibility for devising and implementing the strategy of the Parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Merger and the other Contemplated Transactions and coordinating any contacts with any Governmental Body; and (ii) shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent.

(c) Except where prohibited by applicable Legal Requirements or any Governmental Body, and the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other Party in good faith prior to taking a position with respect to any filing or submission required by Section 5.8(a); (ii) permit the other Party to review and discuss in advance, and, subject to clauses “(i)” and “(ii)” of Section 5.8(b), consider in good faith the views of the other Party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals before making or submitting any of the foregoing to any Governmental Body on behalf of any Party in connection with any filing or submission required by Section 5.8(a) or any Legal Proceeding involving a Governmental Body with regulatory authority related to this Agreement or any of the Contemplated Transactions; (iii) coordinate with the other Party in preparing and exchanging such information; and (iv) promptly provide the other Party (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such Party with or to any Governmental Body in connection with any filing or submission required by Section 5.8(a).

(d) Each of the Company and Parent shall notify the other Party promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing or submission made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other Party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing or submission made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Merger or any of the other Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or submission made pursuant to Section 5.8(a), each of the Company and Parent shall (promptly upon learning of the occurrence of such event) inform the other Party of the occurrence of such event and cooperate in filing with or submitting to the applicable Governmental Body such amendment or supplement.

(e) Subject to Section 5.8(f), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis (and in any event prior to the End Date). Without limiting the generality of the foregoing, but subject to Section 5.8(f), each of Parent and the Company: (i) shall make all filings (if any), give all notices (if any) and provide all information (if any) required to be made, given or provided by such Party in connection with the Merger or any of the other Contemplated Transactions; (ii) shall consult with such Party’s employees to the extent required under any applicable Legal Requirement in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions. Each of the Company and Parent shall consult with the other Party with respect to all of the matters contemplated by clauses “(i),” “(ii)” and “(iii)” of the preceding sentence, and shall keep the other Party apprised of the status of matters relating to the consummation of the Contemplated Transactions. At the request of Parent, the Company shall cause the divestiture, holding separate or taking of any other action with respect to any of the businesses, product lines or assets of the Acquired Companies (provided that any such action is effective no earlier than the Effective Time and is conditioned upon the consummation of the Merger).

(f) Notwithstanding anything to the contrary contained in Section 5.8(e) or elsewhere in this Agreement: (i) no Parent Entity shall have any obligation under this Agreement to: (A) propose, negotiate, commit to or effect (by consent decree, hold separate order or otherwise) the sale, divestiture, disposition or license (or similar arrangement) of, or limit Parent’s freedom of action with respect to, any of the businesses, product lines or assets of any Parent Entity or any Acquired Company, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of any Parent Entity or any Acquired Company, unless the actions referred to in this clause “(A)”: (1) are reasonably necessary to satisfy the conditions set forth in Section 6 or Section 7 and (2) would not, individually or in the aggregate, reasonably be expected to result in a material and negative impact on (x) the business of the

Acquired Companies, (y) the business of the Parent Entities, or (z) the expected benefits to Parent (including anticipated synergies) of the Merger; (B) commence or contest, or cause any other Parent Entity or any of their respective Affiliates to commence or contest, any litigation against a Governmental Body to obtain any waiting period expiration or termination, Governmental Authorization or other Consent under any Antitrust Law, foreign direct investment Legal Requirement or similar Legal Requirement in connection with the Merger or any of the other Contemplated Transactions; (C) amend or modify any of Parent’s or Merger Sub’s rights or obligations under this Agreement; or (D) restructure or commit to restructure any of the Contemplated Transactions; and (ii) none of the Acquired Companies shall, except with the prior written consent of Parent, agree, commit or propose, or encourage any Governmental Body, to take or request any of the actions described in clause “(i)(A)” above.

5.9 Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the Parties (or individually, if approved by the other Party); (ii) Parent or the Company may, without the prior consent of the other Party, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement, the NYSE Rules or the Nasdaq Rules, as applicable, if it first notifies and consults with the other Party prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to any Company Acquisition Proposal or any Company Recommendation Change in accordance with Section 5.2(f); (iv) Parent need not consult with (or obtain the consent of) the Company in connection with any press release, public statement or filing to be issued or made with respect to any Disruptive Parent Acquisition Proposal or any Parent Recommendation Change in accordance with Section 5.3(f); and (v) neither Parent nor the Company need consult with (or obtain the consent of) the other Party in connection with any press release, public statement or filing in connection with any Legal Proceeding between such Parties related to this Agreement or any of the Contemplated Transactions.

5.10 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each individual who is an officer or director of any of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment or of any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as an employee, officer or director of an Acquired Company).

5.11 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements (including the Nasdaq Rules) to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12 NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing (subject to official notice of issuance) on NYSE at or prior to the Effective Time.

5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all steps that may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the matters contemplated by Sections 5.4 and 5.5 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

5.14 Stockholder Litigation. The Company shall promptly (and in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions of which it becomes aware. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent. Parent shall promptly (and in any event within two Business Days) notify the Company in writing of, and shall give the Company the opportunity to participate in (but not control) the defense of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving Parent and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions of which it becomes aware.

5.15 Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

5.16 Tax Matters. For U.S. federal income Tax purposes, (a) the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. Each of Parent and the Company will (and will cause its Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take any action (and will cause its Subsidiaries not to take or knowingly fail to take any action) which action or failure to act would reasonably be expected to impede or prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties will not take any tax reporting position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by a “determination” within Section 1313(a) of the Code. Each of Parent and the Company shall, upon the request of the other Party, use its reasonable best efforts to deliver to tax counsel for the requesting Party tax representation letters, dated as of the effective date of the Form S-4 Registration Statement and the Closing Date, in form and substance mutually acceptable to Parent and the Company, containing representations of Parent or the Company, as applicable, as shall be reasonably necessary or appropriate to enable such tax counsel to render an opinion on the effective date of the Form S-4 Registration Statement and/or on the Closing Date, respectively, that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

5.17 Credit Facility Payoff Letter. The Company shall use its reasonable best efforts to obtain and deliver to Parent, no later than two Business Days prior to the Closing Date, a payoff letter in customary form and substance with respect to: (a) the satisfaction and release of all of the Acquired Companies’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Acquired Companies outstanding as of the Effective Time, but excluding any indemnification obligations that survive termination) under the Company Credit Agreement and the other Loan Documents (as defined in the Company Credit Agreement); (b) termination of the Company Credit Agreement and the other Loan Documents; and (c) the release of all Encumbrances granted under or pursuant to, or otherwise relating to, the Company Credit Agreement and the other Loan Documents.

5.18 Parent Vote at Merger Sub. Promptly after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub a written consent adopting this Agreement in accordance with the DGCL.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) The representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in each case, that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) The representations and warranties of the Company contained in Section 2.20, Section 2.21, Section 2.22, clause “(a)(i)” of Section 2.23, Section 2.24 and Section 2.25 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(c) The representation and warranty contained in clause “(a)” of Section 2.5 shall have been accurate in all respects as of the date of this Agreement.

(d) The representations and warranties of the Company contained in Section 2.3(a), Section 2.3(b) and Section 2.3(e) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in each case, that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount will be disregarded.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement issued by the SEC shall be in effect and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

6.4 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on NYSE.

6.5 Stockholder Approvals.

(a) This Agreement shall have been duly adopted at the Company Stockholders’ Meeting (including any adjournments or postponements thereof) by the Required Company Stockholder Vote.

(b) The Parent Share Issuance shall have been duly approved at the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) by the Required Parent Stockholder Vote.

6.6 Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied.

6.7 No Material Adverse Effect on the Company. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company that is continuing.

6.8 Regulatory Matters.

(a) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition, and any period of time (and any extension thereof) agreed to by Parent and the Company with a Governmental Body in the United States not to consummate the Merger shall have expired or been terminated.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any applicable Antitrust Law in each jurisdiction identified in Part 6.8(b) of the Parent Disclosure Schedule shall have expired or been terminated without the imposition of a Burdensome Condition, and any period of time (and any extension thereof) agreed to by Parent and the Company with a Governmental Body in any jurisdiction identified in Part 6.8(b) not to consummate the Merger shall have expired or been terminated.

(c) Any Governmental Authorization or other Consent required under any applicable Antitrust Law in each jurisdiction identified in Part 6.8(c) of the Parent Disclosure Schedule in connection with the Merger shall have been obtained and shall be in full force and effect, and no such Governmental Authorization or other Consent shall, as a term thereof or condition thereto, impose a Burdensome Condition.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger (or allowing consummation of the Merger subject to compliance with a term or condition that is a Burdensome Condition) shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger illegal.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.

(a) The representations and warranties of Parent contained in this Agreement, other than the Designated Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in each case, that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) The representations and warranties of Parent contained in Section 3.9, clause “(a)(i)” of Section 3.10, Section 3.11, Section 3.12, Section 3.14 and Section 3.15 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(c) The representation and warranty contained in clause “(a)” of Section 3.4 shall have been accurate in all respects as of the date of this Agreement.

(d) The representations and warranties of Parent contained in Section 3.2(a), Section 3.2(b) and Section 3.2(d) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in each case, that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount will be disregarded.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement issued by the SEC shall be in effect and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

7.4 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on NYSE.

7.5 Stockholder Approvals.

(a) This Agreement shall have been duly adopted at the Company Stockholders’ Meeting (including any adjournments or postponements thereof) by the Required Company Stockholder Vote.

(b) The Parent Share Issuance shall have been duly approved at the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) by the Required Parent Stockholder Vote.

7.6 Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.7 No Material Adverse Effect on Parent. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent that is continuing.

7.8 Regulatory Matters.

(a) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any period of time (and any extension thereof) agreed to by Parent and the Company with a Governmental Body in the United States not to consummate the Merger shall have expired or been terminated.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any applicable Antitrust Law in each jurisdiction identified in Part 6.8(b) of the Parent Disclosure Schedule shall have expired or been terminated, and any period of time (and any extension thereof) agreed to by Parent and the Company with a Governmental Body in any jurisdiction identified in Part 6.8(b) of the Parent Disclosure Schedule not to consummate the Merger shall have expired or been terminated.

(c) Any Governmental Authorization or other Consent required under any applicable Antitrust Law in each jurisdiction identified in Part 6.8(c) of the Parent Disclosure Schedule in connection with the Merger shall have been obtained and shall be in full force and effect.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger by the Company illegal.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote and whether before or after the approval of the Parent Share Issuance by the Required Parent Stockholder Vote) by written notice of the terminating Party to the other Parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (California time) on July 28, 2022 (the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by either Parent or the Company if a Specified Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(e) by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on a proposal to approve the Parent Share Issuance; and (ii) the Parent Share Issuance shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the Parent Share Issuance approved by the Required Parent Stockholder Vote is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company (at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that, in each case, any of the conditions set forth in Section 6.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that (A) if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach, and (B) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if Parent is then in material breach of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied; or

(i) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that, in each case, the conditions set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that (A) if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) if the Company is then in material breach of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 to be satisfied.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any Party unless any fee required to be paid by such Party at or prior to the time of such termination pursuant to Section 8.3 shall have been paid prior to or concurrently with such termination.

8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, all further obligations of the Parties under this Agreement shall terminate, this Agreement shall be of no further force or effect and there shall be no liability on the part of the Company, Parent, Merger Sub or any of their respective stockholders or Representatives; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, except that, notwithstanding anything to the contrary in the Confidentiality Agreement, (i) the Confidentiality Agreement, and the confidentiality, use, employee non-solicitation and other restrictions and obligations set forth in the Confidentiality Agreement, shall continue in full force and effect (subject to the terms of clause (ii) below) until the later of (A) the time when they would otherwise expire under the Confidentiality Agreement and (B) the first anniversary of the date on which this Agreement was terminated, and (ii) the “Covered Employees” to whom Section 15 of the Confidentiality Agreement applies shall be limited to any officer of the Company and any other employee of any Acquired Company at the level of vice president or above of which Parent became aware in connection with the Contemplated Transactions through direct contact; and (c) the termination of this Agreement shall not relieve any Party from any liability for intentional fraud, regardless of whether or not such intentional fraud relates to an express representation or warranty in this Agreement (it being understood that any non-reliance and similar statements and disclaimers set forth in Section 2.28 and Section 3.17 shall have no force or effect if this Agreement is terminated), or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement,

“knowing and intentional breach” means a material breach of or failure to perform a covenant or obligation that is a consequence of an intentional act undertaken by the breaching party with the actual knowledge that the taking of such act would reasonably be expected to cause a material breach of this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and (ii) the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) the failure to consummate the Merger by the End Date was primarily attributable to a material failure on the part of the Company to perform any covenant or obligation in this Agreement required to be performed by the Company at or prior to the Effective Time; (iii) at or prior to the time of the termination of this Agreement, a Company Acquisition Proposal shall have been made known to the Company or been publicly disclosed, announced, commenced, submitted or made; and (iv) within 12 months after the date of such termination of this Agreement, a Company Acquisition Transaction (whether or not relating to such Company Acquisition Proposal) is consummated or a definitive agreement providing for a Company Acquisition Transaction (whether or not relating to such Company Acquisition Proposal) is executed and the Company Acquisition Transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then the Company shall pay (or cause to be paid) to Parent a non-refundable fee in the amount of $150,000,000 (the “Termination Fee”) in cash; provided, however, that, for purposes of clause “(iv)” of this Section 8.3(b), all references to “15%” and “85%” in the definition of “Company Acquisition Transaction” shall be deemed to be references to “50%”.

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) at or prior to the time of the termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Company Acquisition Proposal shall not have been publicly withdrawn at least 10 Business Days prior to the Company Stockholders’ Meeting; and (iii) within 12 months after the date of such termination of this Agreement, a Company Acquisition Transaction (whether or not relating to such Company Acquisition Proposal) is consummated or a definitive agreement providing for a Company Acquisition Transaction (whether or not relating to such Company Acquisition Proposal) is executed and the Company Acquisition Transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then the Company shall pay (or cause to be paid) to Parent the Termination Fee in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(c), all references to “15%” and “85%” in the definition of “Company Acquisition Transaction” shall be deemed to be references to “50%”.

(d) If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(f); or (ii) by Parent or the Company pursuant Section 8.1(d) at any time after the occurrence of a Company Triggering Event, then the Company shall pay (or cause to be paid) to Parent the Termination Fee in cash.

(e) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) the failure to consummate the Merger by the End Date was primarily attributable to a material failure on the part of Parent to perform any covenant or obligation in this Agreement required to be performed by Parent at or prior to the Effective Time; (iii) at or prior to the time of the termination of this Agreement, a Disruptive Parent Acquisition Proposal shall have been made known to Parent or been publicly disclosed, announced, commenced, submitted or made; and (iv) within 12 months after the date of such termination of this Agreement, a Parent Acquisition Transaction (whether or not relating to such Disruptive Parent Acquisition Proposal) is consummated or a definitive agreement providing for a Parent Acquisition Transaction (whether or not relating to such

Disruptive Parent Acquisition Proposal) is executed and the Parent Acquisition Transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then Parent shall pay (or cause to be paid) to the Company the Termination Fee in cash; provided, however, that, for purposes of clause “(iv)” of this Section 8.3(e), all references to “15%” and “85%” in the definition of “Parent Acquisition Transaction” shall be deemed to be references to “50%”.

(f) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e); (ii) at or prior to the time of the termination of this Agreement, a Disruptive Parent Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Disruptive Parent Acquisition Proposal shall not have been publicly withdrawn at least 10 Business Days prior to the Parent Stockholders’ Meeting; and (iii) within 12 months after the date of such termination of this Agreement, a Parent Acquisition Transaction (whether or not relating to such Disruptive Parent Acquisition Proposal) is consummated or a definitive agreement providing for a Parent Acquisition Transaction (whether or not relating to such Disruptive Parent Acquisition Proposal) is executed and the Parent Acquisition Transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then Parent shall pay (or cause to be paid) to the Company the Termination Fee in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(f), all references to “15%” and “85%” in the definition of “Parent Acquisition Transaction” shall be deemed to be references to “50%”.

(g) If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(g); or (ii) by Parent or the Company pursuant Section 8.1(e) at any time after the occurrence of a Parent Triggering Event, then Parent shall pay (or cause to be paid) to the Company the Termination Fee in cash.

(h) Any Termination Fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(c) shall be paid by or on behalf of the Company contemporaneously with the consummation of the Company Acquisition Transaction contemplated by clause “(iv)” of Section 8.3(b) or clause “(iii)” Section 8.3(c), as the case may be. Any Termination Fee required to be paid to the Company pursuant to Section 8.3(e) or Section 8.3(f) shall be paid by or on behalf of Parent contemporaneously with the consummation of the Parent Acquisition Transaction contemplated by clause “(iv)” of Section 8.3(e) or clause “(iii)” of Section 8.3(f), as the case may be. Any Termination Fee required to be paid to Parent pursuant to Section 8.3(d) shall be paid by or on behalf of the Company (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination, and (ii) in the case of a termination of this Agreement by Parent, within two Business Days after such termination. Any Termination Fee required to be paid to the Company pursuant to Section 8.3(g) shall be paid by or on behalf of Parent (A) in the case of a termination of this Agreement by Parent, at or prior to the time of such termination, and (B) in the case of a termination of this Agreement by the Company, within two Business Days after such termination.

(i) Each of the Parties acknowledges and agrees that in no event shall Parent or the Company be required to pay the Termination Fee under this Section 8.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the Parties acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the Parties would not have entered into this Agreement, and (ii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(j) If the Company or Parent fails to pay when due any amount payable under this Section 8.3, then (i) such Party shall reimburse the other Party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3 and (ii) such Party shall pay interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus 500 basis points.

(k) Any fee or other amount payable pursuant to this Section 8.3 shall be paid free and clear of all deductions and withholdings.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Share Issuance by Parent’s stockholders); provided, however, that (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders and (b) after any such approval of the Parent Share Issuance by Parent’s stockholders, no amendment shall be made which by applicable Legal Requirements or any NYSE Rule requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations, Warranties and Covenants. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement, and none of the covenants contained in this Agreement, shall survive the Merger, except that any covenants that by their terms are to be performed after the Effective Time shall survive the Merger in accordance with their respective terms.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits hereto) and the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) constitute the entire agreement among the Parties regarding the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the Parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the Parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action, suit or other legal proceeding between any of the Parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the Parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any Party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered section in Section 2 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is applicable to another representation or warranty. The Company shall not be entitled to update or modify the Company Disclosure Schedule after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Company Disclosure Schedule after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered section in Section 3 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is applicable to another representation or warranty. Parent shall not be entitled to update or modify the Parent Disclosure Schedule after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Parent Disclosure Schedule after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights, interests or obligations hereunder may be assigned or delegated by such Party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by a Party without the other Parties’ prior written consent shall be void and of no effect, provided, further, that any assignment will not relieve a Party of any of its obligations under this Agreement. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except that (a) the Indemnified Persons shall be third-party beneficiaries of Section 5.7 and (b) following the termination of this Agreement, the Company may seek damages on behalf of the holders of shares of Company Common Stock, Company Options, Company RSUs and Company Restricted Stock (which Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium). The rights granted pursuant to clause “(b)” of preceding sentence will only be enforceable on behalf of the holders of shares of Company Common Stock, Company Options, Company RSUs and Company Restricted Stock by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock, Company Options, Company RSUs and Company Restricted Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit.

9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Merger Sub:

Zendesk, Inc.

989 Market Street

San Francisco, California 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Attention:	Keith A. Flaum

Christopher R. Moore

Email:	keith.flaum@hoganlovells.com

christopher.moore@hoganlovells.com

if to the Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention:	Katharine A. Martin

Martin W. Korman

Douglas K. Schnell

Email:	kmartin@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the Parties are unable to agree to such replacement, the Parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

9.11 Remedies. The Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, any non-breaching Party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The Parties further agree not to assert that (i) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (ii) a remedy of monetary damages would provide an adequate remedy. Notwithstanding anything to the contrary in this Agreement, if prior to the End Date any Party initiates a lawsuit or other legal proceeding in good faith to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement and such lawsuit or other legal proceeding is pending as of the date that the End Date would have otherwise occurred pursuant to Section 8.1(b), then the End Date will be automatically extended to (A) the date that is 10 Business Days after the date on which such lawsuit or other legal proceeding is terminated or resolved; or (B) such other time period established by the court presiding over such lawsuit or other legal proceeding.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The words “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein,” “hereof,” “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Nothing contained in Section 2 or Section 3 shall be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 2.28 and Section 3.17 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(f) The information contained in this Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Legal Requirements or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement.

(g) It is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business.

(h) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(i) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

The parties have caused this Agreement to be duly executed as of the date first above written.

ZENDESK, INC.

By:	/s/ Mikkel Svane
Name: Mikkel Svane
Title: Chief Executive Officer

MILKY WAY ACQUISITION CORP.

By:	/s/ Shelagh Glaser
Name: Shelagh Glaser
Title: Chief Financial Officer

MOMENTIVE GLOBAL INC.

By:	/s/ Zander Lurie
Name: Zander Lurie
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2018 Indenture” means the indenture, dated as of March 20, 2018, by and between Parent and Wilmington Trust, National Association, as trustee.

“2018 Notes” means Parent’s 0.25% Convertible Senior Notes due 2023 issued pursuant to the 2018 Indenture.

“2020 Indenture” means the indenture, dated as of June 16, 2020, by and between Parent and Wilmington Trust, National Association, as trustee.

“2020 Notes” means Parent’s 0.625% Convertible Senior Notes due 2025 issued pursuant to the 2020 Indenture.

“2023 Capped Calls” means the “2023 Capped Calls” described in Note 9 of the audited consolidated financial statements of Parent and its consolidated Subsidiaries included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 12, 2021.

“2025 Capped Calls” means the “2025 Capped Calls” described in Note 9 of the audited consolidated financial statements of Parent and its consolidated Subsidiaries included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 12, 2021.

“Acquired Company” means: (a) the Company; (b) each Subsidiary of the Company; and (c) for purposes of Section 2 of the Agreement, each corporation or other Entity that prior to the Effective Time has been merged into, that has been consolidated with or that otherwise is a predecessor to any of the Entities identified in clauses “(a)” and “(b)” above.

“Acquired Company Returns” has the meaning assigned to such term in Section 2.15(a)(i) of the Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” has the meaning assigned to such term in the preamble to the Agreement.

“Allen & Company” has the meaning assigned to such term in Section 2.24 of the Agreement.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, or any other Legal Requirement issued by a Governmental Body that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Burdensome Condition” means any requirement, obligation, limitation, restriction, term or condition that: (a) is (i) required or imposed, or sought to be imposed, by any Governmental Body in connection with the granting of any waiting period expiration or termination, Governmental Authorization or other Consent described in Section 6.8 of the Agreement, or (ii) included in an Order issued by a Specified Governmental Body that allows the Merger to be consummated; (b) Parent is not obligated to agree to, accept or effect under the terms of Section 5.8(f) of the Agreement; and (c) Parent has not agreed to, accepted or effected.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or San Francisco, California are authorized or obligated by law or executive order to close.

“Capped Calls” means the 2023 Capped Calls and the 2025 Capped Calls.

“Certification” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Chosen Court” means: (a) if the federal courts have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 9.5(a) of the Agreement, the United States District Court for the District of Delaware; or (b) if the federal courts do not have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 9.5(a) of the Agreement, the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; provided, however, that, in the case of this clause “(b)” only, if the Court of Chancery of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be deemed to be the Superior Court of the State of Delaware in and for New Castle County, Delaware.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning assigned to such term in the recitals to the Agreement.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

“Company 401(k) Plan” has the meaning assigned to such term in Section 5.6(e) of the Agreement.

“Company Acquisition Contract” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that contemplates or is intended or would reasonably be expected to result in, a Company Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b) of the Agreement.

“Company Acquisition Inquiry” means an inquiry or request for non-public information (other than an inquiry or request for information made or submitted by Parent) that would reasonably be expected to lead to a Company Acquisition Proposal.

“Company Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) to engage in a Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving the Company, except for any such transaction in which the stockholders of the Company immediately preceding such transaction continue to hold immediately following such transaction, directly or indirectly, 85% or more of the equity interests in the surviving or resulting entity in such transaction (whether by voting power or number of shares);

(b) any issuance of securities, acquisition of securities or other transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company; or (ii) in which the Company issues securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company; or

(c) any sale, lease, exchange, transfer, license, sublicense or disposition by any Acquired Company to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons of any business or businesses or assets (including equity interests in any Subsidiary of the Company) that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Acquired Companies, in each case except for sales or non-exclusive licenses or sublicenses of Company Products in the ordinary course of business.

“Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2021 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, as filed with the SEC on August 5, 2021.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Company Change in Circumstances” has the meaning assigned to such term in Section 5.2(f)(ii) of the Agreement.

“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has any rights.

“Company Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of October 10, 2018, by and among the Company, SurveyMonkey Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee Agreement” means any management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, Contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies, or with respect to which any Acquired Company has any current, or is reasonably likely to have any future, liability.

“Company Equity Award” means any Company Option, Company RSU or Company Restricted Stock.

“Company Equity Plans” means the Company’s 2018 Equity Incentive Plan, the Company’s 2011 Equity Incentive Plan, and the Company ESPP.

“Company ESPP” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company ESPP Rights” has the meaning assigned to such term in Section 5.5 of the Agreement.

“Company Inbound License” means any Contract, other than any Non-Scheduled Contract, pursuant to which any Person has licensed any material Intellectual Property or Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any material Intellectual Property or Intellectual Property Right (other than commercially available “shrink wrap” or similar licenses for unmodified “off-the-shelf” software).

“Company IP” means all Intellectual Property and Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest.

“Company Options” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company Outbound License” means any Contract, other than any Non-Scheduled Contract, pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any material Company IP.

“Company Pension Plan” means: (a) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” has the meaning assigned to such term in Section 2.3(a) of the Agreement.

“Company Product” means any version, release or model of any product or service (including Software) that has been since January 1, 2016, or is currently being, distributed, provided, licensed or sold by or on behalf of any Acquired Company.

“Company Recommendation Change” has the meaning assigned to such term in Section 5.2(e) of the Agreement.

“Company Recommendation Change Notice” has the meaning assigned to such term in Section 5.2(f)(i) of the Agreement.

“Company Restricted Stock” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company RSUs” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company SEC Reports” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Company Software” means Software that constitutes Company IP (other than commercially available “shrink wrap” or similar “off-the-shelf” software).

“Company Stock Certificate” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Company Superior Offer” means a bona fide, written Company Acquisition Proposal that: (a) was not obtained or made as a result of a breach of Section 4.3 of the Agreement (or a deemed breach pursuant to Section 4.3(f) of the Agreement); and (b) is on terms and conditions that the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel and the likelihood and timing of consummation of the Company Acquisition Transaction contemplated by such Company Acquisition Proposal and the expected benefits of the Merger, to be more favorable from a financial point of view to the Company’s stockholders than the Merger. For purposes of the reference to a “Company Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Company Acquisition Transaction” will be deemed to be references to “50%”.

“Company Technology” means all IT Systems and Company Software or electronic hardware products or services made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies, including any microchips, firmware, on-premise software, mobile applications or browser extensions made available or provided by any of the Acquired Companies.

A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have (i) made a Company Recommendation Change or (ii) caused or permitted any Acquired Company to execute or enter into a Company Acquisition Contract; (b) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus; (c) Parent shall have requested in good faith after a Company Acquisition Proposal has been publicly disclosed, commenced, announced or made that the Company Board Recommendation be reaffirmed publicly, and the Company’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation within 10 Business Days after such request was made (or, if earlier, prior to the Company Stockholders’ Meeting); (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have provided to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (e) either (i) at any meeting of the Company’s board of directors at which a vote on reaffirmation of the Company Board Recommendation is taken, the reaffirmation of the Company Board Recommendation has not been unanimously approved by all members of the Company’s board of directors who were present for the vote on such reaffirmation or (ii)(A) at any meeting of the Company’s board of directors at which a vote on reaffirmation of the Company Board Recommendation is taken, the reaffirmation of the Company Board Recommendation has been unanimously approved by all members of the Company’s board of directors who were present for the vote on such reaffirmation and (B) concurrently with or following such meeting of the Company’s board of directors, any director of the Company makes any public statement indicating that one or more directors of the Company do not support the Merger or discloses in (or discloses in circumstances in which it would reasonably be expected for it to be disclosed in) a publication, release, report or broadcast that is widely disseminated that one or more directors of the Company do not support the Merger; or (f) any Acquired Company shall have breached (or be deemed to have breached pursuant to Section 4.3(f) of the Agreement) any of the provisions set forth in Section 4.3 of the Agreement and such breach results in a director or officer of the Company receiving or becoming aware of a Company Acquisition Proposal.

“Confidentiality Agreement” means that certain letter agreement dated as of September 6, 2021 between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger and the Parent Share Issuance.

“Continuation Period” has the meaning assigned to such term in Section 5.6(a) of the Agreement.

“Continuing Employee” means each employee of the Company or any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation as of immediately following the Effective Time.

“Continuing Service Provider” means each individual (other than an employee) who is engaged in service to the Company or any other Acquired Company immediately prior to the Effective Time and continues in employment with, or service to, Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation as of immediately following the Effective Time.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking.

“Contract Worker” means any independent contractor, consultant or individual service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as a direct employee; or (b) compensated by an Acquired Company through wages reported on a form W-2 completed by the Acquired Companies.

“Converted Option” has the meaning assigned to such term in Section 5.4(b) of the Agreement.

“Converted Restricted Stock” has the meaning assigned to such term in Section 1.5(d) of the Agreement.

“Converted RSU” has the meaning assigned to such term in Section 5.4(d) of the Agreement.

“Convertible Notes” means the 2018 Notes and the 2020 Notes.

“COVID-19” means any disease or medical condition caused by the SARS-CoV-2 virus or COVID-19, any variant or mutation thereof or any related and/or associated epidemic, pandemic or disease outbreak.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other mandatory directive imposed by applicable Legal Requirements or Orders in connection with or in response to COVID-19.

“Designated Representations” means the representations and warranties of Parent contained in: (a) Section 3.2(a), Section 3.2(b), Section 3.2(d), Section 3.9, clause “(a)(i)” of Section 3.10, Section 3.11, Section 3.12, Section 3.14 and Section 3.15 of the Agreement; and (b) clause “(a)” of Section 3.4 of the Agreement.

“DGCL” has the meaning assigned to such term in the recitals to the Agreement.

“Disruptive Parent Acquisition Contract” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that contemplates or is intended or would reasonably be expected to result in, a Parent Acquisition Transaction (other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.4(b) of the Agreement) that is expressly conditioned on the termination of the Agreement.

“Disruptive Parent Acquisition Proposal” means any offer or proposal to engage in a Parent Acquisition Transaction and that is expressly conditioned on the termination of the Agreement.

“Disruptive Parent Superior Offer” means a bona fide, written Disruptive Parent Acquisition Proposal that: (a) was not obtained or made as a result of a breach of Section 4.4 of the Agreement (or a deemed breach pursuant to Section 4.4(d) of the Agreement); and (b) is on terms and conditions that Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Parent’s outside legal counsel and the likelihood and timing of consummation of the Parent Acquisition Transaction contemplated by such Disruptive Parent Acquisition Proposal, to be more favorable from a financial point of view to Parent’s stockholders than the Merger. For purposes of the reference to a “Disruptive Parent Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Parent Acquisition Transaction” will be deemed to be references to “50%”.

“DOL” means the United States Department of Labor.

“Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Employment Law” means any applicable Legal Requirement with respect to employment and employment practices, including those relating to hiring, promotion, termination, terms and conditions of employment, wages, hours, wage statements, meal and break periods, labor relations, other labor-related matters or arising under labor relations laws, discrimination, equal pay, overtime, business expense reimbursements, labor relations, paid and unpaid leaves of absence, paid sick leave laws, COVID-19 regulations, work breaks, classification of workers (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, visa, work permits, workers’ compensation, affirmative action, federal contracting, benefits, child labor, working conditions, wrongful discharge or violation of personal rights, social benefits contributions, severance pay, WARN, leaves of absences and unemployment insurance.

“Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, collateral assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, security arrangement or security agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, interference, option to purchase, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement, including any Governmental Authorization required thereunder, relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of hazardous or toxic substances, materials or wastes; or (c) the protection of human health or safety (to the extent relating to exposure to Hazardous Materials).

“Equity Award Cash Consideration Amount” means an amount in cash equal to the product of (a) the Exchange Ratio, multiplied by (b) the Parent Measurement Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Exchange Fund” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Exchange Ratio” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Final Exercise Date” has the meaning assigned to such term in Section 5.5 of the Agreement.

“Foreign Company Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“Foreign Export and Import Law” means any applicable Legal Requirement of a Governmental Body (other than a U.S. Governmental Body) regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Goldman Sachs” has the meaning assigned to such term in Section 3.14 of the Agreement.

“Government Contract” means any prime Contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter Contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time since January 1, 2019 with: (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means: (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Antitrust Law.

“Governmental Body” means: (a) any multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions or any stock exchange or self-regulatory organization.

“Hazardous Materials” means any substance, material, chemical, element, compound, mixture, solution, and/or waste listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous or other words of similar import, or otherwise regulated, or which can form the basis for liability, under any Environmental Law. Hazardous Materials include any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Company Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price for the Company Common Stock subject to such Company Option that is less than the Equity Award Cash Consideration Amount.

“Indemnified Persons” has the meaning assigned to such term in Section 5.7(a) of the Agreement.

“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the Processing, privacy, or security of Protected Information.

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, databases and data collections; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) URLs and websites; (e) logos and marks (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any software, hardware, network or information technology and computer systems, including any server, workstation, router, hub, switch, data line, database, firewall, desktop application, server-based application, mobile application, or cloud service, used or maintained by any of the Acquired Companies, whether or not in electronic format, used in or necessary to the conduct of any Acquired Company business.

“ITAR” means the International Traffic in Arms Regulations.

“J.P. Morgan” has the meaning assigned to such term in Section 2.24 of the Agreement.

“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

A Party shall be deemed to have “Knowledge” of a fact or other matter if any of the members of the board of directors or any executive officer of such Party has actual knowledge of such fact or other matter.

“Leased Real Property” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Leases” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form at least three Business Days before the date of the Agreement; (b) made available for review by Parent or Parent’s Representatives at least 24 hours prior to the execution of the Agreement in the “Milky Way” virtual data room maintained by the Company with Datasite in connection with the Merger or (c) furnished to Parent or Parent’s legal advisors by email within 24 hours prior to the execution of the Agreement.

“Major Customer” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Major Supplier” has the meaning assigned to such term in Section 2.11(b) of the Agreement.

“Material Adverse Effect on Parent” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition or results of operations of the Parent Entities, taken as a whole; provided, however, none of the following (considered individually or together) will be deemed to be or constitute a Material Adverse Effect on Parent or will be taken into account when determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur: (a) changes in economic conditions in the United States or in other geographies in which the Parent Entities have material operations, except to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (b) changes in conditions in the financial markets, credit markets or capital markets in the United States or in other geographies in which the Parent Entities have material operations, except to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (c) changes in economic conditions that generally affect the industries in which the Parent Entities operate, except to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (d) changes in the stock price or trading volume of the Parent Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur unless otherwise excluded hereby); (e) the failure of any Parent Entity to meet any securities analysts’ published projections of earnings or revenues or any internal budgets, plans, projections or forecasts of earnings, revenues or operations (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur unless otherwise excluded hereby); (f) changes in Legal Requirements or other legal or regulatory conditions, or changes in GAAP or other accounting standards (or the interpretation thereof), except, in each case, to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (g) changes in political conditions, or acts of war, sabotage, terrorism, cyberterrorism or civil unrest (including any escalation or worsening of any of the foregoing) that occur anywhere in the world except, in each case, to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (h) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks or other force majeure events (including any change in or worsening of any of the foregoing) except, in each case, to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (i) any effect, change, development, event or circumstance related to COVID-19 or COVID-19 Measures, except, in each case, to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (j) any effect, change, development, event or circumstance resulting from the announcement of the Agreement or the pendency of the Merger or the identity of the Company, including losses of customers, suppliers or other business partners or employees; or (k) any Legal Proceeding commenced or threatened against Parent or any of its Representatives after the date of the Agreement and arising from allegations of breach of fiduciary duties relating to the Agreement or the Contemplated Transactions or from allegations of inadequate, false or misleading public disclosure by Parent with respect to the Agreement or the Contemplated Transactions.

“Material Adverse Effect on the Company” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, none of the following (considered individually or together) will be deemed to be or constitute a Material Adverse Effect on the Company or will be taken into account when determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur: (a) changes in economic conditions in the United States or in other geographies in which the Acquired Companies have material operations, except to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (b) changes in conditions in the financial markets, credit markets or capital markets in the United States or in other geographies in which the Acquired Companies have material operations, except to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (c) changes in economic conditions that generally affect the industries in which the Acquired Companies operate, except to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (d) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur unless otherwise excluded hereby); (e) the failure of any Acquired Company to meet any securities analysts’ published projections of earnings or revenues or any internal budgets, plans, projections or forecasts of earnings, revenues or operations (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur unless otherwise excluded hereby); (f) changes in Legal Requirements or other legal or regulatory conditions, or changes in GAAP or other accounting standards (or the interpretation thereof), except, in each case, to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (g) changes in political conditions, or acts of war, sabotage, terrorism, cyberterrorism or civil unrest (including any escalation or worsening of any of the foregoing) that occur anywhere in the world except, in each case, to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (h) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks or other force majeure events (including any change in or worsening of any of the foregoing) except, in each case, to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (i) any effect, change, development, event or circumstance related to COVID-19 or COVID-19 Measures, except, in each case, to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (j) any effect, change, development, event or circumstance resulting from the announcement of the Agreement or the pendency of the Merger or the identity of Parent, including losses of customers, suppliers or other business partners or employees; or (k) any Legal Proceeding commenced or threatened against the Company or any of its Representatives after the date of the Agreement and arising from allegations of breach of fiduciary duties relating to the Agreement or the Contemplated Transactions or from allegations of inadequate, false or misleading public disclosure by the Company with respect to the Agreement or the Contemplated Transactions.

“Material Contract” has the meaning assigned to such term in Section 2.9(a) of the Agreement.

“Maximum Premium” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals to the Agreement.

“Merger Consideration” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“Misconduct Allegation” has the meaning assigned to such term in Section 2.16(f) of the Agreement.

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is no longer the principal U.S. trading market for the Company Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock is then traded.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“Non-Scheduled Contracts” means the following Contracts: (a) with respect to inbound licenses to Acquired Companies of Intellectual Property or Intellectual Property Rights, standard shrink-wrap, click-wrap, terms of service, terms of use, subscription agreements, end user license agreements, purchase order terms, or similar Contracts provided or entered into in connection with generally commercially available Intellectual Property or hardware (including (i) Intellectual Property offered on a SaaS, PaaS, or IaaS or similar basis, (ii) Intellectual Property available through retail channels, retail distribution networks, or that is preinstalled as a standard part of hardware and (iii) incidental licenses of Intellectual Property Rights in Contracts to purchase or lease equipment such as a phone system, photocopier, printer, scanner, computer or mobile phone); (b) Contracts for licenses of third-party Open Source Software; (c) Contracts for the assignment of Intellectual Property or Intellectual Property Rights to the Company or confidentiality of Company confidential information, with current and former employees, directors, advisors, consultants, or contractors of the Company, in each case entered into in the ordinary course of business; (d) non-disclosure agreements that do not contain an express license grant; (e) Contracts with the Company’s direct customers and direct end users where the only material licenses or grants of rights under Company are non-exclusive licenses or non-exclusive rights to provide the Company’s products and services that have been entered into in the ordinary course of business, provided that Contracts with the Company’s top 20 customers in terms of revenues for the Acquired Companies during fiscal year 2020 or during the first nine months of calendar year 2021 based on amounts paid or payable are not Non-Scheduled Contracts; (f) the Company’s standard privacy policies; (g) Contracts where the only material licenses to Intellectual Property or Intellectual Property Rights are non-exclusive licenses to feedback, suggestions, or a party’s trademarks for inclusion on customer lists (or for similar promotional purposes) or use in the provision of services for the Company; (h) Contracts where the only material licenses or rights to Intellectual Property or Intellectual Property Rights granted by an Acquired Company are non-exclusive rights granted to a service provider to use the Intellectual Property for the sole benefit of the Acquired Companies; and (i) purchase orders, invoices, and similar confirmatory or administrative documents which are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts, provided the existence of such purchase orders, invoices, and similar confirmatory or administrative documents which are ancillary to the main Contract will not make such main Contract a Non-Scheduled Contract.

“NYSE” means the New York Stock Exchange, but if the New York Stock Exchange is no longer the principal U.S. trading market for the Parent Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock is then traded.

“NYSE Rules” means the rules and regulations of the NYSE.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means Software that is distributed or made available under “open source” or “free software” terms, including any Software distributed or made available: (a) under any license that is approved by the Open Source Initiative and listed at https://www.opensource.org/licenses, including the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms; or (b) with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be (i) disclosed, distributed or made available in source code form, (ii) licensed for the purpose of making modifications or derivative works or (iii) redistributable at no or nominal charge.

“Order” means any order, writ, injunction, judgment or decree.

“Other Parent Acquisition Proposal” has the meaning assigned to such term in Section 4.4(c) of the Agreement.

“Out-of-the-Money Company Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price for the Company Common Stock subject to such Company Option that is equal to or greater than the Equity Award Cash Consideration Amount.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving Parent, except for any such transaction in which the stockholders of Parent immediately preceding such transaction continue to hold immediately following such transaction, directly or indirectly, 85% or more of the equity interests in the surviving or resulting entity in such transaction (whether by voting power or number of shares);

(b) any issuance of securities, acquisition of securities or other transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Parent; or (ii) in which Parent issues securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Parent; or

(c) any sale, lease, exchange, transfer, license, sublicense or disposition by any Parent Entity to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons of any business or businesses or assets (including equity interests in any Subsidiary of Parent) that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Parent Entities, in each case except for sales or non-exclusive licenses or sublicenses of products of the Parent Entities in the ordinary course of business.

“Parent Board Recommendation” has the meaning assigned to such term in Section 3.8(b) of the Agreement.

“Parent Change in Circumstances” has the meaning assigned to such term in Section 5.3(f)(ii) of the Agreement.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by Parent to the Company on the date of the Agreement.

“Parent Entity” means (a) Parent and (b) each Subsidiary of Parent.

“Parent Equity Plans” means Parent’s 2009 Stock Option and Grant Plan, Parent’s 2014 Stock Option and Incentive Plan and the Parent ESPP.

“Parent ESPP” means Parent’s 2014 Employee Stock Purchase Plan.

“Parent Listing Date” has the meaning assigned to such term in Section 3.2(a) of the Agreement.

“Parent Measurement Price” means an amount equal to the volume weighted average trading price of Parent Common Stock on the Parent Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Option” means an option to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Parent Preferred Stock” has the meaning assigned to such term in Section 3.2(a) of the Agreement.

“Parent PSU” means a restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests based on achievement of performance targets, including performance targets related to the price of Parent Common Stock on a relative or absolute basis.

“Parent Recommendation Change” has the meaning assigned to such term in Section 5.3(e) of the Agreement.

“Parent Recommendation Change Notice” has the meaning assigned to such term in Section 5.3(f)(i) of the Agreement.

“Parent Restricted Stock” means a share of restricted stock representing the right to vest in shares of Parent Common Stock, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to Parent or an Affiliate of Parent.

“Parent RSU” means a restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to Parent or an Affiliate of Parent, including units that settle on a deferred basis.

“Parent SEC Reports” has the meaning assigned to such term in Section 3.3(a) of the Agreement.

“Parent Stock Exchange” means the NYSE, but if the NYSE is no longer the principal U.S. trading market for Parent Common Stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock is then traded.

“Parent Stockholders’ Meeting” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

A “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent’s board of directors or any committee thereof shall have (i) made a Parent Recommendation Change or (ii) caused or permitted any Parent Entity to execute or enter into a Disruptive Parent Acquisition Contract; (b) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus; (c) the Company shall have requested in good faith after a Disruptive Parent Acquisition Proposal has been publicly disclosed, commenced, announced or made that the Parent Board Recommendation be reaffirmed publicly, and Parent’s board of directors shall have failed to publicly reaffirm the Parent Board Recommendation within 10 Business Days after such request was made (or, if earlier, prior to the Parent Stockholders’ Meeting); (d) a tender or exchange offer relating to shares of Parent Common Stock that constitutes a Disruptive Parent Acquisition Proposal shall have been commenced and Parent shall not have provided to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Stockholders’ Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming the Parent Board Recommendation; (e) either (i) at any meeting of Parent’s board of directors at which a vote on reaffirmation of the Parent Board Recommendation is taken, the reaffirmation of the Parent Board Recommendation has not been unanimously approved by all members of Parent’s board of directors who were present for the vote on such reaffirmation or (ii)(A) at any meeting of Parent’s board of directors at which a vote on reaffirmation of the Parent Board Recommendation is taken, the reaffirmation of the Parent Board Recommendation has been unanimously approved by all members of Parent’s board of directors who were present for the vote on such reaffirmation and (B) concurrently with or following such meeting of Parent’s board of directors, any director of Parent makes any public statement indicating that one or more directors of Parent do not support the Merger or discloses in (or discloses in circumstances in which it would reasonably be expected for it to be disclosed in) a publication, release, report or broadcast that is widely disseminated that one or more directors of Parent do not support the Merger; or (f) any Parent Entity shall have breached (or be deemed to have breached pursuant to

Section 4.4(d) of the Agreement) any of the provisions set forth in Section 4.4 of the Agreement and such breach results in a director or officer of Parent receiving or becoming aware of a Disruptive Parent Acquisition Proposal.

“Party” has the meaning assigned to such term in the preamble to the Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor liens or encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; (e) any pledge, deposit or other lien securing the performance of bids, trade contracts (other than contracts in respect of indebtedness), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; (f) non-exclusive licenses of Intellectual Property or to use the Company Products granted by an Acquired Company in the ordinary course of business; (g) encumbrances securing the Obligations (as defined in the Company Credit Agreement) pursuant to the Company Credit Agreement and the other Loan Documents (as defined in the Company Credit Agreement) to be released as of the Effective Time; and (h) liens or encumbrances imposed on the underlying fee interest in real property subject to a Lease.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means: (a) any information that identifies, or in combination with other information may identify, is linked to, or relates to an individual, or is capable of being associated with an individual or device; and (b) any data that qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public financial information” or any similar term under Information Privacy and Security Laws.

“Post-Closing Plans” has the meaning assigned to such term in Section 5.6(b) of the Agreement.

“Pre-Closing Period” has the meaning assigned to such term in Section 1.5(b) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Protected Information, whether or not by automatic means, such as receipt, collection, access, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction.

“Protected Information” means any information Processed by or on behalf of the Acquired Companies that: (a) is Personal Data; (b) is governed, regulated or protected by any Information Privacy and Security Law; (c) any Acquired Company receives from or on behalf of any individual customer of such Acquired Company; (d) is covered by the PCI DSS; (e) is subject to a confidentiality obligation; or (f) is derived from Protected Information.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all Patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.22 of the Agreement.

“Required Parent Stockholder Vote” has the meaning assigned to such term in Section 3.9 of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Section 2.24 Opinion” has the meaning assigned to such term in Section 2.24 of the Agreement.

“Section 409A” has the meaning assigned to such term in Section 2.16(l) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means, collectively, computer software (including APIs, drivers, scripts, and other code), firmware and other code incorporated or embodied in hardware devices, data files, source code, object code, and executable code, tools, user interfaces, manuals and other specifications and documentation, and all know-how relating to the foregoing.

“Source Material” means, collectively, any Software or any integrated-circuit, hardware, or component design or programming materials, any elements of design or programming, and any related documentation, in each case expressed in source code or other human-readable form.

“Specified Governmental Body” means any Governmental Body that has jurisdiction over: (a) the Company, Parent, Merger Sub or any of their respective Significant Subsidiaries; (b) any business or asset of any Acquired Company that is material to the Acquired Companies, taken as a whole; or (c) any business or asset of any Parent Entity that is material to the Parent Entities, taken as a whole.

“Specified Option” has the meaning assigned to such term in Section 5.4(a) of the Agreement.

“Specified Representations” means the representations and warranties of the Company contained in: (a) Section 2.3(a), Section 2.3(b), Section 2.3(e), Section 2.20, Section 2.21, Section 2.22, clause “(a)(i)” of Section 2.23, Section 2.24 and Section 2.25 of the Agreement; and (b) clause “(a)” of Section 2.5 of the Agreement.

“Standards Organization” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case, of a kind in the nature of a tax, and any related charge or amount imposed with respect thereto (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” has the meaning assigned to such term in Section 8.3(b) of the Agreement.

“U.S. Export and Import Law” means any applicable U.S. Legal Requirement regulating exports, re-export, deemed (re)export, transfer or imports to or from the United States of goods, services, software or technical data from the United States, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC, the Tariff Act of 1930 and the Trade Act of 1974.

“Uncertificated Company Share” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Unfair Labor Practice” has the meaning assigned to such term in Section 2.16(b) of the Agreement.

“Vested Equity Award” has the meaning assigned to such term in Section 5.4(f) of the Agreement.

“Voting Agreement” has the meaning assigned to such term in the recitals of the Agreement.

“WARN” means, collectively, the WARN Act and all similar foreign, state, or local “mass layoff,” “relocation,” “planting closing” or “termination” Legal Requirements.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

EXHIBIT B

PERSONS ENTERING INTO VOTING AGREEMENTS

Alexander Joseph Lurie

SM Profits, LLC

Sheryl K Sandberg Revocable Trust Dated 9/3/2004

Jason and Jennifer Lurie Family 2018 Irrevocable Trust Dated May 31, 2018

Eliza and Larry Becker Family 2018 Irrevocable Trust Dated May 31, 2018

Scott and Caitlin Vogelsong Family 2018 Irrevocable Trust Dated May 31, 2018

Ryan Nabil Finley

Annex B

Opinion of Goldman Sachs & Co. LLC

200 West Street | New York, NY 10282-2198 Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 28, 2021

Board of Directors

Zendesk, Inc.

1019 Market Street

San Francisco, CA 94103

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Zendesk, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.225 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.00001 per share (the “Momentive Global Common Stock”), of Momentive Global Inc. (“Momentive Global”) pursuant to the Agreement and Plan of Merger, dated as of October 28, 2021, by and among the Company, Milky Way Acquisition Corp., a subsidiary of the Company, and Momentive Global.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Momentive Global and any of their respective affiliates and third parties, including Legion Partners Asset Management, a significant shareholder of Momentive Global (“Legion Partners”) or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation including having acted as bookrunner with respect to the public offering of the Company’s 0.625% Convertible Senior Notes due 2025 in an aggregate principal amount of $1.15 billion (the “2025 Convertible Notes”) in June 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Momentive Global, or Legion Partners and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Legion Partners and its affiliates from time to time and may have invested in limited partnership units of affiliates of Legion Partner and may do so in the future.

We further note that we also acted as bookrunner with respect to the offering of the Company’s 0.25% Convertible Senior Notes due 2023 in an aggregate principal amount of $500 million (the “2023 Convertible Notes” and together with the 2025 Convertible Notes, the “Convertible Notes”) in March 2018 and, concurrent with the issuance of the Convertible Notes, the Company entered into capped call transactions with respect to the

B-1

Convertible Notes (collectively, the “Capped Call Transactions”) with Goldman Sachs & Co. LLC (with respect to 50% of the 2023 Convertible Notes and 20% of the 2025 Convertible Notes) and other counterparties each acting as principal for its own account, consisting of the purchase by the Company of capped call options with respect to collectively approximately 4,558,428 shares of Company Common Stock from the 2023 Convertible Notes and 2,114,712 shares from the 2025 Convertible Notes, the aggregate number of shares of Company Common Stock underlying the Convertible Notes. The Capped Call Transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the Transaction. In particular, under the terms of the Capped Call Transactions, each of Goldman Sachs & Co. LLC and the other counterparties, each acting separately as calculation agent under the Capped Call Transactions to which it is a party, is entitled in certain circumstances to make adjustments to the exercise price of the embedded call options sold by the Company to Goldman Sachs & Co. LLC and the other counterparties to reflect the economic effect of the announcement of the Transaction on the Capped Call Transactions. In its capacity as calculation agent, all actions or exercises of judgment by Goldman Sachs & Co. LLC pursuant to the terms of the Capped Call Transactions to which it is a party must be performed in good faith and a commercially reasonable manner.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Momentive Global for the five fiscal years ended December 31, 2020; Momentive Global’s Registration Statement on Form S-1, including the prospectus contained therein dated August 29, 2018, relating to Momentive Global’s initial public offering of Momentive Global Common Stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Momentive Global; certain other communications from the Company and Momentive Global to their respective stockholders; certain publicly available research analyst reports for the Company and Momentive Global; certain internal financial analyses and forecasts for Momentive Global prepared by its management; and certain internal financial analyses and forecasts for the Company stand alone and pro forma for the Transaction and certain financial analyses and forecasts for Momentive Global, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Momentive Global regarding their assessment of the past and current business operations, financial condition and future prospects of Momentive Global and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Momentive Global Common Stock; compared certain financial and stock market information for the Company and Momentive Global with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Momentive Global or

B-2

any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Momentive Global or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Momentive Global, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or shares of Momentive Global Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Momentive Global or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Momentive Global or the ability of the Company or Momentive Global to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

B-3

Annex C

Opinion of Allen & Company LLC

October 28, 2021

The Board of Directors

Momentive Global Inc.

One Curiosity Way

San Mateo, California 94403

The Board of Directors:

We understand that Momentive Global Inc., a Delaware corporation (“Momentive”), Zendesk, Inc., a Delaware corporation (“Zendesk”), and Milky Way Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Zendesk (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”). As more fully described in the Agreement, (i) Merger Sub will be merged with and into Momentive (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.00001 per share, of Momentive (“Momentive Common Stock”) will be converted into the right to receive 0.225 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Zendesk (“Zendesk Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to Momentive in connection with the proposed Merger and has been asked to render an opinion to the Board of Directors of Momentive (the “Board”) as to the fairness, from a financial point of view, to holders of Momentive Common Stock, other than as specified below, of the Exchange Ratio provided for in the Agreement. For such services, Momentive has agreed to pay to Allen & Company cash fees, of which a portion is payable upon the delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the Merger. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Merger. Momentive also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, although Allen & Company is not currently providing, and during the past two years has not provided, investment banking services to Momentive unrelated to the Merger or to Zendesk for which Allen & Company has received compensation, Allen & Company in the future may provide such services to Momentive, Zendesk and/or their respective affiliates, for which Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker-dealer and certain of Allen & Company’s affiliates, directors and officers have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Momentive, Zendesk and/or their respective affiliates. The issuance of this opinion has been approved by Allen & Company’s opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with Momentive and the industry in which Momentive and Zendesk operate as well as information that we received during the course of this assignment, including information provided by the managements of Momentive and Zendesk in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Momentive, Zendesk or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Momentive, Zendesk or any other entity, or conducted any analysis concerning the solvency or fair value of Momentive, Zendesk or any other entity. We have not investigated, and express no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting Momentive, Zendesk or

The Board of Directors

Momentive Global Inc.

October 28, 2021

any other entity and we have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms of a draft, dated October 28, 2021, of the Agreement;

(ii)

reviewed certain publicly available historical business and financial information relating to Momentive and Zendesk, including public filings of Momentive and Zendesk, and historical market prices for Momentive Common Stock and Zendesk Common Stock;

(iii)

reviewed certain financial information relating to Momentive, including certain internal financial forecasts, estimates and other financial and operating data relating to Momentive, provided to or discussed with us by the management of Momentive;

(iv)

reviewed certain financial information relating to Zendesk, including certain internal financial forecasts, estimates and other financial and operating data relating to Zendesk, provided to or discussed with us by the management of Zendesk and as approved and extended per the management of Momentive;

(v)	held discussions with the respective managements of Momentive and Zendesk relating to the operations, financial condition and prospects of Momentive and Zendesk;

(vi)	held discussions with the managements of Momentive and Zendesk as to potential revenue and cost synergies expected by such managements to result from the Merger;

(vii)

reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating Momentive and Zendesk;

(viii)	reviewed and analyzed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Merger; and

(ix)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by the managements and other representatives of Momentive and Zendesk or otherwise reviewed by us. With respect to the financial forecasts, estimates and other financial and operating data relating to Momentive and Zendesk (as approved and extended, in the case of Zendesk, per the management of Momentive and including, without limitation, as to tax attributes) that we have been directed to utilize for purposes of our analyses and opinion, we have been advised by the respective managements of Momentive and Zendesk and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements, as the case may be, as to, and are a reasonable basis upon which to evaluate, the future financial and operating performance of Momentive and Zendesk, the potential revenue and cost synergies expected by the managements of Momentive and Zendesk to result from the Merger and the other matters covered thereby. We also have assumed, with your consent, that the financial results, including, without limitation, the potential revenue and cost synergies expected by the managements of Momentive and Zendesk to result from the Merger, reflected in the financial forecasts, estimates

The Board of Directors

Momentive Global Inc.

October 28, 2021

and other financial and operating data utilized in our analyses will be realized in the amounts and at the times projected. We express no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based.

We have relied, at your direction, upon the assessments of the managements of Momentive and Zendesk as to, among other things, (i) the potential impact on Momentive and Zendesk of certain market, competitive, macroeconomic, seasonal and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the technology industry, including the software solutions sector thereof, (ii) the respective products and platform solutions, technology and intellectual property of Momentive and Zendesk (including associated risks), (iii) implications for Momentive and Zendesk and their respective operations of the global COVID-19 pandemic, (iv) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, third-party service providers, partners and other commercial relationships of Momentive and Zendesk, and (v) the ability to integrate the operations of Momentive and Zendesk and to realize the potential revenue and cost synergies expected by the managements of Momentive and Zendesk to result from the Merger as contemplated. With your consent, we have assumed that there will be no developments with respect to any such matters that would have an adverse effect on Zendesk, Momentive or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, the industry in which Momentive and Zendesk operate and the securities of Momentive and Zendesk have experienced and may continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Momentive, Zendesk or the Merger (including the contemplated benefits thereof).

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Momentive, Zendesk or the Merger (including the contemplated benefits thereof) that would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will otherwise qualify, as applicable, for the intended tax treatment contemplated by the Agreement. In addition, we have assumed, with your consent, that the final executed Agreement will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein), without regard to individual circumstances of specific holders of Momentive Common Stock (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Momentive held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. Our opinion also does not

The Board of Directors

Momentive Global Inc.

October 28, 2021

address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any voting agreement or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Merger or otherwise. We express no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Merger or any related entities, or any class of such persons or any other party, relative to the Exchange Ratio or otherwise. We are not expressing any opinion or view as to the actual value of Zendesk Common Stock when issued in the Merger or the prices at which Zendesk Common Stock or any other securities of Zendesk, or any securities of Momentive, may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting Momentive, Zendesk or the Merger (including the contemplated benefits thereof), and we have relied, at your direction, upon the assessments of representatives of Momentive as to such matters. This opinion does not constitute a recommendation as to the course of action that Momentive (or the Board or any committee thereof) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by Momentive to engage in the Merger, including in comparison to other strategies or transactions that might be available to Momentive or which Momentive might engage in or consider.

It is understood that this opinion and our advisory services are intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view. This opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Agreement is fair, from a financial point of view, to holders of Momentive Common Stock (other than, to the extent applicable, Zendesk, Merger Sub and their respective affiliates).

Very truly yours,

ALLEN & COMPANY LLC

Annex D

Opinion of J.P. Morgan Securities LLC

October 28, 2021

The Board of Directors

Momentive Global Inc.

One Curiosity Way

San Mateo, CA 94403

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.00001 per share (the “Company Common Stock”), of Momentive Global Inc., a Delaware corporation (the “Company”), of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of Zendesk, Inc., a Delaware corporation (the “Acquiror”). Pursuant to a draft of the Agreement and Plan of Merger, dated as of October 28, 2021 (the “Agreement”), among the Company, the Acquiror and a subsidiary of the Acquiror (the “Acquisition Sub”), (i) the Acquisition Sub will be merged with and into the Company, (ii) the separate corporate existence of Acquisition Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation as a result of the Transaction. Pursuant to the Agreement, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than (i) any shares of Company Common Stock held, directly or indirectly, by any wholly owned subsidiary of the Company immediately prior to the Effective Time, or (ii) any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Acquiror, Acquisition Sub or any other wholly owned subsidiary of Acquiror immediately prior to the Effective Time, will be converted into the right to receive 0.225 shares (the “Exchange Ratio”) of the Acquiror’s common stock, par value $.01 per share (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated October 28, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Acquiror or the Acquisition Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

Annex E-1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among ZENDESK, INC., a Delaware corporation (“Parent”), MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”), and RYAN NABIL FINLEY (“Stockholder”).

RECITALS

A. Stockholder Owns certain shares of common stock of the Company.

B. Parent, Milky Way Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section	1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

1.2 “Expiration Time” means the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration, changes the form of the Merger Consideration or is otherwise materially adverse to the Company’s stockholders; and (d) the termination of this Agreement by written agreement of each of Parent, the Company and Stockholder.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Subject Securities” means: (a) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (b) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

1.5 “Subject Shares” means, at any time, the shares of Company Common Stock Owned by Stockholder at such time.

E-1 - 1

1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; or (b) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent

1.7 “Voting Period” means the period commencing on (and including) the date of this Agreement and ending at the Expiration Time.

Section	2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected (other than in the Merger); provided, however, that Stockholder may Transfer shares of Company Common Stock (a) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement or (b) in connection with the payment of the exercise price (including on a “net settlement” basis) or the payment or satisfaction of Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Options, Company RSUs, shares of Company Restricted Stock or other equity awards granted pursuant to the Company Equity Plans.

2.2 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon Stockholder’s death, (iii) to any charitable foundation or organization, or (iv) to any Affiliate of Stockholder; or (b) if Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of Stockholder, (ii) to any Affiliate of Stockholder or (iii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon death of any applicable individual; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

2.3 Company Obligations. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares, except as permitted by, and in accordance with, this Agreement.

Section	3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, Stockholder shall cause the Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote the Subject Shares at such meeting (or adjournment or postponement thereof) no later than the fifth Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof):

(a) in favor of: (i) the adoption of the Merger Agreement; and (ii) any action in furtherance of the adoption of the Merger Agreement;

(b) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any proposal involving any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company or materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Contemplated Transactions.

E-1 - 2

Stockholder shall not revoke or modify the proxy or other instructions granted pursuant to the immediately preceding sentence prior to the earlier of (i) the completion of the applicable meeting of the stockholders of the Company (or any adjournment or postponement thereof) or (ii) the expiration of the Voting Period, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1.

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 3.1.

3.3 Voting Trusts; Proxy. Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Subject Shares, in each case that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Subject Securities that would in any way prevent, restrict, materially interfere with or materially impair the performance of Stockholder’s obligations hereunder.

3.4 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (i) decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration or changes the form of the Merger Consideration, (ii) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders or (iii) extends the End Date. Except as expressly set forth in this Section 3, Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section	4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the requisite power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate in any material respect any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person, except where the failure to obtain such Consent would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement. Stockholder is not, nor will Stockholder be, required to give any notice to any Person in connection with the execution, delivery or performance of this Agreement.

4.3 Title to Securities. As of the date of this Agreement: (a) Stockholder Owns (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the number

E-1 - 3

of outstanding shares of Company Common Stock set forth under the heading “Shares Owned” on the signature page of this Agreement; and (b) Stockholder holds (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, RSUs, Warrants and Other Rights” on the signature page of this Agreement.

Section	5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent, Merger Sub and the Company to publish and disclose in the Joint Proxy Statement/Prospectus (or any other filing made pursuant to applicable Legal Requirements) Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements, understandings and obligations under this Agreement. Nothing in this Agreement shall preclude Stockholder from making such filings as are required by applicable Legal Requirements in connection with the execution or performance of this Agreement.

5.2 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as a director or officer of the Company, or that would limit Stockholder’s ability to take or fulfill, or refrain from taking or fulfilling, actions or fiduciary duties as a director or officer of the Company. Parent shall not assert any claim that any action taken by Stockholder in Stockholder’s capacity as a director of the Company violates any provision of this Agreement.

5.3 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Time; provided, however, that: (a) Section 5 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach (as defined in the Merger Agreement) of any covenant or obligation contained in this Agreement prior to the Expiration Time.

5.4 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, certificates, instruments and documents, and shall take such further actions, as are reasonably necessary and as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, except that if any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.6 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties):

E-1 - 4

if to Stockholder:

at the address or email address set forth on the signature page of this Agreement; and

if to Parent:

Zendesk, Inc.

989 Market Street

San Francisco, California 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:   Keith A. Flaum

                   Christopher R. Moore

Email:        keith.flaum@hoganlovells.com

                    christopher.moore@hoganlovells.com

if to Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention:   Katharine A. Martin

                   Martin W. Korman

                   Douglas K. Schnell

Email:        kmartin@wsgr.com

                   mkorman@wsgr.com

                   dschnell@wsgr.com

5.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

E-1 - 5

5.8 Entire Agreement. This Agreement, the Merger Agreement and all Exhibits hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any party were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees: (i) that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument; and (ii) not to assert that (A) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (B) a remedy of monetary damages would provide an adequate remedy.

5.12 Non-Exclusivity. The rights and remedies of Parent, the Company and Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between the parties arising out of or relating to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.6 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR

E-1 - 6

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

5.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Parent or the Company, on the other hand. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) Except as otherwise indicated: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof”

E-1 - 7

and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Solely for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Stockholder, and Stockholder shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries.

5.19 Termination. This Agreement shall terminate at the Expiration Time, without any further obligation or liability of any party under this Agreement; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach of any covenant or obligation in this Agreement prior to such termination.

5.20 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations the transactions contemplated by the Merger Agreement and this Agreement, and (b) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Parent, the Company or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder and neither Parent nor any of its Affiliates shall possess any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided in this Agreement.

5.21 No Recourse. Neither Stockholder nor any of its Affiliates shall be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under any other voting agreement substantially in the form of this Agreement to which Stockholder is not a party.

[Remainder of page intentionally left blank]

E-1 - 8

The parties have caused this Agreement to be duly executed as of the date first written above.

ZENDESK, INC. By: /s/ Mikkel Svane
Mikkel Svane
Name Chief Executive Officer
Title

MOMENTIVE GLOBAL INC. By: /s/ Zander Lurie
Zander Lurie
Name Chief Executive Officer
Title

RYAN NABIL FINLEY /s/ Ryan Nabil Finley
Signature Ryan Nabil Finley
Printed Name

Address: _____________________________
_____________________________
_____________________________
Email: _____________________________

Shares Owned	Options, RSUs, Warrants and Other Rights
10,495	28,769

[Signature Page to Voting Agreement]

E-1 - 9

Annex E-2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among ZENDESK, INC., a Delaware corporation (“Parent”), MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”), and SHERYL K SANDBERG REVOCABLE TRUST DATED 9/3/2004 (“Stockholder”).

RECITALS

A. Stockholder Owns certain shares of common stock of the Company.

B. Parent, Milky Way Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section	1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

1.2 “Expiration Time” means the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration, changes the form of the Merger Consideration or is otherwise materially adverse to the Company’s stockholders; and (d) the termination of this Agreement by written agreement of each of Parent, the Company and Stockholder.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Subject Securities” means: (a) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (b) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

1.5 “Subject Shares” means, at any time, the shares of Company Common Stock Owned by Stockholder at such time.

1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or

E-2 - 1

any interest in such security to any Person other than Parent; or (b) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent

1.7 “Voting Period” means the period commencing on (and including) the date of this Agreement and ending at the Expiration Time.

Section	2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected (other than in the Merger); provided, however, that Stockholder may Transfer shares of Company Common Stock (a) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement or (b) in connection with the payment of the exercise price (including on a “net settlement” basis) or the payment or satisfaction of Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Options, Company RSUs, shares of Company Restricted Stock or other equity awards granted pursuant to the Company Equity Plans.

2.2 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon Stockholder’s death, (iii) to any charitable foundation or organization, or (iv) to any Affiliate of Stockholder; or (b) if Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of Stockholder, (ii) to any Affiliate of Stockholder or (iii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon death of any applicable individual; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

2.3 Company Obligations. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares, except as permitted by, and in accordance with, this Agreement.

Section	3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, Stockholder shall cause the Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote the Subject Shares at such meeting (or adjournment or postponement thereof) no later than the fifth Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof):

(a) in favor of: (i) the adoption of the Merger Agreement; and (ii) any action in furtherance of the adoption of the Merger Agreement;

(b) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any proposal involving any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company or materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Contemplated Transactions.

Stockholder shall not revoke or modify the proxy or other instructions granted pursuant to the immediately preceding sentence prior to the earlier of (i) the completion of the applicable meeting of the stockholders of the

E-2 - 2

Company (or any adjournment or postponement thereof) or (ii) the expiration of the Voting Period, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1, including, if the Company’s board of directors makes a Company Recommendation Change prior to such meeting, as may be necessary to cause the Subject Shares to be voted in accordance with the immediately following sentence. Notwithstanding anything to the contrary in this Agreement, if the Company’s board of directors makes a Company Recommendation Change during the Voting Period, then, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, that occurs after such Company Recommendation Change and at which any of the matters described in this Section 3.1 are submitted to a vote of the Company’s stockholders, Stockholder shall cause the Subject Shares to be voted in the same proportion (for, against or abstain) as the votes that are collectively cast by all of the other holders of Company Common Stock who are present and voting with respect to each such matter.

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 3.1.

3.3 Voting Trusts; Proxy. Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Subject Shares, in each case that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Subject Securities that would in any way prevent, restrict, materially interfere with or materially impair the performance of Stockholder’s obligations hereunder.

3.4 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (i) decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration or changes the form of the Merger Consideration, (ii) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders or (iii) extends the End Date. Except as expressly set forth in this Section 3, Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section	4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the requisite power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any of the charter or organizational documents of Stockholder or any resolution adopted by the equity holders, the board of directors (or other similar body) or any committee of the board of directors (or other similar body) of Stockholder; (ii) conflict with or violate in any material respect any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without

E-2 - 3

notice or lapse of time or both) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person, except where the failure to obtain such Consent would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement. Stockholder is not, nor will Stockholder be, required to give any notice to any Person in connection with the execution, delivery or performance of this Agreement.

4.3 Title to Securities. As of the date of this Agreement: (a) Stockholder Owns (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Owned” on the signature page of this Agreement; and (b) Stockholder holds (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, RSUs, Warrants and Other Rights” on the signature page of this Agreement.

Section	5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent, Merger Sub and the Company to publish and disclose in the Joint Proxy Statement/Prospectus (or any other filing made pursuant to applicable Legal Requirements) Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements, understandings and obligations under this Agreement. Nothing in this Agreement shall preclude Stockholder from making such filings as are required by applicable Legal Requirements in connection with the execution or performance of this Agreement.

5.2 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as a director or officer of the Company, or that would limit Stockholder’s ability to take or fulfill, or refrain from taking or fulfilling, actions or fiduciary duties as a director or officer of the Company. Parent shall not assert any claim that any action taken by Stockholder in Stockholder’s capacity as a director of the Company violates any provision of this Agreement.

5.3 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Time; provided, however, that: (a) Section 5 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach (as defined in the Merger Agreement) of any covenant or obligation contained in this Agreement prior to the Expiration Time.

5.4 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, certificates, instruments and documents, and shall take such further actions, as are reasonably necessary and as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, except that if any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.6 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when

E-2 - 4

delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties):

if to Stockholder:

at the address or email address set forth on the signature page of this Agreement; and

if to Parent:

Zendesk, Inc.

989 Market Street

San Francisco, 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:   Keith A. Flaum

                   Christopher R. Moore

Email:         keith.flaum@hoganlovells.com

                    christopher.moore@hoganlovells.com

if to Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention:   Katharine A. Martin

                   Martin W. Korman

                   Douglas K. Schnell

Email:         kmartin@wsgr.com

                   mkorman@wsgr.com

                   dschnell@wsgr.com

5.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or

E-2 - 5

unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.8 Entire Agreement. This Agreement, the Merger Agreement and all Exhibits hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any party were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees: (i) that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument; and (ii) not to assert that (A) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (B) a remedy of monetary damages would provide an adequate remedy.

5.12 Non-Exclusivity. The rights and remedies of Parent, the Company and Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between the parties arising out of or relating to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.6 shall be effective service of process for any such action.

E-2 - 6

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

5.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Parent or the Company, on the other hand. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the

E-2 - 7

word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) Except as otherwise indicated: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Solely for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Stockholder, and Stockholder shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries.

5.19 Termination. This Agreement shall terminate at the Expiration Time, without any further obligation or liability of any party under this Agreement; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach of any covenant or obligation in this Agreement prior to such termination.

5.20 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations the transactions contemplated by the Merger Agreement and this Agreement, and (b) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Parent, the Company or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder and neither Parent nor any of its Affiliates shall possess any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided in this Agreement.

5.21 No Recourse. Neither Stockholder nor any of its Affiliates shall be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under any other voting agreement substantially in the form of this Agreement to which Stockholder is not a party.

[Remainder of page intentionally left blank]

E-2 - 8

The parties have caused this Agreement to be duly executed as of the date first written above.

ZENDESK, INC. By: /s/ Mikkel Svane
Mikkel Svane
Name Chief Executive Officer
Title

MOMENTIVE GLOBAL INC. By: /s/ Zander Lurie
Zander Lurie
Name Chief Executive Officer
Title

SHERYL K SANDBERG REVOCABLE TRUST DATED 9/3/2004 /s/ Sheryl K. Sandberg
Signature Sheryl K. Sandberg
Printed Name Trustee
Title

Address: ________________________________
________________________________
________________________________
Email: ________________________________

Shares Owned	Options, RSUs, Warrants and Other Rights
8,899,833	0

[Signature Page to Voting Agreement]

E-2 - 9

Annex E-3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among ZENDESK, INC., a Delaware corporation (“Parent”), MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”), and SM PROFITS, LLC (“Stockholder”).

RECITALS

A. Stockholder Owns certain shares of common stock of the Company.

B. Parent, Milky Way Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

1.2 “Expiration Time” means the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration, changes the form of the Merger Consideration or is otherwise materially adverse to the Company’s stockholders; and (d) the termination of this Agreement by written agreement of each of Parent, the Company and Stockholder.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Subject Securities” means: (a) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (b) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

1.5 “Subject Shares” means, at any time, the shares of Company Common Stock Owned by Stockholder at such time.

1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; or (b) enters into an agreement or commitment

E-3 - 1

contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent

1.7 “Voting Period” means the period commencing on (and including) the date of this Agreement and ending at the Expiration Time.

Section 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected (other than in the Merger); provided, however, that Stockholder may Transfer shares of Company Common Stock (a) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement or (b) in connection with the payment of the exercise price (including on a “net settlement” basis) or the payment or satisfaction of Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Options, Company RSUs, shares of Company Restricted Stock or other equity awards granted pursuant to the Company Equity Plans.

2.2 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon Stockholder’s death, (iii) to any charitable foundation or organization, or (iv) to any Affiliate of Stockholder; or (b) if Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of Stockholder, (ii) to any Affiliate of Stockholder or (iii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon death of any applicable individual; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

2.3 Company Obligations. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares, except as permitted by, and in accordance with, this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, Stockholder shall cause the Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote the Subject Shares at such meeting (or adjournment or postponement thereof) no later than the fifth Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof):

(a) in favor of: (i) the adoption of the Merger Agreement; and (ii) any action in furtherance of the adoption of the Merger Agreement;

(b) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any proposal involving any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company or materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Contemplated Transactions.

Stockholder shall not revoke or modify the proxy or other instructions granted pursuant to the immediately preceding sentence prior to the earlier of (i) the completion of the applicable meeting of the stockholders of the Company (or any adjournment or postponement thereof) or (ii) the expiration of the Voting Period, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1.

E-3 - 2

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 3.1.

3.3 Voting Trusts; Proxy. Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Subject Shares, in each case that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Subject Securities that would in any way prevent, restrict, materially interfere with or materially impair the performance of Stockholder’s obligations hereunder.

3.4 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (i) decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration or changes the form of the Merger Consideration, (ii) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders or (iii) extends the End Date. Except as expressly set forth in this Section 3, Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the requisite power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any of the charter or organizational documents of Stockholder or any resolution adopted by the equity holders, the board of directors (or other similar body) or any committee of the board of directors (or other similar body) of Stockholder; (ii) conflict with or violate in any material respect any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person, except where the failure to obtain such Consent would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement. Stockholder is not, nor will Stockholder be, required to give any notice to any Person in connection with the execution, delivery or performance of this Agreement.

4.3 Title to Securities. As of the date of this Agreement: (a) Stockholder Owns (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Owned” on the signature

E-3 - 3

page of this Agreement; and (b) Stockholder holds (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, RSUs, Warrants and Other Rights” on the signature page of this Agreement.

Section 5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent, Merger Sub and the Company to publish and disclose in the Joint Proxy Statement/Prospectus (or any other filing made pursuant to applicable Legal Requirements) Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements, understandings and obligations under this Agreement. Nothing in this Agreement shall preclude Stockholder from making such filings as are required by applicable Legal Requirements in connection with the execution or performance of this Agreement.

5.2 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as a director or officer of the Company, or that would limit Stockholder’s ability to take or fulfill, or refrain from taking or fulfilling, actions or fiduciary duties as a director or officer of the Company. Parent shall not assert any claim that any action taken by Stockholder in Stockholder’s capacity as a director of the Company violates any provision of this Agreement.

5.3 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Time; provided, however, that: (a) Section 5 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach (as defined in the Merger Agreement) of any covenant or obligation contained in this Agreement prior to the Expiration Time.

5.4 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, certificates, instruments and documents, and shall take such further actions, as are reasonably necessary and as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, except that if any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.6 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties):

E-3 - 4

if to Stockholder:

at the address or email address set forth on the signature page of this Agreement; and

if to Parent:

Zendesk, Inc.

989 Market Street

San Francisco, 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:         Keith A. Flaum

  Christopher R. Moore

Email:             keith.flaum@hoganlovells.com

  christopher.moore@hoganlovells.com

if to Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention:         Katharine A. Martin

Martin W. Korman

Douglas K. Schnell

Email:             kmartin@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

5.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.8 Entire Agreement. This Agreement, the Merger Agreement and all Exhibits hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and

E-3 - 5

supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any party were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees: (i) that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument; and (ii) not to assert that (A) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (B) a remedy of monetary damages would provide an adequate remedy.

5.12 Non-Exclusivity. The rights and remedies of Parent, the Company and Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between the parties arising out of or relating to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.6 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY

E-3 - 6

ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

5.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Parent or the Company, on the other hand. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) Except as otherwise indicated: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not

E-3 - 7

to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Solely for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Stockholder, and Stockholder shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries.

5.19 Termination. This Agreement shall terminate at the Expiration Time, without any further obligation or liability of any party under this Agreement; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach of any covenant or obligation in this Agreement prior to such termination.

5.20 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations the transactions contemplated by the Merger Agreement and this Agreement, and (b) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Parent, the Company or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder and neither Parent nor any of its Affiliates shall possess any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided in this Agreement.

5.21 No Recourse. Neither Stockholder nor any of its Affiliates shall be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under any other voting agreement substantially in the form of this Agreement to which Stockholder is not a party.

[Remainder of page intentionally left blank]

E-3 - 8

The parties have caused this Agreement to be duly executed as of the date first written above.

ZENDESK, INC. By: /s/ Mikkel Svane
Mikkel Svane
Name Chief Executive Officer
Title
MOMENTIVE GLOBAL INC. By: /s/ Zander Lurie
Zander Lurie
Name Chief Executive Officer
Title
SM PROFITS, LLC /s/ Ryan Finley
Signature Ryan Finley
Printed Name Manager
Title

Address:

Email:

Shares Owned	Options, RSUs, Warrants and Other Rights
8,105,289	0

[Signature Page to Voting Agreement]

E-3 - 9

Annex E-4

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among ZENDESK, INC., a Delaware corporation (“Parent”), MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”), and ALEXANDER JOSEPH LURIE (“Stockholder”).

RECITALS

A. Stockholder Owns certain shares of common stock of the Company.

B. Parent, Milky Way Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

1.2 “Expiration Time” means the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration, changes the form of the Merger Consideration or is otherwise materially adverse to the Company’s stockholders; and (d) the termination of this Agreement by written agreement of each of Parent, the Company and Stockholder.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Subject Securities” means: (a) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (b) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

1.5 “Subject Shares” means, at any time, the shares of Company Common Stock Owned by Stockholder at such time.

1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or

E-4 - 1

any interest in such security to any Person other than Parent; or (b) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent

1.7 “Voting Period” means the period commencing on (and including) the date of this Agreement and ending at the Expiration Time.

Section 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected (other than in the Merger); provided, however, that Stockholder may Transfer shares of Company Common Stock (a) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement or (b) in connection with the payment of the exercise price (including on a “net settlement” basis) or the payment or satisfaction of Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Options, Company RSUs, shares of Company Restricted Stock or other equity awards granted pursuant to the Company Equity Plans.

2.2 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon Stockholder’s death, (iii) to any charitable foundation or organization, or (iv) to any Affiliate of Stockholder; or (b) if Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of Stockholder, (ii) to any Affiliate of Stockholder or (iii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon death of any applicable individual; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

2.3 Company Obligations. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares, except as permitted by, and in accordance with, this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, Stockholder shall cause the Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote the Subject Shares at such meeting (or adjournment or postponement thereof) no later than the fifth Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof):

(a) in favor of: (i) the adoption of the Merger Agreement; and (ii) any action in furtherance of the adoption of the Merger Agreement;

(b) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any proposal involving any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company or materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Contemplated Transactions.

Stockholder shall not revoke or modify the proxy or other instructions granted pursuant to the immediately preceding sentence prior to the earlier of (i) the completion of the applicable meeting of the stockholders of the

E-4 - 2

Company (or any adjournment or postponement thereof) or (ii) the expiration of the Voting Period, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1.

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 3.1.

3.3 Voting Trusts; Proxy. Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Subject Shares, in each case that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Subject Securities that would in any way prevent, restrict, materially interfere with or materially impair the performance of Stockholder’s obligations hereunder.

3.4 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (i) decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration or changes the form of the Merger Consideration, (ii) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders or (iii) extends the End Date. Except as expressly set forth in this Section 3, Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the requisite power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate in any material respect any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person, except where the failure to obtain such Consent would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement. Stockholder is not, nor will Stockholder be, required to give any notice to any Person in connection with the execution, delivery or performance of this Agreement.

4.3 Title to Securities. As of the date of this Agreement: (a) Stockholder Owns (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Owned” on the signature page of this Agreement; and (b) Stockholder holds (free and clear of any Encumbrances, except where such

E-4 - 3

Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, RSUs, Warrants and Other Rights” on the signature page of this Agreement.

Section 5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent, Merger Sub and the Company to publish and disclose in the Joint Proxy Statement/Prospectus (or any other filing made pursuant to applicable Legal Requirements) Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements, understandings and obligations under this Agreement. Nothing in this Agreement shall preclude Stockholder from making such filings as are required by applicable Legal Requirements in connection with the execution or performance of this Agreement.

5.2 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as a director or officer of the Company, or that would limit Stockholder’s ability to take or fulfill, or refrain from taking or fulfilling, actions or fiduciary duties as a director or officer of the Company. Parent shall not assert any claim that any action taken by Stockholder in Stockholder’s capacity as a director of the Company violates any provision of this Agreement.

5.3 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Time; provided, however, that: (a) Section 5 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach (as defined in the Merger Agreement) of any covenant or obligation contained in this Agreement prior to the Expiration Time.

5.4 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, certificates, instruments and documents, and shall take such further actions, as are reasonably necessary and as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, except that if any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.6 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties):

E-4 - 4

if to Stockholder:

at the address or email address set forth on the signature page of this Agreement; and

if to Parent:

Zendesk, Inc.

989 Market Street

San Francisco, California 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention: Keith A. Flaum

Christopher R. Moore

Email: keith.flaum@hoganlovells.com

christopher.moore@hoganlovells.com

if to Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention: Katharine A. Martin

Martin W. Korman

Douglas K. Schnell

Email: kmartin@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

5.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.8 Entire Agreement. This Agreement, the Merger Agreement and all Exhibits hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and

E-4 - 5

supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any party were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees: (i) that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument; and (ii) not to assert that (A) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (B) a remedy of monetary damages would provide an adequate remedy.

5.12 Non-Exclusivity. The rights and remedies of Parent, the Company and Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between the parties arising out of or relating to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.6 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY

E-4 - 6

ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

5.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Parent or the Company, on the other hand. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) Except as otherwise indicated: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not

E-4 - 7

to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Solely for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Stockholder, and Stockholder shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries.

5.19 Termination. This Agreement shall terminate at the Expiration Time, without any further obligation or liability of any party under this Agreement; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach of any covenant or obligation in this Agreement prior to such termination.

5.20 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations the transactions contemplated by the Merger Agreement and this Agreement, and (b) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Parent, the Company or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder and neither Parent nor any of its Affiliates shall possess any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided in this Agreement.

5.21 No Recourse. Neither Stockholder nor any of its Affiliates shall be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under any other voting agreement substantially in the form of this Agreement to which Stockholder is not a party.

[Remainder of page intentionally left blank]

E-4 - 8

The parties have caused this Agreement to be duly executed as of the date first written above.

ZENDESK, INC.

By: /s/ Mikkel Svane
Mikkel Svane
Name Chief Executive Officer
Title

MOMENTIVE GLOBAL INC.

By: /s/ Zander Lurie
Zander Lurie
Name Chief Executive Officer
Title

ALEXANDER JOSEPH LURIE

/s/ Alexander Joseph Lurie
Signature Alexander Joseph Lurie
Printed Name

Title

Address:

Email:

Shares Owned	Options, RSUs, Warrants and Other Rights
747,911	4,865,262

[Signature Page to Voting Agreement]

E-4 - 9

Annex E-5

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among ZENDESK, INC., a Delaware corporation (“Parent”), MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”), and ELIZA AND LARRY BECKER FAMILY 2018 IRREVOCABLE TRUST DATED MAY 31, 2018 (“Stockholder”).

RECITALS

A. Stockholder Owns certain shares of common stock of the Company.

B. Parent, Milky Way Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

1.2 “Expiration Time” means the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration, changes the form of the Merger Consideration or is otherwise materially adverse to the Company’s stockholders; and (d) the termination of this Agreement by written agreement of each of Parent, the Company and Stockholder.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Subject Securities” means: (a) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (b) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

1.5 “Subject Shares” means, at any time, the shares of Company Common Stock Owned by Stockholder at such time.

E-5 - 1

1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; or (b) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent

1.7 “Voting Period” means the period commencing on (and including) the date of this Agreement and ending at the Expiration Time.

Section 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected (other than in the Merger); provided, however, that Stockholder may Transfer shares of Company Common Stock (a) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement or (b) in connection with the payment of the exercise price (including on a “net settlement” basis) or the payment or satisfaction of Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Options, Company RSUs, shares of Company Restricted Stock or other equity awards granted pursuant to the Company Equity Plans.

2.2 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon Stockholder’s death, (iii) to any charitable foundation or organization, or (iv) to any Affiliate of Stockholder; or (b) if Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of Stockholder, (ii) to any Affiliate of Stockholder or (iii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon death of any applicable individual; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

2.3 Company Obligations. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares, except as permitted by, and in accordance with, this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, Stockholder shall cause the Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote the Subject Shares at such meeting (or adjournment or postponement thereof) no later than the fifth Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof):

(a) in favor of: (i) the adoption of the Merger Agreement; and (ii) any action in furtherance of the adoption of the Merger Agreement;

(b) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any proposal involving any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company or materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Contemplated Transactions.

E-5 - 2

Stockholder shall not revoke or modify the proxy or other instructions granted pursuant to the immediately preceding sentence prior to the earlier of (i) the completion of the applicable meeting of the stockholders of the Company (or any adjournment or postponement thereof) or (ii) the expiration of the Voting Period, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1.

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 3.1.

3.3 Voting Trusts; Proxy. Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Subject Shares, in each case that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Subject Securities that would in any way prevent, restrict, materially interfere with or materially impair the performance of Stockholder’s obligations hereunder.

3.4 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (i) decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration or changes the form of the Merger Consideration, (ii) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders or (iii) extends the End Date. Except as expressly set forth in this Section 3, Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the requisite power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any of the charter or organizational documents of Stockholder or any resolution adopted by the equity holders, the board of directors (or other similar body) or any committee of the board of directors (or other similar body) of Stockholder; (ii) conflict with or violate in any material respect any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person, except where the failure to obtain such Consent would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement. Stockholder is not, nor will Stockholder be, required to give any notice to any Person in connection with the execution, delivery or performance of this Agreement.

E-5 - 3

4.3 Title to Securities. As of the date of this Agreement: (a) Stockholder Owns (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Owned” on the signature page of this Agreement; and (b) Stockholder holds (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, RSUs, Warrants and Other Rights” on the signature page of this Agreement.

Section 5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent, Merger Sub and the Company to publish and disclose in the Joint Proxy Statement/Prospectus (or any other filing made pursuant to applicable Legal Requirements) Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements, understandings and obligations under this Agreement. Nothing in this Agreement shall preclude Stockholder from making such filings as are required by applicable Legal Requirements in connection with the execution or performance of this Agreement.

5.2 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as a director or officer of the Company, or that would limit Stockholder’s ability to take or fulfill, or refrain from taking or fulfilling, actions or fiduciary duties as a director or officer of the Company. Parent shall not assert any claim that any action taken by Stockholder in Stockholder’s capacity as a director of the Company violates any provision of this Agreement.

5.3 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Time; provided, however, that: (a) Section 5 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach (as defined in the Merger Agreement) of any covenant or obligation contained in this Agreement prior to the Expiration Time.

5.4 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, certificates, instruments and documents, and shall take such further actions, as are reasonably necessary and as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, except that if any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.6 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties):

E-5 - 4

if to Stockholder:

at the address or email address set forth on the signature page of this Agreement; and

if to Parent:

Zendesk, Inc.

989 Market Street

San Francisco, 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:         Keith A. Flaum

               Christopher R. Moore

Email:               keith.flaum@hoganlovells.com

               christopher.moore@hoganlovells.com

if to Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention:         Katharine A. Martin

               Martin W. Korman

               Douglas K. Schnell

Email:               kmartin@wsgr.com

               mkorman@wsgr.com

               dschnell@wsgr.com

5.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

E-5 - 5

5.8 Entire Agreement. This Agreement, the Merger Agreement and all Exhibits hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any party were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees: (i) that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument; and (ii) not to assert that (A) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (B) a remedy of monetary damages would provide an adequate remedy.

5.12 Non-Exclusivity. The rights and remedies of Parent, the Company and Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between the parties arising out of or relating to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.6 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR

E-5 - 6

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

5.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Parent or the Company, on the other hand. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “neither,” “nor,” “any,” “either” and “or” are not exclusive.

E-5 - 7

(d) Except as otherwise indicated: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Solely for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Stockholder, and Stockholder shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries.

5.19 Termination. This Agreement shall terminate at the Expiration Time, without any further obligation or liability of any party under this Agreement; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach of any covenant or obligation in this Agreement prior to such termination.

5.20 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations the transactions contemplated by the Merger Agreement and this Agreement, and (b) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Parent, the Company or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder and neither Parent nor any of its Affiliates shall possess any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided in this Agreement.

5.21 No Recourse. Neither Stockholder nor any of its Affiliates shall be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under any other voting agreement substantially in the form of this Agreement to which Stockholder is not a party.

[Remainder of page intentionally left blank]

E-5 - 8

The parties have caused this Agreement to be duly executed as of the date first written above.

ZENDESK, INC. By: /s/ Mikkel Svane
Mikkel Svane
Name Chief Executive Officer
Title

MOMENTIVE GLOBAL INC. By: /s/ Zander Lurie

Zander Lurie
Name Chief Executive Officer
Title

ELIZA AND LARRY BECKER FAMILY 2018 IRREVOCABLE TRUST DATED MAY 31, 2018 /s/ Kristin Leigh Vogelsong
Signature Kristin Leigh Vogelsong
Printed Name Trustee
Title

Address:

Email:

Shares Owned	Options, RSUs, Warrants and Other Rights
39,330	0

[Signature Page to Voting Agreement]

E-5 - 9

Annex E-6

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among ZENDESK, INC., a Delaware corporation (“Parent”), MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”), and JASON AND JENNIFER LURIE FAMILY 2018 IRREVOCABLE TRUST DATED MAY 31, 2018 (“Stockholder”).

RECITALS

A. Stockholder Owns certain shares of common stock of the Company.

B. Parent, Milky Way Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section	1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

1.2 “Expiration Time” means the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration, changes the form of the Merger Consideration or is otherwise materially adverse to the Company’s stockholders; and (d) the termination of this Agreement by written agreement of each of Parent, the Company and Stockholder.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Subject Securities” means: (a) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (b) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

1.5 “Subject Shares” means, at any time, the shares of Company Common Stock Owned by Stockholder at such time.

E-6 - 1

1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; or (b) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent

1.7 “Voting Period” means the period commencing on (and including) the date of this Agreement and ending at the Expiration Time.

Section	2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected (other than in the Merger); provided, however, that Stockholder may Transfer shares of Company Common Stock (a) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement or (b) in connection with the payment of the exercise price (including on a “net settlement” basis) or the payment or satisfaction of Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Options, Company RSUs, shares of Company Restricted Stock or other equity awards granted pursuant to the Company Equity Plans.

2.2 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon Stockholder’s death, (iii) to any charitable foundation or organization, or (iv) to any Affiliate of Stockholder; or (b) if Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of Stockholder, (ii) to any Affiliate of Stockholder or (iii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon death of any applicable individual; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

2.3 Company Obligations. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares, except as permitted by, and in accordance with, this Agreement.

Section	3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, Stockholder shall cause the Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote the Subject Shares at such meeting (or adjournment or postponement thereof) no later than the fifth Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof):

(a) in favor of: (i) the adoption of the Merger Agreement; and (ii) any action in furtherance of the adoption of the Merger Agreement;

(b) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any proposal involving any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company or materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Contemplated Transactions.

E-6 - 2

Stockholder shall not revoke or modify the proxy or other instructions granted pursuant to the immediately preceding sentence prior to the earlier of (i) the completion of the applicable meeting of the stockholders of the Company (or any adjournment or postponement thereof) or (ii) the expiration of the Voting Period, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1.

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 3.1.

3.3 Voting Trusts; Proxy. Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Subject Shares, in each case that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Subject Securities that would in any way prevent, restrict, materially interfere with or materially impair the performance of Stockholder’s obligations hereunder.

3.4 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (i) decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration or changes the form of the Merger Consideration, (ii) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders or (iii) extends the End Date. Except as expressly set forth in this Section 3, Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section	4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the requisite power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any of the charter or organizational documents of Stockholder or any resolution adopted by the equity holders, the board of directors (or other similar body) or any committee of the board of directors (or other similar body) of Stockholder; (ii) conflict with or violate in any material respect any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person, except where the failure to obtain such Consent would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement. Stockholder is not, nor will Stockholder be, required to give any notice to any Person in connection with the execution, delivery or performance of this Agreement.

E-6 - 3

4.3 Title to Securities. As of the date of this Agreement: (a) Stockholder Owns (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Owned” on the signature page of this Agreement; and (b) Stockholder holds (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, RSUs, Warrants and Other Rights” on the signature page of this Agreement.

Section	5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent, Merger Sub and the Company to publish and disclose in the Joint Proxy Statement/Prospectus (or any other filing made pursuant to applicable Legal Requirements) Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements, understandings and obligations under this Agreement. Nothing in this Agreement shall preclude Stockholder from making such filings as are required by applicable Legal Requirements in connection with the execution or performance of this Agreement.

5.2 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as a director or officer of the Company, or that would limit Stockholder’s ability to take or fulfill, or refrain from taking or fulfilling, actions or fiduciary duties as a director or officer of the Company. Parent shall not assert any claim that any action taken by Stockholder in Stockholder’s capacity as a director of the Company violates any provision of this Agreement.

5.3 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Time; provided, however, that: (a) Section 5 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach (as defined in the Merger Agreement) of any covenant or obligation contained in this Agreement prior to the Expiration Time.

5.4 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, certificates, instruments and documents, and shall take such further actions, as are reasonably necessary and as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, except that if any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.6 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties):

E-6 - 4

if to Stockholder:

at the address or email address set forth on the signature page of this Agreement; and

if to Parent:

Zendesk, Inc.

989 Market Street

San Francisco, 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:   Keith A. Flaum

                   Christopher R. Moore

Email:         keith.flaum@hoganlovells.com

                    christopher.moore@hoganlovells.com

if to Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention:   Katharine A. Martin

                   Martin W. Korman

                   Douglas K. Schnell

Email:         kmartin@wsgr.com

                   mkorman@wsgr.com

                   dschnell@wsgr.com

5.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.8 Entire Agreement. This Agreement, the Merger Agreement and all Exhibits hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and

E-6 - 5

supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any party were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees: (i) that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument; and (ii) not to assert that (A) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (B) a remedy of monetary damages would provide an adequate remedy.

5.12 Non-Exclusivity. The rights and remedies of Parent, the Company and Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between the parties arising out of or relating to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.6 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY

E-6 - 6

ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

5.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Parent or the Company, on the other hand. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) Except as otherwise indicated: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not

E-6 - 7

to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Solely for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Stockholder, and Stockholder shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries.

5.19 Termination. This Agreement shall terminate at the Expiration Time, without any further obligation or liability of any party under this Agreement; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach of any covenant or obligation in this Agreement prior to such termination.

5.20 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations the transactions contemplated by the Merger Agreement and this Agreement, and (b) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Parent, the Company or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder and neither Parent nor any of its Affiliates shall possess any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided in this Agreement.

5.21 No Recourse. Neither Stockholder nor any of its Affiliates shall be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under any other voting agreement substantially in the form of this Agreement to which Stockholder is not a party.

[Remainder of page intentionally left blank]

E-6 - 8

The parties have caused this Agreement to be duly executed as of the date first written above.

ZENDESK, INC. By: /s/ Mikkel Svane
Mikkel Svane
Name Chief Executive Officer
Title

MOMENTIVE GLOBAL INC. By: /s/ Zander Lurie
Zander Lurie
Name Chief Executive Officer
Title

JASON AND JENNIFER LURIE FAMILY 2018 IRREVOCABLE TRUST DATED MAY 31, 2018 /s/ Kristin Leigh Vogelsong
Signature Kristin Leigh Vogelsong
Printed Name Trustee
Title

Address: ________________________________
________________________________
________________________________
Email: ________________________________

Shares Owned	Options, RSUs, Warrants and Other Rights
39,330	0

[Signature Page to Voting Agreement]

E-6 - 9

Annex E-7

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among ZENDESK, INC., a Delaware corporation (“Parent”), MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”), and SCOTT AND CAITLIN VOGELSONG FAMILY 2018 IRREVOCABLE TRUST DATED MAY 31, 2018 (“Stockholder”).

RECITALS

A. Stockholder Owns certain shares of common stock of the Company.

B. Parent, Milky Way Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the Merger Consideration, as provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

1.1 Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

1.2 “Expiration Time” means the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration, changes the form of the Merger Consideration or is otherwise materially adverse to the Company’s stockholders; and (d) the termination of this Agreement by written agreement of each of Parent, the Company and Stockholder.

1.3 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.4 “Subject Securities” means: (a) all securities of the Company (including all shares of Company Common Stock and all options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (b) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

1.5 “Subject Shares” means, at any time, the shares of Company Common Stock Owned by Stockholder at such time.

E-7 - 1

1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; or (b) enters into an agreement or commitment contemplating the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent

1.7 “Voting Period” means the period commencing on (and including) the date of this Agreement and ending at the Expiration Time.

Section 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.2, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected (other than in the Merger); provided, however, that Stockholder may Transfer shares of Company Common Stock (a) pursuant to a Rule 10b5-1 trading plan in effect as of the date of this Agreement or (b) in connection with the payment of the exercise price (including on a “net settlement” basis) or the payment or satisfaction of Taxes or Tax withholding obligations applicable to the exercise, vesting, settlement or conversion of any Company Options, Company RSUs, shares of Company Restricted Stock or other equity awards granted pursuant to the Company Equity Plans.

2.2 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon Stockholder’s death, (iii) to any charitable foundation or organization, or (iv) to any Affiliate of Stockholder; or (b) if Stockholder is a partnership, limited liability company or other type of Entity, (i) to one or more partners, members or equityholders of Stockholder, (ii) to any Affiliate of Stockholder or (iii) pursuant to any non-consensual order of a Governmental Body, by divorce decree of a court of competent jurisdiction or by will, intestacy or other similar applicable Legal Requirement upon death of any applicable individual; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees (for the benefit of Parent) in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

2.3 Company Obligations. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Shares, except as permitted by, and in accordance with, this Agreement.

Section 3. VOTING OF SHARES

3.1 Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company (however called), and at every adjournment or postponement thereof, Stockholder shall cause the Subject Shares to be voted by granting and delivering a valid proxy or other instructions necessary to vote the Subject Shares at such meeting (or adjournment or postponement thereof) no later than the fifth Business Day prior to the scheduled date of such meeting (or adjournment or postponement thereof):

(a) in favor of: (i) the adoption of the Merger Agreement; and (ii) any action in furtherance of the adoption of the Merger Agreement;

(b) against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any proposal involving any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company or materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the other Contemplated Transactions.

E-7 - 2

Stockholder shall not revoke or modify the proxy or other instructions granted pursuant to the immediately preceding sentence prior to the earlier of (i) the completion of the applicable meeting of the stockholders of the Company (or any adjournment or postponement thereof) or (ii) the expiration of the Voting Period, except, in each case, as may be necessary to comply with the voting obligations set forth in this Section 3.1.

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 3.1.

3.3 Voting Trusts; Proxy. Stockholder shall not deposit the Subject Shares in a voting trust or enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Subject Shares, in each case that is inconsistent with this Agreement, or otherwise take any other action with respect to any of the Subject Securities that would in any way prevent, restrict, materially interfere with or materially impair the performance of Stockholder’s obligations hereunder.

3.4 Other Proposals. For the avoidance of doubt, nothing in this Agreement shall require Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (i) decreases the Exchange Ratio (other than any such decrease in accordance with Section 1.5(b) of the Merger Agreement), decreases the amount of Merger Consideration or changes the form of the Merger Consideration, (ii) imposes any material restrictions or any additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders or (iii) extends the End Date. Except as expressly set forth in this Section 3, Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the requisite power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any of the charter or organizational documents of Stockholder or any resolution adopted by the equity holders, the board of directors (or other similar body) or any committee of the board of directors (or other similar body) of Stockholder; (ii) conflict with or violate in any material respect any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any Consent of any Person, except where the failure to obtain such Consent would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement. Stockholder is not, nor will Stockholder be, required to give any notice to any Person in connection with the execution, delivery or performance of this Agreement.

E-7 - 3

4.3 Title to Securities. As of the date of this Agreement: (a) Stockholder Owns (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Owned” on the signature page of this Agreement; and (b) Stockholder holds (free and clear of any Encumbrances, except where such Encumbrance would not prevent, materially interfere with, materially delay or materially impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement) the options, restricted stock units, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options, RSUs, Warrants and Other Rights” on the signature page of this Agreement.

Section 5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent, Merger Sub and the Company to publish and disclose in the Joint Proxy Statement/Prospectus (or any other filing made pursuant to applicable Legal Requirements) Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements, understandings and obligations under this Agreement. Nothing in this Agreement shall preclude Stockholder from making such filings as are required by applicable Legal Requirements in connection with the execution or performance of this Agreement.

5.2 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as a director or officer of the Company, or that would limit Stockholder’s ability to take or fulfill, or refrain from taking or fulfilling, actions or fiduciary duties as a director or officer of the Company. Parent shall not assert any claim that any action taken by Stockholder in Stockholder’s capacity as a director of the Company violates any provision of this Agreement.

5.3 Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Expiration Time; provided, however, that: (a) Section 5 shall survive the Expiration Time and shall remain in full force and effect; and (b) if the Effective Time does not occur, the occurrence of the Expiration Time shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach (as defined in the Merger Agreement) of any covenant or obligation contained in this Agreement prior to the Expiration Time.

5.4 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents, certificates, instruments and documents, and shall take such further actions, as are reasonably necessary and as Parent or the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, except that if any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.6 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties):

E-7 - 4

if to Stockholder:

at the address or email address set forth on the signature page of this Agreement; and

if to Parent:

Zendesk, Inc.

989 Market Street

San Francisco, 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:     Keith A. Flaum

         Christopher R. Moore

Email:          keith.flaum@hoganlovells.com

        christopher.moore@hoganlovells.com

if to Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention:     Katharine A. Martin

         Martin W. Korman

         Douglas K. Schnell

Email:          kmartin@wsgr.com

        mkorman@wsgr.com

        dschnell@wsgr.com

5.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

E-7 - 5

5.8 Entire Agreement. This Agreement, the Merger Agreement and all Exhibits hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

5.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by any party were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it at law or in equity, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees: (i) that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.11, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument; and (ii) not to assert that (A) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (B) a remedy of monetary damages would provide an adequate remedy.

5.12 Non-Exclusivity. The rights and remedies of Parent, the Company and Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), whether at law or in equity, whether in contract or in tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between the parties arising out of or relating to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.6 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR

E-7 - 6

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13.

5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

5.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to it arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and Parent or the Company, on the other hand. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “neither,” “nor,” “any,” “either” and “or” are not exclusive.

E-7 - 7

(d) Except as otherwise indicated: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Solely for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Stockholder, and Stockholder shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries.

5.19 Termination. This Agreement shall terminate at the Expiration Time, without any further obligation or liability of any party under this Agreement; provided, however, that: (a) this Section 5 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) if the Effective Time does not occur, the termination of this Agreement shall not relieve Stockholder from any liability arising from any intentional fraud or any knowing and intentional breach of any covenant or obligation in this Agreement prior to such termination.

5.20 No Agreement Until Executed; No Ownership Rights. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company’s board of directors has approved for purposes of any applicable anti-takeover laws and regulations the transactions contemplated by the Merger Agreement and this Agreement, and (b) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in the Parent, the Company or any of their Affiliates any direct or indirect ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder and neither Parent nor any of its Affiliates shall possess any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided in this Agreement.

5.21 No Recourse. Neither Stockholder nor any of its Affiliates shall be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under any other voting agreement substantially in the form of this Agreement to which Stockholder is not a party.

[Remainder of page intentionally left blank]

E-7 - 8

The parties have caused this Agreement to be duly executed as of the date first written above.

ZENDESK, INC. By: /s/ Mikkel Svane
Mikkel Svane
Name Chief Executive Officer
Title

MOMENTIVE GLOBAL INC. By: /s/ Zander Lurie
Zander Lurie
Name Chief Executive Officer
Title

SCOTT AND CAITLIN VOGELSONG FAMILY 2018 IRREVOCABLE TRUST DATED MAY 31, 2018 /s/ Kristin Leigh Vogelsong
Signature Kristin Leigh Vogelsong
Printed Name Trustee
Title

Address: ________________________________
________________________________
________________________________
Email: ________________________________

Shares Owned	Options, RSUs, Warrants and Other Rights
26,219	0

[Signature Page to Voting Agreement]

E-7 - 9